                                               Filed Pursuant To Rule 424(b)(4)
                                               Registration No. 333-16499



                                4,061,013 SHARES

                      [LOGO] SUMMIT HOLDING SOUTHEAST, INC.
               Proposed Holding Company for Bridgefield Employers
                               Insurance Company

                                  COMMON STOCK
                            ------------------------

    All of the 4,061,013 shares of Common Stock offered hereby are being issued and sold by Summit Holding Southeast, Inc. ("SUMMIT"). See "UNDERWRITING" for factors considered in determining the public offering price. Summit's Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SHSE."

    The shares offered hereby constitute such portion of the 5,000,000 shares of Common Stock that were offered to but not subscribed for by the Eligible Policyholders (as defined herein) of Employers Self Insurers Fund ("ESIF") and all directors, officers and certain other management employees (the "MANAGEMENT GROUP") of Summit and its subsidiaries (including ESIF) in a concurrent subscription offering that expired on May 9, 1997 (the "SUBSCRIPTION OFFERING," and together with this offering (the "PUBLIC OFFERING"), the "OFFERINGS"). See "THE OFFERINGS -- Subscription Offering." The Offerings are part of an Amended Plan of Conversion and Recapitalization (the "PLAN OF CONVERSION") pursuant to which ESIF will convert from a Florida group self-insurance fund to a Florida stock insurance company (the "CONVERSION") and become a wholly owned subsidiary of Summit.

                            ------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ANY STATE SECURITIES
COMMISSION, OR THE DEPARTMENT OF INSURANCE OF THE STATE OF FLORIDA (THE "FLORIDA
 DOI"), NOR HAS THE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE FLORIDA DOI PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE FLORIDA DOI HAS APPROVED THE PLAN OF CONVERSION. HOWEVER, THE APPROVAL OF
   THE PLAN OF CONVERSION BY THE FLORIDA DOI DOES NOT CONSTITUTE IN ANY WAY A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE FLORIDA DOI.

======================================================================================================================
                                                    PRICE TO               UNDERWRITING             PROCEEDS TO
                                                     PUBLIC                DISCOUNT(1)               SUMMIT(2)
----------------------------------------------------------------------------------------------------------------------
Per Share..................................          $11.00                   $0.77                    $10.23
----------------------------------------------------------------------------------------------------------------------
Total(3)(4)................................       $55,000,000               $3,465,000              $51,535,000
======================================================================================================================

(1) No Underwriting Discount or other compensation is payable with regard to 500,000 shares sold to the Management Group. Summit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(2) Before deducting expenses of the Conversion, including the Offerings, estimated at $1,500,000, which are payable by Summit.
(3) Includes 938,987 shares of Common Stock sold in the Subscription Offering.
(4) Summit has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock from Summit on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Summit will be $63,250,000, $4,042,500 and $59,207,500, respectively. See "UNDERWRITING."

                            ------------------------

    The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the shares will be made on or about May 28, 1997, at the offices of Raymond James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.                    ABN AMRO CHICAGO CORPORATION

                  The date of this Prospectus is May 21, 1997

                            [PICTURES, CHARTS, ETC.]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     Pursuant to the Plan of Conversion, as approved by the members of ESIF at a Special Meeting of Policyholders on May 9, 1997 (the "SPECIAL MEETING"), ESIF will convert from a Florida group self-insurance fund to a Florida stock insurance company, Bridgefield Employers Insurance Company ("BRIDGEFIELD"), and become a wholly owned subsidiary of a newly formed holding company, Summit. Unless the context requires otherwise, as used herein, the "Company" refers to Summit and its subsidiaries as of and following the completion of the Conversion and a simultaneous reorganization of the Company's operating structure. Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                  THE COMPANY

     The Company provides a variety of managed care workers' compensation products and services to employers and self-insured employer groups primarily in Florida, as well as in Louisiana and Kentucky. Through the Company's administrative group (the "ADMINISTRATIVE SUBSIDIARIES"), the Company provides administrative services for four self-insurance funds (the "FUNDS"), for the Company's two wholly owned workers' compensation insurance companies (the "INSURANCE SUBSIDIARIES") and for certain municipalities. These administrative services include most aspects of the daily operations of the Funds and the Insurance Subsidiaries, including sales and marketing, underwriting, claims administration, loss control and policy administration. These services are provided for a fee, with the Company generally receiving a percentage of premiums. The Administrative Subsidiaries do not assume any underwriting risk of the Funds, which are entities formed to provide workers' compensation coverage for self-insured employer groups on a pooled basis.

     The Insurance Subsidiaries, which include Bridgefield and Bridgefield Casualty Insurance Company ("BRIDGEFIELD CASUALTY"), underwrite and assume the underwriting risk with respect to workers' compensation insurance policies for Florida employers of all sizes, primarily in the construction, manufacturing, wholesale and retail and service industries. As of December 31, 1996, in the aggregate, the Company's insurance products and administrative services are provided to approximately 15,800 employers representing approximately $217.4 million in premiums, including approximately $101.0 million in premiums attributable to the Funds and $116.4 million in premiums attributable to the Insurance Subsidiaries. See "BUSINESS."

     The Company's approach to managed care workers' compensation is to select responsible employers for coverage, assist such employers in creating a safe work place and proactively manage claims, thereby returning employees to work promptly and minimizing losses. Employers' safety programs are monitored by the Company's staff of approximately 25 loss control field representatives who visit an employer's work place on at least an annual basis. Reported claims are proactively managed by the Company so that employees receive prompt care by healthcare professionals which are part of the Company's provider network. The Company's claims management professionals direct care through the provider network, monitor employee treatment and progress toward returning to work and perform utilization and peer review to control costs. The Company's approach to managed care workers' compensation has produced an average net ultimate loss ratio for ESIF during the three fiscal years ended March 31, 1996 of 69.8%, which is better than the national average of 75.0% during the period 1993 through 1995, based on information published by A.M. Best Company ("A.M. BEST"). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." See "BUSINESS -- Strategy" and "-- Managed Care."

     The Company believes that the Conversion provides new opportunities for improving its return on invested capital through growth in its core workers' compensation business. Following the Conversion, the Company will be able to offer both self-insurance and traditional indemnity products, which will improve its ability to service its markets. In addition, as a stock corporation, the Company may have access to additional capital to finance growth by acquisition and to expand into other geographic markets (subject to any necessary regulatory approvals). Key aspects of the Company's business strategy following the Conversion include:

(i) continued use of both self-insurance and indemnity products; (ii) emphasis on profitable underwriting results; (iii) proactive implementation of managed care; (iv) leveraging of administrative services capabilities; and (v) emphasis on excellent customer service. See "BUSINESS -- Strategy."

     The Company's business was started in 1977, when Summit Consulting, Inc. ("SCI") was formed to establish and administer workers' compensation self-insurance programs for group self-insurance funds that are sponsored and formed by trade associations. The Company's primary Insurance Subsidiary, ESIF (which pursuant to the Conversion will become Bridgefield), was formed in 1978 as a group self-insurance fund under Florida law and SCI became its administrator at that time. Between 1979 and 1982, SCI assisted with the formation of, and became the administrator of, three of the Funds, located in Florida and Louisiana, and in 1995, SCI became the administrator of the fourth Fund, located in Kentucky. See "BUSINESS -- Products and Services." None of the Funds are related to the Company, except that certain of the directors of Summit are trustees of certain of the Funds, as described in "MANAGEMENT OF THE
COMPANY -- Compensation Committee Interlocks and Insider Participation" and "CERTAIN TRANSACTIONS." Until January 16, 1996, ESIF was also unrelated to SCI. Effective on that date, ESIF acquired SCI, its holding company, Summit Holding Corporation ("SHC"), and all of their affiliates (the "ACQUISITION"). Pursuant to the Conversion, Summit will become a holding company for ESIF (which will be Bridgefield after the Conversion) and the other Company subsidiaries. Summit is a Florida corporation formed in November 1996 solely for this purpose at the direction of the ESIF Board of Trustees. Prior to the Conversion, Summit has not commenced operations and has nominal assets and no liabilities. See "THE COMPANY."

     The executive offices of the Company are located at 2310 A-Z Park Road, Lakeland, Florida 33801. The telephone number at such office is (941) 665-6060.

                                 THE CONVERSION

     The Board of Trustees of ESIF has unanimously adopted the Plan of Conversion, which was approved by its policyholders at the Special Meeting, whereby ESIF will convert from a Florida group self-insurance fund to a Florida stock insurance company and become a wholly owned subsidiary of Summit. The trustees of ESIF stated that they adopted the Plan of Conversion because they believe that the Conversion will provide several important benefits. The conversion of ESIF to a stock insurance company that is wholly owned by a publicly traded holding company is expected to provide improved access to the capital markets and increased flexibility for raising additional capital in the form of equity and debt financings. The holding company structure is also expected to provide increased opportunities for growth, either internally or through acquisitions, that are generally not available to a group self-insurance fund and provide greater flexibility for the diversification of business activities through existing or newly formed subsidiaries or through strategic partnerships. See "THE CONVERSION -- Reasons for the Conversion."

     Currently, each member of ESIF has certain membership interests in ESIF ("MEMBERSHIP INTERESTS") arising under the organizational documents of ESIF, the insurance laws of the State of Florida (together with all applicable regulations, the "FLORIDA INSURANCE CODE") and otherwise, including, without limitation, the right to vote for the election of trustees and the right to participate in any distribution of the surplus of ESIF in the event of its liquidation. If the Plan of Conversion becomes effective, all Membership Interests will be extinguished in the Conversion. In exchange for such Membership Interests, the Plan of Conversion provides that certain policyholders (the "ELIGIBLE POLICYHOLDERS") will receive certain consideration including the elimination of potential assessments, an allocable portion of shares of the Series A Preferred Stock, $10.00 par value per share (the "SERIES A PREFERRED STOCK"), of Summit and subscription rights to purchase shares of Common Stock of Summit in the Subscription Offering at a price (the "SUBSCRIPTION PRICE") equal to the price per share of the Common Stock being offered for sale to the public in the Public Offering. Up to 5,000,000 shares of the Common Stock were offered to Eligible Policyholders less the amount of shares subscribed for by the Management Group, who were offered up to, and who subscribed and paid for, 500,000 shares of the Common Stock in the Subscription Offering. See "THE CONVERSION."

     The Department of Insurance of the State of Florida (the "Florida DOI") has approved the Plan of Conversion. However, such approval does not constitute a recommendation or endorsement of the Plan of

Conversion by the Florida DOI. The Conversion will become effective upon the satisfaction of certain conditions identified in the Plan of Conversion and upon the Board of Trustees of ESIF declaring the Plan of Conversion effective. The Board of Trustees may amend the Plan of Conversion, with the concurrence of the Florida DOI, or withdraw the Plan of Conversion, at any time prior to the effective date of the Conversion (the "EFFECTIVE DATE").

     In accordance with the terms of the Plan of Conversion, no person or entity, together with associates and persons acting in concert, may purchase in the Offerings more than 4.99% (the "PURCHASE LIMIT") of the shares of Common Stock to be outstanding after the Conversion (the "POST OFFERING OUTSTANDING SHARES"). Notwithstanding the foregoing, Summit will permit any "investment company" as defined in Section 3 of the Investment Company Act of 1940, as amended, and may, in its discretion, permit any other purchaser in the Offerings, to purchase more than 4.99% but less than 10% of the Post Offering Outstanding Shares, subject to each such purchaser obtaining any required approval of the Florida DOI. Following the Effective Date, the Florida Insurance Code, as applicable to Summit as the holding company of a wholly owned Florida insurance company, will prohibit any person from acquiring 10% or more of the outstanding voting securities of Summit without the prior approval of the Florida DOI. Any person who acquires at least 5% but less than 10% of the outstanding voting securities of Summit will be permitted to do so only by filing a disclaimer of affiliation and control that is not disallowed by the Florida DOI.

                                 THE OFFERINGS

Common Stock Offered by Summit......     5,000,000 shares(1)

Common Stock to be Outstanding After
the Effective Date..................     5,000,000 shares(2)

Series A Preferred Stock Offered to
Policyholders by Summit and to be
  Outstanding After the Effective
  Date..............................     1,639,701 shares(3)

Use of Proceeds.....................     To increase Bridgefield's capital to
                                           satisfy applicable requirements of
                                           the Florida Insurance Code, and the
                                           remainder of such proceeds, if any,
                                           will be retained by Summit for
                                           general corporate purposes.

Nasdaq National Market Symbol.......     SHSE
---------------

(1) The number of shares of Common Stock available for sale in the Public Offering is the 4,061,013 shares not subscribed for by Eligible Policyholders and the Management Group in the Subscription Offering.
(2) Assumes that all shares of Common Stock offered pursuant to the Offerings are sold and does not include 500,000 shares of Common Stock reserved for issuance under the Incentive Plan and 45,000 shares of Common Stock reserved for issuance under the 401(k) Plan, as such terms are defined in "RISK FACTORS -- Shares Eligible for Future Sale; Possible Volatility of Stock Price." See "MANAGEMENT OF THE COMPANY -- Incentive Plan" and
     "-- 401(k) Plan."
(3) The holders of the Series A Preferred Stock will be entitled to receive annual cash dividends of $0.40 per share, reflecting the rate of 4% per year, cumulating from the date of issue but payable only as and when declared by the Board of Directors of Summit; provided, however, that all cumulated but unpaid dividends shall be paid upon any redemption of the Series A Preferred Stock or liquidation of Summit. See "DIVIDEND
     POLICY -- Series A Preferred Stock."

                   SUMMARY PRO FORMA FINANCIAL AND OTHER DATA

    The following unaudited pro forma financial data reflect the acquisition by ESIF of SHC and its affiliates on January 16, 1996 (the "ACQUISITION") and all of the transactions constituting the Conversion. The pro forma Statement of Income data for the fiscal year ended March 31, 1996 reflect the Acquisition and Conversion as if they had been completed as of April 1, 1995. The pro forma Statement of Income data for the nine-month period ended December 31, 1995 reflects the Acquisition and the Conversion as if they had been completed as of April 1, 1995. The pro forma Statement of Income data for the nine-month period ended December 31, 1996 reflects the Conversion as if it had occurred on April 1, 1996. The pro forma Balance Sheet data at December 31, 1996 reflect the Conversion as if it had been completed as of December 31, 1996. This information should be read in conjunction with the pro forma consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. See "SELECTED FINANCIAL DATA."

                                                                YEAR                NINE MONTHS ENDED
                                                                ENDED                 DECEMBER 31,
                                                              MARCH 31,        ---------------------------
                                                                1996            1995(6)           1996(6)
                                                              ---------        ----------        ---------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)
Statement of Income Data:
  Total revenue.............................................  $ 169,174        $  130,757        $ 110,697
  Losses and loss adjustment expenses.......................     94,844            67,043           50,236
  Other underwriting, general and administrative expenses...     60,952            44,669           45,162
  Total losses and operating expenses.......................    155,796           111,712           95,398
  Interest expense..........................................      3,978             3,017            2,719
  Amortization and depreciation.............................      5,340             4,074            3,704
  Net income before taxes...................................      4,060            11,954            8,876
  Net income................................................      2,978             7,933            5,620
  Preferred dividends.......................................        656               492              492
  Net income available to common shareholders...............  $   2,322        $    7,441        $   5,128
                                                              =========        ==========        =========
  Net income per common share...............................  $    0.46        $     1.49        $    1.03
                                                              =========        ==========        =========
  Weighted average common shares outstanding................  5,000,000         5,000,000        5,000,000
Other Data(1):
  Insurance Subsidiaries:
    Net loss ratio(2).......................................       82.5%             74.7%            67.4%
    Expense ratio(3)........................................       34.1%             31.8%            33.4%
    Combined ratio(4).......................................      116.6%            106.5%           100.8%
  Administrative Subsidiaries:
    EBITDA(5)...............................................  $  13,860            12,061            6,347

                                                                    AS OF DECEMBER 31, 1996
                                                              ------------------------------------
                                                                         (IN THOUSANDS)
Balance Sheet Data:
  Cash and invested assets..................................                $275,319
  Total assets..............................................                 526,972
  Loss and loss adjustment expenses.........................                 376,923
  Debt......................................................                  33,000
  Total shareholders' equity................................                  77,378

---------------
(1) Excludes inter-company eliminations.
(2) Net loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned.
(3) Expense ratio is the ratio of underwriting, general and administrative expenses to premiums earned.
(4) Combined ratio is the sum of the net loss ratio and the expense ratio.
(5) EBITDA represents earnings before interest, income taxes, depreciation and amortization.
(6) The pro forma Statement of Income data does not include investment earnings on the net Offering proceeds of the issuance of 5,000,000 shares of Common Stock. Assuming the net proceeds were invested in 180-day U.S. Treasury Bills, the pro forma amounts would be as follows:

                                                                                   NINE MONTHS ENDED
                                                                                      DECEMBER 31,
                                                                YEAR ENDED        --------------------
                                                              MARCH 31, 1996       1995         1996
                                                              --------------      -------      -------
Net income before taxes.....................................      $6,985          $14,123      $10,861
Net income..................................................       4,803            9,286        6,857
Net income available for common shareholders................       4,147            8,794        6,365
Net income per common share.................................      $ 0.83          $  1.76      $  1.27

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

     The following summary financial data has been taken from, or derived from, ESIF's consolidated financial statements, including the related notes thereto. ESIF's consolidated financial statements as of March 31, 1996 and for the year ended March 31, 1996 have been audited by Ernst & Young LLP, independent auditors, whose reports thereon appear elsewhere in this Prospectus. ESIF's consolidated financial statements as of March 31, 1995 and for the fiscal years ended March 31, 1994 and 1995 have been audited by Brinton & Mendez, certified public accountants, whose report thereon appears elsewhere in this Prospectus. ESIF's consolidated financial statements as of December 31, 1995 and 1996 and for the nine months ended December 31, 1995 and 1996, as well as the summary financial data provided as of and for the fiscal years ended March 31, 1992 and 1993 are unaudited, but in the opinion of management contain all adjustments, consisting of only normal, recurring accruals, for a fair presentation of the results of such periods. The information set forth below is not necessarily indicative of the results of such periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and notes thereto. The summary historical financial data includes the operations of SHC from January 16, 1996, the effective date of the Acquisition.

                                                                                               NINE MONTHS ENDED
                                                YEARS ENDED MARCH 31,                            DECEMBER 31,
                              ----------------------------------------------------------   -------------------------
                                 1992          1993         1994       1995       1996        1995          1996
                              -----------   -----------   --------   --------   --------   -----------   -----------
                              (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)   (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Statement of Income Data:
  Total revenue.............   $143,750      $192,067     $158,951   $140,815   $140,328    $103,086      $110,811
  Losses and loss adjustment
    expenses................    103,657       149,177      108,411     69,116     94,844      67,043        50,236
  Other underwriting,
    general and
    administrative
    expenses................     32,787        40,145       37,121     41,546     43,657      28,548        45,837
  Interest expense..........         --            --           --         --        847          --         2,719
  Amortization and
    depreciation............         --            --           --         --      1,103          --         3,729
  Income (loss) from
    continuing operations
    before income taxes.....      7,306         2,745       13,419     30,153       (123)      7,495         8,290
  Loss from discontinued
    operations..............         --            --           --         --       (197)         --        (1,250)
  Net income................   $  6,844      $  2,953     $  8,885   $ 19,163   $    185    $  5,172      $  3,198
                               ========      ========     ========   ========   ========    ========      ========
Other Data(1):
  Net loss ratio(2).........       78.5%         82.3%        73.0%      53.8%      82.5%       74.7%         67.4%
  Expense ratio(3)..........       24.8%         22.1%        25.0%      32.3%      34.1%       31.8%         33.4%
  Combined ratio(4).........      103.3%        104.4%        98.0%      86.1%     116.6%      106.5%        100.8%

                                                                                                     AS OF
                                                   AS OF MARCH 31,                               DECEMBER 31,
                              ----------------------------------------------------------   -------------------------
                                 1992          1993         1994       1995       1996        1995          1996
                              -----------   -----------   --------   --------   --------   -----------   -----------
                              (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)   (UNAUDITED)
                                                                  (IN THOUSANDS)
Balance Sheet Data:
  Cash and invested
    assets..................   $147,056      $176,931     $201,688   $224,956   $220,266    $236,421      $225,319
  Recoverable from SDTF.....      5,632         6,745        9,929     15,879     20,060      16,827        21,138
  Total assets..............    307,345       373,069      405,765    425,206    491,844     437,932       476,972
  Loss and loss adjustment
    expenses................    304,205       360,425      368,000    367,391    387,632     372,786       376,923
  Debt......................         --            --           --         --     44,000          --        33,000
  Total equity (deficit)....     (9,458)       (6,485)       2,480     20,065     23,154      31,238        27,378

---------------

(1) Ratios for Insurance Subsidiaries.
(2) Net loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned.
(3) Expense ratio is the ratio of underwriting, general and administrative expenses to premiums earned.
(4) Combined ratio is the sum of the net loss ratio and the expense ratio.

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. In addition to other information contained in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating an investment in the shares of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results reflected in those forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

HIGHLY COMPETITIVE FLORIDA WORKERS' COMPENSATION MARKET

     The workers' compensation insurance industry in Florida is highly competitive. During the past fifteen years, a significant portion of the Florida market has been serviced by certain group self-insurance funds, which are entities that allow employers to obtain workers' compensation coverage on a pooled basis, typically subjecting each employer to joint and several liability for the group's losses. Primarily as a result of certain changes in the Florida Insurance Code, there has been an increasing trend in the workers' compensation industry in Florida to shift away from coverage offered by such funds and toward traditional insurance products. Generally, policies issued by insurance companies are non-assessable; therefore, an insurance company cannot assess its policyholders for its underwriting or other losses. This structure affords policyholders greater financial certainty and security, which has led to the increased demand and availability in Florida of conventional, non-assessable insurance products. The Administrative Subsidiaries have historically derived a substantial portion of their revenues from managing the Funds, which in the fiscal year ended March 31, 1996 accounted for 22% of the Company's total revenue, on a pro forma basis after giving effect to the Conversion. The Company believes that the market for workers' compensation products will continue to shift away from coverage offered by assessable funds to traditional insurance products. The loss or cancellation of any of the Company's significant client groups, or the general availability of traditional non-assessable insurance coverage to members of such groups on more favorable terms than provided under the Company's programs, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Government Regulation" and "-- Competition."

GOVERNMENT REGULATION

     The workers' compensation insurance business is subject to state-by-state regulation (which in some instances includes rate regulation and mandatory fee schedules). These regulations are primarily intended to protect covered employees and policyholders, not workers' compensation insurance companies, administrators or their shareholders. Changes in workers' compensation insurance laws or regulations or their interpretation or administration could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, decreases in Florida workers' compensation rates, such as the 11.2% premium rate reduction effective January 1, 1997, could have a material adverse effect upon the Company. State regulatory agencies have discretionary power with respect to most aspects of the Company's business, including premium rates, capital surplus requirements, reserve requirements and investment criteria. Many states, including Florida, limit the maximum amount of dividends and other payments that can be made by insurance companies. This may limit the amount of dividends that may be paid by the Insurance Subsidiaries to Summit, which in turn may limit the amount of capital available to Summit for debt service, expansion, dividend payments to shareholders and other purposes. See "--Effect of Holding Company Structure; Dividends," "DIVIDEND POLICY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "BUSINESS -- Regulation."

     State laws also require insurance companies to establish reserves for payment of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require the Company to invest its assets more conservatively than it would if it were not subject to the state law restrictions and may prevent the Company from obtaining as high a return on its assets as it might otherwise be able to realize. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Results of Operations" and "BUSINESS-- Investment Portfolio."

     Numerous proposals have been debated in Congress and in several state legislatures regarding healthcare legislation intended to control the cost and availability of healthcare services. It is not possible to determine what healthcare reform legislation will be adopted by Congress or any state legislature, or if and when any such legislation will be adopted and implemented. In the event that such legislation is adopted and implemented, there can be no assurance that the Company will be able to adjust effectively to any regulatory changes made by future healthcare reform legislation and remain profitable. The Company is unable to predict accurately the nature and effect, if any, that the adoption of healthcare legislation or regulations or changing interpretations at the federal or state level would have upon the Company.

     Except for certain statutorily prescribed credits, Florida law does not permit companies to compete on the basis of price in workers' compensation insurance. This approach is followed in relatively few other states. If Florida were to adopt an open rating system in which premium rates would be established with little or no regulatory intervention, the Company's business, financial condition and results of operations could be materially adversely affected.

POSSIBLE UNDERFUNDING OF FLORIDA SPECIAL DISABILITY TRUST FUND

     Florida operates a Special Disability Trust Fund (the "SDTF") that reimburses insurance carriers, self-insurance funds and self-insured employers in Florida for certain workers' compensation benefits paid to injured employees. The SDTF is managed by the State of Florida and is funded through assessments against Florida insurers and self-insurers. For the three fiscal years ended March 31, 1994, 1995 and 1996, the Company received SDTF recoveries of $4.5 million, $5.7 million and $5.6 million, respectively, and paid assessments of $5.5 million, $4.7 million and $5.6 million, respectively. In addition, the Company's consolidated balance sheet as of December 31, 1996 included an asset of approximately $21.1 million representing SDTF recoveries that the Company estimated at that time it would be entitled to receive, based on claims identified as subject to SDTF recovery and considering the Company's recovery experience.

     The SDTF has not prefunded its claims liability, and no reserves currently exist to satisfy future claims. Under Florida law, the SDTF is currently scheduled to expire in the year 2000, unless it is re-created by the Florida legislature. The SDTF recently underwent legislative review. Under a recent bill passed by the Florida legislature and submitted to the Governor, the SDTF law would be amended so that claims arising from accidents occurring on or after January 1, 1998 would not be accepted for reimbursement by the SDTF. The bill states the SDTF will be liable for reimbursement for subsequent injuries that occur prior to January 1, 1998, and that assessments are to continue for funding purposes.

     In addition, the Florida DOI participated with the Florida legislature in the review of current and proposed statutory accounting treatments of SDTF projected recoveries, and with respect to how an insurer may include such estimated recoveries in its admitted asset and loss reserve calculations in statutory financial statements. Under the bill referred to above, the anticipated SDTF recoveries that an insurer could take into account when computing loss reserves in its statutory financial statements would be limited to recoveries for which a claim has been accepted for payment. Credit for all other anticipated recoveries would be capped at the total SDTF recovery amount used by the insurer in 1996, and this capped amount would be phased out over a five year period, commencing with statutory financial statements filed in the year 2000 (20% per year reduction of 1996 capped amount).

     While it is not possible to predict the outcome of this or any other legislative or regulatory proposals affecting the SDTF, changes in the SDTF's operations or funding which decrease the availability of recoveries or increase assessments payable by the Company, or the discontinuation of the SDTF, could have a material adverse effect on the Company's business, financial condition or results of operations.

     Subject to the legislation set forth above, the SDTF recoverable recorded on the Company's balance sheet is an actuarial estimate of the amount the Company can expect to recover from the SDTF on eligible claims. The Company has a dedicated claims unit that handles the tracking, submission and collection process with the SDTF. In the event that there are adverse developments in SDTF collection experience, the recorded recoverable balance will accordingly be adjusted.

     With respect to collection patterns, the SDTF reviews reimbursement requests on a claim by claim basis, with actual collection payments tied to the paid loss development over a claim's life. The payments are not made ratably or in any other predictable pattern. A prior actuarial review of the SDTF indicated the average time frame for collection of a claim made to the SDTF is 6 to 8 years. See "BUSINESS -- Regulation -- Special Disability Trust Fund."

COMPETITION

     The market to provide workers' compensation insurance and services is highly competitive. The Company's competitors include, among others, insurance companies, specialized provider groups, in-house benefits administrators, state insurance pools and other significant providers of insurance services. A number of the Company's current and potential competitors are significantly larger, with greater financial and operating resources than the Company, and can offer their services nationwide. The Company's Insurance Subsidiaries do not offer multi-line insurance products that are offered by some of such competitors. In addition, after a period of absence from the market, traditional national insurance companies have re-entered the Florida workers' compensation insurance market, thereby increasing competition in the Company's principal market. The general lack of assessibility features in the policies of traditional indemnity insurance companies gives them a competitive advantage over self-insurance funds, including the Funds managed by the Company.

     Additionally, because of Bridgefield's short operating history as a stock insurance company, the Company does not currently have a letter rating from A.M. Best, the leading national insurance rating organization, and it is not yet entitled to receive such a rating. The Company intends to apply for a letter rating from A.M. Best in the future, when it is deemed eligible to do so. There can be no assurance that the Company will receive a rating or that if a rating is received it will be favorable. The absence of a rating, or an unfavorable rating in the future, may be a competitive disadvantage in some markets, especially regarding larger customers with in-house risk managers.

CONCENTRATION IN A SINGLE STATE

     All of the Company's insurance policies are written to entities whose principal places of business are in Florida, and over 90% of the Company's total revenue for the fiscal year ended March 31, 1996, on a pro forma basis after giving effect to the Conversion, was derived from insurance products and administrative services in Florida. Accordingly, the Company could be adversely affected by economic downturns, significant unemployment, regulatory developments and other conditions that may occur from time to time in Florida, which may not significantly affect its more geographically diversified competitors.

POSSIBLE INADEQUACY OF LOSS RESERVES

     The Insurance Subsidiaries are required to maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims. Reserves are estimates involving actuarial and statistical projections at a given time of what the insurer expects to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and judicial theories of liability, legislative activity and other variable factors, such as inflation. The establishment of appropriate reserves is an inherently uncertain process, particularly in the workers' compensation industry in which claims payments can extend for lengthy periods of time. There can be no assurance that ultimate losses will not materially exceed the Insurance Subsidiaries' loss reserves. As discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS -- Losses and Loss Adjustment Expense," the Company has experienced considerable reserve deficiencies in years prior to 1993 and has adjusted its reserves in response to development trends. There can be no assurance that there will not be deficiencies or adjustments in the future, resulting from numerous factors including, for example, any instability in the regulatory environment and loss data inadequacies.

     Among other risks relating to loss reserves is the possibility that the Company may under-accrue for refund liabilities relating to retrospective policies in the event that a substantial number of the Company's insureds have less than expected losses during a claims period. Throughout the fiscal years ended March 31, 1994, 1995 and 1996, and the nine months ended December 31, 1996, the Company established and maintained gross aggregate accruals for retrospective refunds in amounts of $6.4 million, $9.2 million, $10.6 million and $10.4 million, respectively. Between March 31, 1994 and December 31, 1996, the Company paid an aggregate of $0.9 million in excess of these refund accruals.

     In addition, there is a risk that premiums receivable related to retrospectively rated policies may be over-accrued if the loss experience for the covered policies varies significantly from expected loss ratios. During the fiscal year ended March 31, 1996, the Company reduced the estimate of accrued retrospective premiums receivable for all open years by approximately $9.3 million. As further discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Losses and Loss Adjustment Expenses," this reduction was due to the Company's actuaries revising their assumptions regarding the variance of insureds' loss ratios from the overall mean. The actuaries' model had previously used, to a large extent, industry data, and the revisions were done as the actuaries began to use more individualized data for the Insurance Companies' insureds.

     To the extent that reserves prove to be inadequate in the future, the Insurance Subsidiaries would have to increase such reserves and incur a charge to earnings in the period such reserves are increased, which could cause fluctuations in quarterly operating results and which could have a material adverse effect on the Company's business, financial condition and results of operations.

RENEWAL RISKS; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The members of each of the Funds, and most of the policyholders of Bridgefield, are eligible to renew their memberships or policies each year on a common anniversary date. With respect to Bridgefield, this anniversary date each year is April 1. If a large number of members of any Fund, or a large number of Bridgefield's policyholders, were to decline renewal in any given year, the Company's results of operations could be materially adversely affected in the renewal quarter and subsequent quarters. Results of operations may also fluctuate as a result of a variety of other factors, including, without limitation, changes in pricing policies by the Company or its competitors, the results of actuarial analysis of loss development, demand for the services of the Administrative Subsidiaries, the introduction of new services and service enhancements by the Company or its competitors, the market acceptance of new services, competitive conditions in the industry, changes in operating expenses, changes in Company strategy, changes in applicable legislation and regulation and general economic conditions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

POSSIBLE INABILITY TO SERVICE DEBT

     In connection with the Acquisition, SHC borrowed $44.0 million from First Union National Bank of North Carolina and certain other participating banks (collectively, the "BANKS"), with $36.0 million pursuant to a term loan and $8.0 million pursuant to a revolving line of credit. The outstanding principal balance of such debt at December 31, 1996 was approximately $33.0 million. The interest rate for such debt is prime plus 1% for "Base Rate" portions. Scheduled quarterly payments of the term loan began on September 30, 1996 and extend through June 30, 2002, with principal payments totaling approximately $1.6 million, $3.8 million, $4.6 million, $9.0 million, $10.0 million and $4.0 million due in calendar years 1997, 1998, 1999, 2000, 2001 and 2002, respectively. Accrued interest is due with each principal payment. The commitment under the revolving line of credit was reduced to $5.0 million in November 1996, and it will reduce by $1.5 million on each of June 30, 2000 and June 30, 2001, with the remaining $2.0 million becoming due on June 30, 2002. As collateral for the debt, SHC pledged to the Bank the issued and outstanding stock of SCI, Bridgefield Casualty, Summit Healthcare Holdings, Inc. and Meritec Solutions, Inc. ("MERITEC"). Prior to the Effective Date, the Company intends to execute a credit agreement with the Bank pursuant to which, upon consummation of the Conversion, the existing debt will be restructured. Under such new credit facility, as of the Effective Date, the term loan will be $33.0 million and the revolving line of credit will be $5.0 million, and the interest rate initially will be prime plus 1%. The annual principal payments (which are payable in quarterly installments) will be approximately $2.3 million, $5.0 million, $5.6 million, $7.6 million, $9.1 million and $3.4 million in each of calendar years 1997, 1998, 1999, 2000, 2001 and 2002, respectively.

     Pursuant to the Plan of Conversion, all of this debt will be assumed by Summit following the Effective Date. Summit, which is a holding company, will have only income from distributions from its wholly owned subsidiaries with which to service this debt, and there are certain restrictions on the ability of the Insurance Subsidiaries to make distributions to Summit. See "-- Government Regulation" and "BUSINESS -- Regulation -- Financial and Investment Restrictions." There can be no assurance that Summit will have adequate funds available to pay the required payments on its debt, and the inability of Summit to service the debt would have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR CAPITAL

     As a self-insurance fund, the Company recorded for statutory reporting an asset for future investment income determined by discounting loss and loss adjustment expense reserves at a statutory prescribed rate. Upon conversion to a stock insurance company, the Company will be permitted to record discounts only on permanent disability cases. As a result of this change, the Company intends to use substantially all of the net proceeds from the Offerings for the purpose of satisfying the Florida Insurance Code's minimum capital requirements applicable to Bridgefield as a stock insurance company, and the Company will not be able to complete the Conversion without the receipt of net proceeds from the Offerings of a minimum of approximately $50.0 million, the current estimate of the amount necessary to capitalize Bridgefield. From time to time, the Company may be required to increase the capital surplus of the Insurance Subsidiaries to remain in compliance with state regulatory requirements. If the Company is unable to generate sufficient capital, either internally or from outside sources, it could be required to reduce its growth. There can be no assurance that capital will continue to be available when needed or, if available, will be on terms acceptable to the Company. See "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

RELIANCE ON INDEPENDENT INSURANCE AGENCIES

     The Company markets its managed care workers' compensation insurance products and services through independent insurance agencies. See
"BUSINESS -- Products and Services." As of December 31, 1996, ESIF's top ten independent agencies accounted for approximately 21% of ESIF's direct in-force premiums, with the top independent insurance agency accounting for approximately 4%. These agencies offer and sell competitors' products, as well as the Company's products. As a result, the Company's business depends in part on the marketing efforts of these agencies and on the Company's ability to offer workers' compensation insurance products and services that meet the requirements of these agencies and their customers. In addition, if the Company expands into additional states, it must establish a network of independent agencies in such states if it is to successfully market its products. Failure of independent insurance agencies to market the Company's products and services successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE UPON KEY PERSONNEL

     Summit's success will, to a large extent, depend upon the continued services of certain executive officers, particularly, William B. Bull, President and Chief Executive Officer of the Company, and upon the efforts and abilities of certain other key management personnel. The loss of the services of Mr. Bull could materially adversely affect the Company. Mr. Bull is a party to an employment agreement with Summit, which contains certain confidentiality and noncompetition provisions. In addition, the Company maintains and is the sole beneficiary of key-man life insurance policies on the life of Mr. Bull in the aggregate amount of $9.1 million. See "MANAGEMENT OF THE COMPANY -- Employment Agreements."

     The Company intends to continue hiring additional personnel as necessary to meet its management, marketing and sales service needs from time to time. Although the Company believes that, to date, the organization has been successful in attracting and retaining highly qualified professionals and other administrative personnel as required by its business, there can be no assurance that the Company will continue to be successful in this regard. The Company believes that the future success and development of its business is dependent to a significant degree on its ability to continue to attract such individuals.

DEPENDENCE UPON REINSURANCE

     The Insurance Subsidiaries currently have in effect excess of loss policies ("EXCESS REINSURANCE") with several reinsurers, including John Hancock Mutual Life Insurance Company, Lincoln National Life Insurance Company, Republic Western Insurance Company, Lloyds of London, National Union Fire Insurance Company and Continental Casualty Company, and policies providing coverage for prior years with several other reinsurers, under which the reinsurers have agreed to pay claims and claims expenses over a specific dollar amount per occurrence. In addition, ESIF has entered into Quota-Share Reinsurance agreements with American Re-Insurance Company ("AM RE"), St. Paul Fire and Marine Insurance, Constitution Reinsurance Corp. and Transatlantic Reinsurance Co. pursuant to which ESIF has ceded to such reinsurers an aggregate of 75% of net premiums written during such period and such reinsurers have assumed an aggregate of 75% of the claims and expenses of the Company with respect to policies written during this period ("ESIF QUOTA SHARE REINSURANCE"). Additionally, Bridgefield Casualty has a quota-share reinsurance agreement in effect with Am Re under which Bridgefield Casualty cedes to Am Re a percentage (currently 80%) of all written workers' compensation premiums and Am Re assumes that same percentage of risks (together with the ESIF Quota Share Reinsurance, the "QUOTA SHARE REINSURANCE"). These Quota Share Reinsurance policies allow the Insurance Subsidiaries to write, within regulatory guidelines, a larger number of policies than they could otherwise. The Company regularly performs internal reviews of the financial strength of its reinsurers. However, if a reinsurer is unable to meet any of its obligations under the reinsurance agreements, the Insurance Subsidiaries would be responsible for the payment of all claims and claims expenses which the Company has ceded to such reinsurer. Pursuant to the Order, Bridgefield is permitted to cede reinsurance only to authorized reinsurers, unless it obtains the prior written approval of the Florida DOI. All of the reinsurers that are party to the Excess Reinsurance agreements or the Quota-Share Reinsurance agreements are rated A or better by AM Best. Any failure on the part of the Company's reinsurers, any inability to obtain reinsurance in the future or any significant increase in the cost of such reinsurance, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in the event that the Quota Share Reinsurance agreement with Am Re is terminated for any reason, Bridgefield Casualty could be required to substantially increase its capital or to reduce its level of workers' compensation premiums, unless it is able to establish another Quota Share Reinsurance arrangement. This could result in material adverse consequences to the Company's business and growth prospects. See "BUSINESS -- Reinsurance."

ABSENCE OF PRIOR MARKET

     Prior to the Offerings, there has been no public market for the Company's securities and there can be no assurance that an established and liquid trading market for such securities will develop or, if developed, will be sustained or that the market price of the Common Stock will not decline below the Public Offering Price. Although the Company's application to list the Common Stock on the Nasdaq National Market has been approved, there can be no assurance that the Company will be able to maintain such a listing. See "MARKET FOR STOCK."

     If the Common Stock is listed on the Nasdaq National Market but the Company is unable to satisfy the maintenance requirements for the Nasdaq National Market, the Common Stock may be deleted from such system. In such event, trading in the Common Stock, if any, would be thereafter conducted in the over-the-counter market on the "pink sheets" or through the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, the reduction or elimination of security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained. See "MARKET FOR STOCK."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE VOLATILITY OF STOCK PRICE

     All shares of Common Stock distributed in the Offerings will have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will be freely tradeable without restriction or further registration under the Securities Act except for shares held by "affiliates" of the Company, as that term is defined in Rule 144 ("RULE 144") under the Securities Act. Based on information provided to the Company by its affiliates, the Company believes that approximately 500,000 shares of Common Stock (approximately 10% of the Post Offering Outstanding Shares) will be beneficially owned by affiliates on the Effective Date. See "THE
OFFERINGS -- Subscription Offering -- Interests of Certain Persons." Shares beneficially owned by affiliates of Summit may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144. Additionally, all shares held by affiliates of the Company are subject to a lock-up agreement with the Representatives that prohibits their resale prior to 180 days after the Effective Date without the prior consent of Raymond James & Associates, Inc.

     In addition, 500,000 shares of Common Stock are reserved for issuance under the Summit Holding Southeast, Inc. 1996 Long-Term Incentive Plan (the "INCENTIVE PLAN") and 45,000 shares are reserved for issuance under the Summit Consulting, Inc. Retirement Plan (the "401(K) PLAN"). See "MANAGEMENT OF THE
COMPANY -- Incentive Plan" and "-- 401(k) Plan." To date, the Company has not issued any options to purchase Common Stock under the Incentive Plan, but it plans to issue options on the Effective Date. See "MANAGEMENT OF THE
COMPANY -- Incentive Plan." The Company intends to file a registration statement on Form S-8 with the Commission following the completion of the Conversion to register the shares of Common Stock that may be issued under the Incentive Plan and in connection with the 401(k) Plan. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities. See "SHARES ELIGIBLE FOR FUTURE SALE."

     The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. It is possible that in some future periods the Company's operating results could be below market expectations and, in such an event, the price of the Common Stock would likely be materially adversely affected. Regulatory changes in the insurance industry or changes in the general condition of the economy or the financial markets or other events that are beyond the Company's control could also adversely affect the market price of the Common Stock. In addition to the foregoing, the stock market has from time to time experienced price and volume fluctuations which have significantly affected the market prices of the stocks of many public companies but which are unrelated to the operating performance of such companies. See "-- Renewal Risks; Quarterly Fluctuations in Operating Results."

DILUTION

     As of December 31, 1996 on a historical basis, ESIF had a net tangible deficit of approximately $23.6 million. As of December 31, 1996 on a pro forma basis, after giving effect to the Conversion and the Offerings, the Company's net tangible book value would be approximately $26.4 million, which includes approximately $16.4 million from the Series A Preferred Stock, resulting in net tangible book value of $2.00 per share of Common Stock. Both the historical and pro forma net tangible book value amounts include a deferred tax asset of approximately $14.2 million as discussed in note 7 to the financial statements included elsewhere in this Prospectus. Based upon such pro forma net tangible book value amount, purchasers of Common Stock in the Offerings will experience immediate and substantial dilution, equal to the difference between the effective purchase price paid for such stock and $2.00. Thus, because the purchase price of a share of Common Stock in the Offerings is the Subscription Price of $11.00, the immediate dilution in net tangible asset value will be $9.00 per share. See "SELECTED FINANCIAL DATA" and the financial statements and notes thereto presented elsewhere in this Prospectus.

OBSTACLES TO CHANGES IN CONTROL; CERTAIN ANTI-TAKEOVER EFFECTS

     After the consummation of the Conversion, Summit will be the holding company of Bridgefield, a Florida stock insurance company. The Florida Insurance Code will prohibit any person, individually or in conjunction with any affiliated person, from acquiring, directly or indirectly, 5% or more of the outstanding voting securities of Summit without prior approval of the Florida DOI. However, a person who acquires at least 5% but less than 10% of such outstanding voting securities may file with the Florida DOI a disclaimer of affiliation and control and, unless such disclaimer is disallowed by the Florida DOI, such person will not be required to seek prior approval of the Florida DOI for the acquisition. In addition to such insurance regulation, the Florida Business Corporation Act (the "FLORIDA ACT") contains provisions that may deter or frustrate takeovers of Florida corporations such as Summit. See "DESCRIPTION OF CAPITAL STOCK -- Anti-Takeover Provisions -- Florida Corporate Law."

     In addition, Summit's Articles of Incorporation authorize the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without the need for shareholder approval, to issue preferred stock with dividend, liquidation, conversion or other rights that could adversely affect the voting power or the rights of the holders of the Common Stock. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of Summit. In connection with the Plan of Conversion, Summit will issue 1,639,701 of such preferred stock shares as the Series A Preferred Stock, the terms of which are described herein. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock."

BENEFITS OF CONVERSION TO AN OFFICER AND DIRECTOR

     In connection with the Acquisition on January 16, 1996, the Florida DOI issued a consent order (the "JANUARY CONSENT ORDER") requiring that William B. Bull, who currently is the President, Chief Executive Officer and a director of the Company and at that time was a principal shareholder as well as President and Chief Executive Officer of SHC, personally indemnify ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF that may result from the Acquisition. Pursuant to the Order issued by the Florida DOI, Mr. Bull may be relieved of such personal indemnification obligations if the Conversion becomes effective; conversely, if the Conversion is not consummated for any reason, all provisions of the January Consent Order shall be enforceable by the parties thereto. See "THE OFFERINGS -- Subscription Offering -- Interests of Certain Persons." Mr. Bull is not a trustee of ESIF and, therefore, did not vote with respect to approval of the Plan of Conversion by ESIF's Board of Trustees. However, as President and Chief Executive Officer of SHC, Mr. Bull may influence the trustees, and such relief from such personal indemnification obligations could be a factor that influences Mr. Bull's position on the Conversion.

POTENTIAL CONTROL BY LIMITED NUMBER OF SHAREHOLDERS; POSSIBLE DEPRESSIVE EFFECT ON THE PRICE OF SUMMIT'S SECURITIES

     The sale of blocks of shares of Common Stock in excess of the Purchase Limit to one or a small number of purchasers in the Public Offering could vest effective control of the Company in such single purchaser or small number of purchasers through the ownership of a controlling block of the Post Offering Outstanding Shares. In such event, such controlling shareholders collectively would have the ability to elect all of the members of the Board of Directors, the power to determine the management of the business and the power to determine the outcome of corporate actions requiring shareholder approval. As a result, potential acquirers may be discouraged from seeking to acquire control of the Company through the purchase of Common Stock, which could have a depressive effect on the price of Summit's securities. In addition, the Company has agreed that certain institutional investors may purchase up to 10% of the Post Offering Outstanding Shares, subject to any required approval of the Florida DOI. The Company has complete discretion with respect to all other purchasers; therefore, all subscribers who request to exceed the Purchase Limit may not have that opportunity and may be treated disparately.

DIRECTOR AND OFFICER INDEMNIFICATION AND EXCULPATION

     The Florida Act authorizes a Florida corporation to indemnify such company's directors, officers, employees and agents. Summit has adopted a Bylaw provision mandating such indemnification for directors, and permitting the Board of Directors to indemnify officers, employees and agents in certain circumstances, to the fullest extent permitted by law. In addition, Summit has entered into agreements with its directors and certain of its executive officers that contractually obligate Summit to provide indemnification. Pursuant to exculpation provisions in Summit's Articles of Incorporation, the personal liability of a director shall be eliminated or limited to the fullest extent of the Florida Act.

EFFECT OF HOLDING COMPANY STRUCTURE; DIVIDENDS

     The Company does not anticipate paying dividends on the Common Stock in the foreseeable future. In addition, the source of funds for payment of dividends by the Company would be dividends paid to it by its subsidiaries. The Florida Insurance Code limits the amount of dividends which the Insurance Subsidiaries may pay to Summit and, in any event, for the foreseeable future Summit expects to cause its subsidiaries to retain all earnings to provide capital for their operations and business. In addition, if any shares of Series A Preferred Stock are outstanding, no dividends may be paid to the holders of Common Stock so long as there are cumulated but unpaid dividends on the Series A Preferred Stock. See "DIVIDEND POLICY" and "BUSINESS -- Regulation -- Financial and Investment Restrictions."

                                  THE COMPANY

     The Company's business was started in 1977, when SCI was formed to establish and administer workers' compensation self-insurance programs for group self-insurance funds that are sponsored and formed by trade associations. Since 1977, SCI has formed three subsidiaries to assist it in providing certain specialized administrative services, including loss control consulting, claims management and reinsurance brokerage. These subsidiaries, together with SCI, comprise the Company's Administrative Subsidiaries. Pursuant to written contracts, the Administrative Subsidiaries currently provide administrative services for the four Funds, which are unrelated to the Company, and for the Company's Insurance Subsidiaries and certain municipalities. See "BUSINESS."

     The Company's Insurance Subsidiaries include Bridgefield (ESIF prior to the Conversion) and Bridgefield Casualty, which write workers' compensation insurance coverages. The Company also includes a reinsurance subsidiary, U.S. Employers Insurance, Inc., a group of healthcare-related companies that were formed to provide such services as managed care in North Carolina and healthcare provider network access in Florida, and Employers Safety Group Association, Inc., the sponsoring trade association for ESIF.

     The Company's primary Insurance Subsidiary, ESIF (which will be Bridgefield after the Conversion), was formed in 1978 as a group self-insurance fund in Florida. Until January 1996, ESIF was unrelated to the Company and was managed by the Administrative Subsidiaries pursuant to a written contract. Effective January 16, 1996, ESIF acquired all of the stock of SHC, a holding company that had been formed to own, directly or indirectly, all of the other corporations comprising the Company at that time. The following chart sets forth the organizational structure of the Company immediately prior to the Conversion:

                            PRIOR TO THE CONVERSION

                           ESIF ORGANIZATIONAL CHART

* Discontinued operations.

     In November 1996, in connection with the pending Conversion, Summit was incorporated for the purpose of becoming a holding company for ESIF and its subsidiaries. Prior to the Conversion, Summit will not engage in any operations and has nominal assets and no liabilities. Summit currently has seven shares of Common Stock issued and outstanding, which are owned one share each by the directors of Summit. Each director paid $11.00 to purchase his share and has executed a written agreement agreeing to sell such share back to Summit on the Effective Date for the same price of $11.00. Pursuant to the Conversion, Summit will issue all of its Common Stock in the Offerings, and ESIF will issue all of its common stock to Summit, thereby becoming a direct wholly owned subsidiary of Summit. Also pursuant to the Conversion, the Company's corporate structure will be simplified to reflect two groups, one comprised primarily of the Administrative Subsidiaries, and one comprised primarily of the Insurance Subsidiaries. The following chart sets forth the organizational structure of the Company following the Conversion:

                            FOLLOWING THE CONVERSION

                           ESIF ORGANIZATIONAL CHART

* Discontinued operations.

                                MARKET FOR STOCK

     There is no established public trading market for the Common Stock of Summit. Summit's application for its Common Stock to be quoted on the Nasdaq National Market under the symbol "SHSE" has been approved. Quotation through the Nasdaq National Market requires, among other things, that there be at least two market makers for the Common Stock. Raymond James & Associates, Inc. and ABN AMRO Chicago Corporation, as representatives of the underwriters of the Public Offering (the "REPRESENTATIVES"), have advised Summit that they each intend to make a market in the Common Stock by maintaining bid and asked quotations for the Common Stock so long as the volume of trading justifies such an undertaking. However, there can be no assurance that an established and liquid market for the Common Stock will develop or that quotations will remain available on Nasdaq or otherwise.

     There is no established public trading market for the Series A Preferred Stock, and Summit does not currently intend to seek a listing of the Series A Preferred Stock on any securities exchange or any Nasdaq trading system. Holders of Series A Preferred Stock seeking to sell, transfer or otherwise trade in such securities must do so in private transactions.

                                DIVIDEND POLICY

     Summit has no intention at present to pay dividends on the Common Stock. Any payment of dividends on the Common Stock in the future would be subject to determination and declaration by the Board of Directors of Summit and the availability of funds therefor. Any future dividend payments by Summit would depend upon the Company's debt and equity structure, earnings, need for capital in connection with future acquisitions, and other factors, including economic conditions, regulatory restrictions and tax considerations.

     Should Summit consider paying dividends on the Common Stock in the future, the source of funds for payment of such dividends would be dividends from the Insurance Subsidiaries and the Administrative Subsidiaries to Summit, dependent on such subsidiaries' earnings. Summit currently expects to cause the

Insurance Subsidiaries to retain all of their earnings to provide capital for their operations and business. In addition, under the Florida Insurance Code and the Order, the Insurance Subsidiaries may not be permitted to pay cash dividends to Summit generally in excess of 10% of the greater of surplus or net income, without prior approval of the Florida DOI. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "BUSINESS -- Regulation -- Financial and Investment Restrictions."

     The holders of the Series A Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends, cash dividends at the rate of 4% per annum. Such dividends will cumulate from the date of issue, whether or not declared by the Board of Directors and whether or not there are funds of Summit legally available for the payment of such dividends. Such dividends will be payable only as and when declared by the Board of Directors; provided, however, that all cumulated but unpaid dividends will be paid upon any redemption of the Series A Preferred Stock or a liquidation of Summit. Further, under the terms of the Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding, no dividends may be paid to the holders of Common Stock unless any cumulated but unpaid dividends on the Series A Preferred Stock have been paid or funds have been set apart for the payment thereof. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Series A Preferred Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company will be approximately $50.0 million after deducting the estimated expenses of the Conversion, which includes estimated underwriting discounts and sales fees of approximately $3.5 million. Summit expects to contribute substantially all of such proceeds to Bridgefield to increase its capital to satisfy applicable requirements of the Florida Insurance Code, and the remainder of such proceeds, if any, will be retained by Summit for general corporate purposes. Upon contribution of proceeds to Bridgefield, such funds will be invested in fixed income securities as permitted by the Florida Insurance Code. The Conversion is contingent upon the receipt by Summit of net proceeds sufficient to capitalize Bridgefield in accordance with the requirements of the Florida Insurance Code. The current estimate of the amount required is $50.0 million.

                                 CAPITALIZATION

     The following table presents the consolidated capitalization at December 31, 1996 of: (i) ESIF and its subsidiaries on a historical basis, and (ii) the Company as adjusted to reflect the Conversion and the sale of 5,000,000 shares of Common Stock in the Offerings and the initial application of the proceeds therefrom, after deducting the estimated expenses of the Offerings. See "USE OF PROCEEDS," "THE CONVERSION" and "DESCRIPTION OF CAPITAL STOCK."

                                                                    DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                                  PRO FORMA ADJUSTMENTS
                                                                 -----------------------
                                                      ESIF       CONVERSION    OFFERINGS
                                                   HISTORICAL       (A)           (B)       AS ADJUSTED
                                                   ----------    ----------    ---------    -----------
                                                                  (DOLLARS IN THOUSANDS)
Long term debt...................................   $33,000                                  $ 33,000
Equity:
  Preferred stock, $10.00 par value, 5,000,000
     shares authorized; no shares issued and
     outstanding, 1,639,701 shares as adjusted...        --        16,397                      16,397
  Common stock, $.01 par value, 20,000,000 shares
     authorized; 7 shares issued and outstanding,
     5,000,000 shares as adjusted(C).............        --                         50             50
  Additional paid-in capital(C)..................        --                     49,950         49,950
  Retained earnings..............................    24,857       (16,398)                      8,459
  Unrealized appreciation on available for sale
     securities..................................     2,521                                     2,521
                                                    -------       -------       ------       --------
     Total equity................................    27,378            --       50,000         77,377
                                                    -------       -------       ------       --------
     Total capitalization........................   $60,378            --       50,000       $110,377
                                                    =======       =======       ======       ========

---------------

(A) Assumes the issuance of 1,639,701 shares (par value $10.00 per share) of Series A Preferred Stock to Eligible Policyholders in connection with the Conversion.
(B) Assumes the receipt of the net proceeds from the Offerings.
(C) Does not reflect 500,000 shares reserved for issuance under the Incentive Plan, or 45,000 shares reserved for issuance under the 401(k) Plan. See "EXECUTIVE COMPENSATION -- Incentive Plan" and "-- 401(k) Plan."

                            SELECTED FINANCIAL DATA

EMPLOYERS SELF INSURERS FUND

     The following selected financial data has been taken from, or derived from, ESIF's consolidated financial statements, including the related notes thereto. ESIF's consolidated financial statements as of March 31, 1996 and September 30, 1996, and for the year ended March 31, 1996 and for the six months ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, whose reports thereon appear elsewhere in this Prospectus. ESIF's consolidated financial statements as of March 31, 1995 and for the fiscal years ended March 31, 1994 and 1995 have been audited by Brinton & Mendez, certified public accountants, whose report thereon appears elsewhere in this Prospectus. ESIF's consolidated financial statements as of December 31, 1996 and for the nine months ended December 31, 1996, as well as the selected financial data provided as of and for the fiscal years ended March 31, 1992 and 1993, as of and for the six months ended September 30, 1996 and as of and for the nine months ended December 31, 1995 and 1996, are unaudited, but in the opinion of management contain all adjustments, consisting of only normal, recurring accruals, for a fair presentation of the results of such periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and notes thereto.

                                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED MARCH 31,                            SEPTEMBER 30,
                                 ----------------------------------------------------------   -------------------------
                                    1992          1993         1994       1995     1996(1)       1995          1996
                                 -----------   -----------   --------   --------   --------   -----------   -----------
                                 (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
Income Statement Data:
  Premiums earned..............   $132,067      $181,339     $148,441   $128,489   $114,893    $ 63,145      $ 49,029
  Net investment income........     11,683        10,728       10,510     12,205     13,210       7,598         6,363
  Administrative fees..........                       --           --         --      7,665          --        17,432
  Realized investment gains....         --            --           --         --      4,354         919             8
  Other income.................                                              121        206          90           216
                                  --------      --------     --------   --------   --------    --------      --------
  Total revenue................    143,750       192,067      158,951    140,815    140,328      71,752        73,048
  Losses and loss adjustment
    expenses...................    103,657       149,177      108,411     69,116     94,844      42,365        32,135
  Other underwriting, general
    and administrative
    expenses...................     32,787        40,145       37,121     41,546     43,657      21,623        30,532
  Interest expense.............         --            --           --         --        847          --         1,831
  Amortization and
    depreciation...............                                                       1,103                     2,499
                                  --------      --------     --------   --------   --------    --------      --------
  Income (loss) from continuing
    operations before income
    taxes......................      7,306         2,745       13,419     30,153       (123)      7,764         6,051
  Loss from discontinued
    operations.................         --            --           --         --       (197)         --          (890)
  Net income...................   $  6,844      $  2,953     $  8,885   $ 19,163   $    185    $  5,374      $  2,386
                                  ========      ========     ========   ========   ========    ========      ========
Other Data:(2)
  Net loss ratio(3)............       78.5%         82.3%        73.0%      53.8%      82.5%       67.1%         65.5%
  Expense ratio(4).............       24.8%         22.1%        25.0%      32.3%      34.1%       34.2%         33.0%
  Combined ratio(5)............      103.3%        104.4%        98.0%      86.1%     116.6%      101.3%         98.5%

                                     NINE MONTHS ENDED
                                       DECEMBER 31,
                                 -------------------------
                                    1995          1996
                                 -----------   -----------
                                 (UNAUDITED)   (UNAUDITED)
                                   (DOLLARS IN THOUSANDS)

Income Statement Data:
  Premiums earned..............   $ 89,713      $ 74,509
  Net investment income........     10,522         9,606
  Administrative fees..........         --        25,762
  Realized investment gains....      2,726           366
  Other income.................        125           568
                                  --------      --------
  Total revenue................    103,086       110,811
  Losses and loss adjustment
    expenses...................     67,043        50,236
  Other underwriting, general
    and administrative
    expenses...................     28,548        45,837
  Interest expense.............         --         2,719
  Amortization and
    depreciation...............         --         3,729
                                  --------      --------
  Income (loss) from continuing
    operations before income
    taxes......................      7,495         8,290
  Loss from discontinued
    operations.................         --        (1,250)
  Net income...................   $  5,172      $  3,198
                                  ========      ========
Other Data:(2)
  Net loss ratio(3)............       74.7%         67.4%
  Expense ratio(4).............       31.8%         33.4%
  Combined ratio(5)............      106.5%        100.8%

                                                                                                        AS OF
                                                      AS OF MARCH 31,                               SEPTEMBER 30,
                                 ----------------------------------------------------------   -------------------------
                                    1992          1993         1994       1995       1996        1995          1996
                                 -----------   -----------   --------   --------   --------   -----------   -----------
                                 (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                                     (IN THOUSANDS)
Balance Sheet Data:
  Cash and invested assets.....   $147,056      $176,931     $201,688   $224,956   $220,266    $231,288      $213,723
  Premiums receivable..........     42,648        69,197       71,520     50,391     38,093      78,229        67,179
  Reinsurance recoverable......    104,229       105,541       95,851    110,141    111,519     107,451       103,861
  Recoverable from SDTF........      5,632         6,745        9,929     15,879     20,060      17,775        21,138
  Total assets.................    307,345       373,069      405,765    425,206    491,844     456,012       502,167
  Loss and loss adjustment
    expenses...................    304,205       360,425      368,000    367,391    387,632     364,210       378,196
  Debt.........................         --            --           --         --     44,000          --        36,500
  Total equity (deficit).......     (9,458)       (6,485)       2,480     20,065     23,154      31,087        24,993

                                           AS OF
                                       SEPTEMBER 30,
                                 -------------------------
                                    1995          1996
                                 -----------   -----------
                                 (UNAUDITED)   (UNAUDITED)
                                       (IN THOUSANDS)
Balance Sheet Data:
  Cash and invested assets.....   $236,421      $225,319
  Premiums receivable..........     48,922        39,828
  Reinsurance recoverable......    112,734       107,058
  Recoverable from SDTF........     16,827        21,138
  Total assets.................    437,932       476,972
  Loss and loss adjustment
    expenses...................    372,786       376,923
  Debt.........................         --        33,000
  Total equity (deficit).......     31,238        27,378

---------------

(1) Includes the Acquisition as of January 16, 1996.
(2) Ratio for Insurance Subsidiaries.
(3) Net loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned.
(4) Expense ratio is the ratio of underwriting, general and administrative expenses to premiums earned.
(5) Combined ratio is the sum of the net loss ratio and the expense ratio.

SUMMIT HOLDING CORPORATION

     The following selected financial data for the fiscal years ended December 31, 1992, 1993, 1994 and 1995 have been derived from the historical consolidated financial statements of SHC and subsidiaries, including the related notes thereto, which have been audited by Ernst & Young, LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and notes thereto.

                                                              YEAR ENDED DECEMBER 31,(1)
                                                         -------------------------------------
                                                          1992      1993      1994      1995
                                                         -------   -------   -------   -------
                                                                    (IN THOUSANDS)
Income Statement Data:
  Gross service fees...................................  $61,675   $70,814   $73,833   $64,090
  Interest income......................................      149       377       738     1,071
  Direct expenses......................................   29,693    32,957    29,656    25,414
  Compensation and other employee benefits.............   13,371    14,503    15,425    16,616
  Other operating expenses.............................    7,517     7,707     8,218     8,204
  Interest expense.....................................      843     1,610        58        42
  Amortization and depreciation........................    4,729     4,891     4,872     5,112
  Income before income taxes...........................    6,139     9,778    16,538    10,877
  Net income...........................................  $ 3,377   $ 5,939   $10,232   $ 6,857
                                                         =======   =======   =======   =======

Other Data:
  EBITDA(2)............................................  $11,562   $15,902   $20,730   $14,960
Cash flow from:
  Operations...........................................  $ 9,411   $11,991   $12,591   $ 7,713
  Investing activities.................................    3,359      (966)   (6,636)     (281)
  Financing activities.................................  (14,047)   (4,510)   (1,200)     (600)
                                                         -------   -------   -------   -------
          Net increase (decrease) in cash and cash
            equivalents................................  $(1,277)  $ 6,515   $ 4,755   $ 6,832
                                                         =======   =======   =======   =======

                                                                 AS OF DECEMBER 31,(1)
                                                         -------------------------------------
                                                          1992      1993      1994      1995
                                                         -------   -------   -------   -------
                                                                    (IN THOUSANDS)
Balance Sheet Data:
  Cash and invested assets.............................  $   238   $ 6,754   $17,072   $22,198
  Total assets.........................................   32,104    35,704    40,735    44,832
  Current liabilities..................................   20,218    23,588    18,987    16,727
  Debt.................................................    4,510        --        --        --
  Shareholders' equity.................................    7,377    12,116    21,748    28,105

---------------

(1) SHC commenced operations on January 1, 1992; therefore, historical data for 1991 is not applicable.
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization.

                            PRO FORMA FINANCIAL DATA

     The following pro forma financial data present the historical financial data of ESIF and its subsidiaries on a consolidated basis adjusted to reflect the pro forma effects of the following transactions:

          (1) January 1996 Acquisition of SHC by ESIF;

          (2) Conversion of ESIF from a group self-insurance fund to a stock insurance company; and

          (3) Issuance of Common Stock and Series A Preferred Stock in the Offerings.

     The pro forma financial statements presented are:

  Balance Sheet as of December 31, 1996

     The unaudited pro forma consolidated balance sheet as of December 31, 1996 presents the historical balance sheet of ESIF. Pro forma adjustments, as described in the related notes, give effect to the Conversion and the Offerings as if they had been effective at December 31, 1996.

     The pro forma balance sheet assumes the issuance of 1,639,701 shares (par value $10.00 per share) of Series A Preferred Stock to Eligible Policyholders in connection with the Conversion and the issuance of 5,000,000 shares of Common Stock (par value $0.01 per share) at the Public Offering Price.

  Statement of Income for the Year Ended March 31, 1996

     The unaudited pro forma consolidated statement of income for the year ended March 31, 1996 presents the historical operating results of ESIF (including operating results of SHC from its Acquisition date of January 16, 1996) and the historic operating results of SHC for the period April 1, 1995 to January 15, 1996. Pro forma adjustments give effect to the Acquisition of SHC, the Conversion and the Offerings as if they had occurred on April 1, 1995.

  Statement of Income for the Nine Months Ended December 31, 1995

     The unaudited pro forma consolidated statement of income for the six months ended September 30, 1995 presents the historical operating results of ESIF and SHC. Pro forma adjustments give effect to the Acquisition of SHC, the Conversion and the Offerings as if they had occurred on April 1, 1995.

  Statement of Income for the Nine Months Ended December 31, 1996

     The unaudited pro forma consolidated statement of income for the six months ended September 30, 1996 presents the historical operating results of ESIF. Pro forma adjustments give effect to the Conversion and the Offerings as if they had occurred on April 1, 1995.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                                                   PRO FORMA ADJUSTMENTS
                                                    EMPLOYERS     -----------------------
                                                  SELF INSURERS   CONVERSION     OFFERING
                                                      FUND           (A)           (B)       PRO FORMA
                                                  -------------   ----------     --------    ---------
                                                                     (IN THOUSANDS)
                                                ASSETS
Investments.....................................    $217,886       $     --      $50,000(D)  $267,886
Cash and cash equivalents.......................       7,433             --           --        7,433
Premiums receivable.............................      39,828             --           --       39,828
Accounts receivable.............................       3,184             --           --        3,184
Reinsurance recoverable.........................     107,058             --           --      107,058
Recoverable from Florida Special Disability
  Trust Fund....................................      21,138             --           --       21,138
Excess of cost over net assets of business
  acquired......................................      45,029             --           --       45,029
Deferred income taxes...........................      14,162             --           --       14,162
Other assets....................................      21,254             --           --       21,254
                                                    --------       --------      -------     --------
          Total assets..........................    $476,972       $     --      $50,000     $526,972
                                                    ========       ========      =======     ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Loss and loss adjustment expenses.............    $376,923             --           --     $376,923
  Debt..........................................      33,000             --           --       33,000
  Unallocated policyholder remittances..........      23,506             --           --       23,506
  Accounts payable..............................      11,229             --           --       11,229
  Other liabilities.............................       4,936             --           --        4,936
                                                    --------       --------      -------     --------
          Total liabilities.....................     449,594             --           --      449,594
Equity:
  Preferred stock...............................          --         16,397(C)        --       16,397
  Common stock..................................          --             --           50(D)        50
  Additional paid-in capital....................          --             --       49,950(D)    49,950
  Retained earnings.............................      24,857        (16,397)(C)       --        8,460
  Unrealized appreciation on available for sale
     securities.................................       2,521             --           --        2,521
                                                    --------       --------      -------     --------
          Total equity..........................      27,378             --       50,000       77,378
                                                    --------       --------      -------     --------
          Total liabilities and shareholders
            equity..............................    $476,972       $     --      $50,000     $526,972
                                                    ========       ========      =======     ========

          See notes to pro forma condensed consolidated balance sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

(A) Assumes that the Conversion of ESIF from a group self-insurance fund to a stock insurance company occurred as of December 31, 1996.

(B) Assumes that the net proceeds from the Offerings were received as of December 31, 1996.

(C) Adjustment relates to the issuance of 1,639,701 shares (par value $10.00 per share) of Series A Preferred Stock to Eligible Policyholders in connection with the Conversion.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED MARCH 31, 1996(A)

                                                     (B)              (C)           (D)(E)
                                                EMPLOYERS SELF   SUMMIT HOLDING    PRO FORMA
                                                INSURERS FUND     CORPORATION     ADJUSTMENTS    PRO FORMA
                                                --------------   --------------   -----------    ---------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Premiums earned.............................     $114,893         $    --        $     --      $ 114,893
  Net investment income.......................       13,210           1,026              --         12,374
                                                                                     (1,855)(F)
                                                                                         (7)(G)
  Realized investment gains...................        4,354              --              --          4,354
  Administrative fees.........................        7,665          49,040         (19,358)(H)     37,347
  Other income................................          206             921            (921)(G)        206
                                                   --------         -------        --------      ---------
          Total revenue.......................      140,328          50,987         (22,141)       169,174
                                                   --------         -------        --------      ---------
Expenses:
  Losses and loss adjustment expenses.........       94,844              --              --         94,844
  Other underwriting, general, and
     administrative expenses..................       43,657          38,433         (19,358)(H)     60,952
                                                                                     (1,780)(G)
  Interest expense............................          847              30           3,101(I)       3,978
  Amortization and depreciation...............        1,103           4,033             341(J)       5,340
                                                                                       (137)(G)
                                                   --------         -------        --------      ---------
          Total expenses......................      140,451          42,496         (17,833)       165,114
                                                   --------         -------        --------      ---------
Income from continuing operations before
  income taxes................................         (123)          8,491          (4,308)         4,060
Income taxes (benefit)........................         (505)          3,130          (1,543)(K)      1,082
                                                   --------         -------        --------      ---------
Income from continuing operations.............     $    382         $ 5,361        $ (2,765)     $   2,978
                                                   ========         =======        ========      =========
Income from continuing operations per common
  share.......................................                                                   $     .46
                                                                                                 =========
Weighted average common shares outstanding....                                                   5,000,000

       See notes to pro forma condensed consolidated statement of income.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 31, 1996

(A)  Assumes the Acquisition and the Conversion occurred on April 1, 1995.

(B) Includes historical data for ESIF and subsidiaries for the year ended March 31, 1996 on a consolidated basis and includes SHC for the period January 16, 1996 through March 31, 1996.

(C)  Includes SHC for the period April 1, 1995 through January 15, 1996.

(D) Upon Conversion to a stock property and casualty insurer, Bridgefield will be subject to guaranty fund assessments by the Florida Insurance Guaranty Association; however, there were no such assessments during the year ended March 31, 1996. Accordingly, the pro forma data does not include any adjustments for the effect of guaranty fund assessments.

(E) The pro forma condensed consolidated statement of income for the year ended March 31, 1996 does not include investment earnings on the net proceeds of the Offerings. Assuming that the net proceeds from the Offerings were invested in 180 day U.S. Treasury Bills yielding 6.1% for the six months ended September 30, and 5.6% for the six months ended March 31, 1996, pro forma net income would be increased by $1.8 million to $4.8 million and pro forma earnings per share would be increased by $0.37 to $0.83.

(F) Adjustment relates to the effect on investment income of foregone investment earnings on $26.0 million paid by ESIF and on $11.5 million of SHC capital distributed to SHC shareholders in connection with the Acquisition at an assumed interest rate of 6.25% (which approximates ESIF's actual investment earnings rate during the period).

(G) Adjustment relates to a decrease in revenue and operating expenses attributable to the disposition of Carolina Summit Healthcare, Inc. ("CAROLINA SUMMIT") and discontinued operations of Meritec.

(H) Adjustment relates to elimination of administrative fees paid by ESIF to SHC.

(I) Adjustment relates to interest expense from the financed portion of the Acquisition assuming scheduled interest rates ranging from 7% to 9.5%.

(J) Adjustment represents the net of the reversal of the amortization of SHC's historical intangible assets and the amortization of the goodwill, customer contracts, and developed software capitalized in the Acquisition. Amortization periods assumed are as follows: goodwill -- 25 years; customer contracts -- 10 years; and developed software -- 5 years. Such intangible asset amortization is not tax deductible. The components of the amortization adjustment are as follows:

                                                                     AMORTIZATION EXPENSE
                                                              -----------------------------------
                                                              HISTORICAL   PRO FORMA   ADJUSTMENT
                                                              ----------   ---------   ----------
                                                                        (IN THOUSANDS)
        Goodwill............................................    $  297      $1,572      $ 1,275
        Customer contracts..................................     1,821         523       (1,298)
        Developed software..................................       633         997          364
                                                                ------      ------      -------
                                                                $2,751      $3,092      $   341
                                                                ======      ======      =======

(K) Adjustment relates to the total income tax effect of adjustments (F) through (J).

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1995(A)

                                                                              ASSUMING CONVERSION AND
                                                                           ISSUANCE OF 5,000,000 SHARES
                                                                                OF COMMON STOCK AT
                                                               (D)           THE PUBLIC OFFERING PRICE
                                               (C)           SUMMIT      ---------------------------------
                                          EMPLOYERS SELF     HOLDING         PRO FORMA
                                          INSURERS FUND    CORPORATION   ADJUSTMENTS(E)(F)     PRO FORMA
                                          --------------   -----------   -----------------    ------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Revenues:
  Premiums earned.......................     $89,713         $    --         $     --          $  89,713
  Net investment income.................      10,522             745           (1,178)(H)          9,509
  Realized investment gains.............       2,726              --               --              2,726
  Administrative fees...................          --          47,162          (18,713)(G)         28,449
  Other income..........................         125           1,138             (903)(K)            360
                                             -------         -------         --------          ---------
          Total revenue.................     103,086          49,045          (21,374)           130,757
Expenses:
  Losses and loss adjustment expenses...      67,043              --               --             67,043
  Other underwriting, general and
     administrative expenses............      28,548          36,316          (18,713)(G)         44,669
                                                                               (1,482)(K)
  Interest expense......................          --              30            2,987(J)           3,017
  Amortization and depreciation.........          --           3,873              323(I)           4,074
                                                                                 (122)(K)
                                             -------         -------         --------          ---------
          Total expenses................      95,591          40,219          (17,007)           118,803
                                             -------         -------         --------          ---------
  Income from continuing operations
     before income taxes................       7,495           8,826           (4,367)            11,954
  Income taxes..........................       2,323           3,258           (1,560)(L)          4,021
                                             -------         -------         --------          ---------
Income from continuing operations.......     $ 5,172         $ 5,568         $ (2,807)         $   7,933
                                             =======         =======         ========          =========
Income from continuing operations per
  common share..........................                                                       $    1.49
                                                                                               =========
Weighted average common shares
  outstanding...........................                                                       5,000,000

       See notes to pro forma condensed consolidated statement of income.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1996(B)

                                                                           ASSUMING CONVERSION AND
                                                                        ISSUANCE OF 5,000,000 SHARES
                                                                               OF COMMON STOCK
                                                                        AT THE PUBLIC OFFERING PRICE
                                                          (C)         ---------------------------------
                                                     EMPLOYERS SELF       PRO FORMA
                                                     INSURERS FUND    ADJUSTMENTS(E)(F)     PRO FORMA
                                                     --------------   -----------------    ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Premiums earned..................................     $74,509            $   --           $  74,509
  Net investment income............................       9,606              (109)(K)           9,497
  Realized investment gains........................         366                --                 366
  Administrative fees..............................      25,762                --              25,762
  Other income.....................................         568                (5)(K)             563
                                                        -------           -------           ---------
          Total revenue............................     110,811              (114)            110,697
                                                        -------           -------           ---------
Expenses:
  Losses and loss adjustment expenses..............      50,236                --              50,236
  Other underwriting, general, and administrative
     expenses......................................      45,837              (675)(K)          45,162
  Interest expense.................................       2,719                                 2,719
  Amortization and depreciation....................       3,729               (25)(K)           3,704
                                                        -------           -------           ---------
          Total expenses...........................     102,521              (700)            101,821
                                                        -------           -------           ---------
  Income from continuing operations before income
     taxes.........................................       8,290               586               8,876
  Income taxes.....................................       3,057               199(L)            3,256
                                                        -------           -------           ---------
Income from continuing operations..................     $ 5,233            $  387           $   5,620
                                                        =======           =======           =========
Income from continuing operations per common
  share............................................                                         $    1.03
                                                                                            =========
Weighted average common shares outstanding.........                                         5,000,000

       See notes to pro forma condensed consolidated statement of income.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
          FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 1995 AND 1996

(A)  Assumes the Acquisition and the Conversion occurred on April 1, 1995.

(B)  Assumes the Conversion occurred on April 1, 1995.

(C) Includes historical information for ESIF and subsidiaries for the nine months ended December 31, 1995 and 1996, respectively, on a consolidated basis.

(D)  Includes SHC for the period April 1, 1995 through December 31, 1995.

(E) Upon the Conversion to a stock property and casualty insurer, Bridgefield will be subject to guaranty fund assessments by the Florida Insurance Guaranty Association; however, there were no such assessments during the nine months ended December 31, 1995 and 1996. Accordingly, the pro forma data does not include any adjustments for the effect of guaranty fund assessments.

(F) The pro forma condensed consolidated statements of income for the nine months ended December 31, 1995 and 1996 do not include investment earnings on the net proceeds of the Offerings. Assuming that the net proceeds from the Offerings are invested in 180-day U.S. Treasury Bills yielding 6.10% and 5.15% for the six months and three months ended September 30, 1995 and December 31, 1995, respectively, and 5.18% and 5.51% for the six months and three months ended September 30, 1996 and December 31, 1996, respectively, pro forma net income for the nine months ended December 31, 1995 and 1996 would be $9.3 million and $6.9 million, respectively, and the pro forma earnings per share would be $1.76 and $1.27 for the nine months ended December 31, 1995 and 1996, respectively.

(G)  Adjustment relates to elimination of fees paid by ESIF to SHC.

(H) Adjustment relates to the effect on investment income of foregone investment earnings on $26.0 million paid by ESIF and on $11.5 million of SHC capital distributed to SHC shareholders in connection with the Acquisition, at an assumed interest rate of 6.25% (which approximates ESIF's actual investment earnings rate during the period).

(I) Adjustment represents the net of the reversal of the amortization of SHC's historical intangible assets and the amortization of the goodwill, customer contracts, and developed software capitalized in the Acquisition. Amortization periods assumed are as follows: goodwill -- 25 years; customer contracts -- 10 years; and developed software -- 5 years. Such intangible asset amortization is not tax deductible. The components of the amortization adjustment are as follows:

                                                                     AMORTIZATION EXPENSE
                                                              -----------------------------------
                                                              HISTORICAL   PRO FORMA   ADJUSTMENT
                                                              ----------   ---------   ----------
                                                                        (IN THOUSANDS)
        Goodwill............................................    $  187      $  993       $ 806
        Customer contracts..................................     1,150         330        (820)
        Developed software..................................       400         630         230
                                                                ------      ------       -----
                                                                $1,737      $1,953       $ 216
                                                                ======      ======       =====

(J) Adjustment relates to interest expense from the financed portion of the Acquisition assuming scheduled interest rates ranging from 7% to 9.5%.

(K) Adjustment relates to decrease in revenue and operating expenses attributable to the disposition of Carolina Summit and Meritec.

(L) Adjustment relates to the total income tax effect of adjustments (G) through (K).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with "SELECTED CONSOLIDATED FINANCIAL DATA," the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements included elsewhere herein.

OVERVIEW

     The Company's managed care workers' compensation insurance operations are comprised of primarily the Administrative Subsidiaries and the Insurance Subsidiaries. The Company's income is generated principally from three sources: fees earned from the management of the Funds, underwriting profits derived from premiums earned on insurance policies written by the Insurance Subsidiaries, and investment income generated by invested assets related to insurance underwriting.

     Prior to the Acquisition, ESIF and SHC were non-affiliated and historical results are therefore not necessarily indicative of future financial results. Although SHC (through its wholly owned subsidiary, SCI) had provided all administrative and management services required to operate ESIF since ESIF's inception in 1978, the two organizations had different financial objectives and reported historical financial results independently. ESIF used a fiscal year ending on March 31, and SHC used a fiscal year ending on December 31. As a result of the Acquisition, SHC became a wholly owned subsidiary of ESIF, and management began to implement an integrated strategic plan.

     All of the Company's insurance policies are written for entities located in Florida, and a significant portion of the Company's administrative services are provided to entities operating in Florida. See "RISK FACTORS -- Concentration in a Single State." Effective January 1, 1994 (with subsequent certain amendments), Florida enacted new legislation (the "NEW FLORIDA LAW") that changed the underwriting environment for workers' compensation by, among other things: (i) limiting certain benefits that must be provided; (ii) eliminating wage loss benefits in favor of a system of benefits based upon a schedule of impairment ratings plus supplemental benefits; (iii) obligating employers to rehire injured workers; (iv) adopting new procedures for dispute resolution designed to reduce litigation costs; and (v) redefining permanent impairment.

     In addition, the New Florida Law authorized insurers and self-insured groups to apply to the Florida DOI for permission to offer premium credits of up to 10% from January 1, 1994 through December 31, 1996 to insured employers who participated in approved managed care arrangements and, effective January 1, 1997, required insured employers to participate in managed care arrangements. The New Florida Law also authorized premium credits for insured employers who participate in safety and drug-free workplace programs. In response to the New Florida Law, which was expected to result in savings to self-insured groups and insurers, the Florida DOI ordered a 10.6% overall rate decrease, effective January 1, 1994. In addition, the New Florida Law eliminated the residual market assessment that was levied against insurance companies to support the involuntary workers' compensation market and replaced it with a self-funded joint underwriting association. As a result, the financial obligation of funding deficits in the residual market mechanism was shifted from traditional insurance entities to employers who are insured by the joint underwriting association. While the long term impact of the New Florida Law cannot be determined, the Company believes that it has resulted in: (i) a more competitive workers' compensation market in Florida; (ii) conversions by some of the larger self-insured groups to traditional insurance entities; and (iii) loss portfolio transfers by self-insured groups to insurance companies.

     Effective for insurance policies written or renewing on and after January 1, 1997, self-insured groups and insurers will no longer be authorized to offer insured employers the 10% managed care premium credit allowed under the New Florida Law. Based in part upon the elimination of the managed care premium credit and upon other rate-making factors, the Florida DOI has ordered an 11.2% overall workers' compensation insurance rate reduction, which will apply to policies written or renewing on and after January 1, 1997.

     The Company believes that it can improve its return on invested capital following the Conversion through growth in its core workers' compensation business. Key aspects of the Company's business strategy following the Conversion include: (i) continued use of both self-insurance and indemnity products; (ii) emphasis on profitable underwriting results; (iii) proactive implementation of managed care; (iv) leveraging of administrative services capabilities; and (v) emphasis on excellent customer service.

     The Insurance Subsidiaries have entered into certain Quota Share Reinsurance agreements, pursuant to which 75% and 80% of their net premiums have been ceded to the respective reinsurers. While such reinsurance agreements will enable the Insurance Subsidiaries to underwrite a larger number of policies than they could otherwise write, the ceding of a percentage of the premiums of such policies to the reinsurer will result in lower premium income to the Company than in prior years. However, the Company will receive a ceding commission related to the Quota Share Reinsurance agreements which will be reflected as a reduction of operating expense. Management does not currently anticipate that the net income of the Company will be adversely effected by such agreements. See "BUSINESS -- Reinsurance."

     The Company is in the process of disposing of two subsidiaries whose businesses are unrelated to workers' compensation and no longer fit within the Company's overall business strategy. The Company has reached an agreement to sell for cash its health maintenance organization, Carolina Summit. The purchase price will be net book value, approximately $745,000, and the sale is expected to be consummated during the second quarter of 1997. The Company has discontinued all operations of its computer software subsidiary, Meritec, and is in the process of liquidating that entity. See "BUSINESS -- Disposal of Business" and notes 17 and 18 of the notes to the consolidated financial statements. Neither the sale of Carolina Summit nor the liquidation of Meritec is expected to have a material effect on the Company's results of operations.

     Historically, ESIF was not operated for the purpose of generating profits, but it retained a portion of its earnings and profits to avoid making assessments against its members. ESIF occasionally during its operating history paid distributions of profits to its members, but it never made an assessment against its members. ESIF's indemnity agreements indemnified the member employers against loss or liability relating to workers' compensation insurance risk.

     The discussion below in "Results of Operations" is divided into four segments: (i) a comparison of fiscal years ended March 31, 1994, 1995 and 1996 for ESIF, including SHC after the date of the Acquisition; (ii) a comparison of the six-month periods ended September 30, 1995 and 1996 for ESIF on a consolidated basis; (iii) comparison of the nine-month periods ended December 31, 1995 and 1996 for ESIF on a consolidated basis; and (iv) a comparison of fiscal years ended December 31, 1993, 1994 and 1995 for SHC. ESIF's audited consolidated financial statements for the six-month period ended September 30, 1996, and accompanying comparative discussion and analysis, have been included herein to provide additional financial data about the Company.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996 FOR ESIF

     REVENUE. Revenue was $159.0 million, $140.8 million and $140.3 million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively. Revenue declined for the fiscal year ended March 31, 1995, primarily due to a $20.0 million decrease in premiums earned. Revenue declined by $0.5 million for the fiscal year ended March 31, 1996, primarily due to a decrease in premiums earned of $13.6 million, which was offset by the addition of $7.6 million in administrative fees as a result of the Acquisition and an increase in realized investment gains of $4.4 million. Set forth below is a discussion of the composition of revenues for the periods indicated.

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Premiums earned.............................................  $148,441   $128,489   $114,893
Net investment income.......................................    10,510     12,205     13,210
Realized investment gains...................................        --         --      4,354
Administrative fees.........................................        --         --      7,665
Other income................................................        --        121        206
                                                              --------   --------   --------
          Total revenue.....................................  $158,951   $140,815   $140,328
                                                              ========   ========   ========

     Premiums Earned. Premiums earned decreased by $20.0 million, or 13.4%, for the year ended March 31, 1995, and decreased by $13.6 million, or 10.6%, for the year ended March 31, 1996. These declines in premiums resulted in large part from: (i) lost accounts due to the market's increasing preference for non-assessable products; (ii) increased competition; (iii) the effects of increasing participation in the premium credit programs; and (iv) an adjustment in estimation of accrued retrospective premiums which reduced reported premiums for the fiscal year ended March 31, 1996 by approximately $9.3 million, a discussed more fully in "-- Losses and Loss Adjustment Expenses" below.

     As discussed in the table below, in the fiscal years ended March 31, 1994, 1995 and 1996, the premium credit programs in the aggregate accounted for approximately $3.9 million, $11.4 million and $14.1 million, respectively, in credits.

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Managed care credits........................................  $     --   $  6,144   $  8,811
All other credits...........................................     3,908      5,279      5,250
                                                              --------   --------   --------
          Total premium credits.............................  $  3,908   $ 11,423   $ 14,061
                                                              ========   ========   ========

     The premium credits that ESIF has paid for managed care utilization have been larger during the past two years than all other credits combined. The percentage of ESIF's covered employers participating in the managed care credit program was greater than 80% as of December 31, 1996. In January 1997, the 10% managed care premium credit was eliminated and a 11.2% premium rate reduction for new and renewal policies became effective.

     Net Investment Income. Net investment income increased from $10.5 million for the fiscal year ended March 31, 1994, to $12.2 million for the fiscal year ended March 31, 1995, and to $13.2 million for the fiscal year ended March 31, 1996. These increases were due in part to increases in total cash and invested assets from $201.7 million for the fiscal year ended March 31, 1994 to $220.3 million in the fiscal year ended March 31, 1996 and in part to improved yields on ESIF's investment portfolio. The investment income generated from the municipal bond portion of the portfolio was $3.2 million for the fiscal year ended March 31, 1996.

     Realized Investment Gains. Realized investment gains increased from zero for the fiscal year ended March 31, 1994, to a de minimis amount for the fiscal year ended March 31, 1995, to $4.4 million for the fiscal year ended March 31, 1996. These gains resulted from the sale of certain invested assets to finance the Acquisition.

     Administrative Fees. The Administrative Subsidiaries generate administrative fees primarily through contracts with the Funds, pursuant to which the Administrative Subsidiaries provide marketing, underwriting, claims administration, loss control and policy administration services. Fees are generally based on a percentage of each Fund's premiums. For the period beginning on the date of the Acquisition, January 16, 1996, and ending on March 31, 1996, the administrative fees were $7.7 million.

     LOSSES AND EXPENSES. ESIF's losses and expenses decreased from $145.5 million for the fiscal year ended March 31, 1994 to $110.7 million for the fiscal year ended March 31, 1995 and increased to $140.5 million for the fiscal year ended March 31, 1996. Set forth below is a breakdown of the total annual expenses.

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Losses and loss adjustment expenses.........................  $108,411   $ 69,116   $ 94,844
Underwriting, general and administrative expenses...........    37,121     41,546     43,657
Interest expense............................................        --         --        847
Amortization and depreciation...............................        --         --      1,103
                                                              --------   --------   --------
          Total losses and expenses.........................  $145,532   $110,662   $140,451
                                                              ========   ========   ========

     Losses and Loss Adjustment Expenses. ESIF establishes reserves to cover its estimated liabilities for losses from claims and for loss adjustment (claim settlement) expenses ("LAE"). Such loss reserves are established by management based upon, among other factors: (i) results of actuarial reviews which incorporate ESIF's experience with similar cases, estimates of future claim trends, and historical trends such as recurring loss payment and reporting patterns, claim closures, and product mixes; (ii) facts known to ESIF; and (iii) regulatory requirements. Losses and LAE incurred for the fiscal year ended March 31, 1994 were $108.4 million compared to $69.1 million for the fiscal year ended March 31, 1995 and $94.8 million for the fiscal year ended March 31, 1996.

     Prior to the fiscal year ended March 31, 1995, management had recorded reserves in excess of reserve levels required by actuarial reports because the actuarial estimates for fund years 1991 and earlier had a history of increasing (or "adversely developing") as the fund years matured and more actual loss data became known. During the fiscal year ended March 31, 1995, ESIF began to record reserves at levels primarily supported by actuarial reviews. Since the actuarial estimates had by that time evidenced a trend of loss adverse development with the maturity of the fund years. This adverse development trend and management's response are discussed more fully in "-- Losses and Loss Adjustment Expenses" below. Management's determination that it was no longer necessary to increase reserves over the actuarial estimates, together with a reduction in premiums earned and a lower actuarial loss ratio, resulted in a $39.3 million decrease in losses and LAE expenses for the fiscal year ended March 31, 1995 as compared to fiscal year ended March 31, 1994. The subsequent increase of $25.7 million in losses and LAE for the fiscal year ended March 31, 1996 was primarily the result of revised actuarial estimates for prior years. The loss ratio for the fiscal years ended March 31, 1994, 1995 and 1996 was 73.0%, 53.8% and 82.5%,
respectively, or an average of 69.8%. A table showing the development of certain actuarial net loss ratio trends is included in "-- Losses and Loss Adjustment Expenses" below.

     Underwriting, General and Administrative Expenses. The increase in ESIF's expenses from $37.1 million to $41.5 million in the fiscal year ended March 31, 1995 was primarily due to four factors: (i) higher administrative taxes; (ii) higher SDTF assessments; (iii) the introduction and operation of state-wide managed care programs; and (iv) the increase in commission expenses. Underwriting, general and administrative expenses increased to $43.7 million during the fiscal year ended March 31, 1996 primarily due to the Acquisition.

     Interest Expense. For the fiscal years ended March 31, 1994 and 1995, ESIF had no interest expense. In connection with the Acquisition, SHC borrowed $44.0 million from the Bank, and, as a result, interest expense on a consolidated basis for the fiscal year ended March 31, 1996 was $0.8 million.

     Amortization and Depreciation. For the fiscal years ended March 31, 1994 and 1995, ESIF had no amortization or depreciation expense. In connection with the Acquisition, SHC recorded certain intangibles including software, noncompete agreements, customer contracts and goodwill. For the fiscal year ended March 31, 1996, amortization of these intangible assets was $1.1 million. The expense associated with amortization of these intangible assets is not deductible for federal income tax purposes.

     NET INCOME. Net income was $8.9 million, $19.2 million and $0.2 million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively. The increase in net income of $10.3 million for the fiscal year ended March 31, 1995 resulted primarily from a reduction in ESIF's reserves partially offset by a decrease in premiums earned. The $19.0 million decrease in net income for the fiscal year ended March 31, 1996 resulted from decreased premiums as well as increased losses and LAE.

COMPARISON OF HISTORICAL RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 FOR ESIF

     REVENUE. Revenue for the six months ended September 30, 1995 was $71.8 million as compared with $73.0 million for the six months ended September 30, 1996. SHC generated $17.4 million in administrative fees in the six months ended September 30, 1996. The following table analyzes the composition and change in revenues.

                                                               SIX MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Premiums earned.............................................  $63,145    $49,029
Net investment income.......................................    7,598      6,363
Realized investment gains...................................      919          8
Administrative fees.........................................       --     17,432
Other income................................................       90        216
                                                              -------    -------
          Total revenue.....................................  $71,752    $73,048
                                                              =======    =======

     Premiums Earned. Premiums earned for the six months ended September 30, 1996 decreased by $14.1 million to $49.0 million. This loss in premium was due to the market's increased preference for non-assessable products and the increase in participation in mandated premium credit programs, which premium credits totaled $8.2 million for the six months ended September 30, 1996 as compared to $7.0 million for the six months ended September 30, 1995. As noted, the percentage of ESIF's covered employers participating in the managed care credit program was greater than 80% as of December 31, 1996. In January 1997, the 10% managed care premium credit was eliminated and a 11.2% premium rate reduction for new and renewal policies became effective.

     Net Investment Income. Net investment income decreased by $1.2 million primarily due to the reduction in invested assets related to the Acquisition.

     Administrative Fees. SHC generated $17.4 million in administrative fees through its contracts with administrative clients for the six months ended September 30, 1996. Administrative fees represent 23.9% of total revenue for the six-month period and are expected to provide additional future revenues through SHC's contracts with clients in Florida, Louisiana and Kentucky.

     LOSSES AND EXPENSES. ESIF's losses and expenses increased from $64.0 million for the six months ended September 30, 1995 to $67.0 million for the six months ended September 30, 1996. Set forth below is a discussion of the expenses for the period.

                                                               SIX MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Losses and loss adjustment expenses.........................  $42,365    $32,135
Underwriting, general and administrative expenses...........   21,623     30,532
Interest expense............................................       --      1,831
Amortization and depreciation...............................       --      2,499
                                                              -------    -------
          Total losses and expenses.........................  $63,988    $66,997
                                                              =======    =======

     Losses and Loss Adjustment Expenses. Losses and LAE incurred for the six months ended September 30, 1995 were $42.4 million compared to $32.1 million for the six months ended September 30, 1996. The loss ratio decreased from 67.1% for the six months ended September 30, 1995 to 65.5% for the six months ended September 30, 1996. This decrease was the result of favorable loss development.

     Underwriting, General and Administrative Expenses. Underwriting, general and administrative expenses increased by $8.9 million primarily due to the Acquisition. The SHC portion of underwriting, general and administrative expenses was $15.1 million, which indicates a reduction of $6.2 million in underwriting, general and administrative expenses for ESIF.

     The insurance operations ratio decreased slightly from 34.2% on September 30, 1995 to 33.0% on September 30, 1996. It should be noted that the Florida Department of Labor administrative tax has decreased retrospectively from 3.15% to 2.50%, effective July 1996. Furthermore, the ongoing expenses related to managed care approvals should decrease as ESIF's managed care network continues to service more of the existing policyholder base, thereby reducing delivery costs.

     Interest Expense. Interest expense increased $1.8 million for the six months ended September 30, 1996 from zero for the six months ended September 30, 1995. Interest expense resulted from the $44.0 million of debt incurred by SHC to fund the Acquisition.

     Amortization and Depreciation. For the six months ended September 30, 1996, amortization and depreciation expense of $2.5 million was recorded primarily in connection with intangible assets acquired in the Acquisition. The expense associated with amortization of the intangible assets, which is expected to be approximately $3.9 million per year, is not deductible for federal income tax purposes.

     NET INCOME. Income from continuing operations for the six months ended September 30, 1996 was $3.7 million compared to $5.4 million for the six months ended September 30, 1995. ESIF had $1.3 million of non-recurring charges in September 1996 which included the disposition of discontinued operations and conversion costs.

COMPARISON OF HISTORICAL RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 FOR ESIF

     REVENUE. Revenue for the nine months ended December 31, 1995 was $103.1 million as compared with $110.8 million for the nine months ended December 31, 1996. SHC generated $25.8 million in administrative fees in the nine months ended December 31, 1996. The following table analyzes the composition and change in revenues.

                                                                NINE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                                  (IN THOUSANDS)
Premiums earned.............................................  $ 89,713      $ 74,509
Net investment income.......................................    10,522         9,606
Realized investment gains...................................     2,726           366
Administrative fees.........................................        --        25,762
Other income................................................       125           568
                                                              --------      --------
          Total revenue.....................................  $103,086      $110,811
                                                              ========      ========

     Premiums Earned. Premiums earned for the nine months ended December 31, 1996 decreased by $15.2 million to $74.5 million. This loss in premium was due to the market's increased preference for non-assessable products and the increase in participation in mandated premium credit programs, which premium credits totaled $12.3 million for the nine months ended December 31, 1996 as compared to $10.5 million for the nine months ended December 31, 1995. As noted, the percentage of ESIF's covered employers participating in the managed care credit program was greater than 80% as of December 31, 1996. In January 1997, the 10% managed care program credit was eliminated and an 11.2% premium rate reduction for new and renewal policies became effective.

     Net Investment Income. Net investment income decreased by $0.9 million primarily due to the reduction in invested assets related to the Acquisition.

     Administrative Fees. SHC generated $25.8 million in administrative fees through its contracts with administrative clients for the nine months ended December 31, 1996. Administrative fees represent 23.2% of total revenue for the nine-month period and are expected to provide additional future revenues through SHC's contracts with clients in Florida, Louisiana and Kentucky.

     LOSSES AND EXPENSES. ESIF's losses and expenses increased from $95.6 million for the nine months ended December 31, 1995 to $102.5 million for the nine months ended December 31, 1996. Set forth below is a discussion of the expenses for the period.

                                                                NINE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1995          1996
                                                              -------      --------
                                                                 (IN THOUSANDS)
Losses and loss adjustment expenses.........................  $67,043      $ 50,236
Underwriting, general and administrative expenses...........   28,548        45,837
Interest expense............................................       --         2,719
Amortization and depreciation...............................       --         3,729
                                                              -------      --------
          Total losses and expenses.........................  $95,591      $102,521
                                                              =======      ========

     Losses and Loss Adjustment Expenses. Losses and LAE incurred for the nine months ended December 31, 1995 were $67.0 million compared to $50.2 million for the nine months ended December 31, 1996. The loss ratio decreased from 74.7% for the nine months ended December 31, 1995 to 67.4% for the nine months ended December 31, 1996. This decrease was the result of favorable loss development.

     Underwriting, General and Administrative Expenses. Underwriting, general and administrative expenses increased by $17.3 million primarily due to the Acquisition. The SHC portion of underwriting, general and administrative expenses was $21.2 million, which indicates a reduction of $3.9 million in underwriting, general and administrative expenses for ESIF.

     The expense ratio increased slightly from 31.8% on December 31, 1995 to 33.4% on December 31, 1996. It should be noted that the Florida Department of Labor administrative tax has decreased retrospectively from 3.15% to 2.50%, effective July 1996, while production expenses increased 2.1%.

     Interest Expense. Interest expense increased $2.7 million for the nine months ended December 31, 1996 from zero for the nine months ended December 31, 1995. Interest expense resulted from the $44.0 million of debt incurred by SHC to fund the Acquisition.

     Amortization and Depreciation. For the nine months ended December 31, 1996, amortization and depreciation expense was recorded of $3.7 million primarily in connection with intangible assets acquired in the Acquisition. The expense associated with amortization of the intangible assets, which is expected to be approximately $3.9 million per year, is not deductible for federal income tax purposes.

     NET INCOME. Income from continuing operations for the nine months ended December 31, 1995 and 1996 was $5.2 million and $5.2 million, respectively. ESIF had $2.0 million of non-recurring charges during the nine-month period ending December 31, 1996, which included the disposition of discontinued operations and conversion costs.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 FOR SHC

     REVENUE. Revenue for the fiscal years ended December 31, 1993, 1994 and 1995 was $70.8 million, $73.8 million and $64.1 million, respectively. Gross service fee (administrative fee) revenue received from ESIF and the Funds is computed as a percentage of ESIF's and the Funds' premiums. Such revenue is recognized by SHC in proportion to ESIF's and the Funds' recognition of premiums earned. SHC is required to pay certain direct expenses that are a percentage of the premiums earned by ESIF and the Funds. Such direct expenses principally include agents' commissions, reinsurance premium costs, association fees and administrative taxes. Subsequent to the Acquisition, direct expenses are included in underwriting, general and administrative expenses in ESIF's consolidated financial statements. The changes in revenue for each of the three years are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1993        1994        1995
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Gross service fees.................................  $ 70,814    $ 73,833    $ 64,090
Direct expenses....................................   (32,957)    (29,656)    (25,414)
                                                     --------    --------    --------
Net service fees...................................    37,857      44,177      38,676
Investment and other income........................       632         934       2,175
                                                     --------    --------    --------
          Total revenue............................  $ 38,489    $ 45,111    $ 40,851
                                                     ========    ========    ========

     Net Service Fees. Net service fees increased from $37.9 million in 1993 to $44.2 million in 1994 and decreased by $5.5 million to $38.7 million for the fiscal year ended December 31, 1995. The decline in net service fees for this period is due to a proportional decrease in gross service fees and direct expenses during 1995, principally attributable to a decrease in premiums earned by ESIF and the Funds. In 1994, SHC's net service fee revenue included a $3.3 million one-time reimbursement.

     Investment and Other Income. Investment income for the fiscal years ended 1993, 1994 and 1995 was $0.4 million, $0.7 million and $1.0 million, respectively. Included in other income are software consulting and maintenance fees totaling approximately $0.9 million for the fiscal year ended December 31, 1995. These fees are associated with the Company's subsidiary, Meritec, which was purchased in July 1995. The disposition of Meritec was completed by December 31, 1996.

     EXPENSES. Expenses for the fiscal years ended December 31, 1993, 1994 and 1995 are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1993       1994       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Compensation and employee benefits....................  $14,503    $15,425    $16,616
Other operating expenses..............................    7,707      8,218      8,204
Interest expense......................................    1,610         58         42
Depreciation and amortization.........................    4,891      4,872      5,112
                                                        -------    -------    -------
          Total expenses..............................  $28,711    $28,573    $29,974
                                                        =======    =======    =======

     Compensation and Employee Benefits. Compensation and employee benefits increased by $0.9 million to $15.4 million for the fiscal year ended December 31, 1994 compared to $14.5 million for 1993. The increase was principally attributable to increased payroll costs, combined with increased group life and health insurance costs. Compensation and employee benefits increased by $1.2 million to $16.6 million for the fiscal year ended December 31, 1995 compared to $15.4 million for 1994, primarily as a result of increased payroll costs coupled with the addition of employees resulting from the purchase of Meritec, effective July 1995.

     Interest Expense. Interest expense decreased by $1.6 million or 96.4% to approximately $58,000 for the fiscal year ended December 31, 1994 compared to $1.6 million for 1993. In 1993, interest expense included $1.5 million for the buyout of the Capital Appreciation Rights agreement related to a revolving loan agreement.

     Amortization and Depreciation. Amortization of intangibles for the fiscal years ended 1993, 1994 and 1995 was $4.1 million, $4.1 million and $4.3 million, respectively. Intangible assets were originally established in connection with the acquisition of SCI from Alexander and Alexander Services, Inc. on January 1, 1992.

     NET INCOME. Net income for the fiscal years ended 1993, 1994 and 1995 was $5.9 million, $10.2 million and $6.9 million, respectively. The increase in net income for 1994 as compared to 1993 of $4.3 million is due to a one-time reimbursement from one of the Funds, Louisiana Employers Safety Association Self Insurers Fund, for $3.3 million and a reinsurance premium expense decrease of $2.0 million. The decrease in net income for 1995 of $3.3 million is due primarily to lower administrative fee income which is attributable to a decrease in Fund premiums.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically met its cash requirements and financed its growth principally through cash flows generated from operations. The Insurance Subsidiaries' primary sources of cash flows are premiums earned, investment income and the proceeds from the sale or maturity of invested assets. The Administrative Subsidiaries' primary source of cash flow is service fees generated from ESIF and the Funds. The cash requirements of the Insurance Subsidiaries are primarily for the payment of claims, commissions, reinsurance premiums and management fees to SCI and the purchase of investment securities. The cash requirements of the Administrative Subsidiaries are primarily for the payment of salaries, employees benefits, debt obligations and other operating expenses. Due to the uncertainty regarding settlement of unpaid claims, the liquidity requirements of the Company vary, and the Company has attempted to structure its investment portfolio to take into account the historical payout patterns. See "BUSINESS -- Investment Portfolio." The Company purchases reinsurance to mitigate the effect of large claims and help stabilize demands on its liquidity. See "BUSINESS -- Reinsurance."

     As part of the Acquisition, SHC incurred debt of which, at December 31, 1996, consisted of a term loan in the amount of $33.0 million, and no balance was outstanding under the revolving line of credit. Scheduled quarterly payments for the term loan began on September 30, 1996 and extend through June 30, 2002, with principal payments totaling approximately $1.6 million, $3.8 million, $4.6 million, $9.0 million, $10.0 million and $4.0 million due in calendar years 1997, 1998, 1999, 2000, 2001 and 2002, respectively.

     Prior to the Effective Date, the Company intends to execute a credit agreement with the Bank pursuant to which, upon consummation of the Conversion, the existing debt will be restructured. Under such new credit facility, as of the Effective Date, the term loan will be $33.0 million and the revolving line of credit will be $5.0 million, and the interest rate initially will be the prime rate plus 1%. The annual principal payments (which are payable in quarterly installments) will be approximately $2.3 million, $5.0 million, $5.6 million, $7.6 million, $9.1 million and $3.4 million in each of calendar years 1997, 1998, 1999, 2000, 2001 and 2002, respectively. The Company anticipates that its debt obligations will be satisfied from the cash flow generated by the Administrative Subsidiaries.

     For the years ended March 31, 1995 and 1996, net cash provided by operating activities was $13.3 million and $10.8 million, respectively, while net cash used in investing activities was $12.3 million and $47.1 million, respectively. The increase in cash used in investing activities is related to the Acquisition and the assumption of debt in connection therewith. The Company expects to redeem the Series A Preferred Stock from future surpluses in excess of statutorily required capital.

     The Company's balance sheets as of March 31, 1996 and December 31, 1996 reflect $20.1 million and $21.1 million, respectively, of recoverables from the SDTF. The Company received $5.6 million and $6.5 million in actual recoveries from the SDTF for the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, respectively. The SDTF has not failed to make payments on accepted claims and the Company has no reason to believe that the SDTF will fail to meet its obligations to pay accepted claims in the future, although there can be no assurance. If the SDTF is discontinued, the Company believes that the existing reimbursement obligations of the SDTF would become general obligations of the State of Florida, although there is no assurance that a reviewing court would adopt that view. The SDTF has made no acknowledgment with regard to the enforceability of its reimbursement obligations to insurers such as the Company. See "BUSINESS -- Regulation -- Special Disability Trust Fund."

     As a self-insurance fund, ESIF recorded for statutory reporting an asset of $42.9 million, $47.3 million and $44.9 million at March 31, 1995, March 31, 1996 and December 31, 1996, respectively, for future investment income determined by discounting loss and loss adjustment expense reserves at a statutory prescribed rate. Upon conversion to a stock insurance company Bridgefield will be permitted to record discounts only on permanent disability cases. The amount of such discount is estimated at approximately $4.9 million, $4.7 million and $4.2 million at March 31, 1995, March 31, 1996 and December 31, 1996, respectively. ESIF's statutory basis surplus as a self-insurance fund was approximately $20.4 million at December 31, 1996. Upon conversion to a stock insurance company, and assuming receipt of the net proceeds from the Offerings, plus $5.5 million of additional statutory capital which will result from reorganization, Bridgefield's statutory basis surplus as a stock insurance company would be approximately $35.2 million at December 31, 1996. Such capital and surplus is considered adequate to satisfy the requirements of the Florida Insurance Code.

     The NAIC has recently adopted risk-based capital standards to establish the capital requirements of an insurance carrier based upon the risks inherent in its operations. The standards, which would become effective in Florida under a bill recently passed by the Florida legislature and submitted to the Governor, require the computation of a risk-based capital amount which is then compared to a carrier's actual total adjusted capital. The computation involves applying various financial factors to address four primary risks: asset risk, insurance underwriting risk, credit risk and off-balance sheet risk. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. Upon the conversion to a stock insurance company and the recapitalization, the Company expects to exceed such risk-based capitalization levels, as recommended by the NAIC.

     The Company's Insurance Subsidiaries are subject to state insurance laws and regulations that limit the amount of dividends or distributions that may be paid by an insurance company to its shareholders. Pursuant to the Florida Insurance Code, the Insurance Subsidiaries may not, without the prior approval of the Florida DOI, pay to their shareholders dividends or other distributions of cash or property, the total fair market value of which exceeds generally the lesser of 10% of surplus or net income, not including realized capital gains. In addition, the Order issued by the Florida DOI in connection with the Conversion requires that all dividends or distributions by the Insurance Subsidiaries be approved by the Florida DOI in advance, but the Order states that approval will be given for any dividend or distribution otherwise complying with the Florida Insurance Code. As a consequence of these legal restrictions and other business considerations, the amount of dividends that may be paid by the Insurance Subsidiaries to Summit may be limited, which may in turn limit the amount of cash available to Summit for servicing its debt and other purposes.

LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company's consolidated balance sheet includes an estimated reserve for unpaid losses and LAE. This reserve represents management's best estimate of the ultimate cost of the losses and LAE that are unpaid at the balance sheet date, including incurred but not reported ("IBNR") claims. Such reserve is established by management based upon (i) results of actuarial reviews which incorporate the Company's experience with similar cases, estimates of future claim trends, and historical trends such as recurring loss payment and reporting patterns, claim closures and product mixes; (ii) facts known to the Company; and (iii) regulatory requirements. Such reserve is continually reviewed and, as adjustments become necessary, such adjustments are included in the results of current operations.

     The following table shows changes in the historical loss and LAE reserve for ESIF for the ten fiscal years beginning with the year ended March 31, 1987. The top line shows the reserve recorded at each fiscal year end. Such amount represents an estimate of unpaid losses and LAE occurring in that year as well as future payments on claims occurring in prior years. The upper portion of the table (cumulative paid) presents the cumulative amounts paid during subsequent years on those losses for which reserves were carried as of each specific year. The lower portion (reserves re-estimated) shows the re-estimated amounts of the previously recorded reserve based on experience as of the end of each succeeding year. The re-estimate changes as more information becomes known about the actual losses for which the initial reserve was carried. An adjustment to the carrying value of unpaid losses for a prior year will also be reflected in the adjustments for each subsequent year. For example, an adjustment made in the fiscal year ended March 31, 1995 for loss reserves in the fiscal year ended March 31, 1992 will be reflected in the re-estimated ultimate net loss for each of the fiscal years ended March 31, 1992 through March 31, 1995. The cumulative redundancy (deficiency) line represents the cumulative change in estimates since the initial reserve was established. It is equal to the difference between the initial reserve and the latest re-estimated reserve amount.

            ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

                                                               FISCAL YEAR ENDED MARCH 31,
                       -----------------------------------------------------------------------------------------------------------
                         1987       1988       1989       1990       1991       1992       1993       1994       1995       1996
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
Reserves for losses
  and LAE at end of
  period.............  $ 37,002   $ 57,488   $125,065   $169,004   $209,605   $169,474   $257,307   $274,102   $259,085   $277,995
Cumulative paid as of
  One year later.....  $ 23,190   $ 40,028   $ 57,482   $ 74,481   $ 88,815   $ 71,364   $ 73,839   $ 71,915   $ 64,882
  Two years later....    42,031     70,077    100,883    133,064    138,546    118,326    122,411    114,097
  Three years
    later............    54,469     92,466    135,490    160,896    170,259    149,424    149,175
  Four years later...    63,986    110,856    146,825    176,483    190,179    165,628
  Five years later...    70,433    119,024    151,683    185,759    199,556
  Six years later....    72,985    123,810    154,668    189,948
  Seven years
    later............    75,390    126,776    158,802
  Eight years
    later............    76,457    130,904
  Nine years later...    78,730
Reserves re-estimated as of end of year
  One year later.....  $ 47,332   $101,593   $141,132   $184,334   $202,489   $233,631   $237,318   $247,737   $267,885
  Two years later....    68,254    112,663    156,080    178,786    237,767    214,381    238,014    257,002
  Three years
    later............    70,441    126,297    161,652    214,630    231,823    225,238    247,328
  Four years later...    75,980    132,163    182,010    209,894    239,113    235,163
  Five years later...    78,117    148,221    178,810    209,196    248,352
  Six years later....    86,683    145,937    178,042    215,984
  Seven years
    later............    85,476    143,905    184,986
  Eight years
    later............    83,430    148,783
  Nine years later...    87,400
Cumulative redundancy (deficiency)
  Dollars............  $(50,398)  $(91,295)  $(59,921)  $(46,980)  $(38,747)  $(65,689)  $  9,979   $ 17,100   $ (8,800)
  Percentage.........   -136.20%   -158.81%    -48.91%    -27.80%    -18.49%    -38.76%      3.88%      6.24%     -3.40%
Net reserves..........................................................................    257,307    274,102    259,085    277,995
Ceded Reserves........................................................................    103,118     93,898    108,306    109,637
                                                                                         --------   --------   --------   --------
Gross reserves........................................................................    360,425    368,000    367,391    387,632
Net reserves re-estimated.............................................................    247,328    257,002    267,885         --
Ceded reserves re-estimated...........................................................     94,271    102,247    101,161         --
                                                                                         --------   --------   --------   --------
Gross reserves re-estimated...........................................................    341,599    359,249    369,046         --
Gross cumulative redundancy (deficiency)
  Dollars.............................................................................     18,826      8,751     (1,655)
  Percentage..........................................................................       5.22%      2.38%     -0.45%

     As seen in the above table, ESIF's reserve estimates for fiscal years ended March 31, 1992 and earlier had a history of increasing (or "adversely developing") as those years matured and more data became available. In addition, as discussed in "-- Results of Operations" above comparing the years ended March 31, 1994, 1995 and 1996, for the fiscal year ended March 31, 1995 ESIF reduced its net reserve by approximately 5.5%, and subsequently increased the net reserve in fiscal year 1996 by approximately 8.3%. The adverse development trend and the recent reserve adjustments are due to several internal and external factors, as discussed below.

     Although ESIF began operations in 1979, prior to 1985 management believed that it was not necessary for ESIF to maintain detailed claims data for the purpose of projecting ultimate loss reserves because its losses over a specified amount were fully reinsured. Also, at that time self-insurance funds in Florida, including ESIF, were regulated by the Florida Department of Labor (the "DOL"), which did not require actuarial verification or the recording of IBNR claims reserves. Beginning in 1985, due primarily to changes in the reinsurance market, ESIF no longer had access to full reinsurance, and ESIF for the first time engaged an independent actuary to assist it in computing ultimate reserve estimates.

     Prior to 1989, ESIF's claims were adjusted and managed by Adjustco, Inc. ("ADJUSTCO"), an independent claims adjusting company, under contract to SCI. Adjustco was responsible for establishing, monitoring and updating case-based loss reserves used to set the reserves for ESIF's financial statements. In January 1989, SCI discontinued the contract with Adjustco and began performing such claims management functions through its wholly owned subsidiary, Summit Claims Management, Inc. ("SCM"). This change has increased ESIF's control over the handling of each claim and has permitted ESIF to collect detailed claims data. Also, due to improved data collection and computer databases, ESIF is now able to sort the data into smaller subsets that support more individualized actuarial assumptions, and ESIF is able to perform more sophisticated analysis of the data.

     In 1985, when ESIF first began establishing meaningful loss and LAE reserves, there was not a substantial volume of company-specific claims data available. The actuaries relied more heavily on industry data and assumptions. Management elected to record ESIF's reserves each year at an amount in excess of the actuarial estimates, a practice which proved to result in a more accurate reserve amount. As reflected in the table above, even with management increasing reserves over the actuarial estimates, ESIF's total reserves still experienced adverse development until 1993.

     By 1993, ESIF's business had grown significantly, and it was beginning to accumulate a much larger volume of company-specific data. Also, the data regarding claims incurred in prior years and paid in later years was becoming more reliable as this data aged and matured. The use of this data enabled ESIF's actuaries to begin estimating more accurate reserve amounts.

     In addition, in or around 1994, several external changes occurred which have improved ESIF's ability to establish more accurate reserve estimates. In January 1994, the New Florida Law went into effect. For ESIF, one of the most important reforms implemented by this law was that it permitted workers' compensation insurers in Florida to settle and close all portions of outstanding claims, whereas previously they had been permitted to settle and close only the wage loss portions. This has significantly improved ESIF's ability to predict the ultimate loss on a claim. Also, because ESIF has been able to settle and close claims that were still outstanding from prior years, it has been able to reduce the adverse development of prior years as those years continue to mature. ESIF's loss ratios have declined over the years and have become more stable.

     Another factor that has contributed to ESIF's improved actuarial estimates is the lessening of medical cost inflation. Prior to 1994, ESIF's experience showed significant annual inflation in medical expenses, which made estimating loss reserves with respect to medical costs uncertain. However, with managed care and other actual or proposed healthcare reforms limiting this rate of inflation in medical expenses, ESIF has been better able to estimate loss reserves with respect to such costs.

     Also in 1994, the Florida legislature transferred regulatory oversight of self-insurance funds from the DOL to the Florida DOI. The Florida DOI placed substantially more emphasis on the actuarial reports and requested that self-insurance funds record reserves only at amounts that had been agreed upon by the funds' actuaries.

     As a consequence of these factors that had been taking place in the early 1990s, in 1995 ESIF determined that it no longer needed to increase reserves above the actuarial estimates. ESIF's management believed that the actuarial estimates were beginning to show a trend of redundancy or only small deficiencies, as reflected in the table above. As a result, for the fiscal year ended March 31, 1995, ESIF reduced the aggregate loss and LAE reserve by approximately $25.4 million, or 9.8% of net reserves. The following table, which presents the development of actuarial net loss ratios for the same ten-year period that is set forth above, illustrates how the actuarial estimates have improved over time. This table shows net loss ratios that have been computed using only the actuarially estimated reserve amounts, and excludes any management reserves. The top line of the table shows the net loss ratio for each year, and each succeeding line shows how that ratio has developed with each succeeding year. The ratios for each succeeding year are for only that original accident year and are not cumulative.

                  DEVELOPMENT OF ACTUARIAL NET LOSS RATIOS(1)

                                                                      YEAR ENDED MARCH 31,
                                             ----------------------------------------------------------------------
                                             1987    1988    1989    1990   1991   1992   1993   1994   1995   1996
                                             -----   -----   -----   ----   ----   ----   ----   ----   ----   ----
Actuarial loss & loss adjustment expense
  ratios...................................           86.0%   89.8%  77.0%  66.8%  67.0%  59.8%  55.8%  59.8%  60.4%
One year later.............................   86.0%   89.4    85.8   77.0   67.1   64.8   56.2   53.8   58.7
Two years later............................   92.0    98.9    91.5   77.2   66.9   61.6   61.0   54.3
Three years later..........................   98.7    97.8    93.4   84.5   70.3   64.2   60.7
Four years later...........................   98.2   100.9   103.1   87.2   75.3   64.7
Five years later...........................  101.3   110.7   103.1   89.9   76.8
Six years later............................  108.7   110.7   104.3   92.5
Seven years later..........................  108.1   110.8   106.2
Eight years later..........................  107.7   111.7
Nine years later...........................  111.6

---------------

(1) Actuarial net loss ratios are estimated billable premium regardless of the payment plan net of specific reinsurance. This table does not reflect the impact of aggregate reinsurance.

     As shown in this table, the net loss ratios for fiscal years prior to 1992 have steadily increased as those accident years have developed. The net loss ratios for years 1992 and later have remained relatively stable. These trends correlate to the trend of the actuarially estimated reserves for years prior to 1992 to develop adversely as those years mature, and for years 1992 and later to be more accurate and experience less adverse development. By 1995, when management of ESIF determined that it would not need to record reserves in excess of the actuarial estimates, these net loss ratios had begun to evidence the trend toward less adverse development. For example, the net loss ratio for 1987 was 86.0% in that year, and by the end of 1994 the 1987 net loss ratio had developed to 108.1%. In contrast, the net loss ratio for fiscal year 1992 was 67.0% in that year, but it had positively developed to 61.6% by the end of 1994. Years subsequent to fiscal year 1992 continued to evidence this trend.

     The improved quality and quantity of ESIF's claims data also resulted in two adjustments in fiscal year 1996, an increase of the loss and LAE reserve and a decrease of accrued billable premiums relating to ESIF's retrospective rated insurance policies (the "RETRO PLANS"). For the fiscal year ended March 31, 1996, the loss and LAE reserve was increased consistent with revised actuarial indications. ESIF's independent actuaries determined that the reserve provision for claims occurring in prior years should be increased by approximately $10.8 million, which was 4.4% of reserves at the beginning of the year and 3.9% of net reserves.

     During the fiscal year ended March 31, 1996, the amounts incurred and paid for fund years 1981-1986 were greater than the amounts expected based on the development pattern underlying the March 31, 1995 reserve estimates, as demonstrated in the following table:

                              FUND YEARS 1981-1986
                        ACTIVITY DURING FISCAL YEAR 1996

  EXPECTED        ACTUAL        EXPECTED        ACTUAL
 ADDITIONAL     ADDITIONAL     CHANGE IN      CHANGE IN
  PAYMENTS       PAYMENTS      INCURREDS      INCURREDS
------------   ------------   ------------   ------------
$4.1 million   $7.1 million   $2.7 million   $7.2 million

The amounts shown in the foregoing table reflect changes in the cumulative amount of payments and incurreds on both an estimated and actual basis.

     Part of this variance from expectations was due to the significant emphasis on closing claims during the fiscal year ended March 31, 1996. Management believed that it was in the long-term best interests of the

Company to pursue aggressively settlement of medical claims, even if such settlement resulted in payments in excess of existing case reserves, in order to avoid potential increases in claims amounts due to inflation of medical costs, possible increases in statutory benefit levels and other factors that could not be fully anticipated. Nevertheless, case reserves, which were expected to decrease by $1.4 million for these early fund years, actually remained unchanged.

     An in-depth review of these variances was undertaken by the Company's consulting actuaries. Specifically, data for the indemnity, medical and expense components of the Company's experience were separately reviewed to better understand the underlying patterns. This review confirmed the need to re-evaluate the loss development tail factors supporting the reserve estimates.

     As noted above, the Company wrote only a limited amount of business in its early years of operations. The development patterns that emerged from the actual loss experience in these early years define the development factors that are applied to all subsequent years. Consequently, as the experience matures, changes to the pattern will have a leveraged effect on the actuarial reserve estimates. At the same time the estimates, over time, rely more heavily on the Company's actual experience.

     In light of this new experience, the actuaries adjusted the development patterns to reflect these higher levels of expected development. Given the limited number of claims remaining open for these early years, it is expected that no additional adjustment in the development pattern will be necessary as these claims are settled, and reviews made subsequent to March 31, 1996 support this expectation.

     As a result of the revision in development patterns, the actuarial reserve estimate at March 31, 1996 was increased by approximately $10.8 million as an additional provision for prior years. The aggregate loss and LAE reserves of the Company at March 31, 1995 and March 31, 1996 were based upon the best estimates of such reserves by the Company's consulting actuaries.

     With respect to retrospective premiums, the actuaries reduced their estimate of accrued retrospective premiums by approximately $9.3 million. The establishment of an estimate of accrued retrospective premiums requires an analysis of both the overall losses for all Retro Plan participants (the mean loss ratio) as well as an estimate of the dispersion of individual participant loss ratios around the overall mean (the variance of the loss ratios). Prior to March 31, 1996, the actuaries had developed an estimate of the variance using only a limited amount of information about the individual participants' actual loss experience. To a large extent, the model was based on industry information regarding the dispersion of workers' compensation loss ratios around the mean. The annual review of the amount of accrued retrospective premiums reflected revised estimates of the participants' mean loss ratio, but did not re-estimate the variance assumption.

     During 1995, ESIF's actuaries reviewed the aggregate information for participants in the Retro Plans. For years 1986 through 1988, a majority of the losses had already been paid so that the actuaries were able to evaluate the actual dispersion of individual participants' losses around the mean. The actuaries concluded from this review that the earlier assumption of the variance tended to underestimate the proportion of the insureds that would experience losses in excess of the Retro Plans cap. The estimate of the variance was revised to better match the actual experience of the Retro Plans participants for these earlier years and applied the same assumptions to more recent years. Thus, although the reserving model remain unchanged, revised assumptions regarding variance using more individualized data caused the estimates of retrospective premiums receivable to be reduced.

     The following table contains summary reconciliations of the beginning and ending insurance reserves, displayed individually for each of the three most recent fiscal years and for the six months and nine months ended September 30, 1996 and December 31, 1996, respectively.

                                         YEAR ENDED MARCH 31,            SIX MONTHS          NINE MONTHS
                                    ------------------------------         ENDED                ENDED
                                      1994       1995       1996     SEPTEMBER 30, 1996   DECEMBER 31, 1996
                                    --------   --------   --------   ------------------   -----------------
                                                                (IN THOUSANDS)
Net reserves for losses and LAE at
  beginning of year...............  $257,307   $274,102   $259,085        $277,995            $277,995
                                    --------   --------   --------        --------            --------
Less: Recoverable from Florida
  SDTF(1).........................    (6,745)    (9,929)   (15,879)        (20,060)            (20,060)
                                    --------   --------   --------        --------            --------
Net reserves for losses and LAE
  less SDTF recoverable assets at
  beginning of year...............   250,562    264,173    243,206         257,935             257,935
Add provision for claims occurring
  in:
  The current year................   118,889     94,520     84,058          35,663              53,698
  Prior years.....................   (10,478)   (25,404)    10,786          (3,528)             (3,462)
                                    --------   --------   --------        --------            --------
Incurred losses during the current
  year............................   108,411     69,116     94,844          32,135              50,236
Deduct payments for claims
  occurring in:
  The current year................    17,704     16,857     15,432           3,565               8,378
  Prior years.....................    77,096     73,226     64,683          31,898              48,137
                                    --------   --------   --------        --------            --------
Claim payments during the current
  year............................    94,800     90,083     80,115          35,463              56,515
Net reserves for losses and LAE
  less SDTF recoverable assets at
  end of period...................   264,173    243,206    257,935         254,607             251,656
Add: Recoverable from Florida
     SDTF(1)......................     9,929     15,879     20,060          21,138              21,138
                                    --------   --------   --------        --------            --------
Net reserves for losses and LAE at
  end of period...................   274,102    259,085    277,995         275,745             272,794
Add: Reinsurance recoverables
     (exclusive of recoverables on
     paid losses).................    93,898    108,306    109,637         102,451             104,129
Gross reserves for losses and LAE
  at end of period (GAAP basis)...  $368,000   $367,391   $387,632        $378,196            $376,923
                                    ========   ========   ========        ========            ========

---------------

(1) The change in the SDTF recoverable asset is included in incurred losses in the Statement of Income.

     A reconciliation of the loss and LAE reserves determined on a GAAP basis with the reserves recorded on the statutory basis financial statements provided to state regulatory authorities is as follows:

                                         MARCH 31, 1996
                                 -------------------------------   SEPTEMBER 30,   DECEMBER 31,
                                   1994       1995       1996          1996            1996
                                 --------   --------   ---------   -------------   ------------
                                                         (IN THOUSANDS)
GAAP basis loss and LAE
  reserves.....................  $368,000   $367,391   $ 387,632     $ 378,196      $ 376,923
Reinsurance recoverables
  included in GAAP loss and LAE
  reserves.....................   (96,680)  (108,440)   (106,812)     (102,396)      (103,508)
Adjustment for the effect of
  computing GAAP basis loss
  reserves using paid losses
  gross of SDTF recoveries.....   (15,530)   (24,836)    (31,376)      (28,832)       (28,832)
Discounting of indemnity
  portion of permanent
  disability claims............     4,730      4,875       4,667         4,235          4,235
                                 --------   --------   ---------     ---------      ---------
Statutory basis loss and LAE
  Reserves.....................  $260,520   $238,990   $ 254,111     $ 251,201      $ 248,818
                                 ========   ========   =========     =========      =========

     The Company's GAAP basis balance sheet also includes the following amounts related to the Florida SDTF:

                                    MARCH 31,
                          ------------------------------     SEPTEMBER 30,     DECEMBER 31,
                           1994       1995        1996           1996              1996
                          ------     -------     -------     -------------     ------------
                                                   (IN THOUSANDS)
Recoverable from SDTF...  $9,929     $15,878     $20,060        $21,138          $21,138
Reinsurance recoverable
  related to SDTF.......   7,235      10,317      11,781          8,445            8,445

     The recoverable from SDTF asset has been recorded based on ESIF's historical collection experience and the amount of claims identified as subject to SDTF recovery. The SDTF reinsurance recoverable results from calculating such recoverables using loss and LAE reserves computed using paid losses gross of SDTF recoveries and in consideration of expected recoveries from SDTF. Certain of the claims used in the determination of the SDTF recoverable are of an amount which will pierce reinsurance layers. The Company will pursue recovery of such claims under the provisions of its reinsurance agreements. Subsequently, as the Company remits the claims to the SDTF, and ultimately collects these claims from SDTF, the Company will remit to the reinsurers their portion of the SDTF recoveries. The aggregate recoverable from SDTF asset and the SDTF related reinsurance recoverable, which approximates the amount of the increase in loss reserves resulting from determining the GAAP basis loss reserves using paid loss data gross of SDTF recoveries, represents managements best estimate of the aggregate amounts that will be recovered.

     The Company received $3.2 million from SDTF for the nine months ended December 31, 1995 and $6.5 million for the nine months ended December 31, 1996. In order to quantify the amounts recoverable from the SDTF, which are management's best estimates of the amounts that will be recovered, ESIF reviewed its claims that have been identified as subject to SDTF recovery considering ESIF's historical recovery experience on claims submitted to the SDTF. In addition, ESIF estimated the amount of claims it expects to recover over the next four years based on actual collection experience for the most recent two years, and discounted the expected recoveries using an appropriate interest rate. The amounts reflected as recoverables from the SDTF were based on the discounted expected collection amounts rather than on the total claims identified as subject to SDTF recovery. ESIF believes it will be reimbursed over a number of years. See "RISK FACTORS -- Possible Underfunding of Florida Special Disability Trust Fund."

     The SDTF has not prefunded its claims liability, and no reserves currently exist to satisfy future claims. Under Florida law, the SDTF is currently scheduled to expire in the year 2000, unless it is re-created by the Florida legislature. The SDTF recently underwent legislative review. Under a recent bill passed by the Florida legislature and submitted to the Governor, the SDTF law would be amended so that claims arising from accidents occurring on or after January 1, 1998 would not be accepted for reimbursement by the SDTF. The bill states the SDTF will be liable for reimbursement for subsequent injuries that occur prior to January 1, 1998, and that assessments are to continue for funding purposes.

     In addition, the Florida DOI participated with the Florida legislature in the review of current and proposed statutory accounting treatments of SDTF projected recoveries, and with respect to how an insurer may include such estimated recoveries in its admitted asset and loss reserve calculations in statutory financial statements. Under the bill referred to above, the anticipated SDTF recoveries that an insurer could take into account when computing loss reserves in its statutory financial statements would be limited to recoveries for which a claim has been accepted for payment. Credit for all other anticipated recoveries would be capped at the total SDTF recovery amount used by the insurer in 1996, and this capped amount would be phased out over a five year period, commencing with statutory financial statements filed in the year 2000 (20% per year reduction of 1996 capped amount).

     While it is not possible to predict the outcome of this or any other legislative or regulatory proposals affecting the SDTF, changes in the SDTF's operations or funding which decrease the availability of recoveries or increase assessments payable by the Company, or the discontinuation of the SDTF, could have a material adverse effect on the Company's business, financial condition, or results of operations.

     Subject to the legislation set forth above, the SDTF recoverable recorded on the Company's balance sheet is an actuarial estimate of the amount the Company can expect to recover from the SDTF on eligible claims. The Company has a dedicated claims unit that handles the tracking, submission and collection process with the SDTF. In the event that there are adverse developments in SDTF collection experience, the recorded recoverable balance will accordingly be adjusted.

     With respect to collection patterns, the SDTF reviews reimbursement requests on a claim by claim basis, with actual collection payments tied to the paid loss development over a claim's life. The payments are not made ratably or in any other predictable pattern. A prior actuarial review of the SDTF indicated the average time frame for collection of a claim made to the SDTF is 6 to 8 years.

                                    BUSINESS

OVERVIEW

     The Company provides a variety of managed care workers' compensation products and services to employers and self-insured employer groups primarily in Florida, as well as in Louisiana and Kentucky. Through the Company's Administrative Subsidiaries, the Company provides administrative services for the Funds, for the Insurance Subsidiaries and for certain municipalities. These administrative services include most aspects of daily operations of the Funds and the Insurance Subsidiaries, including sales and marketing, underwriting, claims administration, loss control and policy administration. These services are provided for a fee, with the Company generally receiving a percentage of premiums. The Administrative Subsidiaries do not assume any underwriting risk of the Funds, entities formed to provide workers' compensation coverage for self-insured employer groups on a pooled basis.

     The Insurance Subsidiaries, which include Bridgefield and Bridgefield Casualty, underwrite and assume the underwriting risk with respect to workers' compensation insurance policies for Florida employers of all sizes, primarily in the construction, manufacturing, wholesale and retail, and service industries. As of December 31, 1996, the Company's insurance products and administrative services are provided to approximately 15,800 employers representing approximately $217.4 million in premiums, including approximately $101.0 million in premiums attributable to the Funds and $116.4 million in premiums attributable to the Insurance Subsidiaries ($108.3 million in the case of Bridgefield and $8.1 million in the case of Bridgefield Casualty).

     The Company's approach to managed care workers' compensation is to select responsible employers for coverage, assist such employers in creating a safe work place, and proactively manage claims, thereby returning employees to work promptly and minimizing losses. Employers' safety programs are monitored by the Company's staff of approximately 25 loss control field representatives who visit an employer's work place on at least an annual basis. Reported claims are proactively managed by the Company so that employees receive prompt care by healthcare professionals which are part of the Company's provider network. The Company's claims management professionals direct care through the provider network, monitor employee treatment and progress toward returning to work and perform utilization and peer review to control costs. The Company's approach to managed care workers' compensation has produced an average net ultimate loss ratio for ESIF during the three fiscal years ended March 31, 1996 of 69.8%, which is better than the national average of 75.0% during the period 1993 through 1995, based on information published by A.M. Best. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,"
"-- Strategy" and "-- Managed Care."

INDUSTRY

     Workers' compensation benefits are state-mandated and regulated programs that generally require employers to provide medical benefits and wage replacement to employees injured at work, regardless of fault. In the event an employee suffers a work-related injury, workers' compensation coverage will pay the medical benefits associated with such injury, regardless of whether the injured employee participates in any other health or medical benefits program. Each individual state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical care required to be provided and the cost of permanent impairment, and provides whether the injured employee or the employer has certain options in selecting healthcare providers. State laws generally require two types of benefits for injured employees: (i) medical benefits that include expenses related to diagnosis and treatment of the injury, as well as rehabilitation, if necessary, and (ii) indemnity payments that consist of temporary wage replacement, permanent disability payments or death benefits to surviving family members. To fulfill this mandated financial obligation, virtually all employers are required to either purchase workers' compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund (an entity that allows employers to obtain workers' compensation coverage on a pooled basis, typically subjecting each employer to joint and several liability for the entire fund) or, if permitted by their state, to self-insure.

     The Florida workers' compensation market accounted for more than 90% of the Company's total revenue for the fiscal year ended March 31, 1996 (on a pro forma basis after giving effect to the Conversion). Florida is the fourth largest state in terms of population behind California, New York and Texas and, according to the Florida DOI, the Florida workers' compensation market approximated $3.2 billion in premiums in 1995. Approximately 62% of Florida's population is between the ages of 15 and 64, generally considered the employment pool subject to workers' compensation requirements. Over half of Florida's employment is in the service and wholesale/retail trade sectors, with manufacturing, construction and agriculture following (in order of size) to make up the bulk of the remainder of the state's employment base. Based upon data reported by the NAIC, had ESIF been a stock insurance company on December 31, 1995, it would have been one of the five largest workers' compensation insurers in Florida, based on the amount of direct premiums earned. See "RISK
FACTORS -- Concentration in a Single State."

STRATEGY

     The Company believes that the Conversion provides new opportunities for improving its return on invested capital through growth in its core workers' compensation business. Following the Conversion, the Company will be able to offer both self-insurance and traditional indemnity products, which will improve its ability to service its markets. In addition, as a stock corporation, the Company may have access to additional capital to finance growth by acquisition and to expand into other geographic markets (subject to any necessary regulatory approvals). Key aspects of the Company's business strategy following the Conversion include:

     Continued Use of Both Self-Insurance and Indemnity Products. The Company will continue to offer workers' compensation products and services to its employer customers through both management of self-insured employer groups and issuance of traditional indemnity insurance policies. The Company believes that its ability to offer both self-insurance and indemnity services and products will enable it to compete more effectively in its current markets, and will provide it with flexibility for responding to changes in its current markets and expanding into additional markets.

     Emphasis on Profitable Underwriting Results. The Company has historically focused on underwriting results, achieving what it believes are excellent loss results due to its integrated system of coordinating major aspects of workers' compensation product management. The Company intends to continue to emphasize maintaining strong underwriting results in an effort to provide a competitive workers' compensation coverage package, to control costs and to maximize return on invested capital.

     Proactive Implementation of Managed Care. Managed care will continue to be a key part of the Company's overall approach to effective management of workers' compensation claims. The Company believes that its use of managed care techniques in combination with selective underwriting enables the Company to provide high quality and cost-effective care to injured employees, while at the same time lowering overall insurance costs.

     Leveraging of Administrative Services Capabilities. The Company's systems, procedures and organizational structure are designed to provide effective, high quality administrative services to multiple workers' compensation entities. The Company intends to continue pursuing opportunities to further leverage its administrative services through management of additional self-insurance funds, indemnity insurance carriers and self-insured governmental entities located throughout the South.

     Emphasis on Excellent Customer Service. The Company believes that the offering of workers' compensation insurance products and services is best implemented and managed through emphasis on customer service and frequent contact with both employer customers and independent sales agents. The Company intends to continue emphasizing excellent customer and sales support services.

MANAGED CARE

     Over the past eight years, the Company has implemented a managed care approach to workers' compensation. The Company's managed care strategy reduces costs through loss prevention, early intervention and proactive management of claims. The Company's focus on loss prevention includes helping employers establish workplace safety programs, making on-site visits to the workplace and coordinating among the Company's underwriting, loss control, claims management and sales and marketing groups. Once a claim occurs, the Company's early intervention procedures enable the Company to identify injuries that have the potential of resulting in significant expenses and controlling these expenses from the outset. The Company generally uses a three-point contact system with the goal of contacting each of the injured employee, the employer and the health care provider within 24 hours after notification of an initial claim. The Company's SMART(TM) (Summit Medical Alert Reaction Team) coordinates a medical claim from inception to completion in order to provide quality health care to the injured employee so that he or she may return to work as quickly as possible. The Company believes returning an employee to the job quickly is an effective means of controlling indemnity payments for lost wages, typically the largest component of workers' compensation costs as well as medical expenses.

     The Company directs claimants to healthcare providers that are part of the Company's managed care networks. These networks currently include healthcare providers who have contracted with Heritage/Summit Healthcare of Florida, Inc., the Company's wholly owned provider network subsidiary, or with Vincam Occupational Health Systems, Inc., an unaffiliated provider network. These arrangements currently give the Company access to healthcare providers in every county in Florida, including approximately 2,000 total practitioners and hospitals. The Company is currently one of four workers' compensation companies with approved managed care provider networks in every Florida county. With such networks, the Company emphasizes the use of cost control measures such as utilization review. The Company's total managed care approach, including early intervention, proactive claims management and use of provider networks, in combination with state-mandated fee schedules, has resulted in the Company reducing the amount it pays for medical bills submitted by an average of 44%.

PRODUCTS AND SERVICES

     The Company's operations are comprised of two general types: (i) administrative services provided by the Administrative Subsidiaries, and (ii) insurance coverage underwritten by the Insurance Subsidiaries.

     Administrative Services. The Company provides a full range of management and administrative services for the Funds and for certain municipalities. The Company's Administrative Subsidiaries also provide these services for the Insurance Subsidiaries. The services include those needed to manage an integrated workers' compensation program, including sales and marketing, underwriting, claims management, loss control and policy administration.

          Claims Management. The Company's claims management group consists of approximately 170 claims adjusters based at the Company's headquarters and 12 field claims adjusters. The Company believes that it has developed a sophisticated, efficient claims management system which facilitates the prompt resolution of claims. On average, each claims adjuster has a case load of 125 outstanding claims, which the Company believes is a contributing factor in reducing and controlling claims costs. Claims adjusters electronically track the progress of claims filed and issue regular reviews on the status of cases. On a bi-monthly basis, claims personnel review selected cases for changes in status and adjustments to case-specific reserves. In order to provide consistent service and build customer relationships, the Company assigns claims adjusters by geographic territory. However, given the special considerations related to medical claims, the Company has established a designated medical claims management group which is utilized for medical related claims in all territories.

          Underwriting and Loss Control. The Company's services include assisting the Funds, the Insurance Subsidiaries and other clients with formulating their underwriting guidelines and then implementing those guidelines on behalf of the client. Management believes that one of the Company's most valuable services for its clients, and one of the ways that the Company is able to minimize its own insurance risks, is the Company's general practice of recommending for membership in a Fund, or for issuance of a policy, those employers who fit the Company's underwriting criteria. Prior to recommending that the client or the Insurance Subsidiaries accept a risk, the Company's underwriters review the employer's prior loss experience and safety record, premium payment and credit history, employment classifications and physical operation. As part of the Company's ongoing loss control efforts, each employer undergoes a semi-annual review of its coverage.

     After accepting an employer for workers' compensation coverage, the second phase is to help the employer manage its safety risks. The Company employs a staff of approximately 25 loss control field representatives whose goals include visiting new employees within 90 days of coverage. Loss control professionals complete training programs upon joining the Company, and many come with certifications and professional designations for loss control and safety. Loss control representatives assist employers in developing and monitoring safety programs to reduce work related injuries and health hazards. After evaluating an employer's loss profile, a loss control field representative will help develop a loss control program and establish accident reporting and claims investigation protocol. A primary objective for field representatives is to educate employers on necessary safety systems and health issues which will enable the employers to manage their own risk.

     In an effort to evaluate the underwriting process and provide an early warning system, the underwriting department, in cooperation with the loss control department, produces a monthly computer-generated report identifying specific employers where excessive losses have occurred. Triggered by these reports, loss control representatives inspect the employer's operations and issue recommendations based on their findings. Further, loss control representatives conduct periodic spot checks to determine the effectiveness of specific recommendations.

          Sales and Marketing. All of the Company's products and the Fund memberships are sold through independent insurance agents. The Company's sales and agency relations department and telemarketing department work with more than 1,000 independent insurance agencies. The Company's agency executives are sales professionals who work closely with the larger agencies, maintaining regular communications with the agencies and keeping them up to date on the Company's products and services, as well as developments and trends in workers' compensation insurance. The Company's telemarketing representatives maintain contact with the smaller agencies by telephone, keeping those agencies informed about products, services and trends. Often, the Company's agency executives work with the independent agents in making presentations to potential clients. The sales department is responsible for maintaining the record of accounts for each agent and ensuring that proper commissions are paid in a timely manner. Sales conferences and seminars are held regularly for agents and their staffs.

     The Company's creative services department supports the sales and agency relations functions. This seven-person department functions as an in-house advertising agency to produce brochures, newsletters, posters, videos and other visual presentations to assist the independent agents, and in turn their clients, in understanding how the Company's products and services can satisfy an employer's workers' compensation insurance needs. The creative services department also provides a service to members of the Funds by informing them about developments in safety, claims and other areas of workers' compensation through internally generated newsletters and articles in trade publications.

          Policy Administration. It is an objective of the Company to provide every insured and Fund member and their employees with timely and quality service. The Company maintains a group of approximately 30 client service personnel who answer all incoming client telephone calls and handle other requests for customer support. These personnel coordinate with the sales force and field personnel, and they are responsible for maintaining a client database. In addition, the Company has a group of approximately 20 persons who perform premium audits, working both internally at the Company's headquarters and in the field at client sites. These auditors are responsible for making certain that the payrolls and job classifications for each insured and Fund member are accurately reflected in the premium amounts charged for coverage. The field auditors generally conduct a premium audit for every insured and Fund member on an annual basis. Separately, the Company has a team of approximately 15 individuals who handle collections and disputes related to premiums.

          Primary Customers. The Company's primary customers for its administrative services are its own Insurance Subsidiaries and the four Funds, including the Florida Retail Federation Self Insurers Fund ("FRF"), the Louisiana Employers Safety Association Self Insurers Fund ("LESA"), the Louisiana

Retailers Association Self Insurers Fund ("LRA"), and the Kentucky Retail Federation Self Insurers Fund ("KRF"). SCI assisted with the formation of and became the administrator for FRF, LRA and LESA in 1979, 1980 and 1982, respectively. SCI became the administrator of KRF in 1995. None of the Funds are related to the Company, except that certain of the directors of Summit are trustees of certain of the Funds, as described in "MANAGEMENT OF THE
COMPANY -- Compensation Committee Interlocks and Insider Participation" and "CERTAIN TRANSACTIONS." Each of the Funds was formed at the direction of a particular trade association, and each is a trust organized and operated under provisions of applicable state law. Each Fund has a board of trustees, but no officers or employees, and the board of trustees of each Fund has contracted with SCI to perform most aspects of the daily operations of such Fund.

     Each Fund has executed a written administrator's contract with SCI which defines the services to be performed by SCI and the fee to be paid by the Fund. These contracts are intended to be (i) long-term in nature, with initial terms of between two and five years and provisions for automatic renewal, and (ii) terminable by the Funds for "good cause," which is generally defined to mean a failure by SCI to perform its obligations under the contract or SCI's fraud or bankruptcy, with such default by SCI not being cured within a 90-180 day period after notice from the Fund. For these reasons and because the Funds have no employees and the Company manages all aspects of their relationships with agents and members, the Company believes that it would be difficult for the Funds to cancel their contracts with the Company or move the business to a new administrator. The Company intends to continue providing the administrative services that it currently provides, and it has no reason to believe that its relationships with any of the Funds will be adversely affected by the Conversion. The Funds have no equity or other type of ownership interest in the Company and, therefore, are not entitled to participate in the Conversion.

     The following table presents the Company's annual administrative fee revenues received from each Fund:

                                                             YEAR ENDING DECEMBER 31,
                                                            ---------------------------
                                                             1993      1994      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
FRF.......................................................  $32,196   $31,104   $28,990
LESA......................................................    8,708     8,000     6,035
LRA.......................................................    4,573     4,595     3,904
KRF.......................................................       --        --       294
                                                            -------   -------   -------
          Total...........................................  $45,477   $43,699   $39,223
                                                            =======   =======   =======

     Such annual administrative fee revenues are generally a contractually agreed upon percentage of each Fund's premiums. Out of such annual administrative fees, the Company is required to pay certain direct expenses, including agents commissions, premium taxes and reinsurance premiums.

     The following describes certain information about each of the four Funds:

          Florida Retail Federation Self Insurers Fund. FRF was established in 1979 as a workers' compensation self-insurance fund targeted specifically to retailers, service providers, wholesalers and retail-related businesses in Florida. As of December 31, 1996, FRF had approximately 7,250 member employers and annual premiums in excess of $77.2 million. FRF memberships renew each year on January 1.

          Louisiana Employers Safety Association Self Insurers Fund. LESA was established in 1982 and currently provides coverage to over 800 member employers in Louisiana. As of December 31, 1996, LESA had annual premiums of approximately $12.0 million. LESA memberships renew each year on April
     1. LESA's members have voted in favor of converting the Fund to a nonassessable mutual insurance company. If such conversion is approved by the applicable insurance regulators and effected, upon the approval of SCI, LESA would replace its current administrator's agreement with a managing general agent agreement, pursuant to which SCI would continue without interruption to manage the day-to-day operations of LESA, as converted to an insurance company.

          Louisiana Retailers Association Self Insurers Fund. LRA was established in 1980 as a workers' compensation self-insurance fund targeting specifically wholesalers and retail-related businesses in Louisiana. As of December 31, 1996, LRA had over 1,250 retail member employers and annual premiums of approximately $8.9 million. LRA memberships renew each year on July 1.

          Kentucky Retail Federation Self Insurers Fund. KRF is a workers' compensation self-insurance fund for selected Kentucky retail businesses, and SCI assumed administration of KRF in August 1995. As of December 31, 1996, KRF had over 1,200 members and annual premiums of approximately $2.9 million. KRF memberships renew each year on January 1.

     Insurance Operations. Prior to the Conversion, ESIF was one of the largest workers' compensation self-insurance funds in Florida, with approximately 4,760 member employers and approximately $108.4 million in annual premiums as of December 31, 1996. ESIF's policies renew each year on April 1.

     ESIF has maintained a relatively steady risk distribution of business groups. A breakdown of all business segments is shown below:

                            ESIF'S RISK DISTRIBUTION
                              AS OF MARCH 31, 1996

                                                          APPROXIMATE % OF TOTAL
                       INDUSTRY                              PREMIUMS WRITTEN
                       --------                         ---------------------------
Construction..........................................               41%
Manufacturing.........................................               18%
Wholesale and retail..................................               15%
Service...............................................               14%
Transportation........................................                7%
Agriculture...........................................                5%
                                                                    ---
          Total.......................................              100%
                                                                    ===

     During 1995, in an effort to compete with those workers' compensation insurers who issue non-assessable policies, the Company formed Bridgefield Casualty, which is licensed to underwrite property/casualty insurance in Florida and is capitalized with $5.7 million of cash and invested assets. Bridgefield Casualty began offering a non-assessable workers' compensation policy in Florida effective January 1, 1996, and as of December 31, 1996 had written approximately 520 such policies representing approximately $8.1 million of annual premiums. Subject to receipt of licensing approvals, Bridgefield Casualty intends to begin selling non-assessable workers' compensation policies in Louisiana. Future plans also include possible workers' compensation offerings in other states as well as other property/casualty products offered to members of the Funds.

     The Company's products and rating plans encompass a continuum of options designed to fit the needs of its insured employers and employer groups. The basic product, accounting for approximately 70% of the Insurance Subsidiaries' premiums in force at March 31, 1996, is a guaranteed cost contract, in which the premium for each employer is set in advance and varies only based upon changes in the client's operations or payroll. In return, the Company agrees to assume statutorily imposed obligations of the employer to provide workers' compensation benefits to its employees. The premium for such a policy depends upon the type of work performed by the employees and the general business of the insured. An employer large enough to qualify, typically those paying more than $25,000 in annual premiums, may choose a different product, having its premium based on its loss experience relative to its peers as determined over a one-year period. A client who desires to assume a certain amount of financial risk may elect a deductible which makes the client responsible for the first portion of any claim. In exchange for the deductible election, the employer receives a premium reduction. The Company also offers a loss sensitive plan (retrospective rated plan) to employers paying more than $25,000 in annual premiums. Under this plan, final premium for a period is determined on the basis of the insured's actual losses during that period. If a client's losses during a claims period are better than expected, the Company may be required to refund a portion of the premium previously paid. Throughout the fiscal years ended March 31, 1994, 1995 and 1996, and the nine months ended December 31, 1996, the

Company established and maintained gross aggregate accruals for retrospective refunds in amounts of $6.4 million, $9.2 million, $10.6 million and $10.4 million, respectively. Between March 31, 1994 and December 31, 1996, the Company paid an aggregate of $0.9 million in excess of these refund accruals. Retrospective rated policies accounted for 33%, 32%, 30% and 31%, respectively of total premiums during the fiscal years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1996. The Company secures substantially all of its retrospective liability through a combination of letters of credit, cash deposits and other instruments.

REINSURANCE

     The Company obtains reinsurance principally to reduce its net liability on individual risks, to provide protection for catastrophic losses, to stabilize its underwriting results and to increase its underwriting capacity. In exchange for reinsurance, the Company pays to its reinsurers a portion of the premiums that the Company receives.

     ESIF currently maintains specific Excess Reinsurance with several reinsurers, under which the reinsurers have agreed to pay claims and claims expenses over a specific dollar amount per occurrence. ESIF currently maintains Excess Reinsurance agreements with John Hancock Life Insurance Company, Lincoln National Life Insurance Company, Republic Western Mutual Insurance Company and National Union Fire Insurance Company pursuant to which each of such reinsurers agrees to pay claims and expenses above a certain amount and up to a specified limit per claim. The aggregate effect of such agreements is that claims and claims expenses in excess of $50,000 per claim and up to the statutory amount per claim will be paid by one or more of such reinsurers in accordance with the terms of such agreements. Further, ESIF has entered into Quota Share Reinsurance agreements with Am Re, St. Paul Fire and Marine Insurance, Constitution Reinsurance Corp. and Transatlantic Reinsurance Co. under which ESIF has ceded to such reinsurers, in the various proportions taken by each of them, an aggregate of 75% of the premiums on workers' compensation policies written during such period, and such insurers, in the respective proportions taken by each of them, have assumed that same percentage of risks under such policies. The portions taken by each of such reinsurers is as follows: Am Re -- 35%; St. Paul Fire and Marine Insurance -- 15%; Constitution Reinsurance
Corporation -- 20%; and Transatlantic Reinsurance Company -- 5%.

     Bridgefield Casualty has an Excess Reinsurance agreement with Continental Casualty Company under which that reinsurer has agreed to pay claims and claims expenses up to statutory limits per claim, to the extent each claim exceeds $0.5 million. In addition, Bridgefield Casualty has a Quota-Share Reinsurance agreement in effect with Am Re under which Bridgefield Casualty cedes to Am Re a percentage (currently 80%) of all written workers' compensation premiums and Am Re assumes that same percentage of risks.

     Quota Share Reinsurance allows the Insurance Subsidiaries to write, within regulatory guidelines, a larger number of policies than they could otherwise. In the event that a Quota Share Reinsurance agreement is terminated for any reason, the Insurance Subsidiaries could be required to increase their capital substantially or reduce their level of workers' compensation premiums, unless they are able to establish another Quota Share Reinsurance arrangement.

     Reinsurance does not legally relieve an insurer from its liability under the workers' compensation policies it issues, but it does make the assuming reinsurer liable to the insurer for the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. The Company regularly performs internal reviews of the financial strength of its reinsurers. However, if a reinsurer is unable to meet any of its obligations to the Insurance Subsidiaries under the reinsurance agreements, the Insurance Subsidiaries would be responsible for the payment of all claims and claims expenses which the Company has ceded to such reinsurer. Pursuant to the Order, Bridgefield is permitted to cede reinsurance only to authorized reinsurers, unless it obtains the prior approval of the Florida DOI. See "RISK FACTORS" -- Dependence on Reinsurance."

     Certain detailed information regarding the Company's total reinsurance recoverable is provided in the following table (dollars in thousands):

                                       AS OF MARCH 31, 1996           AS OF DECEMBER 31, 1996
                                   -----------------------------   -----------------------------
     REINSURANCE                    PAID      UNPAID                PAID      UNPAID
       CARRIER         RATING(1)   CLAIMS     CLAIMS     TOTAL     CLAIMS     CLAIMS     TOTAL
     -----------       ---------   ------    --------   --------   ------    --------   --------
American Re..........  A+/XII      $   --    $    286   $    286   $   --    $    734   $    734
Cigna................  A-/XIII        297          --        297       --          --         --
Continental
  Casualty...........  A/XV            --      10,531     10,531       --       9,245      9,245
Crossroads(2)........  N/R            917       9,375     10,292    1,847       9,276     11,123
Employers Re.........  A++/XV         595       6,805      7,400      808       5,150      5,958
Federal Ins. Co......  A++/XV          --       9,626      9,626       --       8,417      8,417
INA..................  A-/XIII         --       5,678      5,678      223       5,792      6,015
Lloyds of London.....  N/R             --      12,274     12,274       --      16,856     16,856
National Union.......  A++/XV          --          --         --       --       2,385      2,385
Old Republic.........  A+/IX           53      17,242     17,295       41      15,132     15,173
Transamerica.........  A/XI            20      37,820     37,840       10      31,142     31,152
                                   ------    --------   --------   ------    --------   --------
          Total......              $1,882(3) $109,637   $111,519   $2,929(4) $104,129   $107,058
                                   ======    ========   ========   ======    ========   ========

---------------

(1) 1996 Best's Key Rating Guide -- Property-Casualty Edition.
(2) Based on filings with the Florida DOI, Crossroads maintains trust fund assets sufficient to fund its reinsurance obligations, although no specific recoverable from Crossroads is directly secured by such trust fund assets.
(3) All recoverables are less than 90 days old, except $3,000 owed by Employers Re which is more than 120 days old.
(4) All recoverables are less than 90 days old.

     Under the terms of its administrative services contracts, the Company advises the Funds regarding their reinsurance needs and places such reinsurance. The Company currently has placed Excess Reinsurance on behalf of each Fund. The Company pays the Funds' reinsurance premiums out of the Company's service fee revenues, and the cost per Fund is generally in the range of approximately 5.5% to 7.0% of premiums earned.

     The Company brokers all of its reinsurance and the reinsurance purchased for the Funds through a wholly owned reinsurance agency, which employs one agent. The Company receives a brokerage fee from the Funds.

     The Company has not experienced any material difficulties in collecting reinsurance recoverables from any of its reinsurers, including, without limitation, Crossroads and Lloyds of London. However, no assurance can be given as to the future ability of any of the Company's reinsurers to meet their obligations. In recent years, Lloyds of London has reported substantial aggregate losses which have had adverse effects on it in general and on the underwriting capacity of its syndicates in particular. These losses and other adverse developments could affect the ability of certain Lloyds of London syndicates to continue to trade and the ability of insureds to continue to place business with particular syndicates. To the Company's knowledge, the Lloyds of London syndicates with which the Company has contractual relationships have not experienced any inability to pay their reinsurance obligations as and when due. However, it is not possible for the Company to predict what effects the circumstances described above may have on Lloyds of London and the Company's contractual relationship with Lloyds of London syndicates in future years.

INVESTMENT PORTFOLIO

     In general, the Company's investment policy focuses on: (i) safety of principal; (ii) timing of maturities to match assets and liabilities; and (iii) diversification. The Company's investment portfolio is managed by First Union Capital Management, Smith Barney Capital Management and Invesco Capital Management. These managers have certain discretion to make investments on behalf of the Company, subject to regulatory restrictions and the Company's investment policy and guidelines.

     The Company's primary investment objective is to minimize risk while matching portfolio and liabilities duration. The average fixed-income duration of the portfolio is approximately four years. This duration, when coupled with the Company's cash and cash equivalents, matches the historical claims liability duration of three years. A secondary objective is to maximize total return, within the regulatory constraints of the Florida Insurance Code and quality constraints of NAIC Class I requirements.

     In the fiscal year ended March 31, 1996, the Company's investment activities reflected an unusually high portfolio turnover due to portfolio restructuring which consisted of: (i) a $50.0 million portfolio allocation to a new investment manager; (ii) the $26.0 million Acquisition of SHC; and (iii) approximately $85.0 million of general securities trades designed to take advantage of market interest rate movements. This $85.0 million of trades included $15.0 million in yield swaps, $20.0 million to reduce intangible tax exposure, and a $50.0 million shift to corporate banks to increase yields. The Company expects future portfolio activity to return to pre-1996 levels. The Company does not use any derivatives for interest rate hedging or other purposes.

     As of December 31, 1996, approximately 73% of the bonds in the Company's investment portfolio were rated AA or above by Standard & Poor's ("S&P") and approximately 96% were either rated A- or better by S&P or are considered Class I under the NAIC's classification system. The composition of the portfolio as of December 31, 1995 and 1996 is depicted in the following table.

                                                                     AS OF DECEMBER 31,
                                                             -----------------------------------
                                                                   1995               1996
                                                             ----------------   ----------------
                                                                   (DOLLARS IN THOUSANDS)
Government bonds...........................................  $ 88,715    37.5%  $ 61,267    27.2%
Municipal bonds............................................    60,365    25.5%    83,803    37.2%
Corporate bonds............................................    32,106    13.6%    39,612    17.6%
Preferred stock............................................     3,215     1.4%     4,568     2.0%
Common stock...............................................    11,228     4.7%    14,100     6.3%
Short-term investments.....................................    36,344    15.4%    14,536     6.4%
Cash and cash equivalents..................................     4,448     1.9%     7,433     3.3%
                                                             --------   -----   --------   -----
          Total cash and invested assets...................  $236,421   100.0%  $225,319   100.0%
                                                             ========   =====   ========   =====

COMPETITION

     The markets for workers' compensation insurance products and services are highly competitive. The Company's competitors include, among others, insurance companies, specialized provider groups, in-house benefits administrators, state insurance pools and other significant providers of workers' compensation, administration and insurance services. A number of the Company's current and potential competitors are significantly larger, with greater financial and operating resources than those of the Company, and can offer their services nationwide. After a period of absence from the market in Florida, traditional national insurance companies have re-entered that market, thereby increasing competition. Their presence in the Company's current market, and in markets into which the Company might consider for expansion, will likely create greater competition for acquisitions of workers' compensation businesses, making it more difficult for the Company to grow by acquisition.

     Competitive factors in the workers' compensation insurance field include premium rates (in some states), levels of service, A.M. Best ratings, levels of capitalization, quality of managed care services, the ability to reduce loss ratios and the ability to reduce claims expenses. The Company believes that its products and services are competitively priced. In addition, the Company believes its premium rates are typically lower than those for clients assigned to the state-sponsored risk pools, allowing the Company to provide a viable alternative for employers in such pools. The Company also believes that its level of service and its ability to reduce claims are strong competitive factors that have enabled it to retain existing clients and attract new clients. Competitive factors relating to the Company's administrative service products are primarily based upon pricing, service and reputation. See "RISK
FACTORS -- Competition."

A.M. BEST RATING

     A.M. Best is a rating agency that reports on the financial condition of insurance companies. Neither of the Insurance Subsidiaries has been assigned a rating by A.M. Best because neither company has accumulated the required five consecutive years of operating experience. Management has met with representatives of A.M. Best to discuss whether ESIF's prior operations might be considered in assigning a rating to Bridgefield, but there can be no assurance that any rating will be assigned to either Insurance Subsidiary in the near future. See "RISK FACTORS -- Competition."

REGULATION

     General. Workers' compensation and managed healthcare programs are subject to various laws and regulations. Both the nature and degree of applicable government regulation vary greatly depending upon the specific activities involved. Generally, parties that actually provide or arrange for the provision of managed care workers' compensation programs, assume financial risk related to the provision of those programs, or undertake direct responsibility for making payment or payment decisions for those services, are subject to a number of complex regulatory schemes that govern many aspects of their conduct and operations. The managed healthcare field is a rapidly expanding and changing industry; it is possible that the applicable regulatory frameworks will expand to have an even greater impact upon the conduct and operation of the Company's business.

     The Company's business is subject to state-by-state regulation of workers' compensation insurance and workers' compensation insurance management services. Under the workers' compensation system, employer insurance or self-funded coverage is governed by individual laws in each of the fifty states and by certain federal laws. Such regulation is primarily for the benefit and protection of covered employees and policyholders and not for the benefit of investors. Changes in individual state regulation of workers' compensation or managed healthcare may create a greater or lesser demand for some or all of the Company's products and services, or require the Company to develop new or modified services in order to meet the needs of the marketplace and compete effectively in that marketplace. In addition, many states limit the maximum amount of dividends and other distributions that may be paid in any year by insurance companies. This may limit the amount of distributions that may be made by the Company's Insurance Subsidiaries. See "RISK FACTORS -- Government Regulation."

     Premium Rate Restrictions. In general, state regulations governing the workers' compensation systems and insurance business impose restrictions and limitations on the Company's business operations that are not imposed on unregulated businesses. Among other matters, state laws regulate not only the amounts and types of workers' compensation benefits that must be paid to injured workers, but also the premium rates that may be charged by the Company to insure employers for those liabilities. As a consequence, the Company's ability to pay insured workers' compensation claims out of the premium revenue generated from the Company's sale of such insurance is dependent upon the level of premium rates permitted by state laws. In this regard, it is significant that the state regulatory agency that regulates workers' compensation may not be the same agency that regulates workers' compensation insurance premium rates.

     In Florida, the Florida DOI approves "manual" rates for each of the approximately 650 employment classification codes prepared and filed by the National Council on Compensation Insurance ("NCCI"). The carriers operating in Florida are not permitted to deviate from these approved rates, and competition is, therefore, primarily related to service and the ability to improve insureds' experience ratings through loss prevention and effective claims management. Levels of benefit payments, however, are regulated by the Florida Department of Labor and Employment Security. Sometimes, mandated benefit changes will be coupled with permission for appropriate rate changes, but not always.

     Taking a different approach, Louisiana is not an NCCI-rated state, but instead is "open rated," meaning that carriers can apply for, and may receive, approval to sell workers' compensation coverages at varying rates. However, since Louisiana established a competitive state-run fund, rates have generally followed those of the state-run fund.

     In both Florida and Louisiana, the legislatures have recently abolished systems that required carriers doing business in those states to pay residual market assessments to the states to support the involuntary workers' compensation markets. The Company believes that such action will have the effect of increasing competition in both states.

     Statutory Accounting and Solvency Regulations. State regulation of insurance company financial transactions and financial condition are based on statutory accounting principles ("SAP"). Such statutory accounting principles differ in a number of ways from GAAP, which govern the financial reporting of most other businesses. In general, SAP financial reports are more conservative than GAAP financial reports, reflecting lower asset values, higher liability values and lower equity.

     State insurance regulators closely monitor the financial condition of insurance companies reflected in SAP financial statements and can impose significant financial and operating restrictions on an insurance company that becomes financially impaired. Regulators generally have the power to impose restrictions or conditions on the following kinds of activities of a financially impaired insurance company: transfer or disposition of assets; withdrawal of funds from bank accounts; extension of credit or making loans; and investment of funds.

     Financial and Investment Restrictions. Insurance company operations are subject to financial restrictions that are not imposed on other businesses. State laws require insurance companies to maintain minimum surplus balances and place limits on the amount of insurance a company may write based on the amount of the company's surplus. These limitations may restrict the rate at which the Company's insurance operations can grow. Immediately following the Conversion, the Company will meet relevant state minimum capital and surplus requirements.

     State laws also require insurance companies to establish reserves for payment of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require the Company to invest its assets more conservatively than it would if it were not subject to the state law restrictions and may prevent the Company from obtaining as high a return on its assets as it might otherwise be able to realize. See "-- Investment Portfolio" and "RISK FACTORS -- Government Regulation." In addition, pursuant to the Order, Bridgefield is required to maintain a deposit with the Florida DOI of $5.0 million. All net investment income on such deposit is for the account of Bridgefield.

     In addition, under Florida law, an insurance company may not, without regulatory approval, pay to its shareholders within a 12-month period dividends or other distributions of cash or property, the total fair market value of which exceeds generally the lesser of 10% of surplus or net income, not including realized capital gains. The Order requires that all dividends proposed to be paid by the Insurance Subsidiaries be approved in advance by the Florida DOI. However, pursuant to the Order, the Florida DOI has agreed to approve a request for any dividend that complies with the Florida Insurance Code. This may limit the amount of dividends that may be paid by the Insurance Subsidiaries to Summit, which in turn may limit the amount of capital available to Summit for debt service, expansion, dividend payments to shareholders and other purposes.

     The NAIC has recently adopted risk-based capital standards to determine the capital requirements of an insurance carrier based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a carrier's actual total adjusted capital. The computation involves applying factors to various financial factors to address four primary risks: asset risk, insurance underwriting risk, credit risk and off-balance sheet risk. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. These standards have not yet been adopted in Florida; however, upon the conversion to a stock insurance company and the recapitalization, the Company expects to exceed such risk-based capitalization levels, as recommended by the NAIC.

     Special Disability Trust Fund. Florida operates a special disability trust fund that reimburses Florida insurance carriers, self-insurance funds and self-insured employers for certain workers' compensation benefits paid to an employee when he or she is injured on the job and the injury merges with, aggravates, or accelerates a preexisting injury or physical condition of that employee. The SDTF is managed by the State of Florida and is funded through assessments against insurance carriers, self-insurance funds and self-insured employers providing workers' compensation coverage in Florida. The Company's SDTF recoveries, recorded as a reduction to losses and LAE incurred, were approximately $4.5 million, $5.7 million and $5.6 million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively. The Company's SDTF assessments were approximately $5.5 million, $4.7 million and $5.6 million for the fiscal years ended March 31, 1994, 1995 and

1996, respectively. In addition, the Company's consolidated balance sheet as of December 31, 1996 included an asset of approximately $21.1 million, representing SDTF recoveries that the Company estimated at that time it would be entitled to receive, based on claims identified as subject to SDTF recovery and considering the Company's recovery experience.

     The SDTF has not prefunded its claims liability, and no reserves currently exist to satisfy future claims. Under Florida law, the SDTF is currently scheduled to expire in the year 2000, unless it is re-created by the Florida legislature. The SDTF recently underwent legislative review. Under a recent bill passed by the Florida legislature and submitted to the Governor, the SDTF law would be amended so that claims arising from accidents occurring on or after January 1, 1998 would not be accepted for reimbursement by the SDTF. The bill states the SDTF will be liable for reimbursement for subsequent injuries that occur prior to January 1, 1998, and that assessments are to continue for funding purposes.

     In addition, the Florida DOI participated with the Florida legislature in the review of current and proposed statutory accounting treatments of SDTF projected recoveries, and with respect to how an insurer may include such estimated recoveries in its admitted asset and loss reserve calculations in statutory financial statements. Under the bill referred to above, the anticipated SDTF recoveries that an insurer could take into account when computing loss reserves in its statutory financial statements would be limited to recoveries for which a claim has been accepted for payment. Credit for all other anticipated recoveries would be capped at the total SDTF recovery amount used by the insurer in 1996, and this capped amount would be phased out over a five year period, commencing with statutory financial statements filed in the year 2000 (20% per year reduction of 1996 capped amount).

     While it is not possible to predict the outcome of this or any other legislative or regulatory proposals affecting the SDTF, changes in the SDTF's operations or funding which decrease the availability of recoveries or increase assessments payable by the Company, or the discontinuation of the SDTF, could have a material adverse effect on the Company's business, financial condition or results of operations.

     Subject to the legislation set forth above, the SDTF recoverable recorded on the Company's balance sheet is an actuarial estimate of the amount the Company can expect to recover from the SDTF on eligible claims. The Company has a dedicated claims unit that handles the tracking, submission and collection process with the SDTF. In the event that there are adverse developments in SDTF collection experience, the recorded recoverable balance will accordingly be adjusted.

     With respect to collection patterns, the SDTF reviews reimbursement requests on a claim by claim basis, with actual collection payments tied to the paid loss development over a claim's life. The payments are not made ratably or in any other predictable pattern. A prior actuarial review of the SDTF indicated the average time frame for collection of a claim made to the SDTF is 6 to 8 years. See "RISK FACTORS -- Possible Underfunding of Florida Special Disability Trust Fund."

     Participation in State Guaranty Funds. Every state has established one or more insurance guaranty funds or associations that are charged by state law to pay claims of policyholders insured by a company that becomes insolvent. All insurance companies must participate in the guaranty associations in the states where they do business and are assessable for the associations' operating costs, including the cost of paying policyholder claims against an insolvent insurer. The Company's financial performance could be adversely affected by guaranty association assessments as a consequence of the insolvency of other insurers over which the Company has no control.

     Holding Company Act. In addition to the regulatory oversight of the Insurance Subsidiaries, Summit will also be subject to regulation under the provisions of the Florida Insurance Code relating to insurance holding company systems, defined as two or more companies, one or more of which is an insurance company. Such provisions contain certain reporting requirements, including those requiring the ultimate parent of a Florida insurance company to file information relating to its capital structure, ownership and financial condition and the general business operations of its insurance subsidiary. Such holding company laws contain special reporting and prior approval requirements with respect to transactions among affiliates.

     Possible Future Regulation. State legislatures and the federal government have considered and are considering a number of cost containment and healthcare reform proposals. The Company believes it may benefit from some proposals that favor the growth of managed care. However, no assurance can be given that the state or federal government will not adopt future healthcare reforms that would adversely affect the Company.

     In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or have enacted laws that altered and, in many cases, increased state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining laws and regulations, specifically focusing on investment laws for insurers, modifications to holding company regulations, codification of statutory accounting practices, risk-based capital guidelines, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States to determine whether to impose federal regulation. The Company cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of the Company's business or the financial condition or results of operations of the Company. See "RISK FACTORS -- Government Regulation."

DISPOSAL OF BUSINESS

     The Company is in the process of disposing of two subsidiaries whose businesses are unrelated to workers' compensation and no longer fit within the Company's overall business strategy. These two businesses are briefly described below:

     Meritec Solutions, Inc. In August 1995, the Company purchased Meritec, a software company which was previously owned by New York Life Insurance Company. The Company paid $1.0 million for the business, which had approximately $0.3 million in cash at the time of the purchase. The Company was unable to find a purchaser for this business and, effective October 31, 1996, the Company terminated all employees and began winding down the operations. Prior to December 31, 1996, the Company sold all of Meritec's fixed assets for a nominal value,and Meritec's only remaining liability is under a lease for office space in Atlanta. The Company is currently seeking to sublease this space or terminate the lease. The Company does not expect this liquidation of Meritec to have a material effect on its financial condition or results of operations.

     Carolina Summit Healthcare, Inc. Beginning in 1995, the Company formed a health maintenance organization in North Carolina designed to provide managed care for Medicaid recipients and, eventually, employer groups. The Company capitalized Carolina Summit with $3.0 million, and the North Carolina Department of Insurance granted Carolina Summit an HMO license, but Carolina Summit has never conducted any business. Prior to December 31, 1996, the Company liquidated Carolina Summit's approximately $2.0 million of invested assets. The Company has also reached an agreement to sell for cash all of the stock of Carolina Summit to an unrelated third party for a price equal to the aggregate net book value of Carolina Summit, approximately $745,000. The sale is expected to close in the second quarter of 1997. The Company continues to own another North Carolina subsidiary, Carolina Med Summit, Inc. ("CAROLINA MED"), which was formed in conjunction with Carolina Summit and to facilitate its North Carolina licensing application. Carolina Med has no assets or liabilities.

     See notes 17 and 18 of the notes to ESIF's consolidated financial statements contained elsewhere in this Prospectus.

INFORMATION TECHNOLOGY SYSTEMS

     The Company's centralized information technology systems department provides, maintains and manages the information resources for all of the Company. The department currently has four IBM AS/400 mainframe computers supporting approximately 430 terminals in the Company's Lakeland, Florida headquarters and remote locations. Some 100 personal computers are used in networks, as stand-alone units or as host-connected PCs. The Company also maintains a number of laptop computers for field personnel. More than 80% of the department's approximately 26 employees have been with the Company five or more years. The department's programming staff averages 10 years of experience. The department's personnel include full-time programmers, quality-control engineers and operational support specialists.

EMPLOYEES

     The Company employs approximately 430 full-time employees. Approximately 395 employees are based in Florida, while 35 are based in Louisiana and Kentucky.

PROPERTIES

     The Company is headquartered in Lakeland, Florida, where it leases approximately 80,000 square feet of space in a campus of nine buildings. The Company also leases office space including approximately 7,000 square feet in Atlanta, Georgia (Meritec); approximately 6,000 square feet in Raleigh, North Carolina (Carolina Summit); approximately 5,000 square feet in Baton Rouge, Louisiana; approximately 2,000 square feet in Lexington, Kentucky; and approximately 1,000 square feet in Ft. Lauderdale, Florida.

LEGAL PROCEEDINGS

     The Company is periodically involved as plaintiff or defendant in various legal actions incident to its business. Based upon information presently available to it, management is not aware of any threatened or pending litigation that is expected to have a material adverse effect on the Company or its business.

     The Internal Revenue Service is currently conducting an audit of SHC. The Company cannot predict the results of the audit, and no assurance can be given that the results of the audit will not have a material adverse effect on the Company's business, financial condition or results of operations.

                           MANAGEMENT OF THE COMPANY

GENERAL

     The Board of Directors of Summit and the Board of Trustees of ESIF are composed of seven and six members, respectively. Listed below is certain information about the directors, executive officers and certain key managers of Summit and the Trustees of ESIF.

                                                                                                   YEAR OF
                                                                                   YEAR FIRST   EXPIRATION OF
                                                                                   ELECTED AS      TERM AS
                                                                                   TRUSTEE OF     DIRECTOR
                   NAME                     AGE    POSITION WITH SUMMIT AND ESIF      ESIF        OF SUMMIT
                   ----                     ---   -------------------------------  ----------   -------------
Directors and Executive Officers:
William B. Bull...........................  48    President, Chief Executive            --          1997
                                                  Officer and Director of Summit
Russell L. Wall...........................  53    Vice President of Finance and         --            --
                                                  Chief Financial Officer of
                                                  Summit
Greg C. Branch............................  49    Chairman of the Board of            1980          1998
                                                  Directors of Summit and of the
                                                  Board of Trustees of ESIF
C. C. Dockery.............................  64    Director of Summit and Trustee      1987          1999
                                                  of ESIF
John A. Gray..............................  51    Director of Summit and Trustee      1979          1997
                                                  of ESIF
Robert L. Noojin, Sr......................  62    Director of Summit and Trustee      1979          1998
                                                  of ESIF
Thomas S. Petcoff.........................  48    Director of Summit and Trustee      1987          1997
                                                  of ESIF
Robert Siegel.............................  66    Director of Summit and Trustee      1978          1999
                                                  of ESIF
Other Key Managers:
Allen C. Bennett..........................  47    Vice President of Summit Loss         --            --
                                                  Control Services, Inc.
David T. Cederholm........................  52    Vice President, Operations of         --            --
                                                  Bridgefield Casualty
Timothy J. Ermatinger.....................  48    Vice President of Operations of       --            --
                                                  SCI
Ricky T. Hodges...........................  43    Vice President of Claims of           --            --
                                                  Summit Claims Management, Inc.

     William B. Bull has served as President and Chief Executive Officer of SHC and its predecessors since 1987 and as President, Chief Executive Officer and a director of Summit since November 1996. Mr. Bull joined SCI in 1984 as special assistant to the President and subsequently became Executive Vice President in 1986 with operating responsibilities for such company. Mr. Bull is a member of various insurance associations and serves on numerous boards including: the Florida Association of Self-Insurance, Florida Retail Federation, Florida Group Risk Administrators Association and First Union National Bank of Polk County.

     Russell L. Wall has served as Vice President of Finance of SHC since 1988 and has served Summit in the same capacity since November 1996. Mr. Wall is responsible for the Company's accounting, data processing and client service operations. Before joining SHC, Mr. Wall worked for three years as a Portfolio Manager for Eickhoff & Pieper, Inc. Mr. Wall is a Chartered Financial Analyst and holds an M.B.A. in Finance from the University of Santa Clara.

     Greg C. Branch has served as Chairman of the Board and as a Trustee of ESIF and its predecessors since 1980 and has served as Chairman of the Board and a director of Summit since November 1996. Mr. Branch has served as President of Branch Properties, Inc., a manufacturer, wholesaler and retailer of animal feeds and fertilizer located in Ocala, Florida since 1973. Mr. Branch is Vice Chairman and a founding director of American Feed Industry Insurance Company, a property and casualty insurer domiciled in Iowa.

     C.C. Dockery founded and remained involved with SCI from 1977 until A&A purchased SCI in 1984. Mr. Dockery was first elected as a Trustee of ESIF and its predecessors in 1987 and was elected as a director of Summit in November 1996. Since 1982, Mr. Dockery has been the President, Chief Executive Officer and majority shareholder of Crossroads Insurance Company, Ltd., a reinsurance company located in Bermuda. For 21 years, Mr. Dockery served as a director for Cotton States Mutual Insurance Company, and its affiliate Cotton States Life Insurance Company, a publicly traded life insurance provider located in Atlanta, Georgia.

     John A. Gray has served as a Trustee of ESIF and its predecessors since 1979 and as a director of Summit since November 1996. Since 1992, Mr. Gray has served as President of B.F. Deal, Inc., a yacht brokerage and charter company, and since 1993 has served as Vice President of Marine Resources Management, Inc., a supplier of marine equipment. From 1975 until his retirement in 1992, Mr. Gray was President of Dura-Stress, Inc., a manufacturer of pre-stressed and precast concrete products, located in Leesburg, Florida.

     Robert L. Noojin, Sr. has served as a Trustee of ESIF and its predecessors since 1979 and as a director of Summit since November 1996. Prior to his retirement in 1994, Mr. Noojin was President of Eagle Supply, Inc., a roofing supply company headquartered in Tampa, Florida, and a subsidiary of TDA Industries, Inc. Mr. Noojin currently serves as Chairman Emeritus of Eagle Supply, Inc.

     Thomas S. Petcoff was employed by and involved with SCI from 1977 until A&A purchased SCI in 1984. Mr. Petcoff was first elected as a Trustee of ESIF and its predecessors in 1987 and was elected as a director of Summit in November 1996. Mr. Petcoff also serves on the Board of Trustees of FRF and the Board of Directors of the Florida Retail Federation Association. Since 1984, Mr. Petcoff has served as President of Centurion Insurance Services, Inc., an insurance consulting firm and sales agency.

     Robert Siegel has served as a Trustee of ESIF and its predecessors since 1978 and as a director of Summit since November 1996. Mr. Siegel is President of Siegel Gas & Oil Products, which he founded in 1957 and which is located in Miami, Florida.

     Following is certain information about other key employees of the Company:

     Allen C. Bennett has served as Vice President of Summit Loss Control Services, Inc., ("SLCS") a wholly owned subsidiary of SCI, since 1987. Mr. Bennett is responsible for overseeing the daily operations and staff of such entity. For two years prior thereto, Mr. Bennett worked at SLCS as a director and a field loss control consultant.

     David T. Cederholm has served as Vice President of Operations of Bridgefield Casualty since January 1996. Since September 1996, Mr. Cederholm has also served as a director and Vice Chairman of Bridgefield Casualty. From May 1995 until January 1996, Mr. Cederholm worked as the Assistant to the President of SCI. From December 1993 until April 1995, Mr. Cederholm served as Vice President of Atlantic Region of TIG Insurance Company in New York, New York with responsibility for overseeing and managing the underwriting facilities in the eastern United States. From December 1992 through December 1993, Mr. Cederholm served as President of Production Group of Continental Risk Management Services, a property and casualty insurance company located in New York, New York, where he was responsible for underwriting and production. For approximately six years prior thereto, Mr. Cederholm served as President of Continental Special Risk Underwriters, in New York, New York, overseeing the large account casualty underwriting unit of Continental Insurance.

     Timothy J. Ermatinger has served as Vice President of Operations of SCI since January 1996. From August 1995 through December 1995, Mr. Ermatinger worked as the Assistant to the President of SHC. Between February 1993 and January 1995, Mr. Ermatinger served as Vice President and Chief Financial Officer of Independence One Mortgage Corp., a wholly owned subsidiary of Michigan National Bank. From

May 1986 to February 1993, Mr. Ermatinger was the Executive Vice President of Alexsis, Inc., a third-party insurance administrator concentrating in property and casualty claims.

     Ricky T. Hodges has served as Vice President of Claims of Summit Claims Management, Inc.("SCMI") since September 1991. Mr. Hodges has worked at SCMI in various capacities since January 1984. Mr. Hodges is the current Chairman of the Florida Workers' Compensation Advisory Council, President of the Workers' Compensation Claims Professionals and Chairman for the Adjustor Board Certification Program in Florida.

     The Articles of Incorporation of Summit provide for staggered terms of the members of the Board of Directors. Summit's Board of Directors is divided into three classes designated as Class I, Class II and Class III. The current terms of office of the Class I directors will expire at the first annual meeting of shareholders in 1997; the current terms of office for the Class II directors will expire at the annual meeting of shareholders in 1998; and the current terms of office for the Class III directors will expire at the annual meeting of shareholders in 1999, and in each case upon the election and qualification of a successor. At each annual meeting of shareholders commencing with the meeting held in 1997, the successors to the directors whose terms are expiring will be elected to terms expiring at the third succeeding annual meeting of shareholders. The division of directors into three classes is to be nearly as equal as possible, with the Class I, Class II and Class III directors currently consisting of three, two and two directors, respectively.

     The Bylaws of Summit require the Board of Directors to designate from among its members an Audit Committee and a Compensation Committee. The Audit Committee has the responsibility to oversee the auditing procedures of the Company, receive and accept the reports of the Company's internal systems of accounting and management controls and make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Compensation Committee has the responsibility to make relevant compensation decisions of the Company.

     Director Compensation. Each non-employee member of the Board of Directors of Summit receives a fee of $10,000 per year and an additional $2,500 for attendance at each meeting of the Board of Directors of Summit. In addition, members of committees of the Board of Directors receive a fee of $2,500 for attendance at each committee meeting. All meetings of the Board of Directors of the Insurance Subsidiaries and the Administrative Subsidiaries are to be held in conjunction with meetings of the Board of Directors of Summit, and no additional compensation is received for being a member of the Board of Directors of any such subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Greg C. Branch, C.C. Dockery and Thomas S. Petcoff, each of whom was elected to such position upon the formation of the Compensation Committee on November 20, 1996. Mr. Branch has served as a Trustee of ESIF and its predecessors since 1980 and Chairman of the Board of ESIF since 1994, and has served as Chairman of the Board and a director of Summit since November 15, 1996. Mr. Dockery founded SCI in 1977, was first elected as a Trustee of ESIF and its predecessors in 1987 and was first elected as a director of Summit on November 15, 1996. Mr. Petcoff was an employee of, and involved with, SCI from 1977 to 1989; he had been a Trustee of ESIF and its predecessors since 1987, and he had been a director of Summit since November 15, 1996.

     C.C. Dockery and Thomas S. Petcoff, directors of Summit, own 80,000 square feet of office space in Lakeland, Florida and lease such space to SCI. The property is currently rented by SCI for approximately $90,000 per month under a lease which runs through March 2000. During the fiscal years ended March 31, 1994, 1995 and 1996, SCI made rental payments of approximately $1.1 million, $1.2 million and $1.1 million, respectively, for such property.

     Mr. Dockery is also the President, Chief Executive Officer and majority shareholder of Crossroads Insurance Company, Ltd. ("CROSSROADS"), which provides Excess Reinsurance to ESIF and the Funds. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid Crossroads approximately $16.4 million, $7.1 million and $9.6 million, respectively, in premiums for reinsurance relating to ESIF and the Funds. In addition, in each of the years 1988 through 1995, Crossroads ceded 50% of its underwriting risk to U.S. Employers Insurance Company, a wholly owned subsidiary of ESIF.

     Mr. Dockery is the Chairman of the Board of Dockery Management Corporation, which subleases approximately 2,600 square feet of office space from the Company, pursuant to a sublease agreement which expires in March 2000 and provides for rent of approximately $2,800 per month. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company received approximately $34,000, $36,000 and $36,000, respectively, in rental payments from such entity.

     Mr. Dockery is the President and owner of Dockery Leasing Corporation ("DOCKERY LEASING") which provides aviation services for the Company. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid Dockery Leasing approximately $32,000, $43,000 and $32,000, respectively, for such services.

     Mr. Dockery was an underwriting member (name) of Lloyds of London from 1984 to 1996. Grey C. Branch has been an underwriting member (name) of Lloyds of London since 1986. ESIF and the Funds have Excess Reinsurance agreements with Lloyds of London from time to time.

     Mr. Petcoff is President of Centurion Insurance Services, Inc. ("CENTURION"). Pursuant to an agreement between SCI and Centurion dated November 1995, and in connection with Centurion's involvement in the formation of KRF, SCI pays Centurion an annual fee equal to 1% of KRF's premiums earned in each year. During the fiscal year ended March 31, 1996, SCI paid fees of approximately $13,000 to Centurion.

     In addition, for reinsurance policies placed by SCI on behalf of KRF, which are brokered by Centurion, Centurion is entitled to brokerage commissions. Through the end of the fiscal year ended March 31, 1996, the first year Centurion brokered a policy for KRF, the Company paid approximately $13,000 to Centurion for brokerage commissions and SCI also pays Centurion agency commissions for policies placed with the Funds, and through the end of the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid approximately $2,000, $6,000 and $2,000, respectively to Centurion for such agency commissions.

     Mr. Petcoff is on the Board of one of the Funds, FRF, and, is on the Board of Directors of the Florida Retail Federation (the "ASSOCIATION"). Pursuant to a written arrangement between SCI and the Association, the Association, as the sponsoring party of FRF, is entitled to 1% of such Fund's premiums earned in each year. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid approximately $1.0 million, $1.0 million and $0.9 million to the Association for such fees. In addition, during the years ended March 31, 1994, 1995 and 1996, FRF paid SCI fees for administrative services of approximately $32.7 million, $30.5 million and $27.7 million, respectively.

EXECUTIVE COMPENSATION

     Summit was incorporated on November 13, 1996 and, therefore, no executive officer of Summit received compensation in excess of $100,000 during the fiscal period from such date of incorporation to the date of this Prospectus (the "FISCAL PERIOD"). Pursuant to the terms of their respective employment agreements with Summit, William B. Bull, the President and Chief Executive Officer, and Russell L. Wall, the Vice President of Finance, are to receive an annual salary of $250,000 and $230,000, respectively. See "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

     On the Effective Date, Summit will enter into an employment agreement with Mr. Bull pursuant to which he is employed full-time as Summit's President and Chief Executive Officer. The agreement, which expires on the fifth anniversary of the date thereof, provides for an annual base salary of $250,000 and the right for Mr. Bull to receive a bonus in each year of the agreement equal to 5% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $6.0 million. In addition to his cash compensation, Mr. Bull receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Bull is to be subject to a two-year confidentiality period and limitation on the use of trade secrets, and (ii) Mr. Bull is subject to up to a one-year non-competition and non-solicitation arrangement with the Company for which he would receive $8,333.33 per month as consideration for such non-competition and non-solicitation arrangement.

     Summit also will enter into an employment agreement with Russell L. Wall on the Effective Date, pursuant to which he is employed full-time as Summit's Vice President and Chief Financial Officer. The agreement, which expires on the third anniversary of the date thereof, provides for an annual base salary of $230,000 and the right for Mr. Wall to receive a bonus in each year of the agreement equal to 1.67% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $8.25 million in calendar year 1997 and $12.16 million in each of calendar years 1998 and 1999. In addition to his cash compensation, Mr. Wall receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Wall is to be subject to a two-year confidentiality period and limitation on the use of trade secrets, as such term is defined therein, and (ii) Mr. Wall is subject to up to a one year non-competition and non-solicitation arrangement with the Company. The agreement further provides for a payment of $8,333.33 per month as consideration for such non-competition and non-solicitation arrangement.

401(K) PLAN

     The Company has adopted the 401(k) Plan, which is intended to qualify under
Section 401(a) of the Tax Code, so that contributions thereto by employees or the Company and income earned on such contributions would not be taxable to employees until withdrawn from the 401(k) Plan. All employees of the Company who have attained the age of 21 and who have completed at least 90 days of service with the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective contributions of up to 16% of his or her compensation, subject to statutory limits. The Company currently intends to make matching contributions to the 401(k) Plan on behalf of each eligible employee in an amount equal to approximately 75% of the employee's contributions, up to 6% of such employees compensation. In addition, in connection with the Conversion, the Company intends to make a contribution on behalf of all persons who are otherwise eligible for the 401(k) Plan on the Effective Date, of 100 shares of Common Stock (the "CONVERSION CONTRIBUTION"), subject to IRS limitations. All contributions by employees are fully vested and are not subject to forfeiture. A participant would vest in contributions made by the Company to the 401(k) Plan, including the Conversion Contribution, at the following rates: (i) for less than three "years of service" (as defined in the 401(k) Plan) with the Company, 0%; (ii) for three years of service with the Company, 33 1/3%; (iii) for four years of service with the Company, 66 2/3%; and
(iv) for five or more years of service with the Company, 100%. Contributions to the 401(k) Plan may be invested in various available investment alternatives at the discretion of the participant. Distributions may be made from a participant's account in the form of a lump sum upon termination of employment, retirement, disability, death or in the event of financial hardship, subject to certain limitations as set forth in the 401(k) Plan.

INCENTIVE PLAN

     The Board of Directors and shareholders of Summit have adopted the Incentive Plan. Under such Incentive Plan, certain directors, officers and other employees of Summit and its subsidiaries can be granted a variety of long-term incentives, including non-qualified stock options, incentive stock options, grants of restricted and unrestricted stock, performance share awards, stock appreciation rights, dividend equivalents and other stock-based awards. The purpose of the Incentive Plan is to promote the success, and enhance the value, of Summit and its subsidiaries by linking the personal interests of their directors, officers and key employees to those of Summit shareholders and by providing their directors, officers and key employees with an incentive for outstanding performance.

     The Incentive Plan will be administered by the Compensation Committee of Summit, consisting of three non-employee directors. Such Committee will determine, in its discretion, among other things, which directors, officers and employees will receive awards under the Incentive Plan, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time or times when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. A total of 500,000 shares of Common Stock have been reserved for issuance under the Incentive Plan.

     The Board of Directors or the Compensation Committee has the right at any time to amend or discontinue the Incentive Plan without the consent of Summit's shareholders or optionees, provided that no such action may adversely affect awards previously granted without the recipient's consent.

     The Incentive Plan provides that in the event of a "change of control" (as defined in the Incentive Plan) of Summit, all awards granted under the Incentive Plan that are in the nature of rights that may be exercised shall automatically become fully exercisable. In addition, at any time prior to or after a change of control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any other awards under the Incentive Plan to the extent it may determine appropriate.

     Stock Options. Options granted under the Incentive Plan may be either: (i) options intended to qualify as incentive stock options under Section 422 of the Tax Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the Incentive Plan to employees of Summit and its subsidiaries. Non-qualified stock options may be granted to directors, officers or employees of Summit and its subsidiaries. Options may be made exercisable in specified installments.

     The exercise price of incentive stock options, as determined by the Compensation Committee, may not be less than the fair market value of the Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the Incentive Plan who owns shares representing more than 10% of the voting power of the outstanding capital shares of Summit, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. The exercise price of non-qualified stock options is determined by the Compensation Committee on the date of grant, and the term of such option may not exceed ten years from the date of grant.

     To date, Summit has not granted any awards under the Incentive Plan. In connection with the Conversion, Summit plans to grant stock options on the Effective Date to the following directors and executive officers of Summit to purchase the following number of shares of Common Stock at the same price as the shares offered hereby: William B. Bull -- 109,627; Russell L. Wall -- 58,438; Greg C. Branch -- 109,627; C.C. Dockery -- 85,170; John A. Gray -- 34,860;
Robert L. Noojin, Sr. -- 32,586; Thomas S. Petcoff -- 36,564; and Robert
Siegel -- 33,128. The options to be granted to Mr. Bull and Mr. Wall will be incentive stock options, and 50% of such options will vest 180 days after the Effective Date and the remaining 50% of such options will vest on the first anniversary of the Effective Date, provided that such officer remains employed by Summit. The options to be granted to the other named persons will be non-qualified stock options and will vest on the Effective Date.

     Performance Awards. The Compensation Committee may grant performance awards entitling the participant to receive Common Stock based upon the achievement of individual or Company performance goals and upon such other conditions as the Compensation Committee may determine.

     Restricted Stock. A specified number of shares of Common Stock may be awarded contingently subject to a substantial risk of forfeiture to Summit under such conditions, and during such periods of time, as the Compensation Committee may determine ("RESTRICTED STOCK"). A participant who has been awarded Restricted Stock may, if the award so provides, vote and receive dividends on such shares, but, generally, may not sell, assign, transfer, pledge or otherwise encumber the shares during the restricted period. An award of Restricted Stock may provide that if a participant's employment ceases prior to the end of the restricted period, all of the participant's Restricted Stock will be forfeited. Grants may be made without consideration or in consideration of a payment by the participant that is less than the fair market value of the shares on the grant date.

     Unrestricted Stock. The Compensation Committee may also grant shares (at no cost or for a purchase price determined by the Compensation Committee) which are free from any restrictions ("UNRESTRICTED STOCK"). Unrestricted Stock may be issued in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to the recipient.

     Stock Appreciation Rights. Stock appreciation rights ("SARS") may be granted to employees which, upon the exercise thereof, entitle the employee to receive an amount equal to the excess of the market price of the Common Stock over the grant price of the SAR, as determined by the Compensation Committee. Such grant price may not be less than the fair market value of a share of Common Stock on the date of grant in the case of any SAR related to an incentive stock option.

     Dividend Equivalents. The Compensation Committee may grant to a participant who has received incentive stock options or SARs the right to receive payments equal to dividends with respect to all or a portion of the number of shares subject to such incentive stock options or SARs.

     As soon as practicable after the Effective Date, Summit intends to file with the Commission a registration statement on Form S-8 covering the Common Stock that may be issued upon exercise of options granted under the Incentive Plan as well as shares that may be granted under such plan and shares that may be granted pursuant to the Conversion Contribution, thus permitting the resale of such Common Stock by non-affiliates in the public market without restriction under the Securities Act.

                              CERTAIN TRANSACTIONS

     Aeromech, Inc. ("AEROMECH"), an entity in which Mr. Bull currently owns approximately 10% of the outstanding shares, has provided services to SCI in the form of airplane maintenance, hangar leasing and office space for the crew since October 1994. During the fiscal years ended March 31, 1995 and 1996, SCI paid Aeromech $62,000 and $420,000, respectively, for such services.

     SCI had an arrangement with BJ Limo Services, Inc. ("BJ"), a Company in which Mr. Bull owns 50% of the outstanding stock, pursuant to which BJ provided the employees of the Company limousine services and, on occasion, the use of a private airplane and charter boat. This agreement was terminated by the Company in February 1996. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid approximately $38,000, $17,000 and $9,000, respectively, for such services.

     Mr. Bull is on the Board of Directors of the Florida Retail Federation (the "ASSOCIATION"), which is the sponsoring trade association for FRF, one of the Funds administered by SCI. Pursuant to a written arrangement between SCI and the Association, the Association, as the Fund sponsor, is entitled to a fee equal to 1% of such Fund's premiums earned in each year, and SCI is obligated to pay such fee out of the administrative fee it receives from FRF. During the fiscal years ended March 31, 1994, 1995 and 1996, the Company paid approximately $1.0 million, $1.0 million and $0.9 million to the Association for such fees. During the years ended March 31, 1994, 1995 and 1996, FRF paid SCI fees for administrative services of approximately $32.7 million, $30.5 million and $27.7 million, respectively.

     Mr. Bull is also the sole shareholder of Louisiana Employers Safety Association, Inc., the sponsoring association for LESA, one of the Funds managed by SCI, and Mr. Bull has been nominated to be on the Board of Directors of LESA if it completes a currently proposed conversion to a nonassessable mutual insurance company.

     Any future transactions between the Company and any director, officer or principal shareholder of the Company, or any affiliate of such a person, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

     The 1994 and 1995 financial statements of SHC were restated in 1997 to reflect an estimated return premium of approximately $3.7 million. This restatement could have given rise to potential claims by the former shareholders of SHC against ESIF for payment of additional purchase price in connection with the Acquisition, and to claims by ESIF against such former shareholders for taxes associated with such return premium. ESIF and the former shareholders of SHC have agreed to the waiver and release of such potential claims. When such return premium is paid, the Company will receive approximately $2.5 million net of taxes. Mr. William Bull and Mr. Russell Wall were each former shareholders of SHC.

     William B. Bull, President, Chief Executive Officer and a director of the Company, may be relieved of certain personal indemnification obligations if the Conversion becomes effective. In connection with the Acquisition, the Florida DOI issued the January Consent Order requiring that Mr. Bull, who was at that time President and Chief Executive Officer and a principal shareholder of SHC, personally indemnify ESIF up to a maximum of $5 million for loss, injury or damage to ESIF that may result from the parties' execution of the merger agreement pursuant to which ESIF acquired SHC, or that may result from SHC's execution of a certain credit agreement with the Bank. According to the January Consent Order, Mr. Bull's indemnification obligations will decrease by $1.0 million for every $4.0 million increase in the statutory net worth of SHC, once SHC's statutory net worth reaches zero or greater, and such obligations will expire fully on the earlier of January 11, 2001 or the date upon which the loans from the Bank are paid in full. Pursuant to the Order issued by the Florida DOI, if the Conversion is not consummated for any reason, all provisions of the January Consent Order shall be enforceable by the parties thereto. See "RISK FACTORS -- Benefits of Conversion to an Officer and Director" and "THE
OFFERINGS -- Subscription Offering -- Interests of Certain Persons."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the anticipated beneficial ownership of Common Stock and the Series A Preferred Stock as of the Effective Date by: (i) each of Summit's directors; (ii) each executive officer of Summit; and (iii) all of Summit's executive officers and directors as a group. The Company does not believe that any such person will beneficially own more than 4.99% of the shares of Common Stock or Series A Preferred Stock as of the Effective Date. The number of shares of Series A Preferred Stock anticipated to be beneficially owned by each person listed below includes the number of shares offered in the Subscription Offering to any Eligible Policyholder with which such person is affiliated. Except as noted below, each person listed in the table will have sole investment and voting power with respect to the shares held by such person.

                                                                                        SERIES A
                                                          COMMON STOCK              PREFERRED STOCK
                                                    ------------------------    ------------------------
                                                       SHARES                      SHARES
                                                    BENEFICIALLY     PERCENT    BENEFICIALLY     PERCENT
                       NAME                           OWNED(1)        OWNED        OWNED          OWNED
                       ----                         ------------     -------    ------------     -------
William B. Bull...................................    140,000          2.8%           0
Russell L. Wall...................................     50,000          1.0%           0
Greg C. Branch....................................    249,627(2)       4.9%         287              *
C. C. Dockery.....................................    182,170          3.6%          39              *
John A. Gray......................................     43,405            *            0
Robert L. Noojin, Sr..............................     37,131            *            0
Thomas S. Petcoff.................................     48,104          1.0%          11              *
Robert Siegel.....................................     38,628            *          174              *
All directors and executive officers as a group (8
  persons)........................................    789,065(2)      14.8%         511              *

---------------

* Less than one percent.
(1) Includes 331,935 shares issuable upon exercise of options that will be granted and will be exercisable on the Effective Date, as follows: Greg C. Branch -- 109,627; C.C. Dockery -- 85,170; John A. Gray -- 34,860; Robert L.
    Noojin, Sr. -- 32,586; Thomas S. Petcoff -- 36,564; and Robert
    Siegel -- 33,128.
(2) Includes 4,545 shares to be held by trusts for which Mr. Branch is the trustee.

                                 THE CONVERSION

     The following summary description of the Conversion, including the Plan of Conversion, is qualified in its entirety by reference to the Plan of Conversion, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the Plan of Conversion, ESIF will convert from a Florida group self-insurance fund to a Florida stock insurance company and become a wholly owned subsidiary of Summit. Such Conversion will involve principally the following actions, all of which will occur contemporaneously on the Effective
Date: (i) ESIF will convert from a group self-insurance fund to an assessable mutual insurance company, an interim step required to satisfy the Florida Insurance Code; (ii) the assessable mutual insurance company will convert to a stock insurance company with the name Bridgefield Employers Insurance Company;
(iii) ESIF's current Constitution and Bylaws will be replaced with the Amended Articles of Incorporation of Bridgefield and the Amended Bylaws of Bridgefield, containing provisions appropriate for a stock insurance company; (iv) in order to avoid the expense and inconvenience of issuing shares of the new stock insurance company to Policyholders, which shares would then be exchanged for Summit's Series A Preferred Stock in the transaction described below, an exchange mechanism will be employed to evidence that the Policyholders are entitled to receive shares of the new stock insurance company but will receive in lieu thereof share of Summit's Series A Preferred Stock; (v) Eligible Policyholders will exchange their rights to receive common stock of Bridgefield for Summit's Series A Preferred Stock, causing Bridgefield to become a wholly owned subsidiary of Summit; and (vi) Summit will issue its Series A Preferred Stock to Eligible Policyholders and its Common Stock to purchasers in the Offerings. The Conversion will not affect the insurance coverage under ESIF's policies. On November 15, 1996, the Florida DOI approved the Plan of Conversion, finding that the Conversion is in compliance with the Florida Insurance Code and that the Plan of Conversion is equitable to ESIF's members.

REASONS FOR THE CONVERSION

     ESIF was formed in 1978 to provide a means for Florida employers, primarily in the construction, manufacturing, wholesale and retail, and service industries, to self-insure for workers' compensation risks. The business objective and mission of ESIF was, and continues to be, to provide its Policyholders a workers' compensation solution that minimizes workplace losses, helps return injured employees to work quickly and helps protect against large financial loss at a low total cost to the employer.

     During the past several years, the Board of Trustees of ESIF has observed significant changes in the Florida workers' compensation market, due in part to the New Florida Law which changed the underwriting environment for workers' compensation by, among other things: (i) limiting certain benefits that must be provided; (ii) eliminating wage loss benefits in favor of a system of benefits based upon a schedule of impairment ratings plus supplemental benefits; (iii) obligating employers to rehire injured workers; (iv) adopting new procedures for dispute resolution designed to reduce litigation costs; and (v) redefining permanent impairment. In addition, the New Florida Law eliminated the residual market assessment that was levied against insurance companies to support the involuntary workers' compensation market and replaced it with a self-funded joint underwriting association. As a result, the financial obligation of funding deficits in the residual market mechanism was shifted from traditional insurance entities to employers that are insured by the joint underwriting association. While the long term impact of the New Florida Law cannot be determined, the Company believes that it has resulted in: (i) a more competitive workers' compensation market in Florida; (ii) conversions by some of the larger self-insured groups to traditional insurance entities; and (iii) loss portfolio transfers by self-insured groups to insurance companies. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- Overview."

     These changes have made membership in ESIF less attractive to Policyholders (which are members of ESIF automatically by virtue of their ownership of Policies) relative to other workers' compensation products available in the market, particularly with respect to the ongoing contingent liability for all fund losses associated with membership in ESIF. With the increased availability in the Florida market of traditional workers' compensation insurance products offered on more favorable terms, employers have become less willing to assume the risks of self-insurance.

     In response to these market changes, the Board reviewed ESIF's strategic and financial alternatives. Consistent with ESIF's business objective and mission, the Board's primary objective was to develop a strategy that would provide ESIF's members with an attractive workers' compensation solution in view of the changing market conditions. Also, central to the Board's analysis was its determination that large numbers of Policyholders viewed as unacceptable the potential liability for fund losses, due to the increasing availability of traditional workers' compensation products in the Florida market.

     The Board considered three available alternatives. First, ESIF could discontinue operations and distribute net assets, if any, to the members. Under this alternative, ESIF would remain liable under its in-force policies for paying workers' compensation claims incurred through the end of the then-current coverage period under those policies (for most ESIF policies, this would be the March 31 following the date upon which ESIF discontinued operations). Therefore, the members of ESIF would continue to be subject to assessments as funds were needed by ESIF to pay those "run-off" labilities, some of which claims might not be reported to ESIF for some time after discontinuance. In addition, this alternative would result in members receiving only the liquidation value of ESIF, with no consideration for ESIF's potential value as a going concern.

     The second alternative considered by the Board was for ESIF to transfer its business to a third party insurance company. In such a transaction, the acquiring insurance company will rarely accept responsibility for paying the incurred but not reported claims of the selling insurer, and the members of ESIF would continue to be subject to assessments to pay such liabilities of ESIF.

     The third alternative that the Board considered was for ESIF to convert from a self-insurance fund to a stock insurance company and raise capital through sales of securities. This approach would eliminate the potential for Policyholder assessments. The Board did not associate valuations with each of the alternatives, but based on ESIF's past results, the Board concluded that a continuation of ESIF's current business practices and management would be in the best interests of ESIF's members. As a result, the Board concluded that the conversion of ESIF to a stock insurance company was the best alternative for continuing to provide ESIF's members with an attractive workers' compensation solution while eliminating the Policyholders' ongoing liability for fund losses.

     Pursuant to the Conversion, the Policies held by members of ESIF will be converted from assessable Policies to non-assessable Policies. As a consequence, Policyholders will no longer be subject to any assessment for the liabilities of ESIF arising either before or after the Effective Date. Further, Eligible Policyholders are expected to realize an economic benefit for their Membership Interests in the form of Series A Preferred Stock and the right to subscribe for Common Stock of Summit in the Subscription Offering.

     The Conversion offers a number of advantages that could be important to the future growth and performance of the Company. The conversion of ESIF to a stock insurance company that is wholly owned by a publicly traded holding company is expected to provide improved access to the capital markets and increased flexibility for raising additional capital and expanding through acquisitions. After completion of the Conversion, Summit will have authority to issue capital stock that may permit it, subject to market conditions and Florida DOI approval, to raise additional equity capital through future sales of equity securities. Summit may also be able to issue capital stock as payment in connection with acquisitions, subject to Florida DOI approval. In addition, the holding company structure is expected to provide greater flexibility for the diversification of business activities through existing or newly formed subsidiaries of Summit or through strategic partnerships, subject to Florida DOI approval. At the present time, the Company has no plans with respect to additional offerings of securities or specific acquisitions and has no specific plans for diversification. Following the Conversion, Summit also will be able to use stock-related incentive programs to reward and attempt to attract executives and other personnel for itself and its subsidiaries.

     Additionally, pursuant to the Conversion, the policies held by members of ESIF will be converted from assessable policies to non-assessable policies. As a consequence, members will no longer be subject to any assessment for the liabilities of ESIF arising either before or after the Effective Date.

CONSIDERATION TO BE PAID TO POLICYHOLDERS

     Each person who held an In-Force Policy prior to the Conversion is also a member of ESIF and has certain Membership Interests that provide, among other things, rights to vote for the election of trustees and rights to participate in any distribution of the surplus of ESIF in the event of its liquidation. Pursuant to the Conversion, each member of ESIF will automatically relinquish such Membership Interests but will retain all ownership rights and coverage with respect to its In-Force Policy.

     The Plan of Conversion provides that, upon the Conversion of ESIF to a stock insurance company, each member of ESIF will no longer be subject to any assessment for the liabilities of ESIF arising either before or after the Effective Date. No such assessment has been or will be made. The Plan of Conversion also provides that ESIF will pay each Eligible Policyholder the following consideration (the "POLICYHOLDER CONSIDERATION"): (i) that number of shares of Series A Preferred Stock of Summit determined in accordance with a formula set forth in the Plan of Conversion; and (ii) subscription rights to purchase up to 249,999 shares of Common Stock (4.99% of the Post Offering Outstanding Shares). Eligible Policyholders will not be required to pay cash for Series A Preferred Stock distributed to them in the Conversion, but only for shares of Common Stock that they may purchase in the Subscription Offering.

     On the Effective Date, Summit will issue the Series A Preferred Stock to the Eligible Policyholders in exchange for their Membership Interests which, pursuant to the Conversion, become rights to receive the common stock of Bridgefield. Summit will then receive all of Bridgefield's common stock, and Bridgefield will become a wholly owned subsidiary of Summit. No shares of Series A Preferred Stock will be issued to any person other than an Eligible Policyholder. An aggregate of 1,639,701 shares of Series A Preferred Stock has been allocated to the Eligible Policyholders. In approving the Plan of Conversion, the Florida DOI determined that all of the terms thereof, including the value of the Series A Preferred Stock proposed to be issued to the Eligible Policyholders, are equitable to the members of ESIF.

SUBSCRIPTION OFFERING

     In addition to shares of Series A Preferred Stock that will be issued to Eligible Policyholders in the Conversion, up to 5,000,000 shares of Common Stock were offered pursuant to the Subscription Offering. Each Eligible Policyholder had the right to subscribe for up to 249,999 shares of Common Stock, which is 4.99% of the Post Offering Outstanding Shares. No fewer than 100 shares of Common Stock have been purchased by any person in the Subscription Offering. Eligible Policyholders as a group were allowed to purchase in the aggregate up to 90% of the Post Offering Outstanding Shares.

     In addition to the shares of Common Stock which have been subscribed for by Eligible Policyholders, the Management Group was allowed to subscribe to purchase up to an aggregate of 10% of the Post Offering Outstanding Shares. However, no person, either individually or in conjunction with any affiliated person and whether subscribing as an Eligible Policyholder or a member of the Management Group or purchasing shares in the Public Offering or otherwise, shall be permitted to acquire directly or indirectly more than 249,999 shares (4.99% of the Post Offering Outstanding Shares).

     Notwithstanding the foregoing, Summit has agreed that any "investment company," as defined in Section 3 of the Investment Company Act of 1940, as amended, may purchase more than 4.99% but less than 10% of the Post Offering Outstanding Shares, subject to such investor obtaining any required approval of the Florida DOI. With respect to all other purchasers, Summit will have complete discretion to approve or reject any request to exceed the Purchase Limit. Any such approval by Summit will be made prior to the Effective Date and will be subject to any approval required by the Florida DOI. Except to the extent required by the Florida DOI, Summit will not be obligated to notify any subscriber of the waiver of the Purchase Limit for any purchaser.

     The Subscription Offering expired at 5:00 p.m. Eastern Time on May 9, 1997. A total of 938,987 shares of Common Stock were subscribed for by Eligible Purchasers and the Management Group in the Subscription Offering. The Board of Directors of Summit may, at any time, elect to rescind the Subscription Offering and consequently, not consummate the Public Offering. The Subscription Offering will not be consummated in the event that the Plan of Conversion is withdrawn by the Board of Trustees of ESIF.

     The Subscription Price was set at $11.00 per share, subject to certain adjustments to ensure that the subscribers pay the same per share price as the purchasers in the Public Offering. Summit, after consultation and negotiation with Raymond James & Associates, Inc. and ABN AMRO Chicago Corporation, and not based on an appraisal or any other objective factors, set the Public Offering Price at $11.00 per share.

PUBLIC OFFERING

     Because less than all of the shares of Common Stock offered were sold in the Subscription Offering, the Company is offering such remaining shares in the Public Offering, which will close on the Effective Date. The Representatives are acting as representatives of the underwriters of the Public Offering. Purchasers in the Public Offering are subject to the Purchase Limit, but purchasers in the Public Offering will not be required to purchase any minimum number of shares.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary description of Summit's capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of Summit's Articles of Incorporation (the "SUMMIT ARTICLES") and Bylaws (the "SUMMIT BYLAWS"), copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

PREFERRED STOCK

     Summit is authorized to issue an aggregate of 5,000,000 shares of preferred stock, par value $10 per share. The preferred stock may be issued in one or more series, from time to time, with such designations, rights, preferences and limitations, including but not limited to dividend rates and conversion features, as the Board of Directors may determine. Accordingly, preferred stock may be issued having dividend and liquidation preferences over the Common Stock without the consent of the holders of Common Stock. In addition, the ability of the Board to issue preferred stock could also be used by Summit as a means of resisting a change of control of Summit and, therefore, could be considered an "anti-takeover" device.

     Series A Preferred Stock. In connection with the Conversion, Summit will issue 1,639,701 shares of Series A Preferred Stock. Holders of the Series A Preferred Stock have no voting rights, except as are required by the Florida Act, or on a matter which would adversely affect the preferences, rights or powers of the holders of Series A Preferred Stock.

     Holders of Series A Preferred Stock have no preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of Summit and have no rights to convert their Series A Preferred Stock into Common Stock or any other securities.

     The rights, preferences, limitations and restrictions of the Series A Preferred Stock are set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Summit, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "SERIES A DESIGNATION") and which should be read in its entirety. In summary:

          (i) The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up of Summit, rank prior to all classes or series of equity securities of Summit, including the Common Stock.

          (ii) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cash dividends at the rate of 4% per annum. Such dividends shall cumulate whether or not declared by the Board of Directors, but shall be payable only as and when declared by the Board; provided, however, that all cumulated but unpaid dividends shall be paid upon any redemption of the Series A Preferred Stock or any Liquidation (as defined in the Series A Designation).

          (iii) In the event of any Liquidation of Summit, after payment or provision for payment of the debts and other liabilities of Summit, and before any payment or distribution of Summit's assets shall be made or set apart for the holders of any securities ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive $10 per share of Series A Preferred Stock plus an amount equal to all cumulated but unpaid dividends thereon.

          (iv) The Series A Preferred Stock shall be redeemable by Summit at any time and from time to time, in whole or in part.

          (v) The redemption price shall be $10 per share, together with an amount equal to all cumulated but unpaid dividends thereon to the date of redemption.

          (vi) In the event that Summit enters into any Business Combination (as defined in the Series A Designation), Summit or some other person shall make an offer to purchase the then outstanding Series A Preferred Stock for $10 per share plus an amount equal to all cumulated but unpaid dividends.

COMMON STOCK

     Summit is authorized to issue up to 20,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, Summit had seven shareholders of record and seven shares of Common Stock outstanding.

     Holders of Common Stock are entitled to one vote for each share held of record at all shareholder meetings for any purpose, including the election of directors. There is no cumulative voting for election of directors. The Summit Bylaws require that a majority of the issued and outstanding shares of Summit be represented to constitute a quorum and transact business at a shareholders' meeting.

     Holders of Common Stock have no preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of Summit and have no rights to convert their Common Stock into any other securities.

     Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to ratably receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of Summit, are entitled to share ratably in all assets remaining after payment of liabilities and payment of cumulated dividends and liquidation preferences on the preferred stock, if any.

OTHER CHARACTERISTICS OF CAPITAL STOCK

     See "DIVIDEND POLICY" with respect to restrictions on the payment of cash dividends and "THE OFFERINGS -- Subscription Offering -- Limitations on Common Stock Purchases" with respect to restrictions on the purchase of securities by any person.

ANTI-TAKEOVER PROVISIONS

     Regulatory Restrictions. Section 628.461 of the Florida Insurance Code prohibits any person, individually or in conjunction with any affiliated person of such person, from acquiring, directly or indirectly, 5% or more of the outstanding voting securities of a Florida-domiciled insurance company or any controlling company thereof without prior approval of the Florida DOI. However, a person acquiring less than 10% of such outstanding voting securities may file with the Florida DOI a disclaimer of affiliation and control and, unless such disclaimer is disallowed by the Florida DOI, such person will not be required to seek prior approval of the Florida DOI for the acquisition.

     Restrictions in Summit's Articles of Incorporation and Bylaws. A number of provisions of the Summit Articles and Summit Bylaws concern matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain provisions of the Summit Articles and Summit Bylaws relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders of Summit may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. The following description is necessarily general and reference should be made in each case to such Summit Articles and Summit Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

          Board of Directors. The Board of Directors of Summit is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Summit Articles and Summit Bylaws prohibit cumulative voting for the election of directors.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the board of directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the board of directors, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Summit Articles and Summit Bylaws classifying the Board, all of the directors would be elected each year.

          Authorized Shares. The Summit Articles authorize the issuance of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized to provide Summit's Board of Directors with as much flexibility as possible in using such shares for financings, acquisitions, stock dividends, stock splits, employee stock options and other similar purposes. However, these additional authorized shares may also be used by the Board of Directors to deter future attempts to gain control of Summit. The Board of Directors has sole authority to determine the terms of any one or more series of the preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. There are currently no plans for the issuance of preferred stock other than the Series A Preferred Stock being offered hereby. See "DESCRIPTION OF CAPITAL
STOCK -- Preferred Stock."

     Anti-Takeover Effects of Incentive Plan. The Incentive Plan provides that in the event of a "change of control" (as defined in the Incentive Plan) of Summit, all awards granted under the Incentive Plan that are in the nature of rights that may be exercised shall automatically become fully exercisable. In addition, at any time prior to or after a change of control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any other awards under the Incentive Plan to the extent it may determine appropriate.

     Florida Corporate Law. Summit will be subject to several anti-takeover provisions under the Florida Act that apply to a public corporation under Florida law unless the corporation has elected to opt out of such provisions in its articles of incorporation or bylaws. Such provisions also serve to limit certain related party transactions otherwise permissible under the Florida Act. Summit has not elected to opt out of such provisions.

     The Florida Act contains a provision that generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless voting rights are approved by a majority vote of a corporation's disinterested shareholders. A "control share acquisition" is an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; and (iii) a majority or more of all voting power. Approval of voting rights for control shares requires: (i) approval by each class or series entitled to vote separately, by majority of all votes entitled to be cast by the class or series being entitled to vote as a separate class and (ii) approval by each class or series entitled to vote separately, by a majority of all votes entitled to be cast by that group excluding all "control shares."

     The Florida Act also contains an "affiliated transactions" provision that generally requires two-thirds approval of holders of disinterested shares of a Florida corporation in order to engage in a broad range of transactions with an "interested shareholder." An "interested shareholder" is defined as a person who together with affiliates and associates beneficially owns more than 10% of the outstanding voting shares of the corporation. Transactions that require the approval of two-thirds of the voting shares beneficially owned by disinterested shareholders include: (i) mergers or consolidations with the interested shareholder; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholders of 5% or more of either the corporation's total assets or total outstanding shares, or representing 5% or more of the earning power or net income of the corporation; (iii) issuance or transfers of shares to the interested shareholder having a market value of 5% or more of the total market value of the corporation's outstanding shares (except pursuant to the exercise of stock warrants or rights, or a dividend or distribution made pro-rata to all shareholders); (iv) a liquidation or dissolution of the corporation proposed by or pursuant to a written or unwritten agreement or understanding with the interested shareholder; (v) a reclassification of securities or the corporate reorganization with the interested shareholder that has the effect of increasing the percentage voting ownership of the interested shareholder by more than 5%; and (vi) any receipt by the interested shareholder of a benefit, directly or indirectly, of any loans, advances, guarantees, pledges, other financial assistance, or tax credits or advantages provided by or through the corporation.

TRANSFER AGENT

     The Transfer Agent and registrar for Summit's Series A Preferred Stock and Common Stock is ChaseMellon Shareholder Services, L.L.C., New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Conversion, Summit will have outstanding 5,000,000 shares of Common Stock, all of which will have been registered under the Securities Act and will be freely tradable without restriction or further registration under the Securities Act, except that those shares held by "affiliates" (as defined in Rule 144 promulgated under the Securities Act) of Summit will not be freely tradable even though they will have been registered under the Securities Act. Based on information provided to Summit by its affiliates, Summit believes that approximately 500,000 shares of Common Stock, equal to approximately 10% of the Post-Offering Outstanding Shares, will be beneficially owned by affiliates of Summit. Shares of Common Stock beneficially owned by affiliates of Summit may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. Additionally, all shares of Common Stock held by affiliates of Summit are subject to a lock-up agreement with the Representatives that prohibits their resale prior to 180 days after the Effective Date without the prior consent of Raymond James & Associates, Inc.

     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who owns shares of Common Stock which have not been registered under the Securities Act and as to which a minimum of one year has elapsed since the later of the date of acquisition from and full payment to Summit or an affiliate of Summit, and any affiliate of Summit who owns Common Stock, will be entitled to sell, within any three-month period beginning 90 days after the date of this Prospectus (but subject to the 180 day lock-up described above), a number of shares of Common Stock that does not exceed the greater of:
(i) 1% of the then outstanding shares of Common Stock (50,000 shares of Common Stock upon the completion of the Conversion), or (ii) the average weekly trading volume in the Common Stock in the public market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales of Common Stock pursuant to Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Summit. Additionally, under Rule 144, any person who holds shares of Common Stock which have not been registered under the Securities Act as to which a minimum of two years has elapsed since the later of the date of acquisition from and full payment to Summit or an affiliate of Summit and who is not, and for a period of three months prior to the sale of such shares has not been, an affiliate of Summit is free to sell such shares without regard to the volume, manner of sale, notice and other provisions of Rule 144.

     In addition, 500,000 shares of Common Stock are reserved for issuance under Summit's Incentive Plan and 45,000 shares of Common Stock are reserved for issuance in connection with the 401(k) Plan. Summit intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the Incentive Plan and the 401(k) plan within 30 days after the Effective Date. Shares of Common Stock issued under the Incentive Plan and the 401(k) Plan to non-affiliates of Summit after the effective date of such registration statement will be freely tradable in the public market. Shares issued under the Incentive Plan and the 401(k) Plan to affiliates of Summit after the effective date of such registration statement will be eligible for sale pursuant to Rule 144.

     Prior to the Conversion, there has been no public trading market for Summit's securities. Summit cannot predict the effect, if any, that sales of Common Stock following the Conversion, pursuant to a registration statement, Rule 144, or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Sales, or the availability for sale, of a substantial amount of Common Stock could adversely affect prevailing market prices for such stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters listed below, and the Underwriters, for whom Raymond James & Associates, Inc. and ABN AMRO Chicago Corporation are acting as the Representatives, have severally agreed to purchase, the respective number of shares of Common stock set forth opposite their names below.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Raymond James & Associates, Inc. ...........................  1,490,507
ABN AMRO Chicago Corporation................................  1,490,506
Alex. Brown & Sons Incorporated.............................    110,000
Donaldson, Lufkin & Jenrette Securities Corporation.........    110,000
A.G. Edwards & Sons, Inc. ..................................    110,000
Salomon Brothers Inc........................................    110,000
Robert W. Baird & Co. Incorporated..........................     70,000
Dain Bosworth Incorporated..................................     70,000
Friedman, Billings, Ramsey & Co., Inc. .....................     70,000
Interstate/Johnson Lane Corporation.........................     70,000
Janney Montgomery Scott Inc. ...............................     70,000
Legg Mason Wood Walker, Incorporated........................     70,000
The Robinson-Humphrey Company, Inc. ........................     70,000
Allen & Company of Florida Inc. ............................     50,000
Brean Murray & Co., Inc. ...................................     50,000
Sandler, O'Neill & Partners, L.P. ..........................     50,000
                                                              ---------
          Total.............................................  4,061,013
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all shares of the Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $.45 per share and that the Underwriters and such dealers may reallow a concession not in excess of $.10 per share to other dealers. The public offering price and concessions and reallowances to dealers may be changed by the Representatives after the initial Public Offering.

     Summit has granted to the Underwriters an option, exercisable within 30 days after the date of the Public Offering, to purchase up to 750,000 shares of Common Stock from Summit, in addition to the 5,000,000 shares of Common Stock offered hereby, to cover over-allotments at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such option only to cover over-allotments ,if any, in connection with the Public Offering.

     Summit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Summit and its executive officers have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the Effective Date of the Conversion without the prior written consent of the Representatives. See "SHARES ELIGIBLE FOR FUTURE SALE."

     The Underwriters have advised Summit that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to the Offerings, there has been no public market for the Common Stock of Summit. Consequently, the Public Offering Price for the Common Stock has been determined by negotiation between Summit and the Representatives. Among the factors considered in such negotiations were the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Company has granted the Underwriters, until April 30, 1998, a right of first refusal to act as managing underwriters or placement agents, as appropriate, for any public or private offering of the securities of the Company or its subsidiaries. The Company has agreed to consult the Underwriters with regard to any such covered offering prior to consulting any other prospective underwriter or placement agent and the Company will offer the Underwriters the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it can secure elsewhere. The Company has further agreed that until October 31, 1998, the Company shall give a right to first refusal to act as the Company's financial adviser in connection with certain mergers, acquisitions and related transactions.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of the Common Stock offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia, and Maida, Galloway & Neal, P.A., Tallahassee, Florida, and for the Underwriters by Holland & Knight LLP, Tampa, Florida.

                                    EXPERTS

     The consolidated financial statements of ESIF and subsidiaries as of March 31, 1996 and for the year then ended and the consolidated financial statements of SHC and subsidiaries for the year ended December 31, 1993, 1994, and 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports therein appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ESIF and subsidiaries as of March 31, 1994 and 1995 and for the years then ended and as of September 30, 1996 and for the six months then ended appearing in this Prospectus and Registration Statement have been audited by Brinton & Mendez, certified public accountants, as set forth in their reports therein appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     In June 1996, ESIF changed principal accountants from Brinton & Mendez to Ernst & Young, LLP to audit its financial statements. Prior thereto, Brinton & Mendez had served as ESIF's principal accountants. Prior to the Acquisition, Ernst & Young, LLP had served as SHC's principal accountants. The decision by ESIF to change principal accountants was made with the approval of the Board of Trustees as a result of the decision to pursue the Conversion.

     The Company believes, and has been advised by Brinton & Mendez that it concurs in such belief, that, during the fiscal years ended March 31, 1994 and 1995 and subsequent thereto, the Company and Brinton & Mendez did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Brinton & Mendez, would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

     No report of Brinton & Mendez on the Company's financial statements for either of the fiscal years ended March 31, 1994 and 1995 contained an adverse opinion, a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of
Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.

                             ADDITIONAL INFORMATION

     Summit has filed with the Commission, 450 Fifth Street, N.W. , Washington, D.C. 20549, a Registration Statement on Form S-1 (the "REGISTRATION STATEMENT") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract of other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission, and copies or all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov.

     Summit is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). As a result of the Conversion, Summit will become subject to the information reporting requirements of the Exchange Act. Summit intends to furnish its shareholders with annual reports, which will include consolidated financial statements audited by its independent certified public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES
  Reports of Independent Auditors...........................   F-2
  Consolidated Balance Sheets as of March 31, 1995 and
     1996...................................................   F-4
  Consolidated Statements of Income for the years ended
     March 31, 1994, 1995 and 1996..........................   F-5
  Consolidated Statements of Changes in Equity for the years
     ended March 31, 1994, 1995 and 1996....................   F-6
  Consolidated Statements of Cash Flows for the years ended
     March 31, 1994, 1995 and 1996..........................   F-7
  Notes to Consolidated Financial Statements................   F-8
  Report of Independent Auditors............................  F-29
  Consolidated Balance Sheets as of September 30, 1995
     (unaudited) and 1996...................................  F-30
  Consolidated Statements of Income for the six months ended
     September 30, 1995 (unaudited) and 1996................  F-31
  Consolidated Statements of Changes in Equity for the six
     months ended September 30, 1995 and 1996...............  F-32
  Consolidated Statements of Cash Flows for the six months
     ended September 30, 1995 (unaudited) and 1996..........  F-33
  Notes to Consolidated Financial Statements................  F-34
  Consolidated Balance Sheets as of December 31, 1995
     (unaudited) and 1996 (unaudited).......................  F-55
  Consolidated Statements of Income for the nine months
     ended December 31, 1995 (unaudited) and 1996
     (unaudited)............................................  F-56
  Consolidated Statements of Changes in Equity for the nine
     months ended December 31, 1995 (unaudited) and 1996
     (unaudited)............................................  F-57
  Consolidated Statements of Cash Flows for the nine months
     ended December 31, 1995 (unaudited) and 1996
     (unaudited)............................................  F-58
  Notes to Consolidated Financial Statements................  F-59

SUMMIT HOLDING CORPORATION AND SUBSIDIARIES
  Report of Independent Auditors............................  F-79
  Consolidated Statements of Income for the years ended
     December 31, 1993, 1994 and 1995.......................  F-80
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1992, 1993, 1994 and 1995.....  F-81
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1993, 1994 and 1995.......................  F-82
  Notes to Consolidated Financial Statements................  F-83

FINANCIAL STATEMENT SCHEDULES
  EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES
  Reports of Independent Auditors on Financial Statement
     Schedules..............................................  F-88
  Schedule I -- Summary of Investments as of March 31, 1996,
     September 30, 1996 and December 31, 1996...............  F-90
  Schedule IV -- Reinsurance for the years ended March 31,
     1994, 1995 and 1996, for the six months ended September
     30, 1995 and 1996 and for the nine months ended
     December 31, 1995 and 1996.............................  F-92
  Schedule VI -- Supplemental Information Concerning
     Insurance Operations for the years ended March 31,
     1994, 1995 and 1996, for the six months ended September
     30, 1995 and 1996 and for the nine months ended
     December 31, 1995 and 1996.............................  F-93

     Schedule II -- Condensed Financial Statements of the Registrant is omitted due to minimal capitalization and a lack of operations to date of Summit Holding Southeast, Inc.

     All other schedules are omitted because of the absence of conditions under which they are required or because the required information is included elsewhere herein.

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Employers Self Insurers Fund

     We have audited the accompanying consolidated balance sheet of Employers Self Insurers Fund (the "Company") and its subsidiaries as of March 31, 1996, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at March 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Jacksonville, Florida
July 31, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Trustees
Employers Self Insurers Fund
Lakeland, Florida

     We have audited the accompanying consolidated balance sheets of Employers Self Insurers Fund and its subsidiaries as of March 31, 1995, and the related consolidated statements of income, equity, and cash flows for each of the two years in the period ended March 31, 1995. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Employers Self Insurers Fund and its subsidiaries as of March 31, 1995 and the consolidated results of their operations and their cash flows for each of the two years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Fund's financial statements have been prepared in conformity with generally accepted accounting principles applicable to stock property and casualty insurance companies.

                                          BRINTON & MENDEZ
                                          Certified Public Accountants

Lakeland, Florida
July 26, 1996

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    MARCH 31,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                   (IN THOUSANDS)
                                       ASSETS
Invested assets:
  Fixed maturities, available-for-sale......................  $204,097      $178,818
  Preferred stock...........................................     1,914         3,156
  Common stock..............................................     8,978        11,095
  Short-term investments....................................     6,983        19,770
                                                              --------      --------
          Total invested assets.............................   221,972       212,839
Cash and cash equivalents...................................     2,984         7,427
Premiums receivable (net of $2,100 and $1,500 allowance for
  doubtful accounts, respectively)..........................    50,391        38,093
Accounts receivable.........................................        --         3,157
Reinsurance recoverable, including $10,800 and $9,400 at
  March 31, 1995 and 1996, respectively, from related party
  reinsurers................................................   110,141       111,519
Recoverable from Florida Special Disability Trust Fund......    15,879        20,060
Accrued investment income...................................     3,409         2,936
Income taxes recoverable....................................        --         9,690
Equipment and software......................................        --         2,448
Capitalized computer software costs.........................        --         6,038
Value assigned to future administration of insurance
  contracts.................................................        --         6,470
Unamortized debt acquisition cost...........................        --           709
Excess of cost over net assets of business acquired.........        --        46,738
Deferred income taxes.......................................    19,100        14,861
Other assets................................................     1,330         5,791
Net assets of healthcare subsidiary, held for disposition...        --         2,456
Net assets of discontinued operations.......................        --           612
                                                              --------      --------
          Total assets......................................  $425,206      $491,844
                                                              ========      ========

                               LIABILITIES AND EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................  $367,391      $387,632
  Debt......................................................        --        44,000
  Unearned premium and unallocated policyholder
     remittances............................................    18,234        14,635
  Accounts payable and accrued expenses.....................    12,690        13,546
  Taxes, licenses and fees..................................     1,861         1,493
  Deferred revenue..........................................        87         7,384
  Federal income taxes payable..............................     4,878            --
                                                              --------      --------
          Total liabilities.................................   405,141       468,690
Equity:
  Retained earnings.........................................    21,474        21,659
  Net unrealized appreciation (depreciation) on
     available-for-sale securities..........................    (1,409)        1,495
                                                              --------      --------
          Total equity......................................    20,065        23,154
                                                              --------      --------
          Total liabilities and equity......................  $425,206      $491,844
                                                              ========      ========

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                       (IN THOUSANDS)
Revenue:
  Premiums earned...........................................  $148,441   $128,489   $114,893
  Net investment income.....................................    10,510     12,205     13,210
  Net realized investment gains.............................        --         --      4,354
  Administrative fees.......................................        --         --      7,665
  Other income..............................................        --        121        206
                                                              --------   --------   --------
          Total revenue.....................................   158,951    140,815    140,328
Losses and expenses:
  Losses and loss adjustment expenses.......................   108,411     69,116     94,844
  Other underwriting, general and administrative expenses
     (including administrative service fees paid to Summit
     Holding Corporation of $26,001, $26,512 and $19,358 for
     the years ended March 31, 1994 and 1995 and for the
     period April 1, 1995 to January 16, 1996,
     respectively)..........................................    37,121     41,546     43,657
  Amortization and depreciation.............................        --         --      1,103
  Interest expense..........................................        --         --        847
                                                              --------   --------   --------
          Total losses and expenses.........................   145,532    110,662    140,451
                                                              --------   --------   --------
Income (loss) from continuing operations before income
  taxes.....................................................    13,419     30,153       (123)
Income tax expense (benefit)................................     4,534     10,990       (505)
                                                              --------   --------   --------
Income from continuing operations...........................     8,885     19,163        382
                                                              --------   --------   --------
Discontinued operations:
  Loss from discontinued operations (net of income tax
     benefit of $121).......................................        --         --       (197)
                                                              --------   --------   --------
Loss from discontinued operations...........................        --         --       (197)
                                                              --------   --------   --------
          Net income........................................  $  8,885   $ 19,163   $    185
                                                              ========   ========   ========

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

                                                                             UNREALIZED
                                                                            APPRECIATION
                                                                         (DEPRECIATION) OF
                                                             RETAINED    AVAILABLE-FOR-SALE
                                                             EARNINGS   SECURITY INVESTMENTS    TOTAL
                                                             --------   --------------------   -------
                                            (IN THOUSANDS)
Balance at March 31, 1993..................................  $(6,574)         $    88          $(6,486)
Net income.................................................    8,885               --            8,885
Change in net unrealized investment gains..................       --             (126)            (126)
                                                             -------          -------          -------
Balance at March 31, 1994..................................    2,311              (38)           2,273
Net income.................................................   19,163               --           19,163
Change in net unrealized investment gains..................       --           (1,371)          (1,371)
                                                             -------          -------          -------
Balance at March 31, 1995..................................   21,474           (1,409)          20,065
Net income.................................................      185               --              185
Change in net unrealized investment gains..................       --            2,904            2,904
                                                             -------          -------          -------
Balance at March 31, 1996..................................  $21,659          $ 1,495          $23,154
                                                             =======          =======          =======

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income................................................  $  8,885   $ 19,163        185
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization and depreciation.............................       485        372      1,103
  Net realized gains........................................       (14)        --     (4,354)
  Bad debt allowance........................................      (146)      (216)      (600)
  (Increase) decrease in premiums receivable................    (6,964)     8,880     12,898
  (Increase) decrease in accounts receivable................        (4)        14     (3,157)
  Increase in reinsurance recoverable.......................   (26,563)   (20,424)    (1,377)
  Increase in Special Disability Trust Fund recoverable.....    (3,184)    (5,950)    (4,181)
  (Increase) decrease in accrued investment income..........      (398)    (1,184)       473
  Increase in federal income tax recoverable................        --         --     (9,690)
  (Increase) decrease in deferred income taxes..............    (7,535)       513      4,239
  Increase in other assets..................................        --         --     (4,619)
  Decrease in discontinued operations.......................        --         --       (588)
  Increase in loss and loss adjustment expense..............    39,754      9,677     20,240
  Increase (decrease) in unearned premium and unallocated
     policyholder remittances...............................    16,115     (2,155)    (3,600)
  Increase in accounts payable and accrued expenses.........        39      2,291      1,802
  Increase (decrease) in taxes, licenses and fees...........        --      1,201       (368)
  Increase in deferred revenue..............................        --         86      7,298
  Increase (decrease) in federal income tax payable.........        --      1,043     (4,878)
                                                              --------   --------   --------
Net cash provided (used) in operating activities............    20,470     13,311     10,826
INVESTING ACTIVITIES:
Purchase of investment securities...........................  (760,811)  (859,038)  (982,289)
Disposal and maturity of investment securities..............   685,168    846,575    972,918
Purchase of equipment and software..........................        --         --     (2,697)
Purchase of Summit Holding Corporation......................        --         --    (39,960)
Other investing activities..................................        68        152         --
                                                              --------   --------   --------
Net cash provided by investing activities...................   (75,575)   (12,311)   (47,108)
FINANCING ACTIVITIES:
Increase in notes payable...................................        --         --     44,000
                                                              --------   --------   --------
Net cash provided by financing activities...................        --         --     44,000
                                                              --------   --------   --------
Net increase in cash and cash equivalents...................   (55,105)     1,000      7,718
Beginning cash and cash equivalents.........................    57,089      1,984      2,984
                                                              --------   --------   --------
Ending cash and cash equivalents
  Continuing operations.....................................     1,984      2,984      7,427
  Operations held for disposition...........................        --         --      3,251
  Discontinued operations...................................        --         --         24
                                                              --------   --------   --------
          Total ending cash and cash equivalents............  $  1,984   $  2,984   $ 10,702
                                                              ========   ========   ========

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1994, 1995 AND 1996

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Employers Self Insurers Fund ("ESIF") is domiciled in Florida as a group self-insurance workers' compensation fund defined by section 624.4621, Florida Statutes. ESIF is regulated by the Bureau of Self Insurance under the Department of Insurance of the State of Florida (the "Florida DOI").

     ESIF was formed in 1978 for the stated purpose of providing statutory workers' compensation coverage for certain Florida employers. ESIF's wholly owned subsidiary, Employers Safety Group Association, Inc. ("ESGA"), is a trade association primarily for employers in the construction, manufacturing, wholesale and retail, and service industries, and any employer that is a member of ESGA may obtain coverage from ESIF. An indemnity agreement issued by ESIF indemnifies the member employer against loss or liability relating to workers' compensation insurance risk. Any employer that obtains workers' compensation coverage from ESIF automatically becomes a member of ESIF with certain rights, including the right to vote for the election of ESIF's Trustees, the right to receive any distribution of profits that may be authorized by the Trustees and the right to participate in the distribution of the surplus of ESIF in the event of its liquidation. However, all members of ESIF are subject to joint and several liability for the obligations of ESIF. ESIF has historically not been operated for the purpose of generating profits, but it has retained a portion of its earnings and profits to avoid making assessments against its members. ESIF has occasionally during its operating history paid a distribution of profits to its members, but it has never made an assessment against its members.

     ESIF is a trust with a Board comprised of six Trustees, but no employees or officers. ESIF's bylaws specifically direct the Board to engage an administrator, and ESIF's administrator since its inception has been Summit Consulting, Inc. ("SCI"). SCI performs all daily operational activities for ESIF, including premium and claims processing, pursuant to a written agreement. SCI also performs similar functions for four other group self-insurance funds located in Florida, Louisiana and Kentucky.

     SCI owns several subsidiaries formed to assist it in providing specialized administrative services, and SCI is wholly owned by a holding company, Summit Holding Corporation ("SHC"). Effective January 16, 1996, ESIF purchased all of the outstanding stock of SHC (see Note 14 for a further discussion of this acquisition). In addition to SHC and its subsidiaries, ESIF also owns a reinsurance subsidiary, U.S. Employers Insurance, Inc. ("USEI").

     Pursuant to an Amended Plan of Conversion and Recapitalization, and subject to certain conditions stated therein, ESIF intends to convert to a stock property and casualty insurance company. In such transaction, ESIF will become wholly owned by a newly formed holding company, and ESIF's members will receive preferred stock of the holding company in exchange for the membership interests.

  Consolidation and Presentation

     The accompanying consolidated financial statements include the accounts, after intercompany eliminations, of ESIF and its wholly owned subsidiaries and have been prepared in conformity with generally accepted accounting principles ("GAAP") applicable to stock property and casualty insurance companies, which differ from statutory accounting practices prescribed or permitted by the Florida DOI.

 Use of Estimates and Assumptions

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Recognition of Revenues

     Workers' compensation insurance premiums are based on rates established by the National Council on Compensation Insurance ("NCCI"). Premium revenues generally are recognized over the life of the related policies on the daily pro rata method with a reserve for unearned premiums established for the unexpired portion of the premiums applicable to those policies. For retrospectively rated policies, the ultimate premium for a period is determined on the basis of the insured's actual losses for that period. If the actual losses are less than expected, ESIF may be required to refund a portion of the premiums previously paid. ESIF considers loss development experience through the date of the financial statements in estimating the ultimate premium and, as adjustments to premiums become necessary as a result of loss development, such adjustments are included in current operations. All indemnity contracts issued by ESIF prior to March 31, 1996 have a common anniversary date of April 1, thus there was no liability for unearned premium or deferred policy acquisition costs at March 31, 1995 or March 31, 1996.

     Administrative fee revenue is recognized in proportion to the premiums earned by the self-insurance funds at the contractual administrative fee percentage of premiums. Adjustments to revenue for premium audits are recorded in the period they occur. Fees for administrative services provided to ESIF subsequent to the date of ESIF's acquisition of SHC have been eliminated in the consolidated statement of operations.

     Reinsurance premiums ceded are recorded and recognized on a pro rata basis of earned premiums of the contract.

  Income Taxes

     Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement 109, Accounting for Income Taxes. Under that method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

  Investments

     In 1993, the FASB issued Statement 115, Accounting for Certain Investments in Debt and Equity Securities. Statement 115 requires that debt securities are to be classified as either held-to-maturity (carried at amortized cost), available-for-sale (carried at market with unrealized gains or losses reported in equity), or trading (carried at market with unrealized gains or losses reported in net income).

     ESIF believes that it has the ability and intent to hold to maturity its debt security investments. However, ESIF also recognizes there may be circumstances where it may be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, ESIF has designated its entire investment portfolio as available-for-sale.

     Investments are reported in the accompanying balance sheets on the following basis:

     - Available-for-sale securities are reported at current market value. Changes in market value of available-for-sale securities, after applicable deferred income taxes, are reported as unrealized appreciation or depreciation directly in equity and, accordingly, have no effect on net income.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - Equity security investments, consisting of common and nonredeemable preferred stocks, are carried at current market value with changes in such value reported as unrealized appreciation or depreciation directly in equity, after applicable income taxes, having no effect on net income.

     - Short-term investments are reported at cost.

     The cost of securities sold is based on specific identification and the resulting realized gains and losses are included in the determination of net income.

     In the normal course of business, ESIF is party to financial instruments, none of which have significant off-balance-sheet risk.

  Loss and Loss Adjustment Expenses

     The reserve for unpaid loss and loss adjustment expenses ("LAE") represents management's best estimate of the ultimate cost of the loss and LAE that are unpaid at the balance sheet date including incurred but not reported claims. Such reserve is established by management based upon (i) results of actuarial reviews which incorporate ESIF's experience with similar cases, estimates of future claim trends, and historical trends such as recurring loss payment and reporting patterns, claim closures and product mixes; (ii) facts known to the company, and (iii) regulatory requirements. Such reserve is continually reviewed and as adjustments become necessary, such adjustments are included in current operations.

     The reserve for permanent indemnity disability claims has been discounted at 4% as permitted under Florida law. For GAAP purposes, discounting is computed based on the ESIF's anticipated payout patterns and a discount rate consistent with that permitted by section 625.091, Florida Statutes. The amount of such discount was $4.8 million, $4.9 million and $4.7 million at March 31, 1994, 1995 and 1996, respectively.

     Prior to the January 16, 1996 acquisition of SHC, certain unallocated LAE of ESIF were provided by SHC under the administrative agreement between ESIF and SHC. Subsequent to the acquisition, ESIF has included the liability for such unallocated LAE in the loss and LAE liability.

  Reinsurance

     Under FASB Statement No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis rather than the previous practice of reporting such assets and liabilities net of reinsurance. The amounts recoverable from reinsurers are classified separately on the balance sheet.

     The accompanying statements of operations reflect premiums and losses incurred, net of reinsurance ceded (see Note 6). Reinsurance arrangements allow management to control exposure to potential losses arising from large risks. A significant portion of the reinsurance is effected under excess of loss reinsurance contracts. Amounts recoverable from reinsurers are estimated in a manner consistent with the loss and loss expense reserves associated with the reinsured policies. Similarly, reinsurance premiums, losses and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the related original policies issued and the terms of the reinsurance contracts.

  Guaranty Fund Assessments

     As a self-insurance fund, ESIF has periodically been assessed by a state guaranty fund as part of that fund's activities to collect money from solvent self-insurance funds to cover certain losses to policyholders of insolvent self-insurance funds, after assessment of the policyholders of the insolvent funds. This type of guaranty fund is separate from the Florida Special Disability Trust Fund (the "SDTF"), which is designed to pay insurers for certain benefits paid to previously injured workers, as discussed in Note 13.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Florida statutes limit the assessment to a maximum of 2% of direct written premiums annually, but because there are many uncertainties regarding the ultimate amount of assessments, ESIF's policy has been to recognize its obligation for guaranty fund assessments when it receives notice that an amount is payable to the guaranty fund. At March 31, 1996, ESIF was not able to estimate reasonably the potential effects of any future assessments and, accordingly, the accompanying financial statements do not include any provision for such future assessments. Assessments charged to expense during the fiscal years ended March 31, 1994, 1995 and 1996 were $-0- million, $1.5 million and $1.6 million, respectively. Such assessments are credited against the Company's administrative tax.

     Upon conversion to a stock property and casualty insurer, ESIF will be subject to assessment by a separate guaranty fund. Such assessments will not be credited against ESIF's administrative tax.

  Concentrations of Credit or Financial Risk

     Florida law allows ESIF to write policies only in the State of Florida. Therefore, all ESIF's premium revenues for the fiscal years ended March 31, 1994, 1995 and 1996 were derived from policies offered to customers located in Florida. Accordingly, ESIF could be adversely affected by economic downturns, significant unemployment, and other conditions that may occur from time-to-time in Florida, which may not as significantly affect its more geographically diversified competition.

     SHC has significant amounts of revenue associated with its third-party processing as a result of its contracts with several self-insurance funds. Changes with respect to these contracts could adversely affect ESIF.

     As further described in Note 6, ESIF has significant amounts of reinsurance recoverables as a result of ceding reinsurance under specific and aggregate reinsurance treaties.

  Intangible Assets

     Cost in excess of net assets of businesses acquired totaling $49 million was recorded in conjunction with the January 1996 acquisition of SHC. This intangible asset is being amortized on a straight-line basis over 25 years.

     ESIF's cost associated with the purchase of customer listings recorded in conjunction with the January 1996 acquisition of SHC totals approximately $6.5 million. This intangible asset is being amortized on a straight-line basis over 10 years.

     At the balance sheet date, ESIF evaluates the recoverability of the cost in excess of net assets acquired and the cost associated with customer listings through a comparison of forecasted undiscounted cash flows of SHC and the remaining asset balances.

  Equipment and Software

     Equipment and software are recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the related assets.

  Cash and Cash Equivalents

     ESIF considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Bad Debt Allowance

     The bad debt allowance is based on ESIF's experience with uncollectible premiums receivable and represents ESIF's best estimate of the ultimate uncollectible amounts incurred through the balance sheet date.

2. INVESTMENTS

     The amortized cost and the fair value of debt security investments are summarized as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
                                                                (IN THOUSANDS)
AT MARCH 31, 1995
  U.S. Treasury and government agencies.......  $132,116      $  671       $2,545     $130,242
  States and political subdivisions...........    60,404         324        1,023       59,705
  Other debt securities.......................    14,087          72            9       14,150
                                                --------      ------       ------     --------
Total debt securities available-for-sale......  $206,607      $1,067       $3,577     $204,097
                                                ========      ======       ======     ========
AT MARCH 31, 1996
  U.S. Treasury and government agencies.......    57,655         487          909       57,233
  States and political subdivisions...........    68,697         934          270       69,361
  Industrial and miscellaneous................    37,258         850          284       37,824
  Mortgage-backed securities:
     U.S. government agencies.................    14,320         240          160       14,400
                                                --------      ------       ------     --------
Total debt securities available for sale......  $177,930      $2,511       $1,623     $178,818
                                                ========      ======       ======     ========

     The amortized cost and estimated fair value of debt securities at March 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED     FAIR
                                                                COST       VALUE
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Years to maturity:
  One or less...............................................  $  2,366    $  2,394
  After one through five....................................    58,621      58,743
  After five through ten....................................    89,727      90,094
  After ten.................................................    12,896      13,187
                                                              --------    --------
                                                              $163,610    $164,418
  Mortgage-backed securities................................    14,320      14,400
                                                              --------    --------
Total.......................................................  $177,930    $178,818
                                                              ========    ========

     Proceeds from the sales of investments in debt securities during fiscal year ending March 31, 1994 were $26.3 million. No gains or losses were realized on those sales. Proceeds from the sales of investments in debt securities during fiscal year ending March 31, 1995 were $21.8 million. No gains or losses were realized on those sales. Proceeds from the sales of investments in debt securities during fiscal year ending March 31, 1996 were $195.5 million. Gross gains of $3.1 million and gross losses of $1.0 million were realized on those sales.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unrealized gains and losses on investments in preferred and common stocks are reported directly in equity and do not affect operations. The gross unrealized gains and losses on, and the cost and fair value of, those investments are summarized as follows:

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED    FAIR
                                                   COST       GAINS        LOSSES      VALUE
                                                  -------   ----------   ----------   -------
                                                                (IN THOUSANDS)
AT MARCH 31, 1995
  Preferred stocks..............................  $ 1,924     $    6        $ 16      $ 1,914
  Common stocks.................................    8,717        353          92        8,978
                                                  -------     ------        ----      -------
Total...........................................  $10,641     $  359        $108      $10,892
                                                  =======     ======        ====      =======
AT MARCH 31, 1996
  Preferred stocks..............................  $ 3,167     $   18        $ 29      $ 3,156
  Common stocks.................................    9,576      1,640         121       11,095
                                                  -------     ------        ----      -------
Total...........................................  $12,743     $1,658        $150      $14,251
                                                  =======     ======        ====      =======

     Major categories of ESIF's investment income are summarized as follows:

                                                            YEAR ENDED MARCH 31,
                                                        -----------------------------
                                                         1994       1995       1996
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Income from:
  Bonds...............................................  $ 6,829    $ 9,788    $10,923
  Preferred stocks....................................       --         --        215
  Common stocks.......................................        6         16        319
  Short-term investments and cash.....................    3,675      2,401      1,753
                                                        -------    -------    -------
Net investment income.................................  $10,510    $12,205    $13,210
                                                        =======    =======    =======

     The Florida DOI requires cash and investments to be held in trust for the Florida DOI for 10% of statutory basis loss reserves and the 1986-1995 fund years aggregate reserve plans. The aggregate plans approved by the Florida DOI require the interest earned on the related reserves to accumulate with the restricted principal. The reserves are reviewed annually and a revised funding plan is submitted to the Florida DOI. At March 31, 1995 and 1996, the amount in trust is approximately $59.1 million and $62.9 million, respectively. Subsequent to March 31, 1996, the amount in trust was reduced to $50.9 million, consisting of $23.8 million related to 10% of statutory basis loss reserves and $26.8 million for the 1986-1995 fund year aggregate reserves.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT

     The major components of equipment and software at March 31, 1996 are as follows (in thousands):

Furniture, fixtures and equipment...........................  $  786
Data processing equipment...................................     665
Airplane....................................................     968
Leasehold improvements......................................     103
Software....................................................     176
Automobiles.................................................      17
                                                              ------
                                                               2,715
Less accumulated depreciation...............................     186
                                                              ------
                                                              $2,529
                                                              ======

     Depreciation expense for the fiscal year ended March 31, 1996 was $0.2 million. Substantially all equipment and software was acquired in the January 1996 acquisition of SHC.

4. INTANGIBLES

     The majority of ESIF's intangible assets were recorded in connection with the acquisition of SHC and are stated at cost, which represents fair value as of the acquisition date, less accumulated amortization, and include purchased software, customer accounts and contracts, and the excess of the purchase price over the fair value of identifiable net assets acquired. Purchased software, customer accounts and contracts are being amortized on a straight-line basis over the estimated useful lives and contract period which range from three to ten years. The excess of cost over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 25 years.

     Intangible assets consist of the following as of March 31, 1996 (in thousands):

Unamortized debt acquisition costs..........................  $   757
Purchased software..........................................    6,300
Goodwill....................................................   47,185
Customer accounts and contracts.............................    6,608
                                                              -------
                                                               60,850
Less accumulated amortization...............................      896
                                                              -------
                                                              $59,954
                                                              =======

5. LEASES

     SHC leases office premises and automobiles under noncancellable operating leases which expire at various dates through the year 2001. These leases generally contain renewal options and escalation clauses based on increases in lessors' operating expenses and other charges. ESIF anticipates that most leases will be renewed or replaced upon expiration.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual payments at March 31, 1996 for all noncancellable leases are (in thousands):

Years Ending March 31:
  1997......................................................  $1,221
  1998......................................................   1,322
  1999......................................................   1,243
  2000......................................................   1,176
  2001......................................................     101
                                                              ------
Total minimum future lease payments.........................   5,063
Income from subleases.......................................    (124)
                                                              ------
Net minimum future lease payments...........................  $4,939
                                                              ======

     In excess of 80% of the future lease commitments relates to rented office premises from certain trustees of ESIF.

     Rental expense for the fiscal year ended March 31, 1996 for operating leases totaled $0.4 million.

6. REINSURANCE

     In accordance with general practice in the insurance industry, ESIF's insurance subsidiaries are engaged in reinsurance transactions to cede risk to other companies. Reinsurance ceded contracts do not relieve ESIF and its insurance subsidiaries from their obligation to policyholders, as they remain liable to their policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts. The largest net amount retained by ESIF or its subsidiaries on any one occurrence is $500,000 with a $750,000 deductible for each of the fiscal years ended March 31, 1995 and 1996. ESIF currently has the following coverages under specific and aggregate reinsurance agreements:

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                              SPECIFIC REINSURANCE
                                 (IN THOUSANDS)

 FISCAL
  YEAR                                          SPECIFIC
  ENDED                            SPECIFIC    OCCURRENCE
MARCH 31,         CARRIER         ATTACHMENT     LIMIT
---------         -------         ----------   ----------
  1982     INA                      $  100     $   2,000
           Employers Re              2,100         3,000
  1983     INA                         125         2,000
           Employers Re              2,125         3,000
  1984     Employers Re                125         2,000
           INA                       2,125     Statutory
  1985     Employers Re                125         2,000
           INA                       2,125     Statutory
  1986     Employers Re                225        20,000
  1987     Safety Mutual(1)          1,000         5,000
           Old Republic(2)           1,000         1,000
           National Union(2)         2,000         8,000
  1988     Old Republic              1,000         5,000
  1989     Old Republic              1,000         5,000
  1990     Transamerica              1,000        15,000
  1991     Transamerica              1,000        15,000
  1992     Transamerica              1,000        25,000
  1993     Transamerica              1,000        25,000
  1994     Lloyd's                     500           500
           Transamerica              1,000     Statutory
  1995     Lloyd's                     500           500
           Continental Casualty      1,000     Statutory
  1996     Federal Insurance Co.       500           500
           Federal Insurance Co.     1,000         1,000
           Continental Casualty      2,000     Statutory

---------------

(1) 4/1/86 - 5/31/86
(2) 6/1/86 - 3/31/87

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             AGGREGATE REINSURANCE
                                 (IN THOUSANDS)

 FISCAL
  YEAR
  ENDED                           AGGREGATE    AGGREGATE
MARCH 31          CARRIER         ATTACHMENT     LIMIT
---------         -------         ----------   ---------
  1982     INA                     $ 11,542    $   2,000
           Employers Re              13,542        3,000
           INA                       16,542    Statutory
  1983     INA                       11,365        2,000
           Employers Re              13,365        3,000
           INA                       16,365    Statutory
  1984     Employers Re              14,341        2,000
           INA                       16,341    Statutory
  1985     Employers Re              17,814        3,000
           INA                       20,814    Statutory
  1986     Employers Re              40,091          301
  1987     N/A                       N/A          N/A
  1988     N/A                       N/A          N/A
  1989     Crossroads                90,648       19,000
  1990     Crossroads               110,973       25,000
  1991     Crossroads               130,726       31,000
  1992     Crossroads               113,015       31,000
  1993     Crossroads               141,956       33,401
  1994     Crossroads               146,016       34,357
  1995     Crossroads               133,800       31,482
  1996     Crossroads               115,970       27,287

     Insurance premiums for the fiscal years ended March 31, 1994, 1995 and 1996 are summarized as follows:

                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Direct premiums earned.................................  $155,559   $135,033   $119,028
Reinsurance ceded......................................     7,118      6,544      4,135
                                                         --------   --------   --------
Net premiums earned....................................  $148,441   $128,489   $114,893
                                                         ========   ========   ========

                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Gross premiums written.................................  $166,370   $153,844   $130,528
Ceded premiums written.................................    10,284      9,417      9,232
                                                         --------   --------   --------
Net premiums written...................................  $156,086   $144,427   $121,296
                                                         ========   ========   ========

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Losses and LAE incurred for the fiscal years ended March 31, 1994, 1995 and 1996 are summarized as follows:

                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Direct losses and LAE..................................  $113,321   $ 74,368   $102,832
Reinsurance ceded......................................     4,910      5,252      7,988
                                                         --------   --------   --------
Net losses and loss adjustment expenses incurred.......  $108,411   $ 69,116   $ 94,844
                                                         ========   ========   ========

     Reinsurance ceded premiums and losses included in the preceding table reflect the elimination of amounts assumed by USEI through retrocession by Crossroads Insurance Company, Limited ("Crossroads") of amounts ceded by ESIF to Crossroads as described in the following paragraph.

     Of the reinsurance ceded amounts above for fiscal year ended March 31, 1996, premiums of $5.2 million, and losses and loss adjustment expenses of $0.9 million, are attributable to reinsurance agreements with Crossroads, a Bermuda domiciled insurance company, in which a Trustee of ESIF has an ownership interest. Crossroads is licensed to do business in Florida and is a member of the Florida Insurance Guaranty Association. Fifty percent of business ceded to Crossroads has been retroceded by Crossroads to USEI. All of ESIF's aggregate excess reinsurance coverage for fiscal years ended March 31, 1989, 1993, 1994 and 1995 is also ceded to Crossroads. At March 31, 1995 and 1996, loss and LAE reserves recoverable of approximately $10.8 million and $9.4 million, respectively (net of amounts retroceded to USEI), are attributable to excess reinsurance agreements with Crossroads. For the fiscal years 1986, 1987, 1990, 1991 and 1992, effective aggregate excess reinsurance is not currently in place because these years have been self-funded or because the coverages have expired. Exposure to significant adverse development for these years is considered minimal due to the maturity of the loss development for these years.

     In fiscal years ended March 31, 1995 and 1996, ESIF did not commute any ceded reinsurance nor did it enter into or engage in any loss portfolio transfers. ESIF remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

     ESIF's reinsurance recoverable asset at March 31, 1996 is comprised of amounts related to reinsurance agreements with the following companies (in thousands):

                                                            PAID     UNPAID
                   REINSURANCE CARRIER                     CLAIMS    CLAIMS     TOTAL
                   -------------------                     ------   --------   --------
American Re..............................................  $   --   $    286   $    286
Cigna....................................................     297         --        297
Continental Casualty.....................................      --     10,531     10,531
Crossroads...............................................     917      9,375     10,292
Employers Re.............................................     595      6,805      7,400
Federal Ins. Co..........................................      --      9,626      9,626
INA......................................................      --      5,678      5,678
Lloyds of London.........................................      --     12,274     12,274
Old Republic.............................................      53     17,242     17,295
Transamerica.............................................      20     37,820     37,840
                                                           ------   --------   --------
          Total..........................................  $1,882   $109,637   $111,519
                                                           ======   ========   ========

     Substantially all of the recoverable amounts related to paid claims have been outstanding less than ninety days at the balance sheet date. The reinsurance recoverable amounts related to unpaid claims are calculated considering the provisions of the specific and aggregate reinsurance agreements and using ultimate losses by accident year consistent with the reported loss and LAE liabilities.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. FEDERAL INCOME TAXES

     ESIF and its subsidiaries file a consolidated federal income tax return. ESIF does not have a tax sharing agreement with two of its subsidiaries, ESGA and USEI. ESIF does not collect from or refund to these subsidiaries the amount of income taxes or benefits which would result if the entities filed separate returns. An informal tax sharing agreement exists between ESIF and SHC such that the amount of taxes or tax benefits are shared as if separate returns were filed.

     Income before federal income taxes differs from taxable income principally due to tax-exempt investment income, dividends-received tax deductions, and differences in loss and LAE discounting and unearned premium reserves for tax and financial reporting purposes.

     After carryback of the fiscal year ended March 31, 1996 operations loss to prior years, federal income taxes of $6.9 million and $12.2 million for fiscal years ended March 31, 1994 and 1995, respectively, would be subject to recovery in the event that ESIF incurs net operating losses within three years of the years for which such taxes were paid. State taxes paid were $0.8 million for both fiscal years ended March 31, 1995 and 1996.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of ESIF's deferred tax liabilities and assets as of March 31, as calculated in accordance with FASB 109, are as follows (in thousands):

                                                               1995      1996
                                                              -------   -------
Deferred tax liabilities:
  Unrealized investment gains...............................  $    --   $   902
  Special Disability Trust Fund recoverables................      511       175
  Reinsurance premium adjustment............................       --     1,494
  Intangible assets.........................................       --     3,684
                                                              -------   -------
Total deferred tax liabilities..............................      511     6,255
Deferred tax assets:
  Discount on loss and LAE reserves.........................   16,601    18,936
  Unallocated remittances...................................    1,372     1,161
  Uncollectible premiums....................................      788       564
  Other.....................................................       --       455
  Unrealized investment losses..............................      850        --
                                                              -------   -------
                                                               19,611    21,116
  Valuation allowance for deferred tax assets...............       --        --
                                                              -------   -------
Total deferred tax assets...................................   19,611    21,116
                                                              -------   -------
Net deferred tax assets.....................................  $19,100   $14,861
                                                              =======   =======

     ESIF has made an election under the Internal Revenue Code of 1986 to treat income tax payments attributable to loss reserve discounting as special estimated tax payments which are specifically recoverable upon reversal of the discounting effects. Accordingly, the deferred tax assets attributable to loss reserve discounting are considered to be fully recoverable. ESIF also has significant tax loss carryback potential for the fiscal years ended March 31, 1994 and 1995. For those reasons, a deferred tax valuation allowance is not considered necessary.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     ESIF's consolidated federal income tax liability (asset) at March 31 is summarized as follows (in thousands):

                                                                1995       1996
                                                              --------   --------
Current.....................................................  $  4,878   $ (9,690)
Deferred....................................................   (19,100)   (14,861)
                                                              --------   --------
Total net asset.............................................  $(14,222)  $(24,551)
                                                              ========   ========

     Significant components of the provision for income taxes for the fiscal years ended March 31, attributable to continuing operations are as follows (in thousands):

                                                               1995      1996
                                                              -------   -------
Current tax expense (benefit)...............................  $11,388   $ 1,424
Deferred taxes..............................................     (397)   (1,930)
                                                              -------   -------
Total income tax expense (benefit) on income................  $10,991   $  (506)
                                                              =======   =======

     Income taxes paid by ESIF totaled $10.5 million, $12.2 million and $11.2 million in 1994, 1995 and 1996, respectively.

     The reconciliation of income tax expense (benefit) for the fiscal years ended March 31, attributable to continuing operations computed at the U.S. federal statutory tax rate of 35%, to income tax expense (benefit) is as follows (in thousands):

                                                              1994     1995      1996
                                                             ------   -------   -------
Income tax (at 35% of pretax income or loss)...............  $4,697   $10,554   $   (43)
Tax-exempt investment income...............................      --      (673)   (1,067)
Non taxable/deductible (income) expenses...................      51       579        32
Goodwill amortization......................................      --        --       177
State income taxes.........................................     (65)     (600)      495
Other items, net...........................................    (149)    1,130       (99)
                                                             ------   -------   -------
Provision (credit) for federal income tax expense
  (benefit)................................................  $4,534   $10,990   $  (505)
                                                             ======   =======   =======

8. LOSSES AND LAE

     The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in loss severity and frequency. Although some variability is inherent in such estimates, management believes that the reserves for losses and LAE are adequate. The estimates are reviewed annually by independent consulting actuaries and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE for fiscal years ended March 31, 1994, 1995 and 1996:

                                                            YEAR ENDED MARCH 31,
                                                      ---------------------------------
                                                        1994        1995        1996
                                                      ---------   ---------   ---------
                                                               (IN THOUSANDS)
Net reserves for losses and LAE at beginning of
  period............................................    257,307     274,102     259,085
Less: Recoverable from Florida SDTF(1)..............     (6,745)     (9,929)    (15,879)
                                                      ---------   ---------   ---------
Net reserves for losses and LAE less SDTF
  recoverable asset at beginning of year............    250,562     264,173     243,206
Add provision for claims occurring in:
  The current year..................................    118,889      94,520      84,058
  Prior years.......................................    (10,478)    (25,404)     10,786
                                                      ---------   ---------   ---------
Incurred losses during the current year.............    108,411      69,116      94,844
Deduct payments for claims occurring in:
  The current year..................................     17,704      16,857      15,432
  Prior years.......................................     77,096      73,226      64,683
                                                      ---------   ---------   ---------
Claim payments during the current year..............     94,800      90,083      80,115
Net reserves for losses and LAE less SDTF
  recoverable asset at end of period................    264,173     243,206     257,935
Add: Recoverable from Florida SDTF(1)...............      9,929      15,879      20,060
                                                      ---------   ---------   ---------
Net reserves for losses and LAE at end of period....    274,102     259,085     277,995
Add: Reinsurance recoverables (exclusive of
     recoverables on paid losses)...................     93,898     108,306     109,637
                                                      ---------   ---------   ---------
Gross reserves for losses and LAE at end of period
  (GAAP basis)......................................  $ 368,000   $ 367,391   $ 387,632
                                                      =========   =========   =========

---------------

(1) The change in the SDTF Recoverable asset is included in incurred losses in the Statement of Income.

     The foregoing reconciliation also shows that a $25.4 million reserve redundancy emerged during the fiscal year ended March 31, 1995. This amount represents the release of certain loss reserves previously carried which were determined, based on comparisons to actuarially projected amounts, to be redundant. The foregoing reconciliation shows that a $10.8 million reserve strengthening in the March 31, 1995 reserve emerged during the fiscal year ended March 31, 1996. The increased losses and LAE expense resulted principally from settling case reserves established in prior years for more than previously anticipated.

     Statutory basis loss reserves were determined using paid loss data net of historic SDTF recoveries; GAAP basis loss reserves were determined using paid loss data gross of SDTF recoveries. This adjustment increased loss reserves by $15.5 million, $24.8 million and $31.4 million at March 31, 1994, 1995 and 1996, respectively, and increased reinsurance recoverables by $7.2 million, $10.3 million and $11.8 million at March 31, 1994, 1995 and 1996, respectively. In addition ESIF has recorded, as an asset, amounts recoverable from the SDTF based upon ESIF's historical collection experience and the amount of claims identified as subject to SDTF recovery. The recoverable amount recorded at March 31, 1994, 1995 and 1996 was $9.9 million, $15.9 million and $20.1 million, respectively. In order to quantify the amounts recoverable from the SDTF, ESIF reviews its claims that have been identified as subject to SDTF recovery considering ESIF's historical recovery experience on claims submitted to the SDTF. In addition, ESIF estimates the amount of claims it expects to recover over the next four years based on actual collection experience for the most recent two years, and discounts the expected recoveries using an appropriate interest rate. The amounts reflected as recoverables from the SDTF were based on the discounted expected collection amounts rather than on the total claims identified as subject to SDTF recovery.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The SDTF reinsurance recoverable results from calculating such recoverables using loss and LAE reserves computed using paid losses gross of SDTF recoveries and in consideration of expected recoveries from SDTF. Certain of the claims used in the determination of the SDTF recoverable are of an amount which will pierce reinsurance layers. The Company will pursue recovery of such claims under the provisions of its reinsurance agreements. Subsequently, as the Company remits the claims to the SDTF, and ultimately collects these claims from SDTF, the Company will remit to the reinsurers their portion of the SDTF recoveries. The aggregate recoverable from SDTF asset and the SDTF related reinsurance recoverable, which approximates the amount of the increase in loss reserves resulting from determining the GAAP basis loss reserves using paid loss data gross of SDTF recoveries, represents managements best estimate of the aggregate amounts that will be recovered.

     LAE assumed in the acquisition of SHC represents unallocated LAE reserves established by ESIF that were, prior to the acquisition, accrued by SHC under the administrator's contract between ESIF and SHC.

9. ACCRUED RETROSPECTIVE PREMIUMS

     Certain workers' compensation insurance policies issued by ESIF are retrospectively rated, and premiums are based on loss experience incurred under these contracts to date. Accrued retrospectively rated premiums, including those relating to bulk incurred but not reported, have been determined by or allocated to individual policyholder accounts. These amounts are summarized as follows:

                                                                  MARCH 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Accrued retrospective premium...............................  $44,837   $33,278

10. EQUITY

     ESIF and its insurance subsidiaries, subsequent to the conversion to a stock property and casualty company, will have legal restrictions as to the transfer of funds in the form of dividends, loans, and advances. These restrictions, determined in accordance with statutory reporting practices, generally limit the payment of dividends to amounts based upon statutory equity or profits and limit the amount of certain investments to specified percentages of statutory admitted assets. At March 31, 1996, under regulations applicable to stock property and casualty insurance companies, $1.6 million of ESIF's statutory net assets of $16.3 million could be transferred from the insurance entities subject to regulatory approval.

     Equity and net income as determined in accordance with statutory accounting practices for self-insurance funds as of and for the three fiscal years ended March 31, 1994, 1995 and 1996 are as follows:

                                                                        NET INCOME
                         MARCH 31,                            EQUITY      (LOSS)
                         ---------                            -------   ----------
                                                                 (IN THOUSANDS)
1994........................................................  $22,311    $  2,511
1995........................................................   43,046      22,286
1996........................................................   16,373      (4,660)

     As a self-insurance fund, ESIF recorded for statutory reporting an asset of $42.9 million and $47.3 million at March 31, 1995 and 1996, respectively, for future investment income determined by discounting loss and LAE reserves at a statutory prescribed rate. Upon conversion to a stock property and casualty insurer, ESIF will be permitted to record discounts only on the indemnity portion of permanent disability cases. The amount of such discount is estimated at $4.9 million and $4.7 million at March 31, 1995 and March 31, 1996, respectively. It is ESIF's intention to utilize proceeds of a public offering to meet statutory basis capital and equity requirements for a stock property and casualty company.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In order to improve the regulation of insurer solvency, the National Association of Insurance Commissioners ("NAIC") issued a model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies, which are designed to assess capital adequacy and to raise the level of protection that statutory equity provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures these major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) declines in asset values arising from investment risks. Pursuant to the model law, insurers having less statutory equity than required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Florida, ESIF's state of domicile, has yet to adopt the provisions of the RBC model law. Upon completion of the conversion and recapitalization, ESIF's insurance subsidiaries intend to maintain statutory basis equity in excess of the amount required by Florida law.

11. COMMITMENTS AND CONTINGENCIES

     ESIF, in the normal course of business, is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by ESIF in estimating the loss and LAE reserves. ESIF's management believes that the resolution of those actions will not have a material effect on ESIF's financial position or results of operations.

12. CHANGE IN ACCOUNTING ESTIMATES

     During the fiscal year ended March 31, 1996, ESIF refined its method of estimating accrued retrospective premiums. Prior to the 1996 fiscal year, ESIF estimated the accrued retrospective premiums using aggregate premium and loss data. The estimation methodology was revised in 1996 such that individual member premium and loss data was utilized in the calculation. The refinement to using more detailed data to perform the estimation was implemented by management in order to more accurately estimate the accrued retrospective premium amounts. This change decreased the accrued retrospective premium asset and equity at March 31, 1996 by approximately $9.3 million and $6.0 million, respectively, and decreased operations results for the fiscal year ended March 31, 1996 by approximately $6.0 million.

13. SDTF

     The State of Florida maintains the SDTF for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury. The SDTF is funded through annual assessments against workers' compensation insurers which are based on a percentage of gross workers' compensation premiums written.

     The SDTF has not charged adequate assessments to actuarially fund its claims liability. In 1996, the Florida legislature reauthorized the SDTF for four years; however, in the future, the Florida legislature may impose greater assessments on insurance carriers, such as ESIF, to satisfy pending claims. Moreover, it is not possible to predict how the SDTF will operate, if at all, in the future after the reauthorized period. Changes in the SDTF's operations which decrease the availability of recoveries from the SDTF, or increase the SDTF assessments payable by ESIF, or changes in regulations which further limit ESIF's ability to reduce statutory basis loss reserves for a portion of SDTF future recoverable amounts, may have a material adverse effect on ESIF's business, financial condition or results of operations. Discontinuance of the SDTF could have either a favorable or unfavorable effect on ESIF depending on the relation of the amount of assessments by SDTF to the amount of recoveries from SDTF. If the SDTF is discontinued, ESIF believes that the existing reimbursement obligations of the SDTF would become general obligations of the State of Florida, although there is no assurance that a reviewing court would adopt that view. The SDTF has made no acknowledgment with regard to the enforceability of its reimbursement obligations to insurers such as ESIF.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Loss and LAE reserves included in the accompanying financial statements are presented gross of future SDTF recoveries and have been determined using historical loss data which excludes SDTF recoveries.

     ESIF has recorded an SDTF recoverable of $15.8 million and $20.1 million at March 31, 1995 and 1996, respectively, for the estimated amounts expected to be received from the SDTF. The estimated amount of recoveries, which is management's best estimate of the amount that will be recovered, was based on claims identified as subject to SDTF recovery as well as ESIF's recovery experience.

     Amounts recovered from SDTF for the fiscal years ended March 31, 1994, 1995 and 1996 were $4.5 million, $5.7 million and $5.6 million, respectively. Assessments paid by ESIF to the SDTF were $5.5 million, $4.7 million and $5.6 million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively.

     ESIF records assessments from SDTF as premiums are written.

14. ACQUISITION OF SHC

     On January 16, 1996, ESIF purchased all of the outstanding capital stock of SHC. The purchase price consisted of $26.0 million paid in cash by ESIF, $11.5 million in cash distributed by SHC, and $44.0 million of debt incurred by SHC (see Note 15). SHC is a third party administrator which provides insurance related services (including marketing, policy issuance and servicing, claims processing and administration, loss control, brokerage, audits, financial and data processing services and risk management services) to ESIF, four other self-insurance funds and a property and casualty insurance company. The acquisition was accounted for using the purchase method, and the results of operations of SHC are included in the consolidated statement of operations from the date of acquisition.

     The following unaudited pro forma information presents the consolidated results of operations of ESIF and SHC as if the acquisition had been effective at April 1, 1994 and April 1, 1995, respectively, after giving effect to adjustments to reflect the acquisition. This information is intended for informational purposes only and may not be indicative of ESIF's future results of operations:

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Total revenues..............................................  $185,693    $169,178
Income (loss) before income tax expense.....................    39,109       3,330
Net income (loss)...........................................    24,576       2,496

     To comply with requirements of the Florida DOI, SHC's chairman has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF which may result from the acquisition of SHC. Such indemnification will expire on the earlier of January 11, 2001 or on the date upon which the bank debt, incurred in the acquisition, is retired.

15. NOTES PAYABLE

     In connection with the purchase of SHC by ESIF, SHC utilized a bank term loan with rates based on LIBOR plus 3%. The balance as of March 31, 1996 for SHC was $36.0 million. Also, a revolving bank credit facility with rates approximating the prime rate was entered into as part of the agreement. The balance as of March 31, 1996 for SHC for this agreement was $8.0 million. Interest expense incurred as of March 31, 1996 was $0.8 million.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities for the term loan and reductions in the availability of the revolving credit facility are as follows:

                                                                  REDUCTION IN THE
                                                                  AVAILABILITY OF
                                                         TERM      THE REVOLVING
                                                         LOAN     CREDIT FACILITY
                                                        -------   ----------------
                                                              (IN THOUSANDS)
Years Ending March 31:
  1997................................................  $ 4,650           970
  1998................................................    6,600         1,480
  1999................................................    6,600         1,480
  2000................................................    6,600         1,480
  2001................................................    6,600         1,480
  Thereafter..........................................    4,950         1,110
                                                        -------       -------
                                                        $36,000         8,000
                                                        =======       =======

     As collateral for the debt, SHC pledged the issued and outstanding stock of SCI and three other wholly owned subsidiaries, Bridgefield Casualty Insurance Company, Meritec Solutions, Inc. and Carolina Summit Healthcare, Inc. The credit agreement contains certain covenants which require that certain financial ratios and/or levels be maintained by SHC and its insurance subsidiary, Bridgefield Casualty. Among these covenants are the following: operating leverage, fixed charge coverage ratio, minimum stockholder equity and risk based capital for the insurance subsidiary.

     In addition, the credit agreement places certain operational restrictions on SHC.

16. EMPLOYEE BENEFIT PLANS

     ESIF's subsidiary, SCI, has a deferred savings and profit-sharing plan (the "401(k)") covering substantially all employees of SHC. Under the 401(k), SCI makes contributions equal to 75% of the participant's contributions, not to exceed 6% of the participant's annual compensation. SCI's contributions to the 401(k) totaled $0.1 million for the period January 16, 1996 to March 31, 1996.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by ESIF in estimating its fair value disclosures for financial instruments:

     - Cash and cash equivalents, short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate fair values.

     - Investment securities: Fair values for debt security investments are based on quoted market prices.

     - Premiums and accounts receivable: The carrying amounts of ESIF's receivables approximate fair values.

     - Notes payable: ESIF's subsidiary has $44.0 million of notes payable at March 31, 1996 that approximates its fair value.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     ESIF's fair value of reinsurance recoverable approximates its carrying value for March 31, 1995 and 1996, respectively, as summarized below:

                                                  MARCH 31, 1995        MARCH 31, 1996
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reinsurance recoverable.......................  $110,141   $110,141   $111,519   $111,519

18. DISCONTINUED OPERATIONS

     Effective July 31, 1996, ESIF decided to discontinue its computer software development operation. This business was acquired in the January 1996 acquisition of SHC. The disposition is expected to occur during the three months ending December 31, 1996 by abandonment of the operation. ESIF expects to recognize an after tax loss of approximately $0.9 million on the disposition of this operation (including operating results for periods subsequent to March 31, 1996).

     The financial statements reflect the operating results and the assets and liabilities of the discontinued operations separately from continuing operations. The net assets of the computer software development operation at March 31, 1996 were as follows (in thousands):

Assets:
  Cash and equivalents......................................  $   24
  Equipment.................................................     431
  Other assets..............................................     468
  Software..................................................     477
                                                              ------
Total assets................................................   1,400
Liabilities:
  Accounts payable and operating liabilities................     788
                                                              ------
Net assets..................................................  $  612
                                                              ======

     The operating results of the computer software development subsidiary for the period January 16, 1996 to March 31, 1996 were as follows (in thousands):

Revenue.....................................................  $ 305
Expenses....................................................    622
                                                              -----
Loss before income taxes....................................  $(317)
Income tax (benefit)........................................   (120)
                                                              -----
Net loss....................................................  $(197)
                                                              =====

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19. DISPOSITION

     Effective July 31, 1996, ESIF decided to terminate its efforts to develop a healthcare subsidiary in North Carolina. This start up effort was initiated by SHC prior to the acquisition of SHC by ESIF. The disposition of this subsidiary by a sale of its stock is expected to be completed during the first quarter of 1997. ESIF expects to recognize an after tax loss of approximately $0.4 million on the disposition of this subsidiary (including losses from operations subsequent to March 31, 1996). The consolidated financial statements include the operating results and assets and liabilities of this subsidiary. The net assets of the healthcare subsidiary were as follows at March 31, 1996 (in thousands):

Assets:
  Cash and equivalents......................................  $3,251
  Equipment.................................................      81
  Other assets..............................................      70
                                                              ------
Total assets................................................  $3,402
Liabilities:
  Accounts payable and operating liabilities................     946
                                                              ------
Net assets..................................................  $2,456
                                                              ======

     The operating results for the healthcare subsidiary for the period January 16, 1996 to March 31, 1996 were as follows (in thousands):

Revenue.....................................................  $   3
Expenses....................................................    192
                                                              -----
Income (loss) before income taxes...........................   (189)
Income tax (benefit)........................................    (71)
                                                              -----
Net income (loss)...........................................  $(118)
                                                              =====

20. SEGMENT INFORMATION

     The operations of ESIF, prior to the January 1996 acquisition of SHC, were solely in the workers' compensation insurance industry segment. Subsequent to the acquisition of SHC, ESIF also operates in the insurance administration segment. Financial information by industry segment for revenues, income before income taxes, and identifiable assets are summarized as follows:

                                                      WORKERS'
                                                    COMPENSATION     INSURANCE      INTERCOMPANY
                                          TOTAL      INSURANCE     ADMINISTRATION   ELIMINATION
                                         --------   ------------   --------------   ------------
                                                             (IN THOUSANDS)
Year Ended March 31, 1994
  Revenues.............................  $158,591     $158,591             --              --
  Income before income taxes...........  $ 13,419     $ 13,419             --              --
  Identifiable assets..................  $405,765     $405,765             --              --
Year Ended March 31, 1995
  Revenues.............................  $140,815     $140,815             --              --
  Income before income taxes...........  $ 30,154     $ 30,154             --              --
  Identifiable assets..................  $425,206     $425,206             --              --
Year Ended March 31, 1996
  Revenues.............................  $140,328     $132,393        $15,051         $(7,116)
  Income before from continuing
     operations before income taxes....  $   (123)    $ (1,559)       $ 1,436              --
  Identifiable assets..................  $492,178     $401,679        $90,499              --

     Depreciation expense and capital expenditures are not considered material.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The preceding financial information does not include the computer software operations which are presented as discontinued operations in the accompanying financial statements.

21. RELATED PARTY TRANSACTIONS

     As more fully described in Note 5, ESIF has entered into office premises lease agreements with certain Trustees of ESIF.

     As more fully described in Note 6, ESIF has entered into reinsurance agreements with an insurance company in which a Trustee of ESIF has an ownership interest.

     As more fully described in Note 14, to comply with requirements of the Florida DOI, SHC's president and chief executive officer has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury, or damage to ESIF, if any, which may result from the acquisition of SHC.

     Entities in which SHC's president and chief executive officer held ownership interests have provided certain transportation related services to SHC. Fees paid by SHC to these entities aggregate approximately $0.08 million and $0.4 million for the years ended March 31, 1995 and 1996, respectively.

     SHC's president and chief executive officer is also a member of the Board of Directors of Florida Retail Federation (the "Association"), which is the sponsoring trade association for Florida Retail Federation Self Insurers Fund ("FRF"), one of the group self-insurance funds administered by SHC. The Association, as the fund sponsor, is entitled to a fee equal to 1% of FRF's premiums earned in each year, and SHC is obligated to pay such fee out of the administrative fee it receives from FRF. During the fiscal years ended March 31, 1994, 1995 and 1996, SHC paid approximately $1.0 million, $1.0 million and $0.9 million to the Association for such fees. During the years ended March 31, 1994, 1995 and 1996, FRF paid to SHC fees for administrative services of approximately $32.7 million, $30.5 million and $27.7 million, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Employers Self Insurers Fund

     We have audited the accompanying consolidated balance sheet of Employers Self Insurers Fund (the Company) and its subsidiaries as of September 30, 1996, and the related consolidated statements of income, changes in equity, and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at September 30, 1996, and the results of their operations and their cash flows for the six months then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements for 1995 were not audited by us and, accordingly, we do not express an opinion on them.

                                   ERNST & YOUNG LLP

Jacksonville, Florida
November 21, 1996

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (UNAUDITED)
                                   (IN THOUSANDS)
                                       ASSETS
Invested assets:
  Fixed maturities, available-for-sale......................  $191,263      $173,420
  Preferred stock...........................................     2,956         3,787
  Common stock..............................................    15,228        12,298
  Short-term investments....................................    17,176        16,713
                                                              --------      --------
          Total invested assets.............................   226,623       206,218
Cash and cash equivalents...................................     4,665         7,055
Premiums receivable (net of $2,000 and $2,000 allowance for
  doubtful accounts, respectively)..........................    78,229        67,179
Accounts receivable.........................................        --         3,102
Reinsurance recoverable, including $8,000 and $10,000 at
  September 30, 1995 and September 30, 1996, respectively,
  from related party reinsurers.............................   107,451       103,861
Recoverable from Florida Special Disability Trust Fund......    17,775        21,138
Accrued investment income...................................     3,646         2,810
Income taxes recoverable....................................        --         6,234
Equipment and software......................................        --         2,215
Non-compete agreement.......................................        --           100
Capitalized computer software costs.........................        --         5,408
Value assigned to future administration of insurance
  contracts.................................................        --         6,140
Unamortized debt acquisition cost...........................        --           596
Excess of cost over net assets of business acquired.........        --        45,465
Deferred income taxes.......................................    17,514        15,952
Other assets................................................       109         5,154
Net assets of healthcare subsidiary, held for disposition...        --         2,862
Net assets of discontinued operations.......................        --           678
                                                              --------      --------
          Total assets......................................  $456,012      $502,167
                                                              ========      ========

                               LIABILITIES AND EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................  $364,210      $378,196
  Debt......................................................        --        36,500
  Unearned premium and unallocated policyholder
     remittances............................................    51,208        46,000
  Accounts payable and accrued expenses.....................     7,100        10,389
  Taxes, licenses and fees..................................     2,076         1,471
  Deferred revenue..........................................        34         4,618
  Federal income taxes payable..............................       297            --
                                                              --------      --------
          Total liabilities.................................   424,925       477,174
Equity:
  Retained earnings.........................................    26,848        24,045
  Net unrealized appreciation (depreciation) on
     available-for-sale securities..........................     4,239           948
                                                              --------      --------
          Total equity......................................    31,087        24,993
                                                              --------      --------
          Total liabilities and equity......................  $456,012      $502,167
                                                              ========      ========

                            See accompanying notes.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 SIX MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                 1995         1996
                                                              -----------    -------
                                   (IN THOUSANDS)
                                                              (UNAUDITED)
Revenue:
  Premiums earned...........................................    $63,145      $49,029
  Net investment income.....................................      7,598        6,363
  Realized investment gains.................................        919            8
  Administrative fees.......................................         --       17,432
  Other income..............................................         90          216
                                                                -------      -------
          Total revenue.....................................     71,752       73,048
Losses and expenses:
  Losses and loss adjustment expenses.......................     42,365       32,135
  Other underwriting, general and administrative expenses
     (including administrative service fees paid to Summit
     Holding Corporation of $12,573 for the six months ended
     September 30, 1995)....................................     21,623       30,532
  Amortization and depreciation.............................         --        2,499
  Interest expense..........................................         --        1,831
                                                                -------      -------
          Total losses and expenses.........................     63,988       66,997
                                                                -------      -------
Income from continuing operations before income taxes.......      7,764        6,051
Income tax expense..........................................      2,390        2,400
                                                                -------      -------
Income from continuing operations...........................      5,374        3,651
                                                                -------      -------
Discontinued operations:
  Loss from operation (net of income tax benefit of $212 in
     1996)..................................................         --         (412)
  Loss from disposition (net of income tax benefit of $289
     in 1996)...............................................         --         (478)
                                                                -------      -------
  Loss from discontinued operations.........................         --         (890)
                                                                -------      -------
Income before extraordinary charge..........................      5,374        2,761
Extraordinary charge for conversion costs (net of income tax
  benefit of $226 in 1996)..................................         --         (375)
                                                                -------      -------
Net income..................................................    $ 5,374      $ 2,386
                                                                =======      =======

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                  SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                             UNREALIZED
                                                                            APPRECIATION
                                                                         (DEPRECIATION) OF
                                                                         AVAILABLE-FOR-SALE
                                                              RETAINED        SECURITY
                                                              EARNINGS      INVESTMENTS        TOTAL
                                                              --------   ------------------   -------
                                           (IN THOUSANDS)
Balance at March 31, 1995 (unaudited).......................  $21,474         $(1,409)        $20,065
Net income (unaudited)......................................    5,374              --           5,374
Change in net unrealized investment gains (unaudited).......       --           5,648           5,648
                                                              -------         -------         -------
Balance at September 30, 1995 (unaudited)...................  $26,848         $ 4,239         $31,087
                                                              =======         =======         =======
Balance at March 31, 1996...................................  $21,659         $ 1,495         $23,154
Net income..................................................    2,386              --           2,386
Change in net unrealized investment gains...................       --            (547)           (547)
                                                              -------         -------         -------
Balance at September 30, 1996...............................  $24,045         $   948         $24,993
                                                              =======         =======         =======

                            See accompanying notes.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995         1996
                                                              ---------    ---------
                       (IN THOUSANDS)                         (UNAUDITED)
OPERATING ACTIVITIES:
Net income..................................................  $   5,374    $   2,386
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization and depreciation.............................         --        2,499
  Net realized gains........................................       (429)          (8)
  Bad debt allowance........................................         --          500
  Increase in premiums receivable...........................    (27,838)     (29,586)
  Decrease in accounts receivable...........................         --           56
  Decrease in reinsurance recoverable.......................      2,690       11,883
  Increase in special disability trust fund recoverable.....     (1,896)      (1,078)
  (Increase) decrease in accrued investment income..........       (236)         127
  Decrease in federal income tax recoverable................         --        3,456
  (Increase) decrease in deferred income taxes..............      1,586       (1,090)
  (Increase) decrease in other assets.......................      1,220       (1,905)
  Decrease in discontinued operations.......................         --           24
  Decrease in loss and loss adjustment expense..............     (3,182)     (13,661)
  Increase in unearned premium and unallocated policyholder
     remittances............................................     32,973       31,365
  Decrease in accounts payable and accrued expenses.........     (5,589)      (3,960)
  (Increase) decrease in taxes, license, and fees...........        214          (22)
  Decrease in deferred revenue..............................         --       (2,767)
  Decrease in federal income tax payable....................     (4,580)          --
                                                              ---------    ---------
Net cash provided (used) in operating activities............        307       (1,781)
INVESTING ACTIVITIES:
Purchase of investments securities..........................   (410,101)    (816,626)
Disposal and maturity of investment securities..............    411,475      823,189
Purchase of equipment and software..........................         --         (258)
                                                              ---------    ---------
Net cash provided by investing activities...................      1,374        6,305
FINANCING ACTIVITIES:
Decrease in notes payable...................................         --       (7,500)
                                                              ---------    ---------
Net cash provided by financing activities...................         --       (7,500)
                                                              ---------    ---------
Net increase (decrease) in cash and cash equivalents........      1,681       (2,976)
Beginning cash and cash equivalents.........................      2,984       10,702
                                                              ---------    ---------
Ending cash and cash equivalents
  Continuing operations.....................................      4,665        7,055
  Operations held for disposition...........................         --          556
  Discontinued operations...................................         --          115
                                                              ---------    ---------
          Total ending cash and cash equivalents............  $   4,665    $   7,726
                                                              =========    =========

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1995 (UNAUDITED) AND SEPTEMBER 30, 1996

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Employers Self Insurers Fund ("ESIF") is domiciled in Florida as a self-insurance workers' compensation fund defined by section 624.4621, Florida Statutes. ESIF is regulated by the Bureau of Self Insurance under the Department of Insurance of the State of Florida ("Florida DOI").

     ESIF was formed in 1978 for the stated purpose of providing statutory workers' compensation coverage for certain Florida employers. ESIF's wholly owned subsidiary, Employers Safety Group Association, Inc. ("ESGA"), is a trade association primarily for employers in the construction, manufacturing, wholesale and retail, and service industries and any employer that is a member of ESGA may obtain coverage from ESIF. An indemnity agreement issued by ESIF indemnifies the member employee against loss or liability relating to workers' compensation insurance risk. Any employer that obtains workers' compensation coverage from ESIF automatically becomes a member of ESIF with certain rights, including the right to vote for the election of ESIF's Trustees, the right to receive any distribution of profits that may be authorized by the Trustees and the right to participate in the distribution of the surplus of ESIF in the event of its liquidation. However, all members of ESIF are subject to joint and several liability for the obligations of ESIF. ESIF has historically not been operated for the purpose of generating profits, but it has retained a portion of its earnings and profits to pay its obligations and avoid making assessments against its members. ESIF has occasionally during its operating history paid a distribution of profits to its members, but it has never made an assessment against its members.

     ESIF is a trust with a Board comprised of six Trustees, but no employees or officers. ESIF's bylaws specifically direct the Board to engage an administrator, and ESIF's administrator since its inception has been Summit Consulting, Inc. ("SCI"). SCI performs all daily operational activities for ESIF, including premium and claims processing, pursuant to a written agreement. SCI also performs similar functions for four other group self-insurance funds located in Florida, Louisiana and Kentucky.

     SCI owns several subsidiaries formed to assist it in providing specialized administrative services, and SCI is wholly owned by a holding company, Summit Holding Corporation ("SHC"). Effective January 16, 1996, ESIF purchased all of the outstanding stock of SHC (see Note 14 for a further discussion of this acquisition). In addition to SHC and its subsidiaries, ESIF also owns a reinsurance subsidiary, U.S. Employers Insurance, Inc. ("USEI").

     Pursuant to an Amended Plan of Conversion and Recapitalization, and subject to certain conditions stated therein, ESIF intends to convert to a stock property and casualty insurance company. In such transaction, ESIF will become wholly owned by a newly formed holding company and ESIF's members will receive preferred stock of the holding company in exchange for their membership interests.

  Consolidation and Presentation

     The accompanying consolidated financial statements include the accounts, after intercompany eliminations, of ESIF and its wholly owned subsidiaries and have been prepared in conformity with generally accepted accounting principles ("GAAP") applicable to stock property and casualty insurance companies, which differ from statutory accounting practices prescribed or permitted by the Florida DOI.

     The financial statements as of September 30, 1995 and for the six months then ended are unaudited. In the opinion of management, these unaudited financial statements have been prepared in accordance with generally accepted accounting principles and all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates and Assumptions

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Recognition of Revenues

     Workers' compensation insurance premiums are based on rates established by the National Council on Compensation Insurance ("NCCI"). Premium revenues generally are recognized over the life of the related policies on the daily pro rata method with a reserve for unearned premiums established for the unexpired portion of the premiums applicable to those policies. For retrospectively rated policies, the ultimate premium for a period is determined on the basis of the insured's actual losses for that period. If the actual losses are less than expected, ESIF may be required to refund a portion of the premiums previously paid. ESIF considers loss development experience through the date of the financial statements in estimating the ultimate premium and, as adjustments to premiums become necessary as a result of loss development, such adjustments are included in current operations.

     Administrative fee revenue is recognized in proportion to the recognition of earned premiums by the self-insurance funds at the contractual administrative fee percentage of premiums. Adjustments to revenue for premium audits are recorded in the period they occur. Fees for administrative services provided to ESIF subsequent to the date of ESIF's acquisition of SHC have been eliminated in the consolidated statement of operations.

     Reinsurance premiums ceded are recorded and recognized on a pro rata basis of earned premiums of the contract.

  Income Taxes

     Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. Under that method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

  Investments

     In 1993, the FASB issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement No. 115 requires that debt securities are to be classified as either held-to-maturity (carried at amortized cost), available-for-sale (carried at market with unrealized gains or losses reported in equity), or trading (carried at market with unrealized gains or losses reported in net income).

     ESIF believes that it has the ability and intent to hold to maturity its debt security investments. However, ESIF also recognizes there may be circumstances where it may be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, the ESIF has designated its entire investment portfolio as available-for-sale.

     Investments are reported in the accompanying balance sheets on the following basis:

     - Available-for-sale securities are reported at current market value. Changes in market value of available-for-sale securities, after applicable deferred income taxes, are reported as unrealized appreciation or depreciation directly in equity and, accordingly, have no effect on net income.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - Equity security investments, consisting of common and nonredeemable preferred stocks, are carried at current market value with changes in such value reported as unrealized appreciation or depreciation directly in equity, after applicable income taxes, having no effect on net income.

     - Short-term investments are reported at cost.

     The cost of securities sold is based on specific identification and the resulting realized gains and losses are included in the determination of net income.

     In the normal course of business, ESIF is party to financial instruments, none of which have significant off-balance-sheet risk.

  Loss and Loss Adjustment Expenses

     The reserve for unpaid loss and loss adjustment expenses ("LAE") represents management's best estimate of the ultimate cost of the loss and LAE that are unpaid at the balance sheet date including incurred but not reported claims. Such reserve is established by management based upon: (i) results of actuarial reviews which incorporate ESIF's experience with similar cases, estimates of future claim trends, and historical trends such as recurring loss payment and reporting patterns, claim closures and product mixes; (ii) facts known to the company; and (iii) regulatory requirements. Such reserve is continually reviewed and as adjustments become necessary, such adjustments are included in current operations.

     The reserve for permanent indemnity disability claims has been discounted at 4% as permitted under Florida law. For GAAP purposes, discounting is computed based on the ESIF's anticipated payout patterns and a discount rate consistent with that permitted by section 625.091, Florida Statutes. The amount of such discount was $4.8 million and $4.2 million at September 30, 1995 and 1996, respectively.

     Prior to the January 16, 1996 acquisition of SHC, certain unallocated LAE of ESIF were provided by SHC under the administrative agreement between ESIF and SHC. Subsequent to the acquisition, ESIF has included the liability for such unallocated LAE in the loss and LAE liability.

  Reinsurance

     Under FASB Statement No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis rather than the previous practice of reporting such assets and liabilities net of reinsurance. The amounts recoverable from reinsurers are classified separately on the balance sheet.

     The accompanying statements of operations reflect premiums and losses incurred, net of reinsurance ceded (see Note 6). Reinsurance arrangements allow management to control exposure to potential losses arising from large risks. A significant portion of the reinsurance is effected under excess of loss reinsurance contracts. Amounts recoverable from reinsurers are estimated in a manner consistent with the loss and loss expense reserves associated with the reinsured policies. Similarly, reinsurance premiums, losses and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the related original policies issued and the terms of the reinsurance contracts.

  Guaranty Fund Assessments

     As a self-insurance fund, ESIF has periodically been assessed by a state guaranty fund as part of that fund's activities to collect funds from solvent self-insurance funds to cover certain losses to policyholders of insolvent self-insurance funds, after assessment of such policyholders of the insolvent funds. This type of guaranty fund is separate from the Florida Special Disability Trust Fund (the "SDTF"), which is designed to pay insurers for certain benefits paid to previously injured workers, as discussed in Note 13.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Florida law limits the assessment to a maximum of 2% of direct written premiums annually, but because there are many uncertainties regarding the ultimate amount of assessments, ESIF's policy has been to recognize its obligation for guaranty fund assessments when it receives notice that an amount is payable to the guaranty fund. At September 30, 1996, ESIF was not able to reasonably estimate the potential effects of any future assessments and, accordingly, the accompanying financial statements do not include any provision for such future assessments. Assessments charged to expense during the six months ended September 30, 1995 and 1996 were $0.8 million and $0.7 million, respectively. Such assessments are credited against ESIF's administrative tax.

     Upon conversion to a stock property and casualty insurer, ESIF will be subject to assessment by a separate guaranty fund. Such assessments will not be credited against ESIF's administrative tax.

  Concentrations of Credit or Financial Risk

     Florida law allows the Company to write policies only in the State of Florida. Therefore, all of ESIF's premium revenues for the six months ended September 30, 1995 and 1996 were derived from policies offered to customers located in Florida. Accordingly, ESIF could be adversely affected by economic downturns, significant unemployment, and other conditions that may occur from time-to-time in Florida, which may not as significantly affect its more geographically diversified competition.

     SHC has significant amount of revenue associated with its third-party processing as a result of its contracts with several self-insurance funds. Changes with respect to these contracts could adversely affect ESIF.

     As further described in Note 6, ESIF has significant amounts of reinsurance recoverables as a result of ceding reinsurance under specific and aggregate reinsurance treaties.

  Intangible Assets

     Cost in excess of net assets of businesses acquired totaling $49.0 million was recorded in conjunction with the January 1996 acquisition of SHC. This intangible asset is being amortized on a straight-line basis over 25 years.

     ESIF's cost associated with the purchase of customer listings recorded in conjunction with the January 1996 acquisition of SHC totals approximately $6.5 million. This intangible asset is being amortized on a straight-line basis over 10 years.

     At the balance sheet date, ESIF evaluates the recoverability of the cost in excess of net assets acquired and the cost associated with customer listings through a comparison of forecasted undiscounted cash flows of SHC and the remaining asset balances.

  Equipment and Software

     Equipment and software are recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the related assets.

  Cash and Cash Equivalents

     ESIF considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Bad Debt Allowance

     The bad debt allowance is based on ESIF's experience with uncollectible premiums receivable and represents ESIF's best estimate of the ultimate uncollectible amounts incurred through the balance sheet date.

2. INVESTMENTS

     The amortized cost and the fair value of debt security investments are summarized as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
                                                                (IN THOUSANDS)
AT SEPTEMBER 30, 1995 (UNAUDITED)
  U.S. Treasury and government agencies.......  $ 61,796      $1,047       $  125     $ 62,718
  States and political subdivisions...........    66,216       1,346          345       67,217
  Industrial and miscellaneous................    29,277         405          520       29,162
  Mortgage-backed securities:
     U.S. government agencies.................    31,057       1,120           11       32,166
                                                --------      ------       ------     --------
Total debt securities available-for-sale......  $188,346      $3,918       $1,001     $191,263
                                                ========      ======       ======     ========
AT SEPTEMBER 30, 1996
  U.S. Treasury...............................  $ 49,286      $  214       $  875     $ 48,625
  States and political subdivisions...........    67,799         950          401       68,348
  Industrial and miscellaneous................    42,875         566          535       42,906
  Mortgage-backed securities:
     U.S. government agencies.................    13,603         134          196       13,541
                                                --------      ------       ------     --------
Total debt securities available-for-sale......  $173,563      $1,864       $2,007     $173,420
                                                ========      ======       ======     ========

     The amortized cost and estimated fair value of debt securities at September 30, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED        FAIR
                                                                COST          VALUE
                                                              ---------      --------
                                                                  (IN THOUSANDS)
Years to maturity:
  One or less...............................................  $  3,005       $  3,008
  After one through five....................................    62,368         62,316
  After five through ten....................................    78,234         77,983
  After ten.................................................    16,353         16,572
                                                              --------       --------
                                                               159,960        159,879
  Mortgage-backed securities................................    13,603         13,541
                                                              --------       --------
Total.......................................................  $173,563       $173,420
                                                              ========       ========

     Proceeds from the sales of investments in debt securities during the six months ending September 30, 1996 were $45.8 million. Gross gains of $0.3 million and gross losses of $0.7 million were realized on those sales. Proceeds from the sales of investments in debt securities during the six months ending September 30, 1995 were $83.5 million. No gains or losses were realized on those sales.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unrealized gains and losses on investments in preferred and common stocks are reported directly in equity and do not affect operations. The gross unrealized gains and losses on, and the cost and fair value of, those investments are summarized as follows:

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED    FAIR
                                                   COST       GAINS        LOSSES      VALUE
                                                  -------   ----------   ----------   -------
                                                                (IN THOUSANDS)
AT SEPTEMBER 30, 1995 (UNAUDITED)
  Preferred stocks..............................  $ 2,890     $   71        $  5      $ 2,956
  Common stocks.................................   13,387      1,958         117       15,228
                                                  -------     ------        ----      -------
Total...........................................  $16,277     $2,029        $122      $18,184
                                                  =======     ======        ====      =======
AT SEPTEMBER 30, 1996
  Preferred stocks..............................  $ 3,759     $   53        $ 25      $ 3,787
  Common stocks.................................   10,663      1,844         209       12,298
                                                  -------     ------        ----      -------
Total...........................................  $14,422     $1,897        $234      $16,085
                                                  =======     ======        ====      =======

     Major categories of ESIF's investment income are summarized as follows:

                                                                SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                 1995        1996
                                                              -----------   ------
                                                              (UNAUDITED)
                                                                 (IN THOUSANDS)
Income:
  Bonds.....................................................    $6,585      $5,159
  Preferred stocks..........................................        79         133
  Common stocks.............................................       181         145
  Short-term investments and cash...........................       753         926
                                                                ------      ------
Net investment income.......................................    $7,598      $6,363
                                                                ======      ======

     The Florida DOI requires cash and investments to be held in trust for the Florida DOI for 10% of statutory basis loss reserves and the 1986-1995 fund years aggregate reserve plans. The aggregate plans approved by the Florida DOI require the interest earned on the related reserves to accumulate with the restricted principal. The reserves are reviewed annually and a revised funding plan is submitted to the Florida DOI. At September 30, 1995 and 1996, the amount in trust is approximately $61.0 million and $52.0 million, respectively.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT

     The major components of equipment and software at September 30, 1996 are as follows (in thousands):

Furniture, fixtures and equipment...........................  $  914
Data processing equipment...................................     757
Airplane....................................................     968
Leasehold improvements......................................     122
Software....................................................     189
Automobiles.................................................      24
                                                              ------
                                                               2,974
Less accumulated depreciation...............................     616
                                                              ------
                                                              $2,358
                                                              ======

     Depreciation expense for the period ended September 30, 1996 was $0.4 million. Substantially all equipment and software was acquired in the January 1996 acquisition of SHC.

4. INTANGIBLES

     The majority of the ESIF's intangible assets were recorded in connection with the acquisition of SHC and are stated at cost, which represents fair value as of the acquisition date, less accumulated amortization, and include purchased software, customer accounts and contracts, and the excess of the purchase price over the fair value of identifiable net assets acquired. Purchased software, customer accounts and contracts are being amortized on a straight-line basis over the estimated useful lives and contract period which range from three to ten years. The excess of cost over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 25 years.

     Intangible assets consist of the following as of September 30, 1996 (in thousands):

Unamortized debt acquisition costs..........................  $   757
Purchased software..........................................    6,300
Goodwill....................................................   47,185
Customer accounts and contracts.............................    6,608
                                                              -------
                                                               60,850
Less accumulated amortization...............................    3,241
                                                              -------
                                                              $57,609
                                                              =======

5. LEASES

     SHC leases office premises and automobiles under noncancelable operating leases which expire at various dates through the year 2001. These leases generally contain renewal options and escalation clauses based on increases in lessors' operating expenses and other charges. ESIF anticipates that most leases will be renewed or replaced upon expiration.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual payments at September 30, 1996 for all noncancelable leases are (in thousands):

Six Months Ended March 31:
  1997......................................................  $  903
Years Ended March 31:
  1998......................................................   1,578
  1999......................................................   1,547
  2000......................................................   1,180
  2001......................................................     103
                                                              ------
Total minimum future lease payments.........................   5,311
Income from subleases.......................................    (118)
                                                              ------
Net minimum future lease payments...........................  $5,193
                                                              ======

     In excess of 80% of the future lease commitments relates to rented office premises from certain trustees of ESIF.

     Rental expense for the six months ended September 30, 1996 for operating leases totaled $0.9 million.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. REINSURANCE

     In accordance with general practice in the insurance industry, the ESIF's insurance subsidiaries are engaged in reinsurance transactions to cede risk to other companies. Reinsurance ceded contracts do not relieve ESIF and its insurance subsidiaries from their obligation to policyholders, as they remain liable to their policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts. The largest net amount retained by ESIF or its Subsidiaries on any one occurrence is $500,000 with a $750,000 deductible in the six months ended September 30, 1995 and $500,000 with a $500,000 deductible in the six months ended September 30, 1996. Reinsurance agreements are in force with certain maximum limits, as well as excess of loss reinsurance agreements.

                              SPECIFIC REINSURANCE
                                 (IN THOUSANDS)

 FISCAL
  YEAR                                           SPECIFIC
  ENDED                             SPECIFIC    OCCURRENCE
MARCH 31,          CARRIER         ATTACHMENT     LIMIT
---------          -------         ----------   ----------
1982        INA                    $      100   $   2,000
            Employers Re                2,100       3,000
1983        INA                           125       2,000
            Employers Re                2,125       3,000
1984        Employers Re                  125       2,000
            INA                         2,125   Statutory
1985        Employers Re                  125       2,000
            INA                         2,125   Statutory
1986        Employers Re                  225      20,000
1987        Safety Mutual(1)            1,000       5,000
            Old Republic(2)             1,000       1,000
            National Union(2)           2,000       8,000
1988        Old Republic                1,000       5,000
1989        Old Republic                1,000       5,000
1990        Transamerica                1,000      15,000
1991        Transamerica                1,000      15,000
1992        Transamerica                1,000      25,000
1993        Transamerica                1,000      25,000
1994        Lloyd's                       500         500
            Transamerica                1,000   Statutory
1995        Lloyd's                       500         500
            Continental Casualty        1,000   Statutory
1996        Federal Insurance Co.         500         500
            Federal Insurance Co.       1,000       1,000
            Continental Casualty        2,000   Statutory
1997        Lloyd's                       500       1,500
            National Union              2,000   Statutory

---------------

(1) 4/1/86-5/31/86
(2) 6/1/86-3/31/87

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             AGGREGATE REINSURANCE
                                 (IN THOUSANDS)

 FISCAL
  YEAR
 ENDED                            AGGREGATE    AGGREGATE
MARCH 31          CARRIER         ATTACHMENT     LIMIT
--------          -------         ----------   ---------
1982       INA                    $ 11,542    $   2,000
           Employers Re             13,542         3,000
           INA                      16,542     Statutory
1983       INA                      11,365         2,000
           Employers Re             13,365         3,000
           INA                      16,365     Statutory
1984       Employers Re             14,341         2,000
           INA                      16,341     Statutory
1985       Employers Re             17,814         3,000
           INA                      20,814     Statutory
1986       Employers Re             40,091           301
1987       N/A                      N/A           N/A
1988       N/A                      N/A           N/A
1989       Crossroads               90,648        19,000
1990       Crossroads              110,973        25,000
1991       Crossroads              130,726        31,000
1992       Crossroads              113,015        31,000
1993       Crossroads              141,956        33,401
1994       Crossroads              146,016        34,357
1995       Crossroads              133,800        31,482
1996       Crossroads              115,970        27,287
1997       N/A                      N/A           N/A

     Insurance premiums for the six months ended September 30, 1995 and 1996 are summarized as follows:

                                                                 1995        1996
                                                              -----------   -------
                                                              (UNAUDITED)
                                                                 (IN THOUSANDS)
Direct premiums earned......................................    $66,351     $52,402
Reinsurance ceded...........................................      3,206       3,373
                                                                -------     -------
Net premiums earned.........................................    $63,145     $49,029
                                                                =======     =======

                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Gross premiums written......................................  $124,643   $107,274
Ceded premiums written......................................     6,820      4,096
                                                              --------   --------
Net premiums written........................................  $117,823   $103,178
                                                              ========   ========

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Losses and LAE incurred for the six months ended September 30, 1995 and 1996 are summarized as follows:

                                                                 1995        1996
                                                              -----------   -------
                                                              (UNAUDITED)
                                                                 (IN THOUSANDS)
Direct losses and LAE.......................................    $42,435     $36,122
Reinsurance ceded...........................................         70       3,987
                                                                -------     -------
Net losses and LAE incurred.................................    $42,365     $32,135
                                                                =======     =======

     Reinsurance ceded premiums and losses included in the preceding table reflect the elimination of amounts assumed by USEI through retrocession by Crossroads Insurance Company, Limited ("Crossroads") of amounts ceded by ESIF to Crossroads as described in the following paragraph.

     Of the reinsurance ceded amounts above for six months ended September 30, 1996, premiums of $-0-, losses and LAE of $1.9 million, are attributable to reinsurance agreements with Crossroads a Bermuda domiciled insurance company, which a Trustee of ESIF has an ownership interest. Crossroads is licensed to do business in Florida and is a member of the Florida Insurance Guaranty Association. Fifty percent of business ceded to Crossroads has been retroceded by Crossroads to USEI. All of ESIF's aggregate excess reinsurance coverage for fiscal years ended March 31, 1989, 1993, 1994 and 1995 is also ceded to Crossroads. At September 30, 1995 and 1996 loss and LAE reserves recoverable of approximately $8.0 million and $10.0 million, respectively (net of amounts retroceded to USEI), are attributable to excess reinsurance agreements with Crossroads. For the fiscal years 1986, 1987, 1990, 1991 and 1992, effective aggregate excess reinsurance is not currently in place because these years have been self-funded or because the coverages have expired. Exposure to significant adverse development for these years is considered minimal due to the maturity of the loss development for these years.

     In the six months ended September 30, 1995 and 1996, ESIF did not commute any ceded reinsurance nor did it enter into or engage in any loss portfolio transfers.

     ESIF remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

     ESIF's reinsurance recoverable asset at September 30, 1996 is comprised of amounts related to reinsurance agreements with the following companies (in thousands):

                                                            PAID     UNPAID
                   REINSURANCE CARRIER                     CLAIMS    CLAIMS     TOTAL
                   -------------------                     ------   --------   --------
American Re..............................................  $   --   $    380   $    380
Cayzer Steel.............................................       2         --          2
Cigna....................................................     189         --        189
Continental Casualty.....................................      --      9,245      9,245
Crossroads...............................................     653     10,305     10,958
Employers Re.............................................     505      6,406      6,911
Federal Ins. Co..........................................      --      8,417      8,417
INA......................................................      --      5,156      5,156
Lloyds of London.........................................      --     14,595     14,595
National Union...........................................      --      1,590      1,590
Old Republic.............................................      37     15,172     15,209
Transamerica.............................................      25     31,185     31,210
                                                           ------   --------   --------
          Total..........................................  $1,411   $102,451   $103,862
                                                           ======   ========   ========

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     All of the recoverable amounts related to paid claims have been outstanding less than ninety days at the balance sheet date. The reinsurance recoverable amounts related to unpaid claims are calculated considering the provisions of the specific and aggregate reinsurance agreements and using ultimate losses by accident year consistent with the reported loss and LAE liabilities.

7. FEDERAL INCOME TAXES

     ESIF and its subsidiaries file a consolidated federal income tax return. ESIF does not have a tax sharing agreement with two of its subsidiaries, ESGA and USEI. ESIF does not collect from or refund to these subsidiaries the amount of income taxes or benefits which would result if the entities filed separate returns. An informal tax sharing agreement exists between ESIF and SHC such that the amount of taxes or tax benefits are shared as if separate returns were filed.

     Income before federal income taxes differs from taxable income principally due to tax-exempt investment income, dividends-received tax deductions, and differences in loss and LAE discounting and unearned premium reserves for tax and financial reporting purposes.

     Federal income taxes of $6.9 million and $12.2 million for the years ended March 31, 1995 and 1996, respectively, would be subject to recovery in the event that the Company incurs net operating losses within three years of the years for which such taxes were paid. State taxes paid was $0.8 million and $0.7 million for the six months ended September 30, 1995 and 1996, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the ESIF's deferred tax liabilities and assets as of September 30, as calculated in accordance with FASB Statement No. 109 are as follows:

                                                               1995       1996
                                                              -------    -------
                                                              (UNAUDITED)
                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Unrealized investment gains...............................  $   641    $   572
  Special Disability Trust Fund recoverables................      177        283
  Reinsurance Premium Adjustment............................               1,494
  Intangible assets.........................................       --      3,124
  Other.....................................................       --        209
                                                              -------    -------
Total deferred tax liabilities..............................      818      5,682
Deferred tax assets:
  Discount on loss and LAE reserves.........................   16,207     19,780
  Unallocated remittances...................................    1,372      1,101
  Uncollectible premiums....................................      753        753
                                                              -------    -------
                                                               18,332     21,634
  Valuation allowance for deferred tax assets...............       --         --
                                                              -------    -------
Total deferred tax assets...................................   18,332     21,634
                                                              -------    -------
Net deferred tax assets.....................................  $17,514    $15,952
                                                              =======    =======

     ESIF has made an election under the Internal Revenue Code of 1986 to treat income tax payments attributable to loss reserve discounting as special estimated tax payments which are specifically recoverable upon reversal of the discounting effects. Accordingly, the deferred tax assets attributable to loss reserve discounting are considered to be fully recoverable. ESIF also has significant tax loss carryback potential for

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the fiscal years ended March 31, 1994 and 1995. For those reasons, a deferred tax valuation allowance is not considered necessary.

     ESIF's consolidated federal income tax liability (asset) at September 30, is summarized as follows:

                                                                1995        1996
                                                              --------    --------
                                                              (UNAUDITED)
                                                                 (IN THOUSANDS)
Current.....................................................  $    297    $ (6,234)
Deferred....................................................   (17,514)    (15,952)
                                                              --------    --------
Total net asset.............................................  $(17,217)   $(22,186)
                                                              ========    ========

     Significant components of the provision for income taxes for the six months ended September 30, attributable to continuing operations are as follows:

                                                               1995      1996
                                                              ------    -------
                                                              (UNAUDITED)
                                                               (IN THOUSANDS)
Current tax expense.........................................  $2,292    $ 3,213
Deferred taxes (benefit)....................................      98       (813)
                                                              ------    -------
Total income tax expense on income..........................  $2,390    $ 2,400
                                                              ======    =======

     Income taxes paid by ESIF totaled $6.4 million and $3.3 million for the six months ended September 30, 1995 and 1996, respectively.

     The reconciliation of income tax expense for the six months ended September 30, attributable to continuing operations computed at the U.S. federal statutory tax rate of 35%, to income tax expense is as follows:

                                                               1995      1996
                                                              ------    -------
                                                              (UNAUDITED)
                                                               (IN THOUSANDS)
Income tax (at 35% of pretax income or loss)................  $2,717    $ 2,118
Tax-exempt investment income................................    (588)      (575)
Non taxable/deductible expenses.............................      22         40
Goodwill amortization.......................................      --        291
State income taxes..........................................     484        448
Other items, net............................................    (245)        78
                                                              ------    -------
Provision for federal income tax expense....................  $2,390    $ 2,400
                                                              ======    =======

8. LOSSES AND LAE

     The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in loss severity and frequency. Although some variability is inherent in such estimates, management believes that the reserves for losses and LAE are adequate. The estimates are reviewed annually by independent consulting actuaries and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE for the six months ended September 30, 1995 and 1996:

                                                        SIX MONTHS            SIX MONTHS
                                                          ENDED                 ENDED
                                                    SEPTEMBER 30, 1995    SEPTEMBER 30, 1996
                                                    ------------------    ------------------
                                                                 (IN THOUSANDS)
Net reserves for losses and LAE at beginning of
  period..........................................        259,085               277,995
Less: Recoverable from Florida SDTF(1)............        (15,879)              (20,060)
                                                        ---------             ---------
Net reserves for losses and LAE less SDTF
  recoverable asset at beginning of period........        243,206               257,935
Add provision for claims occurring in:
  The current year................................         42,198                35,663
  Prior years.....................................            167                (3,528)
                                                        ---------             ---------
Incurred losses during the current year...........         42,365                32,135
Deduct payments for claims occurring in:
  The current year................................          3,753                 3,565
  Prior years.....................................         39,734                31,898
                                                        ---------             ---------
Claim payments during the current year............         43,487                35,463
                                                        ---------             ---------
Net reserves for losses and LAE less SDTF
  recoverable asset at end of period..............        242,084               254,607
Add: Recoverable from Florida SDTF(1).............         17,775                21,138
                                                        ---------             ---------
Net reserves for losses and LAE at end of
  period..........................................        259,859               275,745
Add: Reinsurance recoverables (exclusive of
     recoverables on paid losses).................        104,351               102,451
                                                        ---------             ---------
Gross reserves for losses and LAE at end of period
  (GAAP basis)....................................      $ 364,210             $ 378,196
                                                        =========             =========

---------------

(1) The change in the SDTF recoverable asset is included in incurred losses in the Statement of Income.

     The foregoing reconciliation also shows that a $3.5 million reserve redundancy emerged during the six month period ended September 30, 1996. This amount represents the release of certain loss reserves previously carried which were determined, based on comparisons to actuarially projected amounts, to be redundant.

     Statutory basis loss reserves were determined using paid loss data net of historic SDTF recoveries; GAAP basis loss reserves were determined using paid loss data gross of SDTF recoveries. This adjustment increased loss reserves by $27.9 million and $28.8 million at September 30, 1995 and 1996, respectively, and increased reinsurance recoverables by $10.6 million and $8.4 million at September 30, 1995 and 1996, respectively. In addition, ESIF has recorded, as an asset, amounts recoverable from the SDTF based upon ESIF's historical collection experience and the amount of claims identified as subject to SDTF recovery. The recoverable amount recorded at September 30, 1995 and 1996 was $17.8 million and $21.1 million, respectively.

     In order to quantify the amounts recoverable from the SDTF, ESIF reviews its claims that have been identified as subject to SDTF recovery considering ESIF's historical recovery experience on claims submitted to the SDTF. In addition, ESIF estimates the amount of claims it expects to recover over the next four years based on actual collection experience for the most recent two years, and discounts the expected recoveries using an appropriate interest rate. The amounts reflected as recoverables from the SDTF were based on the discounted expected collection amounts rather than on the total claims identified as subject to SDTF recovery.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The SDTF reinsurance recoverable results from calculating such recoverables using loss and LAE reserves computed using paid losses gross of SDTF recoveries and in consideration of expected recoveries from SDTF. Certain of the claims used in the determination of the SDTF recoverable are of an amount which will pierce reinsurance layers. The Company will pursue recovery of such claims under the provisions of its reinsurance agreements. Subsequently, as the Company remits the claims to the SDTF, and ultimately collects these claims from SDTF, the Company will remit to the reinsurers their portion of the SDTF recoveries. The aggregate recoverable from SDTF asset and the SDTF related reinsurance recoverable, which approximates the amount of the increase in loss reserves resulting from determining the GAAP basis loss reserves using paid loss data gross of SDTF recoveries, represents managements best estimate of the aggregate amounts that will be recovered.

     LAE assumed in the acquisition of SHC represents unallocated LAE reserves established by ESIF that were, prior to the acquisition, provided by SHC under the administrator's contract between ESIF and SHC.

9. ACCRUED RETROSPECTIVE PREMIUMS

     Certain workers' compensation insurance policies issued by ESIF are retrospectively rated, and premiums are based on loss experience incurred under these contracts to date. Accrued retrospectively rated premiums, including those relating to bulk incurred but not reported, have been determined by or allocated to individual policyholder accounts. These amounts are summarized as follows:

                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                              (UNAUDITED)
                                                               (IN THOUSANDS)
Accrued retrospective premium...............................  $43,440   $23,990

10. EQUITY

     ESIF and its insurance subsidiaries, subsequent to the conversion to a stock property and casualty company, will have legal restrictions as to the transfer of funds in the form of dividends, loans, and advances. These restrictions, determined in accordance with statutory reporting practices, generally limit the payment of dividends to amounts based upon statutory surplus or profits and limit the amount of certain investments to specified percentages of statutory admitted assets. At September 30, 1996, under regulations applicable to stock property and casualty insurance companies, $2.0 million of ESIF's statutory net assets of $20.4 million can be transferred from the insurance entities without regulatory approval.

     Equity and net income as determined in accordance with statutory accounting practices for self-insurance funds as of and for the six months ended September 30, 1995 and 1996 are as follows:

                       SEPTEMBER 30,                          EQUITY       NET INCOME
                       -------------                          -------      ----------
                                                                  (IN THOUSANDS)
1995 (unaudited)............................................  $49,738        $3,076
1996........................................................   20,465         4,824

     As a self-insurance fund, ESIF recorded for statutory reporting an asset of $46.9 million at September 30, 1996 for future investment income determined by discounting loss and LAE reserves at a statutory prescribed rate. Upon conversion to a stock property and casualty insurer, ESIF will be permitted to record discounts only on the indemnity portion of permanent disability cases. The amount of such discount is estimated at $4.2 million at September 30, 1996. It is ESIF's intention to utilize proceeds of a public offering to meet statutory basis capital and equity requirements for a stock property and casualty company.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In order to improve the regulation of insurer solvency, the National Association of Insurance Commissioners issued a model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies, which are designed to assess capital adequacy and to raise the level of protection that statutory equity provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures these major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) declines in asset values arising from investment risks. Pursuant to the model law, insurers having less statutory equity than required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Florida, ESIF's state of domicile, has yet to adopt the provisions of the RBC model law. Upon completion of the conversion and recapitalization, ESIF's insurance subsidiaries will maintain statutory basis equity in excess of the amount required by Florida law.

11. COMMITMENTS AND CONTINGENCIES

     ESIF, in the normal course of business, is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by ESIF in estimating the loss and LAE reserves. ESIF's management believes that the resolution of those actions will not have a material effect on ESIF's financial position or results of operations.

12. SDTF

     The State of Florida maintains the SDTF for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury. The SDTF is funded through annual assessments against workers' compensation insurers which are based on a percentage of gross workers' compensation premiums written.

     The SDTF has not charged adequate assessments to actuarially fund its claims liability. In 1996, the Florida legislature reauthorized the SDTF for four years; however, in the future, the Florida legislature may impose greater assessments on insurance carriers, such as ESIF, to satisfy pending claims. Moreover, it is not possible to predict how the SDTF will operate, if at all, in the future after the reauthorized period. Changes in the SDTF's operations which decrease the availability of recoveries from the SDTF, or increase SDTF's assessments payable by ESIF or changes in regulations which further limit ESIF's ability to reduce statutory basis loss reserves for a portion of SDTF future recoverable amounts may have a material adverse effect on ESIF's business, financial condition or results of operations. Discontinuance of the SDTF could have either a favorable or unfavorable effect on ESIF depending on the relation of the amount of assessments by SDTF to the amount of recoveries from SDTF. If the SDTF is discontinued, ESIF believes that the existing reimbursement obligations of the SDTF would become general obligations of the State of Florida, although there is no assurance that a reviewing court would adopt that view. The SDTF has made no acknowledgement with regard to the enforceability of its reimbursement obligations to insurers such as ESIF.

     Loss and LAE reserves included in the accompanying financial statements are presented gross of future SDTF recoveries and have been determined using historical loss data which excludes SDTF recoveries.

     ESIF has recorded an SDTF recoverable of $17.8 million and $21.1 million at September 30, 1995 and 1996, respectively, for the estimated amounts expected to be received from the SDTF. The estimated amount of recoveries, which is management's best estimate of the amount that will be recovered, was based on claims identified as subject to SDTF recovery as well as ESIF's recovery experience.

     Amounts recovered from SDTF for the six months ended September 30, 1995 and 1996 were $2.2 million and $4.3 million, respectively. Assessments paid by ESIF to the SDTF were $5.0 million and $2.5 million for the six months ended September 30, 1995 and 1996, respectively.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     ESIF has not recorded a liability for future assessments from SDTF. Such future assessments will be based on future premium amounts.

13. ACQUISITION OF SHC

     On January 16, 1996, ESIF and its subsidiaries purchased all of the outstanding capital stock of SHC. The purchase price consisted of $26.0 million paid in cash from the Company, $11.5 million in cash distributed by Summit and $44.0 million in assumption of debt by SHC (see Note 14). SHC is a third party administrator which provides insurance related services (including marketing, policy issuance and servicing, claims processing and administration, loss control, brokerage, audits, financial and data processing services and risk management services) to ESIF, four other self-insurance funds and a property and casualty insurance company. The acquisition was accounted for using the purchase method, and the results of operations of SHC are included in the consolidated statement of operations from the date of acquisition.

     The following unaudited pro forma information as of the six months ended September 30, 1995 presents the consolidated results of operations of ESIF and SHC as if the acquisition had been effective at April 1, 1995 after giving effect to adjustments to reflect the acquisition. This information is intended for informational purposes only and may not be indicative of ESIF's future results of operations (in thousands):

Total revenues..............................................  $91,226
Income before income tax expense............................   11,788
Net income..................................................    7,855

     To comply with requirements of the Florida DOI, SHC's chairman has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF which may result from the acquisition of SHC. Such indemnification will expire on the earlier of January 11, 2001 or on the date upon which the bank debt, incurred in the acquisition, is retired.

14. NOTES PAYABLE

     In connection with the purchase of SHC by ESIF, SHC utilized a bank term loan with rates based on LIBOR plus 3%. The balance as of September 30, 1996 for SHC was $34.5 million. Also, a revolving bank credit facility with rates approximating the prime rate was entered into as part of the agreement. The balance as of September 30, 1996 for SHC for this agreement was $2.0 million. Interest expense incurred as of September 30, 1996 was $1.7 million.

     Subsequent to September 30, 1996, the term loan and revolving credit facility agreements were amended.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities for the combined term loan and revolving credit facility (as amended) are as follows:

                                                                REDUCTION IN THE
                                                   TERM        AVAILABILITY OF THE
                                                   LOAN     REVOLVING CREDIT FACILITY
                                                  -------   -------------------------
                                                            (IN THOUSANDS)
For the Six Months Ending March 31:
  1997..........................................  $ 1,825            $   --
For the Years Ending March 31:
  1998..........................................    2,300                --
  1999..........................................    3,925                --
  2000..........................................    5,500                --
  2001..........................................    9,500             1,500
  Thereafter....................................   11,450             3,500
                                                  -------           -------
                                                  $34,500            $5,000
                                                  =======           =======

     As collateral for the debt, SHC pledged the issued and outstanding stock of SCI and three other wholly owned subsidiaries, Bridgefield Casualty Insurance Company, Meritec Solutions, Inc. and Carolina Summit Healthcare, Inc. The credit agreement contains certain covenants which require that certain financial ratios and/or levels be maintained by SHC and its insurance subsidiary, Bridgefield Casualty. Among these covenants are the following: operating leverage, fixed charge coverage ratio, minimum stockholder equity and risk based capital for the insurance subsidiary.

15. EMPLOYEE BENEFIT PLANS

     ESIF's subsidiary, SHC, has a deferred savings and profit-sharing plan (the "401(k)") covering substantially all employees. Under the 401(k), SHC makes contributions equal to 75% of the participant's contributions, not to exceed 6% of the participant's annual compensation. SHC's contributions to the 401(k) totaled $0.2 million for the period April 1, 1996 to September 30, 1996.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by ESIF in estimating its fair value disclosures for financial instruments:

     - Cash and cash equivalents, short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate fair values.

     - Investment securities: Fair values for debt security investments are based on quoted market prices.

     - Premiums and accounts receivable: The carrying amounts of ESIF's receivables approximate fair values.

     - Notes payable: ESIF's subsidiary has $36.5 million of notes payable at September 30, 1996 that approximates its fair value.

     ESIF's fair value of reinsurance recoverable approximates its carrying value for September 30, 1995 and 1996, respectively, as summarized below:

                                                SEPTEMBER 30, 1995    SEPTEMBER 30, 1996
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                    (UNAUDITED)
                                                             (IN THOUSANDS)
Reinsurance recoverable.......................  $107,451   $107,451   $103,861   $103,861

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17. DISCONTINUED OPERATIONS

     Effective July 31, 1996, ESIF decided to discontinue its computer software development. This business was acquired in the January 1996 acquisition of SHC. The disposition is expected to occur during the three months ending December 31, 1996 by abandonment of the operation. ESIF has recognized an after tax loss of approximately $0.5 million on the disposition of this operation (including estimated operating losses to the disposition date).

     The financial statements reflect the operating results and the assets and liabilities of the discontinued operations separately from continuing operations. The net assets of the computer software development operation at September 30, 1996 were as follows (in thousands):

Assets:
  Cash and equivalents......................................  $115
  Equipment.................................................   396
  Other assets..............................................   164
  Software..................................................    67
                                                              ----
Total assets................................................   742
Liabilities:
  Accounts payable and operating liabilities................    64
                                                              ----
Net assets..................................................  $678
                                                              ====

     The operating results of the computer software development operations for the six month period ended September 30, 1996 were as follows (in thousands):

Revenue.....................................................  $  839
Expenses....................................................   1,463
                                                              ------
Loss before income taxes....................................    (624)
Income tax (benefit)........................................    (212)
                                                              ------
Net loss....................................................  $ (412)
                                                              ======

18. DISPOSITION

     Effective July 31, 1996, ESIF decided to terminate its efforts to develop a healthcare subsidiary in North Carolina. This start up effort was initiated by SHC prior to the acquisition of SHC by ESIF. The disposition of this subsidiary by a sale of its stock is expected to be completed during the first quarter of 1997. The consolidated financial statements include the operating results and assets and liabilities of this subsidiary. The net assets of the healthcare subsidiary were as follows at September 30, 1996 (in thousands):

Assets:
  Cash and equivalents......................................  $  556
  Equipment.................................................     143
  Other Assets..............................................   2,306
                                                              ------
Total Assets................................................   3,005
Liabilities:
  Accounts payable and operating liabilities................     143
                                                              ------
Net Assets..................................................  $2,862
                                                              ======

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The operating results for the healthcare subsidiary (including a $0.2 million pre-tax provision for loss on disposition) for the six month period ending September 30, 1996 were as follows (in thousands):

Revenue.....................................................  $  80
Expenses....................................................    703
                                                              -----
Loss before income taxes....................................   (623)
Income benefit..............................................   (212)
                                                              -----
Net loss....................................................  $(411)
                                                              =====

19. SEGMENT INFORMATION

     The operations of ESIF, prior to the January 1996 acquisition of SHC, were solely in the workers' compensation insurance industry segment. Subsequent to the acquisition of SHC, ESIF also operates in the insurance administration segment. Financial information by industry segment for revenues, income before income taxes, and identifiable assets are summarized as follows:

                                                      WORKERS'
                                                    COMPENSATION     INSURANCE      INTERCOMPANY
                                          TOTAL      INSURANCE     ADMINISTRATION   ELIMINATION
                                         --------   ------------   --------------   ------------
                                                             (IN THOUSANDS)
Six Months Ended September 30, 1995
  (unaudited):
  Revenues.............................  $ 71,752     $ 71,752             --               --
  Income before income taxes...........     7,764        7,764             --               --
  Identifiable assets..................   456,012      456,012             --               --
Six Months Ended September 30, 1996:
  Revenues.............................    73,048       54,667        $28,891         $(10,510)
  Income before from continuing
     operations before income taxes....     6,051        7,528        $(1,477)              --
  Identifiable assets..................  $498,085     $498,085             --               --

     Depreciation expense and capital expenditures are not considered material.

     The preceding financial information does not include the computer software operations which are presented as discontinued operations in the accompanying financial statements.

20. EXTRAORDINARY CHARGE

     During the six months ended September 30, 1996 ESIF incurred $0.6 million of expenses directly related to its conversion from a group self-insurance fund to a stock insurance company. These expenses are principally professional service fees paid to attorneys, investment advisors, and accountants related to obtaining regulatory approval for the conversion, advising the Board of Trustees as to the fairness of the transaction and auditing ESIF's GAAP basis financial statements. These costs, net of income tax benefits of $0.2 million, are presented as an extraordinary charge on ESIF's Statement of Operations for the six months ended September 30, 1996.

21. RELATED PARTY TRANSACTIONS

     As more fully described in Note 5, ESIF has entered into office premises lease agreements with certain Trustees of ESIF.

     As more fully described in Note 6, ESIF has entered into reinsurance agreements with an insurance company in which a Trustee of ESIF has an ownership interest.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As more fully described in Note 14, to comply with requirements of the Florida DOI, SHC's president and chief executive officer has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury, or damage to ESIF, if any, which may result from the acquisition of SHC.

     Entities in which SHC's president and chief executive officer held ownership interests have provided certain transportation related services to SHC. Fees paid by SHC to these entities aggregated approximately $0.4 million and $0.02 million for the six months ended September 30, 1995 and 1996, respectively.

     SHC's president and chief executive officer is also a member of the Board of Directors of Florida Retail Federation (the "Association") which is the sponsoring trade association for Florida Retail Federation Self Insurers Fund ("FRF"), one of the group self-insurance funds administered by SHC. The Association, as the fund sponsor, is entitled to a fee equal to 1% of FRF's premiums earned in each year, and SHC is obligated to pay such fee out of the administrative fee it receives from FRF. During the six months ended September 30, 1995 and 1996, SHC paid approximately $0.5 million and $0.4 million to the Association for such fees. During the six months ended September 30, 1995 and 1996, FRF paid SHC fees for administrative services of approximately $14.2 million and $12.8 million, respectively.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)


                                    (IN THOUSANDS)
                                        ASSETS
Invested assets:
  Fixed maturities, available-for-sale......................   $181,186      $184,682
  Preferred stock...........................................      3,215         4,568
  Common stock..............................................     11,228        14,100
  Short-term investments....................................     36,344        14,536
                                                               --------      --------
          Total invested assets.............................    231,973       217,886
Cash and cash equivalents...................................      4,448         7,433
Premiums receivable (net of $2,000 and $2,514 allowance for
  doubtful accounts, respectively)..........................     48,922        39,828
Accounts receivable.........................................        668         3,184
Reinsurance recoverable, including $9,606 and $11,123 from
  related party reinsurers, respectively....................    112,734       107,058
Recoverable from Florida Special Disability Trust Fund......     16,827        21,138
Accrued investment income...................................      3,050         3,036
Income taxes recoverable....................................      2,123            --
Equipment and software......................................         --         1,448
Capitalized computer software costs.........................         --         5,092
Value assigned to future administration of insurance
  contracts.................................................         --         5,975
Unamortized debt acquisition costs..........................         --           542
Excess of cost over net assets of business acquired.........         --        45,029
Deferred income taxes.......................................     17,150        14,162
Other assets................................................         37         5,161
                                                               --------      --------
          Total assets......................................   $437,932      $476,972
                                                               ========      ========
                                LIABILITIES AND EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................   $372,786      $376,923
  Debt......................................................         --        33,000
  Unearned premium and unallocated policyholder
     remittances............................................     25,437        23,506
  Accounts payable and accrued expenses.....................      7,018        11,229
  Taxes, licenses and fees..................................      1,453           620
  Deferred revenue..........................................         --         4,013
  Federal income taxes payable..............................         --           303
                                                               --------      --------
          Total liabilities.................................    406,694       449,594
Equity:
  Retained earnings.........................................     26,646        24,857
  Net unrealized appreciation on available-for-sale
     securities.............................................      4,592         2,521
                                                               --------      --------
          Total equity......................................     31,238        27,378
                                                               --------      --------
          Total liabilities and equity......................   $437,932      $476,972
                                                               ========      ========

                            See accompanying notes.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)

                                    (IN THOUSANDS)
Revenue:
  Premiums earned...........................................   $ 89,713      $ 74,509
  Net investment income.....................................     10,522         9,606
  Realized investment gains.................................      2,726           366
  Administrative fees.......................................         --        25,762
  Other income..............................................        125           568
                                                               --------      --------
          Total revenue.....................................    103,086       110,811
Losses and expenses:
  Losses and loss adjustment expenses.......................     67,043        50,236
  Other underwriting, general and administrative expenses
     (including administrative service fees paid to Summit
     Holding Corporation of $18,802 for the nine months
     ended December 31, 1995)...............................     28,548        45,837
  Amortization and depreciation.............................         --         3,729
  Interest expense..........................................         --         2,719
                                                               --------      --------
          Total losses and expenses.........................     95,591       102,521
                                                               --------      --------
Income from continuing operations before income taxes.......      7,495         8,290
Income tax expense..........................................      2,323         3,057
                                                               --------      --------
Income from continuing operations...........................      5,172         5,233
                                                               --------      --------
Discontinued operations:
  Loss from operation (net of income tax benefit of $460 in
     1996)..................................................         --          (893)
  Loss from disposition (net of income tax benefit of $184
     in 1996)...............................................         --          (357)
                                                               --------      --------
       Loss from discontinued operations....................         --        (1,250)
                                                               --------      --------
Income before extraordinary charge..........................      5,172         3,983
Extraordinary charge for conversion costs (net of income tax
  benefit of $474 in 1996)..................................         --          (785)
                                                               --------      --------
Net income..................................................   $  5,172      $  3,198
                                                               ========      ========

                            See accompanying notes.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                  NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996
                                  (UNAUDITED)

                                                                            UNREALIZED
                                                                           APPRECIATION
                                                                         (DEPRECIATION) OF
                                                                          AVAILABLE-FOR-
                                                              RETAINED     SALE SECURITY
                                                              EARNINGS      INVESTMENTS       TOTAL
                                                              --------   -----------------   -------
                                           (IN THOUSANDS)
Balance at March 31, 1995...................................  $21,474         $(1,409)       $20,065
Net income..................................................    5,172              --          5,172
Change in net unrealized investment gains...................       --           6,001          6,001
                                                              -------         -------        -------
Balance at December 31, 1995................................  $26,646         $ 4,592        $31,238
                                                              =======         =======        =======
Balance at March 31, 1996...................................  $21,659         $ 1,495        $23,154
Net income..................................................    3,198              --          3,198
Change in net unrealized investment gains...................       --           1,026          1,026
                                                              -------         -------        -------
Balance at December 31, 1996................................  $24,857         $ 2,521        $27,378
                                                              =======         =======        =======

                            See accompanying notes.

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
                                     (IN THOUSANDS)
Operating activities:
Net income..................................................   $   5,172      $  3,198
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization and depreciation.............................        (427)        3,729
  Amortization of bond premium/discount.....................                       110
  Net realized investment gains.............................      (1,733)         (366)
  Gain on sale of equipment.................................                      (278)
  Bad debt allowance........................................          --         1,014
  Decrease (increase) in premiums receivable................       1,573        (2,749)
  Increase in accounts receivable...........................        (100)          (26)
  (Increase) decrease in reinsurance recoverable............      (2,428)        4,460
  Increase in Special Disability Trust Fund recoverable.....        (948)       (1,078)
  (Increase) decrease in accrued investment income..........         360          (100)
  (Increase) decrease in federal income tax recoverable.....      (2,123)        9,690
  Decrease in deferred income taxes.........................       1,950           699
  Decrease in other assets..................................         459           701
  Decrease in discontinued operations.......................          --           588
  Increase (decrease) in loss and loss adjustment
     expenses...............................................       5,395       (10,709)
  Increase in unearned premium and unallocated policyholder
     remittances............................................       7,202         8,872
  Decrease in accounts payable and accrued expenses.........      (5,671)       (3,263)
  Decrease in taxes, licenses, and fees.....................        (407)         (874)
  Decrease in deferred revenue..............................      (2,531)       (3,371)
  Increase (decrease) in federal income taxes payable.......      (4,878)          303
                                                               ---------      --------
Net cash provided by operating activities...................         865        10,550
Investing activities:
Purchase of investments securities..........................    (253,732)     (201,739)
Disposal and maturity of investment securities..............     255,336       198,093
Purchase of equipment and software..........................          --          (518)
Proceeds from sale of equipment and software................          --         1,345
                                                               ---------      --------
Net cash provided by (used in) investing activities.........       1,604        (2,819)
Financing activities:
Decrease in notes payable...................................          --       (11,000)
                                                               ---------      --------
Net cash used in financing activities.......................          --       (11,000)
                                                               ---------      --------
Net increase (decrease) in cash and cash equivalents........       2,469        (3,269)
Beginning cash and cash equivalents.........................       1,979        10,702
                                                               ---------      --------
Ending cash and cash equivalents............................   $   4,448      $  7,433
                                                               =========      ========

                            See accompanying notes.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
                                  (UNAUDITED)

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

     Employers Self Insurers Fund ("ESIF") is domiciled in Florida as a self-insurance workers' compensation fund defined by section 624.4621, Florida Statutes. ESIF is regulated by the Bureau of Self Insurance under the Department of Insurance of the State of Florida ("Florida DOI").

     ESIF was formed in 1978 for the stated purpose of providing statutory workers' compensation coverage for certain Florida employers. ESIF's wholly owned subsidiary, Employers Safety Group Association, Inc. ("ESGA"), is a trade association primarily for employers in the construction, manufacturing, wholesale and retail, and service industries, and any employer that is a member of ESGA may obtain coverage from ESIF. An indemnity agreement issued by ESIF indemnifies the member employee against loss or liability relating to workers' compensation insurance risk. Any employer that obtains workers' compensation coverage from ESIF automatically becomes a member of ESIF with certain rights, including the right to vote for the election of ESIF's Trustees, the right to receive any distribution of profits that may be authorized by the Trustees and the right to participate in the distribution of the surplus of ESIF in the event of its liquidation. However, all members of ESIF are subject to joint and several liability for the obligations for ESIF. ESIF has historically not been operated for the purpose of generating profits, but it has retained a portion of its earnings and profits to pay its obligations and avoid making assessments against its members. ESIF has occasionally during its operating history paid a distribution of profits to its members, but it has never made an assessment against its members.

     ESIF is a trust with a Board comprised of six Trustees, but no employees or officers. ESIF's bylaws specifically direct the Board to engage an administrator, and ESIF's administrator since its inception has been Summit Consulting, Inc. ("SCI"). SCI performs all daily operational activities for ESIF, including premium and claims processing, pursuant to a written agreement. SCI also performs similar functions for four other group self-insurance funds located in Florida, Louisiana and Kentucky.

     SCI owns several subsidiaries formed to assist it in providing specialized administrative services, and SCI is wholly owned by a holding company, Summit Holding Corporation ("SHC"). Effective January 16, 1996, ESIF purchased all of the outstanding stock of SHC (see Note 13 for a further discussion of this acquisition). In addition to SHC and its subsidiaries, ESIF also owns a reinsurance subsidiary, U.S. Employers Insurance, Inc. ("USEI").

     Pursuant to an Amended Plan of Conversion and Recapitalization, and subject to certain conditions stated therein, ESIF intends to convert to a stock property and casualty insurance company. In such transaction, ESIF will become wholly owned by a newly formed holding company and ESIF's members will receive preferred stock of the holding company in exchange for their membership interests.

Consolidation and Presentation

     The accompanying consolidated financial statements include the accounts, after intercompany eliminations, of ESIF and its wholly owned subsidiaries and have been prepared in conformity with generally accepted accounting principles ("GAAP") applicable to stock property and casualty insurance companies, which differ from statutory accounting practices prescribed or permitted by the Florida DOI.

     These financial statements as of December 31, 1995 and 1996 and for the nine months then ended are unaudited. In the opinion of management, these unaudited financial statements have been prepared in

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

accordance with generally accepted accounting principles and all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

Use of Estimates and Assumptions

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Recognition of Revenues

     Workers' compensation insurance premiums are based on rates established by the National Council on Compensation Insurance ("NCCI"). Premium revenues generally are recognized over the life of the related policies on the daily pro rata method with a reserve for unearned premiums established for the unexpired portion of the premiums applicable to those policies. For retrospectively rated policies, the ultimate premium for a period is determined on the basis of the insured's actual losses for that period. If the actual losses are less than expected, ESIF may be required to refund a portion of the premiums previously paid. ESIF considers loss development experience through the date of the financial statements in estimating the ultimate premium and, as adjustments to premiums become necessary as a result of loss development, such adjustments are included in current operations.

     Administrative fee revenue is recognized in proportion to the recognition of earned premiums by the self-insurance funds at the contractual administrative fee percentage of premiums. Adjustments to revenue for premium audits are recorded in the period they occur. Fees for administrative services provided to ESIF subsequent to the date of ESIF's acquisition of SHC have been eliminated in the consolidated statement of operations.

     Reinsurance premiums ceded are recorded and recognized on a pro rata basis of earned premiums of the contract.

Income Taxes

     Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. Under that method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

Investments

     In 1993, the FASB issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement No. 115 requires that debt securities are to be classified as either held-to-maturity (carried at amortized cost), available-for-sale (carried at market with unrealized gains or losses reported in equity), or trading (carried at market with unrealized gains or losses reported in net income).

     ESIF believes that it has the ability and intent to hold to maturity its debt security investments. However, ESIF also recognizes there may be circumstances where it may be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, ESIF has designated its entire investment portfolio as available-for-sale.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Investments are reported in the accompanying balance sheets on the following basis:

     - Available-for-sale securities are reported at current market value. Changes in market value of available-for-sale securities, after applicable deferred income taxes, are reported as unrealized appreciation or depreciation directly in equity and, accordingly, have no effect on net income.

     - Equity security investments, consisting of common and nonredeemable preferred stocks, are carried at current market value with changes in such value reflected as unrealized appreciation or depreciation directly in equity, after applicable deferred income taxes, having no effect on net income.

     - Short-term investments are reported at cost.

     The cost of securities sold is based on specific identification and the resulting realized gains and losses are included in the determination of net income.

     In the normal course of business, ESIF is party to financial instruments, none of which have significant off-balance-sheet risk.

Loss and Loss Adjustment Expenses

     The reserve for unpaid loss and loss adjustment expenses ("LAE") represents management's best estimate of the ultimate cost of the loss and LAE that are unpaid at the balance sheet date including incurred but not reported claims. Such reserve is established by management based upon: (i) results of actuarial reviews which incorporate ESIF's experience with similar cases, estimates of future claim trends, and historical trends such as recurring loss payment and reporting patterns, claim closures and product mixes; (ii) facts known to the company; and (iii) regulatory requirements. Such reserve is continually reviewed and as adjustments become necessary, such adjustments are included in current operations.

     The reserve for permanent indemnity disability claims has been discounted at 4% as permitted under Florida law. For GAAP purposes, discounting is computed based on ESIF's anticipated payout patterns and a discount rate consistent with that permitted by section 625.091, Florida Statutes. The amount of such discount was $4.6 million and $4.2 million at December 31, 1995 and 1996, respectively.

     Prior to the January 16, 1996 acquisition of SHC, certain unallocated LAE of ESIF were provided by SHC under the administrative agreement between ESIF and SHC. Subsequent to the acquisition, ESIF has included the liability for such unallocated LAE in the loss and LAE liability.

Reinsurance

     Under FASB Statement No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis rather than the previous practice of reporting such assets and liabilities net of reinsurance. The amounts recoverable from reinsurers are classified separately on the balance sheet.

     The accompanying statements of operations reflect premiums and losses incurred, net of reinsurance ceded (see Note 6). Reinsurance arrangements allow management to control exposure to potential losses arising from large risks. A significant portion of the reinsurance is effected under excess of loss reinsurance contracts. Amounts recoverable from reinsurers are estimated in a manner consistent with the loss and loss expense reserves associated with the reinsured policies. Similarly, reinsurance premiums, losses and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the related original policies issued and the terms of the reinsurance contracts.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

Guaranty Fund Assessments

     As a self-insurance fund, ESIF has periodically been assessed by a state guaranty fund as part of that fund's activities to collect funds from solvent self-insurance funds to cover certain losses to policyholders of insolvent self-insurance funds, after assessment of such policyholders of the insolvent funds. This type of guaranty fund is separate from the Florida Special Disability Trust Fund (the "SDTF"), which is designed to pay insurers for certain benefits paid to previously injured workers, as discussed in Note 12.

     Florida law limits the assessment to a maximum of 2% of direct written premiums annually, but because there are many uncertainties regarding the ultimate amount of assessments, ESIF's policy has been to recognize its obligation for guaranty fund assessments when it receives notice that an amount is payable to the guaranty fund. At December 31, 1996, ESIF was not able to reasonably estimate the potential effects of any future assessments and, accordingly, the accompanying financial statements do not include any provision for such future assessments. Assessments charged to expense during the nine months ended December 31, 1995 and 1996 were $1.1 million and $1.0 million, respectively. Such assessments are credited against ESIF's administrative tax.

     Upon conversion to a stock property and casualty insurer, ESIF will be subject to assessment by a separate guaranty fund. Such assessments will not be credited against ESIF's administrative tax.

Concentrations of Credit or Financial Risk

     Florida law allows ESIF to write policies only in the State of Florida. Therefore, all of ESIF's premium revenues for the nine months ended December 31, 1995 and 1996 were derived from policies offered to customers located in Florida. Accordingly, ESIF could be adversely affected by economic downturns, significant unemployment, and other conditions that may occur from time-to-time in Florida, which may not as significantly affect its more geographically diversified competition.

     SHC has significant amount of revenues associated with its third-party processing as a result of its contracts with several self-insurance funds. Changes with respect to these contracts could adversely affect ESIF.

     As further described in Note 6, ESIF has significant amounts of reinsurance recoverables as a result of ceding reinsurance under specific and aggregate reinsurance treaties.

Intangible Assets

     Cost in excess of net assets of businesses acquired totaling $49.0 million was recorded in conjunction with the January 1996 acquisition of SHC. This intangible asset is being amortized on a straight-line basis over 25 years.

     ESIF's cost associated with the purchase of customer listings recorded in conjunction with the January 1996 acquisition of SHC totals approximately $6.5 million. This intangible asset is being amortized on a straight-line basis over 10 years.

     At the balance sheet date, ESIF evaluates the recoverability of the cost in excess of net assets acquired and the cost associated with customer listings through a comparison of the forecasted undiscounted cash flows of SHC and the remaining asset balances.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

Equipment and software

     Equipment and software are recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the related assets.

Cash and Cash Equivalents

     ESIF considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Bad Debt Allowance

     The bad debt allowance is based on ESIF's experience with uncollectible premiums receivable and represents ESIF's best estimate of the ultimate uncollectible amounts incurred through the balance sheet date.

2.  INVESTMENTS

     The amortized cost and the fair value of debt security investments are summarized as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
                                                                (IN THOUSANDS)
At December 31, 1995:
  U.S. Treasury and government agencies.......  $ 58,131      $1,805       $    6     $ 59,930
  States and political subdivisions...........    58,816       1,606           57       60,365
  Industrial and miscellaneous................    30,092       2,014           --       32,106
  Mortgage-backed securities:
     U.S. government agencies.................    28,415         501          131       28,785
                                                --------      ------       ------     --------
          Total debt securities
            available-for-sale................  $175,454      $5,926       $  194     $181,186
                                                ========      ======       ======     ========
At December 31, 1996:
  U.S. Treasury and government agencies.......  $ 50,423      $  335       $  495     $ 50,263
  States and political subdivisions...........    82,937       1,272          406       83,803
  Industrial and miscellaneous................    38,354         795          169       38,980
  Mortgage-backed securities:
     U.S. government agencies.................    10,902         193           91       11,004
     Industrial and miscellaneous.............       619          13           --          632
                                                --------      ------       ------     --------
          Total debt securities
            available-for-sale................  $183,235      $2,608       $1,161     $184,682
                                                ========      ======       ======     ========

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                                                              AMORTIZED      FAIR
                                                                COST        VALUE
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Years to maturity:
  One or less...............................................  $  1,518     $  1,513
  After one through five....................................    64,128       64,620
  After five through ten....................................    90,476       91,046
  After ten.................................................    15,592       15,867
                                                              --------     --------
                                                               171,714      173,046
  Mortgage-backed securities................................    11,521       11,636
                                                              --------     --------
          Total.............................................  $183,235     $184,682
                                                              ========     ========

     Proceeds from the sales of investments in debt securities during the nine months ending December 31, 1995 were $135.4 million. Gross gains of $2.1 million and gross losses of $0.4 million were realized on those sales. Proceeds from the sales of investments in debt securities during the nine months ended December 31, 1996 were $66.8 million. Gross gains of $0.7 million and gross losses of $1.0 million were realized on those sales.

     Unrealized gains and losses on investments in preferred and common stocks are reported directly in equity and do not affect operations. The gross unrealized gains and losses on, and the cost and fair value of, those investments are summarized as follows:

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED    FAIR
                                                   COST       GAINS        LOSSES      VALUE
                                                  -------   ----------   ----------   -------
                                                                (IN THOUSANDS)
At December 31, 1995:
  Preferred stocks..............................  $ 3,106     $  109        $ --      $ 3,215
  Common stocks.................................    9,583      1,745         100       11,228
                                                  -------     ------        ----      -------
          Total.................................  $12,689     $1,854        $100      $14,443
                                                  =======     ======        ====      =======
At December 31, 1996:
  Preferred stocks..............................  $ 4,452     $  133        $ 17      $ 4,568
  Common stocks.................................   11,620      2,718         238       14,100
                                                  -------     ------        ----      -------
          Total.................................  $16,072     $2,851        $255      $18,668
                                                  =======     ======        ====      =======

     Major categories of ESIF's investment income are summarized as follows:

                                                                NINE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1995         1996
                                                              -----------    ------
                                                                 (IN THOUSANDS)
Income:
  Bonds.....................................................    $ 8,945      $7,805
  Preferred stocks..........................................        133         205
  Common stocks.............................................        246         229
  Short-term investments and cash...........................      1,198       1,367
                                                                -------      ------
Net investment income.......................................    $10,522      $9,606
                                                                =======      ======

     The Florida DOI requires cash and investments to be held in trust for the Florida DOI for 10% of statutory basis loss reserves and the 1986-1995 fund years aggregate reserve plans. The aggregate plans

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

approved by the Florida DOI require the interest earned on the related reserves to accumulate with the restricted principal. The reserves are reviewed annually and a revised funding plan is submitted to the Florida DOI. At December 31, 1995 and 1996, the amount in trust is approximately $61.7 million and $52.7 million, respectively.

3.  PROPERTY AND EQUIPMENT

     The major components of equipment and software at December 31, 1996 are as follows (in thousands):

Furniture, fixtures and equipment...........................  $  987
Data processing equipment...................................     835
Leasehold improvements......................................     103
Software....................................................     163
Automobiles.................................................      13
                                                              ------
                                                               2,101
Less accumulated depreciation...............................     653
                                                              ------
                                                              $1,448
                                                              ======

     Depreciation expense for the nine months ended December 31, 1996 was $0.6 million. Substantially all equipment and software was acquired in the January 1996 acquisition of SHC.

4.  INTANGIBLES

     The majority of ESIF's intangible assets were recorded in connection with the acquisition of SHC and are stated at cost, which represents fair value as of the acquisition date, less accumulated amortization, and include purchased software, customer accounts and contracts, and the excess of the purchase price over the fair value of identifiable net assets acquired. Purchased software, customer accounts and contracts are being amortized on a straight-line basis over the estimated useful lives and contract period which range from three to ten years. The excess of cost over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 25 years.

     Intangible assets consist of the following as of December 31, 1996 (in thousands):

Unamortized debt acquisition costs..........................  $   757
Purchased software..........................................    6,300
Goodwill....................................................   47,242
Customer accounts and contracts.............................    6,608
                                                              -------
                                                               60,907
Less accumulated amortization...............................    4,269
                                                              -------
                                                              $56,638
                                                              =======

5.  LEASES

     SHC leases office premises and automobiles under noncancelable operating leases which expire at various dates through the year 2001. These leases generally contain renewal options and escalation clauses based on increases in lessors' operating expenses and other charges. ESIF anticipates that most leases will be renewed or replaced upon expiration.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Future minimum annual payments at December 31, 1996 for all noncancelable leases are (in thousands):

Three Months Ended March 31:
  1997......................................................  $  449
Years ended March 31:
  1998......................................................   1,581
  1999......................................................   1,547
  2000......................................................   1,180
  2001......................................................     103
                                                              ------
Total minimum future lease payments.........................   4,860
Income from subleases.......................................    (121)
                                                              ------
Net minimum future lease payments...........................  $4,739
                                                              ======

     In excess of 80% of the future lease commitments relates to rented office premises from certain trustees of ESIF.

     Rental expense for the nine months ended December 31, 1996 for operating leases totaled $1.3 million.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

6.  REINSURANCE

     In accordance with general practice in the insurance industry, ESIF and its insurance subsidiaries are engaged in reinsurance transactions to cede risk to other companies. Reinsurance ceded contracts do not relieve ESIF and its insurance subsidiaries from their obligation to policyholders, as they remain liable to their policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts. The largest net amount retained by ESIF or its subsidiaries on any one occurrence is $500,000 with a $750,000 deductible in the nine months ended December 31, 1995 and $500,000 with a $500,000 deductible in the nine months ended December 31, 1996. Reinsurance agreements are in force with certain maximum limits, as well as excess of loss reinsurance agreements.

                              SPECIFIC REINSURANCE
                                 (IN THOUSANDS)

FISCAL YEAR                                        SPECIFIC
   ENDED                              SPECIFIC    OCCURRENCE
 MARCH 31,          CARRIER          ATTACHMENT     LIMIT
-----------         -------          ----------   ----------
   1982      INA                       $  100     $   2,000
             Employers Re               2,100         3,000
   1983      INA                          125         2,000
             Employers Re               2,125         3,000
   1984      Employers Re                 125         2,000
             INA                        2,125     Statutory
   1985      Employers Re                 125         2,000
             INA                        2,125     Statutory
   1986      Employers Re                 225        20,000
   1987      Safety Mutual(1)           1,000         5,000
             Old Republic(2)            1,000         1,000
             National Union(2)          2,000         8,000
   1988      Old Republic               1,000         5,000
   1989      Old Republic               1,000         5,000
   1990      Transamerica               1,000        15,000
   1991      Transamerica               1,000        15,000
   1992      Transamerica               1,000        25,000
   1993      Transamerica               1,000        25,000
   1994      Lloyd's                      500           500
             Transamerica               1,000     Statutory
   1995      Lloyd's                      500           500
             Continental Casualty       1,000     Statutory
   1996      Federal Insurance Co.        500           500
             Federal Insurance Co.      1,000         1,000
             Continental Casualty       2,000     Statutory
   1997      Lloyd's                      500         1,500
             National Union             2,000     Statutory

---------------

(1) 4/1/86 -- 5/31/86
(2) 6/1/86 -- 3/31/87

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                             AGGREGATE REINSURANCE
                                 (IN THOUSANDS)

 FISCAL
  YEAR
 ENDED                     AGGREGATE    AGGREGATE
MARCH 31,      CARRIER     ATTACHMENT     LIMIT
---------      -------     ----------   ----------
 1982       INA             $  1,542    $   2,000
            Employers Re      13,542        3,000
            INA               16,542    Statutory
 1983       INA               11,365        2,000
            Employers Re      13,365        3,000
            INA               16,365    Statutory
 1984       Employers Re      14,341        2,000
            INA               16,341    Statutory
 1985       Employers Re      17,814        3,000
            INA               20,814    Statutory
 1986       Employers Re      40,091          301
 1987       N/A                  N/A          N/A
 1988       N/A                  N/A          N/A
 1989       Crossroads        90,648       19,000
 1990       Crossroads       110,975       25,000
 1991       Crossroads       130,413       31,000
 1992       Crossroads       111,548       31,000
 1993       Crossroads       141,956       33,401
 1994       Crossroads       146,016       34,357
 1995       Crossroads       133,800       31,482
 1996       Crossroads       115,178       27,287
 1997       N/A                  N/A          N/A

     Insurance premiums for the nine months ended December 31, 1995 and 1996 are summarized as follows:

                                                                 1995        1996
                                                              -----------   -------
                                                                 (IN THOUSANDS)
Direct premiums earned......................................    $94,493     $79,201
Reinsurance ceded...........................................      4,780       4,692
                                                                -------     -------
Net premiums earned.........................................    $89,713     $74,509
                                                                =======     =======

                                                                 1995         1996
                                                              -----------   --------
                                                                  (IN THOUSANDS)
Gross premiums written......................................   $120,442     $113,369
Ceded premiums written......................................      6,317        5,060
                                                               --------     --------
Net premiums written........................................   $114,125     $108,309
                                                               ========     ========

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Losses and LAE incurred for the nine months ended December 31, 1995 and 1996 are summarized as follows:

                                                                 1995        1996
                                                              -----------   -------
                                                                 (IN THOUSANDS)
Direct losses and LAE.......................................    $71,019     $59,298
Reinsurance ceded...........................................      3,976       9,062
                                                                -------     -------
Net losses and LAE incurred.................................    $67,043     $50,236
                                                                =======     =======

     Reinsurance ceded premiums and losses included in the preceding table reflect the elimination of amounts assumed by USEI through retrocession by Crossroads Insurance Company, Limited ("Crossroads") of amounts ceded by ESIF to Crossroads as described in the following paragraph.

     Of the reinsurance ceded amounts above for the nine months ended December 31, 1996, premiums of $-0-, and losses and LAE of $2.1 million, are attributable to reinsurance agreements with Crossroads, a Bermuda domiciled insurance company, which a Trustee of ESIF has an ownership interest. Crossroads is licensed to do business in Florida and is a member of the Florida Insurance Guaranty Association. Fifty percent of business ceded to Crossroads has been retroceded by Crossroads to USEI. All of ESIF's aggregate excess reinsurance coverage for fiscal years ended March 31, 1989, 1993, 1994 and 1995 is also ceded to Crossroads. At December 31, 1995 and 1996 loss and LAE reserves recoverable of approximately $9.6 million and $11.1 million, respectively (net of amounts retroceded to USEI), are attributable to excess reinsurance agreements with Crossroads. For the fiscal years 1986, 1987, 1988, 1990, 1991 and 1992, effective aggregate excess reinsurance is not currently in place because these years have been self-funded or because the coverages have expired. Exposure to significant adverse development for these years is considered minimal due to the maturity of the loss development for these years.

     In the nine months ended December 31, 1995 and 1996, ESIF did not commute any ceded reinsurance nor did it enter into or engage in any loss portfolio transfers.

     ESIF remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

     ESIF's reinsurance recoverable asset at December 31, 1996 is comprised of amounts related to reinsurance agreements with the following companies (in thousands):

                                                            PAID     UNPAID
                                                           CLAIMS    CLAIMS     TOTAL
                                                           ------   --------   --------
Reinsurance Carrier
  American Re............................................  $   --   $    734   $    734
  Continental Casualty...................................      --      9,245      9,245
  Crossroads.............................................   1,847      9,276     11,123
  Employers Re...........................................     808      5,150      5,958
  Federal Ins. Co........................................      --      8,417      8,417
  INA....................................................     223      5,792      6,015
  Lloyd's of London......................................      --     16,856     16,856
  National Union.........................................      --      2,385      2,385
  Old Republic...........................................      41     15,132     15,173
  Transamerica...........................................      10     31,142     31,152
                                                           ------   --------   --------
          Total..........................................  $2,929   $104,129   $107,058
                                                           ======   ========   ========

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     All of the recoverable amounts related to paid claims have been outstanding less than ninety days at the balance sheet date. The reinsurance recoverable amounts related to unpaid claims are calculated considering the provisions of the specific and aggregate reinsurance agreements and using ultimate losses by accident year consistent with the reported loss and LAE liabilities.

7.  FEDERAL INCOME TAXES

     ESIF and its subsidiaries file a consolidated federal income tax return. ESIF does not have a tax sharing agreement with two of its subsidiaries, ESGA and USEI. ESIF does not collect from or refund to these subsidiaries the amount of income taxes or benefits which would result if the entities filed separate returns. An informal tax sharing agreement exists between ESIF and SHC such that the amount of taxes or tax benefits are shared as if separate returns were filed.

     Income before federal income taxes differs from taxable income principally due to tax-exempt investment income, dividends-received tax deductions, and differences in loss and LAE expense discounting and unearned premium reserves for tax and financial reporting purposes.

     Federal income taxes of $6.9 million and $12.2 million for the years ended March 31, 1995 and 1996, respectively, would be subject to recovery in the event that ESIF incurs net operating losses within three years of the years for which such taxes were paid. State taxes paid was $0.9 million and $0.7 million for the nine months ended December 31, 1995 and 1996, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of ESIF's deferred tax liabilities and assets as of December 31, as calculated in accordance with FASB Statement No. 109, are as follows:

                                                                 1995         1996
                                                              -----------    -------
                                                                  (IN THOUSANDS)
Deferred tax liabilities:
  Unrealized investment gains...............................    $ 2,771      $ 1,521
  Special Disability Trust Fund recoverables................        302          283
  Reinsurance premium adjustment............................         --        1,494
  Intangible assets.........................................         --        4,050
  Other.....................................................         --          740
                                                                -------      -------
          Total deferred tax liabilities....................      3,073        8,088
Deferred tax assets:
  Discount on loss and LAE reserves.........................     18,098       19,237
  Unearned premium..........................................      1,372        1,141
  Uncollectible premiums....................................        753          941
  Other.....................................................         --          931
                                                                -------      -------
                                                                 20,223       22,250
  Valuation allowance for deferred tax assets...............         --           --
                                                                -------      -------
          Total deferred tax assets.........................     20,223       22,250
                                                                -------      -------
Net deferred tax assets.....................................    $17,150      $14,162
                                                                =======      =======

     ESIF has made an election under the Internal Revenue Code of 1986 to treat income tax payments attributable to loss reserve discounting as special estimated tax payments which are specifically recoverable

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

upon reversal of the discounting effects. Accordingly, the deferred tax assets attributable to loss reserve discounting are considered to be fully recoverable. ESIF also has significant tax loss carryback potential for the fiscal years ended March 31, 1994 and 1995. For those reasons, a deferred tax valuation allowance is not considered necessary.

     ESIF's consolidated federal income tax liability (asset) at December 31, is summarized as follows:

                                                                 1995          1996
                                                              -----------    --------
                                                                  (IN THOUSANDS)
Current.....................................................   $ (2,123)     $    303
Deferred....................................................    (17,150)      (14,162)
                                                               --------      --------
          Total net asset...................................   $(19,273)     $(13,859)
                                                               ========      ========

     Significant components of the provision for income taxes for the nine months ended December 31, attributable to continuing operations, are as follows:

                                                                 1995         1996
                                                              -----------    ------
                                                                 (IN THOUSANDS)
Current tax expense.........................................    $ 3,994      $3,006
Deferred taxes (benefit)....................................     (1,671)         51
                                                                -------      ------
          Total income tax expense on income................    $ 2,323      $3,057
                                                                =======      ======

     Income taxes paid by ESIF totaled $10.4 million and $3.3 million for the nine months ended December 31, 1995 and 1996, respectively.

     The reconciliation of income tax expense for the nine months ended December 31, attributable to continuing operations computed at the U.S. federal statutory tax rate of 35%, to income tax expense is as follows:

                                                                 1995         1996
                                                              -----------    ------
                                                                 (IN THOUSANDS)
Income tax (at 35% of pretax income or loss)................    $2,623       $2,819
Tax-exempt investment income................................      (802)        (905)
Non deductible expenses.....................................        17           60
Goodwill amortization.......................................        --          438
State income taxes..........................................       463          336
Other items, net............................................        22          309
                                                                ------       ------
Provision for federal income tax expense....................    $2,323       $3,057
                                                                ======       ======

8.  LOSSES AND LAE

     The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in loss severity and frequency. Although some variability is inherent in such estimates, management believes that the reserves for losses and LAE are adequate. The estimates are reviewed annually by independent consulting actuaries and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE for the nine months ended December 31, 1995 and 1996:

                                                                NINE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1995         1996
                                                              -----------   --------
                                                                  (IN THOUSANDS)
Net reserves for losses and LAE at beginning of period......    259,085      277,995
Less: Recoverable from Florida SDTF(1)......................    (15,879)     (20,060)
                                                               --------     --------
Net reserves for losses and LAE less SDTF recoverable asset
  at beginning of period....................................    243,206      257,935
Add provision for claims occurring in:
  The current year..........................................     61,955       53,698
  Prior years...............................................      5,088       (3,462)
                                                               --------     --------
Incurred losses during the current year.....................     67,043       50,236
Deduct payments for claims occurring in:
  The current year..........................................      8,274        8,378
  Prior years...............................................     56,072       48,137
                                                               --------     --------
Claim payments during the current year......................     64,346       56,515
                                                               --------     --------
Net reserves for losses and LAE less SDTF recoverable asset
  at end of period..........................................    245,903      251,656
Add: Recoverable from Florida SDTF(1).......................     16,827       21,138
                                                               --------     --------
Net reserves for losses and LAE at end of period............    262,730      272,794
Add: Reinsurance recoverables (exclusive of recoverables on
  paid losses)..............................................    110,056      104,129
                                                               --------     --------
Gross reserves for losses and LAE at end of period (GAAP
  basis)....................................................    372,786      376,923
                                                               ========     ========

---------------
(1) The change in the SDTF recoverable asset is included in incurred losses in the Statement of Income.

     The foregoing reconciliation also shows that a $3.5 million reserve redundancy emerged during the nine month period ended December 31, 1996. This amount represents the release of certain loss reserves previously carried which were determined, based on comparisons to actuarially projected amounts, to be redundant.

     Statutory basis loss reserves were determined using paid loss data net of historic SDTF recoveries; GAAP basis loss reserves were determined using paid loss data gross of SDTF recoveries. This adjustment increased loss reserves by $26.4 million and $28.8 million at December 31, 1995 and 1996, respectively, and increased reinsurance recoverables by $10.5 million and $8.4 million at December 31, 1995 and 1996, respectively. In addition, ESIF has recorded, as an asset, amounts recoverable from the SDTF based upon ESIF's historical collection experience and the amount of claims identified as subject to SDTF recovery. The recoverable amount recorded at December 31, 1995 and 1996 was $16.8 million and $21.1 million, respectively.

     In order to quantify the amounts recoverable from the SDTF, ESIF reviews its claims that have been identified as subject to SDTF recovery considering ESIF's historical recovery experience on claims submitted to the SDTF. In addition, ESIF estimates the amount of claims it expects to recover over the next four years based on actual collection experience for the most recent two years, and discounts the expected recoveries using an appropriate interest rate. The amounts reflected as recoverables from the SDTF were based on the discounted expected collection amounts rather than on the total claims identified as subject to SDTF recovery.

     The SDTF reinsurance recoverable results from calculating such recoverables using loss and LAE reserves computed using paid losses gross of SDTF recoveries and in consideration of expected recoveries from SDTF. Certain of the claims used in the determination of the SDTF recoverable are of an amount which will pierce reinsurance layers. The Company will pursue recovery of such claims under the provisions of its

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

reinsurance agreements. Subsequently, as the Company remits the claims to the SDTF, and ultimately collects these claims from SDTF, the Company will remit to the reinsurers their portion of the SDTF recoveries. The aggregate recoverable from SDTF asset and the SDTF related reinsurance recoverable, which approximates the amount of the increase in loss reserves resulting from determining the GAAP basis loss reserves using paid loss data gross of SDTF recoveries, represents management's best estimate of the aggregate amounts that will be recovered.

     LAE assumed in the acquisition of SHC represents unallocated LAE reserves established by ESIF that were, prior to the acquisition, provided by SHC under the administrator's contract between ESIF and SHC.

9.  ACCRUED RETROSPECTIVE PREMIUMS

     Certain workers' compensation insurance policies issued by ESIF are retrospectively rated, and premiums are based on loss experience incurred under these contracts to date. Accrued retrospectively rated premiums, including those relating to bulk incurred but not reported, have been determined by or allocated to individual policyholder accounts. These amounts are summarized as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1995        1996
                                                              -----------   -------
                                                                 (IN THOUSANDS)
Accrued retrospective premium...............................    $43,440     $23,990

10.  EQUITY

     ESIF and its insurance subsidiaries, subsequent to the conversion to a stock property and casualty company, will have legal restrictions as to the transfer of funds in the form of dividends, loans, and advances. These restrictions, determined in accordance with statutory reporting practices, generally limit the payment of dividends to amounts based upon statutory surplus or profits and limit the amount of certain investments to specified percentages of statutory admitted assets. At December 31, 1996, under regulations applicable to stock property and casualty insurance companies, $2.0 million of ESIF's statutory net assets of $20.4 million can be transferred from the insurance entities without regulatory approval.

     Equity and net income as determined in accordance with statutory accounting practices for self-insurance funds as of and for the nine months ended December 31, 1995 and 1996 are as follows:

DECEMBER 31,                                                  EQUITY    NET INCOME
------------                                                  -------   ----------
                                                                 (IN THOUSANDS)
1995........................................................  $49,275     $2,674
1996........................................................  $20,434     $5,108

     As a self-insurance fund, ESIF recorded for statutory reporting an asset of $44.9 million at December 31, 1996, for future investment income determined by discounting loss and LAE reserves at a statutory prescribed rate. Upon conversion to a stock property and casualty insurer, ESIF will be permitted to record discounts only on the indemnity portion of permanent disability cases. The amount of such discount is estimated at $4.2 million at December 30, 1996. It is ESIF's intention to utilize proceeds of a public offering to meet statutory basis capital and equity requirements for a stock property and casualty company.

     In order to improve the regulation of insurer solvency, the National Association of Insurance Commissioners issued a model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies, which are designed to assess capital adequacy and to raise the level of protection that statutory equity provides for policyholder obligations. The RBC formula for property and casualty insurance

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

companies measures these major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) declines in asset values arising from investment risks. Pursuant to the model law, insurers having less statutory equity than required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Florida, ESIF's state of domicile, has yet to adopt the provisions of the RBC model law. Upon completion of the conversion and recapitalization, ESIF's insurance subsidiaries will maintain statutory basis equity in excess of the amount required by Florida law.

11.  COMMITMENTS AND CONTINGENCIES

     ESIF, in the normal course of business, is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by ESIF in estimating the loss and LAE reserves. ESIF's management believes that the resolution of those actions will not have a material effect on ESIF's financial position or results of operations.

12.  SDTF

     The State of Florida maintains the SDTF for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury. The SDTF is funded through annual assessments against workers' compensation insurers which are based on a percentage of net workers' compensation premiums written.

     The SDTF has not charged adequate assessments to actuarially fund its claims liability. In 1996, the Florida legislature reauthorized the SDTF for four years; however, in the future, the Florida legislature may impose greater assessments on insurance carriers, such as ESIF, to satisfy pending claims. Moreover, it is not possible to predict how the SDTF will operate, if at all, in the future after the reauthorized period. Changes in the SDTF's operations which decrease the availability of recoveries from the SDTF, or increase SDTF's assessments payable by ESIF or changes in regulations which further limit ESIF's ability to reduce statutory basis loss reserves for a portion of SDTF future recoverable amounts may have a material adverse effect on ESIF's business, financial condition or results of operations. Discontinuance of the SDTF could have either a favorable or unfavorable effect on ESIF depending on the relation of the amount of assessments by SDTF to the amount of recoveries from SDTF. If the SDTF is discontinued, ESIF believes that the existing reimbursement obligations of the SDTF would become general obligations of the State of Florida, although there is no assurance that a reviewing court would adopt that view. The SDTF has made no acknowledgement with regard to the enforceability of its reimbursement obligations to insurers such as ESIF.

     Loss and LAE reserves included in the accompanying financial statements are presented gross of future SDTF recoveries and have been determined using historical loss data which excludes SDTF recoveries.

     ESIF has recorded an SDTF recoverable of $16.8 million and $21.1 million at December 31, 1995 and 1996, respectively, for the estimated amounts expected to be received from the SDTF. The estimated amount of recoveries, which is management's best estimate of the amount that will be recovered, was based on claims identified as subject to SDTF recovery as well as ESIF's recovery experience.

     Amounts recovered from SDTF for the nine months ended December 31, 1995 and 1996 were $3.2 million and $6.5 million, respectively. The assessment expensed by ESIF to the SDTF were $5.6 million and $3.9 million for the nine months ended December 31, 1995 and 1996, respectively.

     ESIF has not recorded a liability for future assessments from SDTF. Such future assessments will be based on future premium amounts.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

13.  ACQUISITION OF SHC

     On January 16, 1996, ESIF and its subsidiaries purchased all of the outstanding capital stock of SHC. The purchase price consisted of $26.0 million paid in cash from the Company, $11.5 million in cash distributed by Summit and $44.0 million in assumption of debt by SHC (see Note 14). SHC is a third party administrator which provides insurance related services (including marketing, policy issuance and servicing, claims processing and administration, loss control, brokerage, audits, financial and data processing services and risk management services) to ESIF, four other self-insurance funds and a property and casualty insurance company. The acquisition was accounted for using the purchase method, and the results of operations of SHC are included in the consolidated statement of operations from the date of acquisition.

     The following unaudited proforma information for the nine months ended December 31, 1995 presents the consolidated results of operations of ESIF and SHC as if the acquisition had been effective at April 1, 1995 after giving effect to adjustments to reflect the acquisition. This information is intended for informational purposes only and may not be indicative of ESIF's future results of operations (in thousands):

Total revenues..............................................  $130,758
Income before income tax expense............................    11,442
Net income..................................................     7,595

     To comply with requirements of the Florida DOI, SHC's chairman has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF which may result from the acquisition of SHC. Such indemnification will expire on the earlier of January 11, 2001 or on the date upon which the bank debt, incurred in the acquisition, is retired.

14.  NOTES PAYABLE

     In connection with the purchase of SHC by ESIF, SHC utilized a bank term loan with rates based on LIBOR plus 3%. The balance as of December 31, 1996 for SHC was $33.0 million. Also, a revolving bank credit facility with rates approximating the prime rate was entered into as part of the agreement. As of December 31, 1996, there was no balance outstanding for SHC for this agreement. Interest expense incurred as of December 31, 1996 was $2.6 million.

     Prior to December 31, 1996, the term loan and revolving credit facility agreements were amended.

     Maturities for the combined term loan and revolving credit facility (as amended) are as follows:

                                                                       REDUCTION IN THE
                                                         TERM         AVAILABILITY OF THE
                                                         LOAN      REVOLVING CREDIT FACILITY
                                                        -------    -------------------------
                                                                   (IN THOUSANDS)
For the Three Months Ending March 31:
  1997................................................  $   325             $   --
For the Years Ending March 31:
  1998................................................    2,300                 --
  1999................................................    3,925                 --
  2000................................................    5,500                 --
  2001................................................    9,500              1,500
  Thereafter..........................................   11,450              3,500
                                                        -------            -------
                                                        $33,000             $5,000
                                                        =======            =======

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     As collateral for the debt, SHC pledged the issued and outstanding stock of SCI and three other wholly owned subsidiaries, Bridgefield Casualty Insurance Company, Meritec Solutions, Inc. and Carolina Summit Healthcare, Inc. The credit agreement contains certain covenants which require that certain financial ratios and/or levels be maintained by SHC and its insurance subsidiary, Bridgefield Casualty. Among these covenants are the following: operating leverage, fixed charge coverage ratio, minimum stockholder equity and risk based capital for the insurance subsidiary.

15.  EMPLOYEE BENEFIT PLANS

     ESIF's subsidiary, SHC, has a deferred savings and profit-sharing plan (the "401(k)") covering substantially all employees. Under the 401(k), SHC makes contributions equal to 75% of the participant's contributions, not to exceed 6% of the participant's annual compensation. SHC's contributions to the 401(k) totaled approximately $0.3 million for the period April 1, 1996 to December 31, 1996.

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by ESIF in estimating its fair value disclosures for financial instruments:

     - Cash and cash equivalents, short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate fair values.

     - Investment securities: Fair values for debt security investments are based on quoted market prices.

     - Premiums and accounts receivable: The carrying amounts of ESIF's receivables approximate fair values.

     - Notes payable: ESIF's subsidiary has $33.0 million of notes payable at December 31, 1996 that approximates its fair value.

     ESIF's fair value of reinsurance recoverable approximates its carrying value for December 31, 1995 and 1996, respectively, as summarized below:

                                                DECEMBER 31, 1995       DECEMBER 31, 1996
                                              ----------------------   -------------------
                                              CARRYING      FAIR       CARRYING     FAIR
                                               AMOUNT       VALUE       AMOUNT     VALUE
                                              --------   -----------   --------   --------
                                                             (IN THOUSANDS)
Reinsurance recoverable.....................  $112,734    $112,734     $107,058   $107,058

17.  DISCONTINUED OPERATIONS

     Effective July 31, 1996, ESIF decided to discontinue its computer software development. This business was acquired in the January 1996 acquisition of SHC. As of December 31, 1996 all assets have been disposed and ESIF has recognized an after tax loss of approximately $1.2 million on the disposition of this operation (including estimated operating losses to the disposition date).

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The operating results of the computer software development operations for the nine month period ended December 31, 1996 were as follows (in thousands):

Revenue.....................................................  $   660
Expenses....................................................    2,013
                                                              -------
Loss before income taxes....................................   (1,353)
Income tax (benefit)........................................     (460)
                                                              -------
Net loss....................................................  $  (893)
                                                              =======

18.  DISPOSITION

     Effective July 31, 1996, ESIF decided to terminate its efforts to develop a healthcare subsidiary in North Carolina. This start up effort was initiated by SHC prior to the acquisition of SHC by ESIF. The disposition of this subsidiary by a sale of its stock is expected to be completed during the first quarter of 1997. The consolidated financial statements include the operating results and assets and liabilities of this subsidiary.

     The operating results for the healthcare subsidiary for the nine month period ending December 31, 1996 were as follows (in thousands):

Revenue.....................................................  $ 114
Expenses....................................................    701
                                                              -----
Loss before income taxes....................................   (587)
Income tax (benefit)........................................   (200)
                                                              -----
Net loss....................................................  $(387)
                                                              =====

19.  SEGMENT INFORMATION

     The operations of ESIF, prior to the January 1996 acquisition of SHC, were solely in the workers' compensation insurance industry segment. Subsequent to the acquisition of SHC, ESIF also operates in the insurance administration segment. Financial information by industry segment for revenues, income before income taxes, and identifiable assets are summarized as follows:

                                                      WORKERS'
                                                    COMPENSATION     INSURANCE      INTERCOMPANY
                                          TOTAL      INSURANCE     ADMINISTRATION   ELIMINATION
                                         --------   ------------   --------------   ------------
                                                             (IN THOUSANDS)
Nine Months Ended December 31, 1995:
  Revenues.............................  $103,086     $103,086             --               --
  Income before income taxes...........  $  7,495     $  7,495             --               --
  Identifiable assets..................  $437,932     $437,932             --               --
Nine Months Ended December 31, 1996:
  Revenues.............................  $110,811     $ 83,245        $43,517         $(15,951)
  Income from continuing operations
     before income taxes...............  $  8,290     $  9,023        $  (733)              --
  Identifiable assets..................  $472,388     $472,388             --               --

     Depreciation expense and capital expenditures are not considered material.

     The preceding financial information does not include the computer software operations which are presented as discontinued operations in the accompanying financial statements.

                          EMPLOYERS SELF INSURERS FUND
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

20.  EXTRAORDINARY CHARGE

     During the nine months ended December 31, 1996 ESIF incurred $1.3 million of expenses directly related to its conversion from a group self-insurance fund to a stock insurance company. These expenses are principally professional service fees paid to attorneys, investment advisors, and accountants related to obtaining regulatory approval for the conversion, advising the Board of Trustees as to the fairness of the transaction and auditing ESIF's GAAP basis financial statements. These costs, net of income tax benefits of $0.5 million, are presented as an extraordinary charge on ESIF's Statement of Operations for the nine months ended December 31, 1996.

21.  RELATED PARTY TRANSACTIONS

     As more fully described in Note 5, ESIF has entered into office premises lease agreements with certain Trustees of ESIF.

     As more fully described in Note 6, ESIF has entered into reinsurance agreements with an insurance company in which a Trustee of ESIF has an ownership interest.

     As more fully described in Note 13, to comply with requirements of the Florida DOI, SHC's president and chief executive officer has personally indemnified ESIF up to a maximum of $5.0 million for certain loss, injury, or damage to ESIF, if any, which may result from the acquisition of SHC.

     Entities in which SHC's president and chief executive officer held ownership interests have provided certain transportation related services to SHC. Fees paid by SHC to these entities aggregated approximately $0.4 million and $0.02 million for the nine months ended December 31, 1995 and 1996, respectively.

     SHC's president and chief executive officer is also a member of the Board of Directors of Florida Retail Federation (the "Association") which is the sponsoring trade association for Florida Retail Federation Self Insurers Fund ("FRF"), one of the group self-insurance funds administered by SHC. The Association, as the fund sponsor, is entitled to a fee equal to 1% of FRF's premiums earned in each year, and SHC is obligated to pay such fee out of the administrative fee it receives from FRF. During the nine months ended December 31, 1995 and 1996, SHC paid approximately $0.7 million and $0.6 million, respectively, to the Association for such fees. During the nine months ended December 31, 1995 and 1996, FRF paid SHC fees for administrative services of approximately $21.1 million and $19.0 million, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Summit Holding Corporation

     We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 of Summit Holding Corporation and its subsidiaries. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Summit Holding Corporation for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
February 9, 1996
except for Note 9,
as to which the date is
March 31, 1997

                           SUMMIT HOLDING CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1993           1994           1995
                                                      -----------    -----------    -----------
                                                                     (RESTATED)     (RESTATED)
Revenues:
  Gross service fees (including $25,336,689,
     $26,829,023 and $24,867,269 for the years ended
     December 31, 1993, 1994 and 1995, respectively,
     from Employers Self Insurers Fund).............  $70,813,669    $73,832,809    $64,089,709
  Direct expenses...................................   32,956,912     29,655,931     25,413,989
                                                      -----------    -----------    -----------
     Net service fees...............................   37,856,757     44,176,878     38,675,720
  Software consulting and maintenance fees..........           --             --        899,629
  Investment and other income.......................      631,924        934,178      1,275,712
                                                      -----------    -----------    -----------
                                                       38,488,681     45,111,056     40,851,061
Expenses:
  Compensation and other employee benefits..........   14,503,311     15,425,560     16,616,339
  Other operating expenses..........................    7,707,071      8,217,870      8,203,572
  Depreciation and amortization.....................    4,890,675      4,872,134      5,112,228
  Interest expense..................................    1,609,720         57,563         41,943
                                                      -----------    -----------    -----------
                                                       28,710,777     28,573,127     29,974,082
                                                      -----------    -----------    -----------
Income before income taxes..........................    9,777,904     16,537,929     10,876,979
Income taxes........................................    3,838,933      6,305,996      4,019,521
                                                      -----------    -----------    -----------
          Net income................................  $ 5,938,971    $10,231,933    $ 6,857,458
                                                      ===========    ===========    ===========

                            See accompanying notes.

                           SUMMIT HOLDING CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               PREFERRED STOCK            COMMON STOCK
                            ----------------------   ----------------------    RETAINED
                             SHARES       AMOUNT      SHARES       AMOUNT      EARNINGS        TOTAL
                            ---------   ----------   ---------   ----------   -----------   -----------
Balance, December 31,
  1992....................  1,000,000   $3,000,000   1,000,000   $1,000,000   $ 3,376,603   $ 7,376,603
  Dividends payable to
     preferred
     stockholders.........         --           --          --           --    (1,200,000)   (1,200,000)
  Net income..............         --           --          --           --     5,938,971     5,938,971
                            ---------   ----------   ---------   ----------   -----------   -----------
Balance, December 31,
  1993....................  1,000,000    3,000,000   1,000,000    1,000,000     8,115,574    12,115,574
  Dividends payable to
     preferred
     stockholders.........         --           --          --           --      (600,000)     (600,000)
  Net income..............         --           --          --           --    10,231,933    10,231,933
                            ---------   ----------   ---------   ----------   -----------   -----------
Balance, December 31, 1994
  (Restated)..............  1,000,000    3,000,000   1,000,000    1,000,000    17,747,507    21,747,507
  Dividends payable to
     preferred
     stockholders.........         --           --          --           --      (500,000)     (500,000)
  Net income..............         --           --          --           --     6,857,458     6,857,458
                            ---------   ----------   ---------   ----------   -----------   -----------
Balance, December 31, 1995
  (Restated)..............  1,000,000   $3,000,000   1,000,000   $1,000,000   $24,104,965   $28,104,965
                            =========   ==========   =========   ==========   ===========   ===========

                            See accompanying notes.

                           SUMMIT HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1993          1994          1995
                                                          -----------   -----------   -----------
                                                                        (RESTATED)    (RESTATED)
OPERATING ACTIVITIES:
Net income..............................................  $ 5,938,971   $10,231,933   $ 6,857,458
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................    4,890,675     4,872,134     5,112,228
  Loss on sale of equipment.............................           --            --        10,101
  Deferred income taxes.................................      227,489       313,105        13,821
  Decrease (increase) in accounts receivable............     (520,004)      505,264       893,999
  Decrease (increase) in prepaid expenses and other
     current assets.....................................     (817,547)    1,129,772        22,205
  (Increase) decrease in other assets...................      100,927      (376,696)      (93,311)
  (Decrease) increase in accrued expenses and other
     current liabilities................................    1,124,372      (643,533)   (1,005,124)
  Decrease in aggregate reserve.........................     (614,228)   (3,769,309)   (2,925,568)
  (Decrease) increase in deferred income................    1,660,583       328,263    (1,172,511)
                                                          -----------   -----------   -----------
Net cash provided by operating activities...............   11,991,239    12,590,933     7,713,298
INVESTING ACTIVITIES:
Purchases of held-to-maturity securities and short-term
  investments...........................................       (1,437)   (5,564,135)     (300,000)
Maturities of held-to-maturity securities...............           --            --     2,005,793
Purchases of property and equipment.....................     (965,099)   (1,072,255)   (1,068,297)
Payment for businesses acquired and formed..............           --            --      (918,862)
                                                          -----------   -----------   -----------
Net cash used in investing activities...................     (966,536)   (6,636,390)     (281,366)
FINANCING ACTIVITIES:
Payments on long-term debt..............................   (4,509,845)           --            --
Dividends paid on preferred stock.......................           --    (1,200,000)     (600,000)
                                                          -----------   -----------   -----------
Net cash used in financing activities...................   (4,509,845)   (1,200,000)     (600,000)
                                                          -----------   -----------   -----------
Net increase in cash and cash equivalents...............    6,514,858     4,754,543     6,831,932
Cash and cash equivalents at beginning of year..........       98,972     6,613,830    11,368,373
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 6,613,830   $11,368,373   $18,200,305
                                                          ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest expense......................................  $   109,720   $ 1,558,424   $    41,943
                                                          ===========   ===========   ===========
  Income taxes..........................................  $ 4,171,806   $ 4,918,000   $ 4,760,795
                                                          ===========   ===========   ===========

                            See accompanying notes.

                           SUMMIT HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Summit Holding Corporation ("SHC"), a Florida corporation, is the sole stockholder of Summit Consulting, Inc. ("SCI"). SCI and its subsidiaries are primarily engaged in providing insurance-related administrative services for five self-insurance funds, including marketing, policy issuance and servicing, claims processing and administration, loss control, brokerage, audits, financial and data processing services, and risk management services. Two of these self-insurance funds are located in Florida and account for approximately 84% of gross recurring service fees. The remaining gross service fees are generated by one Kentucky and two Louisiana self-insurance funds.

     During 1995, SHC formed an insurance company that began issuing workers' compensation policies January 1, 1996, and is in the process of establishing a North Carolina-based health maintenance organization. Effective July 20, 1995, SHC acquired substantially all of the assets of a software development company (see Note 2).

  Principles of Consolidation

     The consolidated financial statements include the accounts of SHC and its wholly-owned subsidiaries and are collectively referred to herein as SHC. All material intercompany transactions have been eliminated in consolidation.

  Revenue Recognition

     SHC receives as its service fee a specified percentage of premium for the administration of self-insurance funds. This service fee revenue is recognized in proportion to the recognition of earned premiums by the self-insurance funds. SHC is contractually obligated to pay for certain services which are considered direct expenses and principally include agents' commissions, reinsurance premium costs, association fees, and administrative taxes. Software consulting fees are recognized as the services are rendered and invoiced. Maintenance fees are recognized ratably over the period of the maintenance service contracts which are generally for a one year duration.

     During 1994, SHC received $3.3 million in revenues from one of the Louisiana self-insurance funds related to SHC's payment of reinsurance premiums on behalf of the fund prior to 1990.

  Cash Equivalents

     SHC considers all highly liquid investments having a maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (three to ten years), or the lease period for leasehold improvements.

     Depreciation expense in 1993, 1994 and 1995 was $723,994, $730,454 and $830,408, respectively.

  Income Taxes

     SHC files consolidated returns. Deferred income taxes provided in the financial statements relate principally to expenses charged to income for financial reporting purposes in one period and deducted for income tax purposes in other periods.

                           SUMMIT HOLDING CORPORATION

  Intangibles

     Intangible assets are stated at cost less accumulated amortization and include purchased software, customer accounts and contracts, noncompete agreements, deferred financing costs, and the excess of the purchase price over the fair value of identifiable net assets acquired (goodwill). Purchased software, customer accounts and contracts, and noncompete agreements are being amortized on a straight-line basis over the estimated useful lives and contract period which range from three to five years. Deferred financing costs relate to the incurrence of debt acquisition costs, and were completely amortized in 1995. The excess of cost over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 20 years. SHC evaluates the recoverability of intangible assets through a comparison of forecasted operating income to the remaining asset balances.

     Amortization expense in 1993, 1994 and 1995 was $4,166,681, $4,141,680 and
$4,281,820, respectively.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Adoption for Statement No. 121 is required for all fiscal years beginning after December 15, 1995. SHC does not anticipate that the adoption of Statement No. 121 will have a material impact on its financial results.

  Aggregate Reserve

     Under the terms of SHC's service agreements with the self-insurance funds, SHC is responsible for procuring certain reinsurance coverage for the funds through independent reinsurers. SHC is required to pay the reinsurance premiums out of its service fees, and premiums are calculated and paid to the reinsurers on the basis of the self-insurance funds' earned premiums. The cost of the reinsurance is recognized as a direct expense by SHC. Under the terms of a reinsurance agreement for the Florida Retail Federation Self Insurers Fund ("FRF"), SHC is required to pay a certain premium each year, but then may have to pay an additional premium or may receive a return of premium, if the fund's losses vary from the loss ratios specified in the reinsurance agreement. SHC has established an aggregate reserve for this liability and accounts for the reserve annually utilizing the latest actuarial loss ratios for the fund. As of December 31, 1993, 1994 and 1995, the aggregate reserve decreased by approximately ($289,000), ($2,675,000) and ($1,990,000), respectively. The decreases in 1994 and 1995 are due primarily to return of premium.

  Deferred Income

     SHC defers a portion of its fees from Employers Self Insurers Fund ("ESIF") to cover future claims servicing costs pertaining to claims incurred in the year for which SHC received its fee, and for certain other services which SHC is contractually required to provide subsequent to the funds' year end.

  Major Customers

     Significant portions of SHC's gross service fees are derived from three major customers, ESIF, Florida Retail Federation Self Insurers Fund ("FRFSIF") and Louisiana Employers Safety Association Self Insurers Fund ("LESASIF"). Gross service fees for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                     1993          1994          1995
                                                  -----------   -----------   -----------
ESIF............................................  $25,336,689   $26,829,023   $24,867,269
FRFSIF..........................................   32,195,587    31,103,771    28,990,003
LESASIF.........................................    8,708,425    11,305,177     6,034,794

                           SUMMIT HOLDING CORPORATION

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. BUSINESS ACQUISITION

     Effective August 4, 1995, SHC acquired substantially all of the assets and assumed certain liabilities of a software development company having a total value of approximately $1,166,000. SHC has accounted for the acquisition as a purchase. The effects of the tangible assets acquired and the liabilities assumed have been excluded from the 1995 statement of cash flows. Pro forma results of operations as if the acquisition had occurred on January 1, 1994, were not materially different from the results of operations as presented.

3. LEASES

     SHC and its subsidiaries lease office premises and automobiles under noncancelable operating leases which expire at various dates through the year 2000. These leases generally contain renewal options and escalation clauses based on increases in lessors' operating expenses and other charges. SHC anticipates that most leases will be renewed or replaced upon expiration. Future minimum annual payments at December 31, 1995 for all noncancelable leases are:

Years ending December 31:
  1996......................................................  $1,468,391
  1997......................................................   1,328,374
  1998......................................................   1,276,504
  1999......................................................   1,174,774
  2000......................................................     395,467
                                                              ----------
          Total minimum future lease payments...............   5,643,510
          Income from subleases.............................    (132,010)
                                                              ----------
          Net minimum future lease payments.................  $5,511,500
                                                              ==========

     Rental expense in 1993, 1994 and 1995 for operating leases totaled $1,429,258, $1,496,790 and $1,693,284, respectively. Sublease income for 1993,
1994 and 1995 totaled approximately $108,000, $71,000 and $31,000, respectively.

                           SUMMIT HOLDING CORPORATION

4. INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 1993, 1994 and 1995 is comprised of the following:

                                                1993            1994            1995
                                             ----------      ----------      ----------
Current:
  Federal..................................  $3,083,595      $5,124,170      $3,465,492
  State....................................     527,849         868,721         540,208
                                             ----------      ----------      ----------
          Total current....................   3,611,444       5,992,891       4,005,700
Deferred:
  Federal..................................     193,388         267,712          11,957
  State....................................      34,101          45,393           1,864
                                             ----------      ----------      ----------
          Total deferred...................     227,489         313,105          13,821
                                             ----------      ----------      ----------
                                             $3,838,933      $6,305,996      $4,019,521
                                             ==========      ==========      ==========

     SHC's taxes are calculated according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided for temporary differences between income before taxes reported in the financial statements and taxable income. Deferred taxes arise principally from temporary differences between financial reporting and income tax reporting of depreciation, aggregate reserves, deferred income and certain start-up costs.

     A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate follows:

                                                        1993         1994         1995
                                                     ----------   ----------   ----------
Income tax expense at federal statutory rate
  (34%)............................................  $3,324,489   $5,674,592   $3,703,942
State income taxes, net of federal benefit.........     370,887      603,315      357,768
Nondeductible goodwill amortization................     128,922      124,044      127,666
Interest exempt from taxation......................          --     (129,414)    (248,508)
Other items, net...................................      14,635       33,459       78,653
                                                     ----------   ----------   ----------
                                                     $3,838,933   $6,305,996   $4,019,521
                                                     ==========   ==========   ==========

5. EMPLOYEE BENEFIT PLAN

     SHC has a deferred savings and profit-sharing plan (401(k)) covering substantially all employees. Under the plan, SHC makes contributions equal to 75% of the participant's contributions, not to exceed 6% of the participant's annual compensation. SHC's contributions to the plan totaled $251,395, $318,955 and $350,410 in 1993, 1994 and 1995, respectively.

6. PREFERRED STOCK

     At December 31, 1993, 1994 and 1995, 1,000,000 shares of Series A preferred stock were outstanding. Each share of Series A preferred stock is entitled to cumulative cash dividends of $0.60 per year. The dividends are not payable until declared by the Board of Directors. During October 1993, the Board of Directors declared a dividend of $1.20 per share (through February 28, 1994) to stockholders of record as of December 31, 1993, payable January 15, 1994. During December 1994, the Board of Directors declared a dividend of $0.60 per share (through February 28, 1995) to stockholders of record as of December 31, 1994, payable January 20, 1995. During December 1995, the Board of Directors declared a dividend of $0.50 per share (for the period March 1 through December 31, 1995) to stockholders of record as of December 31,

                           SUMMIT HOLDING CORPORATION

1995, payable January 12, 1996. The Series A preferred stock has a guaranteed value of $3.00 per share. The shares have a preference in liquidation. The Series A preferred stock has no voting rights or rights of conversion to any other class of stock of SHC.

7. STOCK OPTION PLAN

     In 1992, the Board of Directors approved the 1992 Stock Incentive Plan (the "Plan"), which provided for the granting of 225,000 options to directors, officers and key employees. Options to purchase SHC's common stock are exercisable at a price of $1 per share. Options granted under the Plan generally vest over a period of five years subject to certain acceleration provisions and expire not later than 10 years after grant. As of December 31, 1995, 205,000 of the 225,000 options which have been granted were vested, none of which had been exercised.

8. SUBSEQUENT EVENT

     Effective January 16, 1996, Employers Self Insurers Fund purchased all of the outstanding stock of SHC. In connection with this transaction, stock options that were not previously vested became vested.

9. PREMIUM RETURN ADJUSTMENT

     In previously issued financial statements, SHC failed to consider the return of premium provisions for years 1994 and 1995 related to the reinsurance arrangement discussed in the "Aggregate Reserve" section of footnote 1. The financial statements for 1994 and 1995 have been restated to properly reflect the return of premium provision. The effects of these adjustments are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1994          1995
                                                              -----------   ----------
Net income, as previously reported..........................  $ 8,883,369   $5,571,389
Adjustment to reflect return of premiums, net of tax
  effects...................................................    1,348,564    1,286,069
                                                              -----------   ----------
Net income, as adjusted.....................................  $10,231,933   $6,857,458
                                                              ===========   ==========

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

Board of Trustees
Employers Self Insurers Fund

     We have audited the consolidated financial statements of Employers Self Insurers Fund and its subsidiaries as of March 31, 1996 and for the year then ended and as of September 30, 1996 and for the six months then ended and have issued our reports thereon dated July 31, 1996 and November 21, 1996 (included elsewhere in this Registration Statement). Our audits also included the consolidated financial statement schedules included in the Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Jacksonville, Florida
November 21, 1996

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

Board of Trustees
Employers Self Insurers Fund

     We have audited the consolidated financial statements of Employers Self Insurers Fund and its subsidiaries as of March 31, 1995 and for the years ended March 31, 1995 and 1994 and have issued our report thereon dated July 26, 1996 (included elsewhere in this Registration Statement). Our audits also included the consolidated financial statement schedules included in the Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Brinton & Mendez
                                          Certified Public Accountants

Lakeland, Florida
July 26, 1996

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                      SCHEDULE I -- SUMMARY OF INVESTMENTS

                                                                                      AMOUNT AT
                                                                                     WHICH SHOWN
                                                                                       IN THE
                     TYPE OF INVESTMENT                         COST      MARKET    BALANCE SHEET
                          COLUMN A                            COLUMN B   COLUMN C     COLUMN D
                     ------------------                       --------   --------   -------------
                                                                        (IN THOUSANDS)
                                         MARCH 31, 1996
Securities available for sale:
  Fixed maturities:
     U.S. Government
       Non-mortgage backed..................................  $ 57,656   $ 57,233     $ 57,233
       Mortgaged backed.....................................    14,320     14,400       14,400
     States, municipalities and political subdivisions......    68,697     69,360       69,360
     Corporate obligations..................................    37,258     37,824       37,824
                                                              --------   --------     --------
          Total fixed maturities............................   177,931    178,817      178,817
  Equity securities:
     Common stocks:
       Public utilities.....................................       141        153          153
       Banks, trusts and insurance companies................       579        607          607
       Industrial and miscellaneous.........................     8,855     10,334       10,334
                                                              --------   --------     --------
          Total common stocks...............................     9,575     11,094       11,094
     Non redeemable preferred stock.........................     3,167      3,156        3,156
                                                              --------   --------     --------
          Total equity securities...........................    12,742     14,250       14,250
Short-term investments......................................    19,770     19,770       19,770
                                                              --------   --------     --------
          Total investments.................................  $210,443   $212,837     $212,837
                                                              ========   ========     ========

                                       SEPTEMBER 30, 1996
Securities available for sale:
  Fixed maturities:
     U.S. Government:
       Non-mortgage backed..................................  $ 49,286   $ 48,625     $ 48,625
       Mortgage backed......................................    13,603     13,541       13,541
     States, municipalities and political subdivisions......    67,799     68,348       68,348
     Corporate obligations..................................    42,875     42,906       42,906
                                                              --------   --------     --------
          Total fixed maturities............................   173,563    173,420      173,420
  Equity securities:
     Common stocks:
       Public utilities.....................................     1,786      2,312        2,312
       Banks, trusts and insurance companies................       579        650          650
       Industrial and miscellaneous.........................     8,298      9,336        9,336
                                                              --------   --------     --------
          Total common stocks...............................    10,665     12,298       12,298
     Non redeemable preferred stock.........................     3,759      3,757        3,787
                                                              --------   --------     --------
          Total equity securities...........................    14,422     16,085       16,085
Short-term investments......................................    16,713     16,713       16,713
                                                              --------   --------     --------
          Total investments.................................  $204,698   $206,218     $206,218
                                                              ========   ========     ========

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                      SCHEDULE I -- SUMMARY OF INVESTMENTS

                                                                       DECEMBER 31, 1996
                                                              -----------------------------------
                                                                                      AMOUNT AT
                                                                                     WHICH SHOWN
                                                                                       IN THE
                     TYPE OF INVESTMENT                         COST      MARKET    BALANCE SHEET
                          COLUMN A                            COLUMN B   COLUMN C     COLUMN D
                     ------------------                       --------   --------   -------------
                                                                        (IN THOUSANDS)
                                                                          (UNAUDITED)
Securities available for sale:
  Fixed maturities:
     U.S. Government
       Non-mortgage backed..................................  $ 50,423   $ 50,263     $ 50,263
       Mortgaged backed.....................................    10,902     11,004       11,004
     States, municipalities and political subdivisions......    82,937     83,803       83,803
     Corporate obligations..................................    38,973     39,612       39,612
                                                              --------   --------     --------
          Total fixed maturities............................  $183,235   $184,682     $184,682
Equity securities:
  Common stocks:
     Public utilities.......................................       402        430          430
     Banks, trusts and insurance companies..................     1,255      1,771        1,771
     Industrial and miscellaneous...........................     9,963     11,899       11,899
                                                              --------   --------     --------
          Total common stocks...............................    11,620     14,100       14,100
     Non-redeemable preferred stock.........................     4,452      4,568        4,568
                                                              --------   --------     --------
          Total equity securities...........................    16,072     18,668       18,668
Short-term investments......................................    14,536     14,536       14,536
                                                              --------   --------     --------
          Total investments.................................  $213,843   $217,886     $217,886
                                                              ========   ========     ========

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

                           SCHEDULE IV -- REINSURANCE
                             (DOLLARS IN THOUSANDS)

                                                                   ASSUMED                 % OF
                                                      CEDED TO      FROM                  AMOUNT
                                                        OTHER       OTHER                ASSUMED
               DESCRIPTION                  DIRECT    COMPANIES   COMPANIES     NET       TO NET
                COLUMN A                   COLUMN B   COLUMN C    COLUMN D    COLUMN E   COLUMN F
               -----------                 --------   ---------   ---------   --------   --------
Year Ended March 31, 1994
  Premiums -- Workers' Compensation......  $155,559    $7,118        $0       $148,441      0%

Year Ended March 31, 1995
  Premiums -- Workers' Compensation......   135,033     6,544         0        128,489      0%

Year Ended March 31, 1996
  Premiums -- Workers' Compensation......   119,028     4,135         0        114,893      0%

Six Months Ended September 30, 1995
  Premiums -- Workers' Compensation......    66,351     3,207         0         63,145      0%

Six Months Ended September 30, 1996
  Premiums -- Workers' Compensation......    52,402     3,373         0         49,029      0%

Nine Months Ended December 31, 1995
  (unaudited)
  Premiums -- Workers' Compensation......    94,493     4,780         0         89,713      0%

Nine Months Ended December 31, 1996
  (unaudited)
  Premiums -- Workers' Compensation......    79,201     4,692         0         74,509      0%

                 EMPLOYERS SELF INSURERS FUND AND SUBSIDIARIES

    SCHEDULE VI -- SUPPLEMENTAL INFORMATION CONCERNING INSURANCE OPERATIONS

                                                        RESERVES
                                                       FOR UNPAID
                                          DEFERRED     CLAIMS AND
                                           POLICY        CLAIM      DISCOUNT                              NET
                                         ACQUISITION   SETTLEMENT   DEDUCTED   UNEARNED   NET EARNED   INVESTMENT
                             SEGMENT        COSTS       EXPENSES    IN COL C   PREMIUMS    PREMIUMS      INCOME
       YEAR ENDED           COLUMN A      COLUMN B      COLUMN C    COLUMN D   COLUMN E    COLUMN F     COLUMN G
       ----------           --------     -----------   ----------   --------   --------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
March 31, 1994..........  Workers'           $0         $392,784     $4,730    $     0      $148,441    $10,510
                           Compensation
                            Insurance
March 31, 1995..........  Workers'            0          367,391      4,875          0       128,489     12,205
                           Compensation
                            Insurance
March 31, 1996..........  Workers'            0          387,632      4,668          0       114,893     13,209
                           Compensation
                            Insurance

SIX MONTHS ENDED
------------------------
September 30, 1995......  Workers'           $0         $364,210     $4,775    $51,208      $ 63,145    $ 7,598
                           Compensation
                            Insurance
September 30, 1996......  Workers'            0          367,971      4,235     46,000        49,029      6,363
                           Compensation
                            Insurance

NINE MONTHS ENDED
------------------------
December 31, 1995
 (Unaudited)............  Workers'            0         $372,786     $4,618    $25,437      $ 89,713    $10,522
                           Compensation
                            Insurance
December 31, 1996
  (Unaudited)...........  Workers'            0          376,923      4,235     23,506        74,509      9,606
                           Compensation
                            Insurance

                            CLAIMS & CLAIMS
                          SETTLEMENT EXPENSES    AMORTIZATION    NET PAID
                          INCURRED RELATED TO    OF DEFERRED     CLAIMS &
                          --------------------      POLICY        CLAIMS       NET
                                       PRIOR     ACQUISITION    SETTLEMENT   PREMIUMS
                           CURRENT     YEARS        COSTS        EXPENSES    WRITTEN
       YEAR ENDED           YEAR      COLUMN H     COLUMN I      COLUMN J    COLUMN K
       ----------         ---------   --------   ------------   ----------   --------
March 31, 1994..........   $118,889    $10,478     $10,664       $96,753     $156,086
March 31, 1995..........     94,520     25,404      10,078        88,264      144,427
March 31, 1996..........     84,058     10,786       9,707        77,436      121,296

SIX MONTHS ENDED
------------------------
September 30, 1995......   $ 42,198    $   167     $ 4,236       $44,953     $117,823
September 30, 1996......     35,663     (3,528)      4,839        38,008      103,178

NINE MONTHS ENDED
------------------------
December 31, 1995
 (Unaudited)............   $ 61,955    $ 5,088     $ 6,350       $64,212     $114,125

December 31, 1996
  (Unaudited)...........     57,289     (7,053)      7,250        59,060      108,309

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    8
The Company..........................   17
Market for Stock.....................   18
Dividend Policy......................   18
Use of Proceeds......................   20
Capitalization.......................   20
Selected Financial Data..............   21
Pro Forma Financial Data.............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   31
Business.............................   48
Management of the Company............   62
Certain Transactions.................   69
Principal Shareholders...............   70
The Conversion.......................   71
Description of Capital Stock.........   75
Shares Eligible for Future Sale......   78
Underwriting.........................   79
Legal Matters........................   80
Experts..............................   80
Change in Accountants................   80
Additional Information...............   81
Index to Financial Statements........  F-1

                            ------------------------

  UNTIL JUNE 15, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                                4,061,013 SHARES

                                      LOGO

                                 SUMMIT HOLDING
                                SOUTHEAST, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                          ABN AMRO CHICAGO CORPORATION

                                  MAY 21, 1997

             ======================================================